Execution Copy

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 24, 2015

among

WESCO DISTRIBUTION, INC.,
the other U.S. Borrowers party hereto,

WESCO DISTRIBUTION CANADA LP,
the other Canadian Borrowers party hereto,

the Other Loan Parties Party Hereto,

the Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, and

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Administrative Agent
___________________________

J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
PNC BANK, NATIONAL ASSOCIATION,
US BANK, NATIONAL ASSOCIATION, and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Joint Bookrunners and Joint Lead Arrangers

___________________________

BANK OF AMERICA, N.A.,
PNC BANK, NATIONAL ASSOCIATION,
US BANK, NATIONAL ASSOCIATION, and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

ARTICLE I.	DEFINITIONS 1

Section 1.01	Defined Terms 1

Section 1.02	Classification of Loans and Borrowings 50

Section 1.03	Terms Generally 50

Section 1.04	Accounting Terms; GAAP 51

Section 1.05	Currency Matters 51

ARTICLE II.	THE CREDITS 51

Section 2.01	Revolving Commitments 52

Section 2.02	Loans and Borrowings 52

Section 2.03	Requests for Revolving Borrowings 53

Section 2.04	Protective Advances 54

Section 2.05	Swingline Loans and Overadvances 55

Section 2.06	Letters of Credit 58

Section 2.07	Funding of Borrowings 64

Section 2.08	Interest Elections 64

Section 2.09	Termination and Reduction of Commitments; Increase in Revolving Commitments 66

Section 2.10	Repayment and Amortization of Loans; Evidence of Debt 68

Section 2.11	Prepayment of Loans 70

Section 2.12	Fees 70

Section 2.13	Interest 71

Section 2.14	Alternate Rate of Interest 72

Section 2.15	Increased Costs 73

Section 2.16	Break Funding Payments 74

Section 2.17	Withholding of Taxes; Gross-Up 75

Section 2.18	Payments Generally; Allocation of Proceeds; Sharing of Set-offs 78

Section 2.19	Mitigation Obligations; Replacement of Lenders 81

Section 2.20	Defaulting Lenders 81

Section 2.21	Returned Payments 83

Section 2.22	Banking Services and Swap Agreements 83

Section 2.23	Excess Resulting From Exchange Rate Change 84

ARTICLE III.	REPRESENTATIONS AND WARRANTIES 85

Section 3.01	Organization; Powers 85

Section 3.02	Authorization; Enforceability 85

Section 3.03	Governmental Approvals; No Conflicts 85

Section 3.04	Financial Condition; No Material Adverse Effect 86

Section 3.05	Properties 86

Section 3.06	Litigation and Environmental Matters 86

Section 3.07	Compliance with Laws and Agreements 87

Section 3.08	Investment Company Status 87

Section 3.09	Taxes 87

Section 3.10	ERISA; Canadian Pension Plans 87

Section 3.11	Disclosure 88

Section 3.12	[Reserved] 88

Section 3.13	Solvency 88

Section 3.14	Insurance 89

Section 3.15	Capitalization and Subsidiaries 89

Section 3.16	Security Interest in Collateral 89

Section 3.17	Employment Matters 90

Section 3.18	Common Enterprise 90

Section 3.19	Ranking; Other Indebtedness 90

Section 3.20	Anti-Corruption Laws and Sanctions 90

ARTICLE IV.	CONDITIONS 91

Section 4.01	Second Restatement Date 91

Section 4.02	Each Credit Event 94

ARTICLE V.	AFFIRMATIVE COVENANTS 94

Section 5.01	Financial Statements; Canadian Borrowing Base; U.S. Borrowing Base and Other Information 94

Section 5.02	Notices of Material Events 98

Section 5.03	Existence; Conduct of Business 99

Section 5.04	Payment of Obligations 99

Section 5.05	Maintenance of Properties 99

Section 5.06	Books and Records; Inspection Rights 99

Section 5.07	Compliance with Laws 100

Section 5.08	Use of Proceeds 100

Section 5.09	Insurance 101

Section 5.10	Casualty and Condemnation 101

Section 5.11	Appraisals; Field Examinations 101

Section 5.12	Depository Banks; Control Agreements 102

Section 5.13	Additional Collateral; Further Assurances 103

Section 5.14	Covenants Regarding Accounts 105

Section 5.15	Obligations under Term Loan Documents 106

ARTICLE VI.	NEGATIVE COVENANTS 106

Section 6.01	Indebtedness 106

Section 6.02	Liens 110

Section 6.03	Fundamental Changes 112

Section 6.04	Investments, Loans, Advances, Guarantees and Acquisitions 115

Section 6.05	Asset Sales 117

Section 6.06	Sale and Leaseback Transactions 119

Section 6.07	Swap Agreements 119

Section 6.08	Restricted Payments; Certain Payments of Indebtedness 119

Section 6.09	Transactions with Affiliates 122

Section 6.10	Restrictive Agreements 123

Section 6.11	Amendment of Material Documents 123

Section 6.12	Fixed Charge Coverage Ratio 124

Section 6.13	Designation of Subsidiaries 124

Section 6.14	Canadian Defined Benefit Plans 125

ARTICLE VII.	EVENTS OF DEFAULT 125

ARTICLE VIII.	THE ADMINISTRATIVE AGENT AND CANADIAN ADMINISTRATIVE AGENT 128

ARTICLE IX.	MISCELLANEOUS 133

Section 9.01	Notices 133

Section 9.02	Waivers; Amendments 135

Section 9.03	Expenses; Indemnity; Damage Waiver 137

Section 9.04	Successors and Assigns 139

Section 9.05	Survival 142

Section 9.06	Counterparts; Integration; Effectiveness 143

Section 9.07	Severability 143

Section 9.08	Right of Setoff 143

Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process 144

Section 9.10	WAIVER OF JURY TRIAL 144

Section 9.11	Headings 145

Section 9.12	Confidentiality 145

Section 9.13	Several Obligations; Nonreliance; Violation of Law 146

Section 9.14	USA PATRIOT Act 146

Section 9.15	Disclosure 146

Section 9.16	Appointment for Perfection 146

Section 9.17	Interest Rate Limitation 146

Section 9.18	Judgment Currency Conversion 146

Section 9.19	Canadian Anti-Money Laundering Legislation 147

Section 9.20	Lender Loss Sharing Agreement 148

Section 9.21	Restatement 149

Section 9.22	ABL-Term Loan Intercreditor Agreement 150

Section 9.23	No Advisory or Fiduciary Responsibility 150

ARTICLE X.	[RESERVED.] 150

ARTICLE XI.	THE BORROWER REPRESENTATIVE 150

Section 11.01	Appointment; Nature of Relationship 150

Section 11.02	Powers 151

Section 11.03	Employment of Agents 151

Section 11.04	Notices 151

Section 11.05	Successor Borrower Representative 151

Section 11.06	Execution of Loan Documents; Borrowing Base Certificate 151

Section 11.07	Reporting 151

ARTICLE XII.	LIMITATIONS ON OBLIGATIONS OF CANADIAN LOAN PARTIES 151

Section 12.01	Limitations 151

SCHEDULES:
Revolving Commitment Schedule

Schedule 1.01 – Mandatory Costs
Schedule 2.06 -- Existing Letters of Credit
Schedule 3.06 -- Disclosed Matters
Schedule 3.10 – Canadian Pension Plans
Schedule 3.15 -- Capitalization and Subsidiaries
Schedule 4.01 -- Second Restatement Date Collateral Access Agreements
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.10 -- Existing Restrictions
EXHIBITS:
Exhibit A --     Form of Assignment and Assumption
Exhibit B --     Form of Borrowing Base Certificate

Exhibit C --	Form of Compliance Certificate
Exhibit D --     Form of Joinder Agreement
Exhibit E --     Form of Pledge and Security Agreement (U.S. Loan Parties)
Exhibit F-1--    Form of Canadian Guarantee
Exhibit F-2--    Form of Canadian Cross-Border Guarantee
Exhibit G-1--    Form of Canadian Pledge and Security Agreement
Exhibit G-2--    Form of Canadian Cross-Border Pledge and Security Agreement
Exhibit H--    Form of Note

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 24, 2015 (as it may be amended or modified from time to time, this “Agreement”), among WESCO DISTRIBUTION, INC., a Delaware corporation, the other U.S. Borrowers party hereto, WESCO DISTRIBUTION CANADA LP, an Ontario limited partnership, the other Canadian Borrowers party hereto, the other Loan Parties party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent.
WHEREAS, the Loan Parties are parties to the Amended and Restated Credit Agreement dated as of December 12, 2012 among WESCO Distribution, Inc., as U.S. Borrower, the other U.S. Borrowers party thereto, WESCO Distribution Canada LP, as Canadian Borrower, the other Loan Parties party thereto, the lenders party thereto (the “Existing Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, as amended by the First Amendment to Amended and Restated Credit Agreement and Consent and Waiver dated as of November 19, 2013 and the Second Amendment to Amended and Restated Credit Agreement dated as of July 17, 2014 (as so amended, the “Existing Credit Agreement”), pursuant to which the Existing Lenders agreed to make certain loans and provide certain other credit accommodations to the borrowers thereunder from time to time; and
WHEREAS, the Loan Parties have requested that the Existing Lenders agree to further amend and restate the Existing Credit Agreement in its entirety to, among other things make certain modifications to the terms and provisions of the Existing Credit Agreement;
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement is amended and restated in its entirety by this Agreement and hereby further agree as follows:
ARTICLE I.

Definitions
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2029 Convertible Debentures” means the 6.0% Convertible Debentures due 2029 issued by Holdings pursuant to the 2029 Convertible Debentures Indenture.
“2029 Convertible Debentures Indenture” means that certain Indenture dated as of August 27, 2009 among Holdings as issuer, WESCO Distribution, Inc. as guarantor and The Bank of New York Mellon, as trustee, including any supplemental indenture executed or delivered in connection therewith, as the same may be amended, modified, waived, or supplemented from time to time.
“ABL Priority Collateral” has the meaning assigned to such term in the ABL-Term Loan Intercreditor Agreement.
“ABL-Term Loan Intercreditor Agreement” means (i) that certain Intercreditor Agreement, dated as of the First Restatement Date, by and among the Administrative Agent, the Canadian Administrative Agent, the Term Loan Agent and WESCO Distribution, Inc., as the same may be amended, supplemented or otherwise modified from time to time, and (ii) any other similar Intercreditor Agreement(s) executed and delivered after the Second Restatement Date by the Administrative Agent, the Canadian Administrative Agent (if applicable), any Term Loan Agent and WESCO Distribution, Inc.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account” has the meaning assigned to such term in the U.S. Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Acquisition” any transaction, or any series of related transactions, consummated on or after the Second Restatement Date, by which any Borrower or Loan Guarantor (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) acquires all or substantially all of the Equity Interests of any other Person.
“Adjusted Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period to (b) Adjusted Fixed Charges for such period, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Adjusted Fixed Charges” means, for purposes of determining whether a particular payment under Section 6.08(b)(vi) or a particular Investment (each a “Subject Transaction”) may be made or consummated pursuant to the terms of this Agreement, with reference to any period, without duplication, cash Interest Expense for such period, plus scheduled principal payments on Indebtedness made during such period (excluding (A) any scheduled payment on Indebtedness to the extent funded with additional Indebtedness permitted under Section 6.01 and (B) principal payments in respect of (i) the Revolving Loans or (ii) Indebtedness owing under the Receivables Securitization Agreements, plus expense for taxes paid in cash for such period, plus Restricted Payments (other than Restricted Payments made by any Loan Party or any Restricted Subsidiary of a Loan Party to any Loan Party or to one or more Intermediate Holding Companies that subsequently distribute the proceeds of such Restricted Payments to one or more Loan Parties) paid in cash during such period, plus Capital Lease Obligation payments and unfinanced Capital Expenditures made in cash during such period (other than any such Capital Lease Obligation payments or Capital Expenditures to the extent that such Capital Lease Obligation payments or Capital Expenditures are made with proceeds from (A) the sale of assets not constituting ABL Priority Collateral and such sale is permitted by this Agreement, (B) sale of Equity Interests permitted by this Agreement, (C) trade-ins of machinery, equipment or motor vehicles or (D) insurance covering any loss or damage to Collateral), plus cash contributions to any Plan or any Canadian Pension Plan for such period to the extent such contributions have not been deducted in the calculation of EBITDA for such period, plus Investments made under Section 6.04(o) during such period (including without limitation, any such Investment made under Section 6.04(o) to be made in respect of the Subject Transaction), all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Affiliate Subordination Agreement” means the Amended and Restated Affiliate Subordination Agreement dated as of the Second Restatement Date among the Loan Parties party thereto and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
“Agents” means, individually and collectively, as the context may require, the Administrative Agent and the Canadian Administrative Agent.
“Aggregate Availability” means, at any time, an amount equal to (a) the lower of (i) the Aggregate Revolving Commitments and (ii) the Aggregate Borrowing Base minus (b) the Aggregate Revolving Exposure (calculated with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Aggregate Availability Trigger Amount” means, at any time, the greater of (i) $48,000,000 and (ii) ten percent (10%) of the lesser at such time of (A) the Aggregate Revolving Commitments and (B) the Aggregate Borrowing Base.
“Aggregate Borrowing Base” means the aggregate amount of the U.S. Borrowing Base and the Canadian Borrowing Base; provided that the maximum amount of the Canadian Borrowing Base which may be included in the Aggregate Borrowing Base is the Canadian Sublimit.
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of the Lenders at such time.
“Aggregate Revolving Commitments” means, at any time, the aggregate Revolving Commitments of the Lenders at such time.
“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of the Lenders at such time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floor set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
“AML Legislation” has the meaning assigned to such term in Section 9.19.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Commitment Fee Rate” means 0.25% per annum.
“Applicable Percentage” means (a) in the case of any Lender, with respect to Revolving Loans, LC Exposure, Swingline Loans, or Overadvances, the percentage of the Aggregate Revolving Commitments equal to such Lender’s Revolving Commitment (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the Aggregate Revolving Exposure at that time), (b) in the case of any U.S. Lender, with respect to U.S. Revolving Loans, U.S. LC Exposure, U.S. Swingline Loans, or U.S. Overadvances, a percentage of the aggregate U.S. Commitments equal to such U.S. Lender’s U.S. Commitment (or, if the U.S. Commitments have terminated or expired, such U.S. Lender’s share of the aggregate U.S. Revolving Exposure at that time) and (c) in the case of any Canadian Lender, with respect to Canadian Revolving Loans, Canadian LC Exposure, Canadian Swingline Loans, or Canadian Overadvances, a percentage of the total Canadian Commitments equal to such Canadian Lender’s Canadian Commitment (or, if the Canadian Commitments have terminated or expired, such Canadian Lender’s share of the aggregate Canadian Revolving Exposure at that time); provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment (or U.S. Commitment or Canadian Commitment, as applicable) shall be disregarded in any of such calculations.
“Applicable Rate” means, for any day, with respect to any Eurodollar Loan, CDOR Rate Loan, ABR Loan, Canadian Prime Rate Loan or LC Disbursement bearing interest at the Overnight LIBO Rate, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread, CDOR Rate Spread and Overnight LIBO Spread” or “ABR Spread and Canadian Prime Rate Spread”, as the case may be, based upon Average Quarterly Availability during the most recently completed fiscal quarter of Holdings; provided that until the fifth Business Day following the Borrowers’ fiscal quarter ending December 31, 2015, the “Applicable Rate” shall be the applicable spreads set forth below for Category 1:

Category	Average Quarterly Availability	Eurodollar Spread, CDOR Rate Spread and Overnight LIBO Spread	ABR Spread and Canadian Prime Rate Spread
Category 1	≥50% of the Aggregate Revolving Commitments	1.25%	0.25%
Category 2	<50% but ≥25% of the Aggregate Revolving Commitments	1.50%	0.50%
Category 3	<25% of the Aggregate Revolving Commitments	1.75%	0.75%

For purposes of the foregoing, the Applicable Rate shall be determined by the Administrative Agent as of the end of each fiscal quarter of Holdings based upon the Borrowing Base Certificates that are delivered from time to time pursuant to Section 5.01(f) during such fiscal quarter, with any changes to the Applicable Rate resulting from changes in the Average Quarterly Availability to be effective on the fifth Business Day after the end of each fiscal quarter; provided that at the request of the Administrative Agent or the Required Lenders, the Applicable Rate shall be the applicable spreads set forth above for Category 3: (A) at any time that any Event of Default has occurred and is continuing (other than an Event of Default arising from the failure to deliver any Borrowing Base Certificate) or (B) if the Borrowers fail to deliver any Borrowing Base Certificate that is required to be delivered pursuant to Section 5.01(f), during the period from the expiration of the time for delivery thereof until five Business Days after such Borrowing Base Certificate is delivered; provided further that, if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Rate would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any such applicable periods and shall be due and payable on demand.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Second Restatement Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitments then in effect minus the Aggregate Revolving Exposure at such time (calculated with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Average Quarterly Availability” means, for any fiscal quarter, the average daily Aggregate Availability for such fiscal quarter. Average Quarterly Availability shall be calculated by the Borrower Representative in a manner acceptable to the Administrative Agent in its Permitted Discretion.
“Average Utilization” means, for any period, the average total daily Revolving Exposure of all Lenders during such period. Average Utilization shall be calculated by the Borrower Representative in a manner acceptable to the Administrative Agent in its Permitted Discretion.
“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) credit cards issued to employees of Holdings and its Subsidiaries for travel, entertainment and similar expenses, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or proposal, or has had a receiver, interim receiver, receiver and manager, monitor, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding, proposal or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” or “Borrowers” means, individually or collectively, the U.S. Borrowers and the Canadian Borrowers.
“Borrower Representative” means WESCO Distribution, Inc., a Delaware corporation, in its capacity as contractual representative of the Borrowers pursuant to Article XI.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or CDOR Rate Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent and the Canadian Administrative Agent in their Permitted Discretion, setting forth the Aggregate Borrowing Base, the Canadian Borrowing Base and the U.S. Borrowing Base.
“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan or any U.S. Letter of Credit denominated in an LC Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the applicable currency in the London interbank market; (b) when used in connection with any Canadian Dollar Loan or Canadian Letter of Credit, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed; (c) in the case of any U.S. Letter of Credit denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day as determined by the Administrative Agent; and (d) when used in connection with any U.S. Letter of Credit denominated in Sterling, the term “Business Day” shall also exclude any day on which commercial banks in London, England are authorized or required by law to remain closed.
“Canadian Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent for the Canadian Lenders hereunder.
“Canadian Availability” means (a) the lesser of (i) the Revolving Commitment, (ii) the Canadian Sublimit and (iii) the sum of (A) the Canadian Borrowing Base plus (B) solely to the extent the total Canadian Revolving Exposure exceeds the Canadian Borrowing Base, the U.S. Availability (if any, to the extent that it is available), minus (b) the total Canadian Revolving Exposure (calculated with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any Canadian employee or former Canadian employee, but excluding any Canadian Pension Plans.
“Canadian Blocked Person” means any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.
“Canadian Borrower” or “Canadian Borrowers” means, individually or collectively as the context may require, (a) WESCO Distribution Canada LP, a limited partnership organized under the laws of Ontario, Canada, WDCC Enterprises Inc., a corporation organized under the laws of Alberta, Canada, EECOL Electric ULC, a limited liability company organized under the laws of Alberta, Canada, Hazmasters Inc., a corporation organized under the laws of Ontario, Canada, and Hazmasters Quebec Inc., a corporation organized under the laws of Canada, (b) any entity resulting from an amalgamation between any Person referred to in the foregoing clause (a) or this clause (b) and any other Person permitted by this Agreement and (c) any Canadian Subsidiary of Holdings that becomes a party to this Agreement as an additional borrower with the consent of the Administrative Agent after the Second Amendment Date pursuant to a Joinder Agreement in accordance with Section 5.13.
“Canadian Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts owing to the Canadian Loan Parties (other than Intermediate Holding Companies) at such time, plus (b) the lesser of (i) 70% of the Canadian Borrowers’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 90% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Canadian Loan Parties’ (other than Intermediate Holding Companies) Eligible Inventory (determined after taking into account adjustments made in such appraisal in the calculation of the Net Orderly Liquidation Value percentage), valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves.
“Canadian Cash Management Bank” means (a) as of the Second Restatement Date, each of Toronto Dominion Bank and Bank of Nova Scotia, in their respective capacities as the depositary banks for the Canadian Loan Parties, and (b) at any time after the Second Restatement Date, any one or more of the Canadian Lenders selected by the Canadian Loan Parties, in consultation with the Canadian Administrative Agent, to become either a successor principal depository bank or an additional depository bank for the Canadian Loan Parties; provided that, unless the Canadian Administrative Agent otherwise consents in writing, no Person shall become the successor “Canadian Cash Management Bank” unless and until such Person shall have entered into a Control Agreement with the Canadian Loan Parties and the Canadian Administrative Agent in form and substance reasonably acceptable to the Canadian Administrative Agent.
“Canadian Collection Account” means the account at JPMorgan Chase Bank, N.A., Toronto Branch, so designated by the Administrative Agent, in a written notice delivered to the Borrower Representative, to be the “Canadian Collection Account”, to which funds on deposit in Deposit Accounts (other than Excluded Accounts) maintained by the Canadian Loan Parties with the Canadian Cash Management Bank and all collections and other payments received in respect of the Accounts of the Canadian Loan Parties by the Canadian Cash Management Bank shall be remitted at all times during a Cash Dominion Period.
“Canadian Commitment” means, with respect to each Canadian Lender, the commitment, if any, of such Canadian Lender to make Canadian Revolving Loans and to acquire participations in Canadian Letters of Credit, Canadian Overadvances and Canadian Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Canadian Lender’s Canadian Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Canadian Lender pursuant to Section 9.04. The initial amount of each Canadian Lender’s Canadian Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such Canadian Lender shall have assumed its Canadian Commitment, as applicable. The Canadian Commitment is a sub-facility of the Revolving Commitment and is not in addition to the Revolving Commitment.
“Canadian Cross-Border Loan Guarantors” means, individually or collectively as the context may require (a) WESCO Distribution Canada Co., an entity organized under the laws of Nova Scotia, WESCO Distribution II ULC, an entity organized under the laws of Nova Scotia, and TVC Canada Corp., an entity organized under the laws of Nova Scotia, (b) any Canadian Subsidiary (other than any CFC Subsidiary or any subsidiary thereof) that after the Second Restatement Date guarantees the payment of the Canadian Obligations and the U.S. Obligations pursuant to Section 5.13 and (c) the successors and assigns of the Persons described in clauses (a) and (b) of this definition.
“Canadian Dollar Loan” means any Loan denominated in Canadian Dollars bearing interest at the Canadian Prime Rate or the CDOR Rate.
“Canadian Dollars” or “Cdn $” means the lawful currency of Canada.
“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act, (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code, (Canada) and the Export and Import Permits Act (Canada), and any related regulations.
“Canadian Guarantee” means, individually and collectively as the context may require (a) the Second Amended and Restated Canadian Guarantee Agreement dated as of the Second Restatement Date by the Canadian Loan Guarantors and the Dutch Loan Guarantors in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties) in substantially the form of Exhibit F-1 attached hereto, which Second Amended and Restated Canadian Guarantee amends and restates in its entirety the Amended and Restated Canadian Guarantee dated as of the First Restatement Date by the Canadian Loan Guarantors party thereto in favor of the Administrative Agent, (b) the Second Amended and Restated Canadian Cross-Border Guarantee Agreement dated as of the Second Restatement Date by the Canadian Cross-Border Loan Guarantors in favor of the Administrative Agent (for the benefit of the Lender Parties) in substantially the form of Exhibit F-2 attached hereto, which Second Amended and Restated Canadian Cross-Border Guarantee amends and restates in its entirety the Amended and Restated Canadian Cross-Border Guarantee dated as of the First Restatement Date by the Canadian Cross-Border Loan Guarantors party thereto in favor of the Administrative Agent and (c) any other Guarantee agreement entered into after the Second Restatement Date by any Canadian Loan Party and/or Dutch Loan Guarantor in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties or, in the case of any Canadian Cross-Border Loan Guarantor, the Lender Parties) and governed by the laws of Ontario pursuant to the terms of this Agreement, or any other Loan Document, including Section 5.13, in each case, as the same may be amended, restated or otherwise modified from time to time.
“Canadian Hypothec” means, individually and collectively as the context may require, (a) the Deed of Hypothec dated as of the First Restatement Date of the Canadian Loan Parties party thereto in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties), (b) the Deed of Hypothec dated as of the Original Closing Date by the Canadian Loan Parties party thereto in favor of the Administrative Agent, and (c) any other deed of hypothec entered into after the Second Restatement Date by any Canadian Loan Party pursuant to the terms of this Agreement, or any other Loan Document, including Section 5.13, in each case, as the same may be amended, restated or otherwise modified from time to time.
“Canadian LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).
“Canadian LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure of the Canadian Borrowers. The Canadian LC Exposure of any Canadian Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.
“Canadian Lender Parties” means, individually and collectively as the context may require, the Canadian Administrative Agent, the Issuing Banks issuing Canadian Letters of Credit and the Canadian Lenders.
“Canadian Lenders” means the Persons listed on the Revolving Commitment Schedule as having a Canadian Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Commitment) and any other Person that shall acquire a Canadian Commitment (provided that at such time such Person or an Affiliate of such Person has, or is acquiring, a U.S. Commitment pursuant to an Assignment and Assumption or becomes a lender pursuant to an Aggregate Commitment Increase in accordance with Section 2.09), other than any such Person that ceases to be a Canadian Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Canadian Lenders” includes the Canadian Swingline Lender.
“Canadian Letter of Credit” means any Letter of Credit issued hereunder for the purpose of providing credit support for the Canadian Borrowers or any Canadian Subsidiary.
“Canadian Loan Documents” means, individually and collectively as the context may require, the Canadian Guarantee, the Canadian Security Agreement, the Canadian Hypothec and all other agreements, instruments and certificates delivered by a Canadian Loan Party and/or a Dutch Loan Guarantor, from time to time in connection therewith, in each case as amended, restated or otherwise modified from time to time.
“Canadian Loan Guarantors” means, individually or collectively as the context may require (a) WESCO Distribution Canada GP Inc., an entity organized under the laws of Ontario, (b) the Canadian Borrowers (in respect of the other’s obligations), (c) WESCO Canada I, LP, a limited partnership organized under the laws of Alberta, (d) WESCO Canada II, LP, a limited partnership organized under the laws of Alberta, (e) WESCO Holdings, LLC, a limited liability company organized under the laws of Delaware, (f) WECOL Holdings ULC, an entity organized under the laws of Alberta, (g) EECOL Properties Corp., a corporation organized under the laws of Alberta, (h) any Canadian Subsidiary or CFC Subsidiary Holding Company that, after the Second Restatement Date, guarantees the payment of the Canadian Obligations (but not the U.S. Obligations) pursuant to Section 5.13 and (i) the successors and assigns of the Persons described in clauses (a) through (h) of this definition, including without limitation, any entity resulting from an amalgamation between any such Person and any other Person to the extent permitted by this Agreement.
“Canadian Loan Parties” means, individually and collectively as the context may require, the Canadian Borrowers, the Canadian Loan Guarantors and the Canadian Cross-Border Loan Guarantors.
“Canadian Loans” means, individually and collectively as the context may require, the Canadian Revolving Loans, the Canadian Swingline Loans, the Canadian Overadvances and the Canadian Protective Advances.
“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans, all Canadian LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Canadian Loan Parties and the Dutch Loan Guarantors to the Canadian Lenders or to any Canadian Lender, the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank with respect to Canadian Letters of Credit or any indemnified party arising under the Loan Documents; provided that (x) the obligations of the Canadian Cross-Border Loan Guarantors (i) as guarantors of the U.S. Obligations and (ii) under the Canadian Security Agreement to the extent such obligations relate to the U.S. Obligations and (y) any obligations of CFC Subsidiary Holding Companies, shall not constitute Canadian Obligations.
“Canadian Overadvance” has the meaning assigned to such term in Section 2.05(d).
“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party or any Subsidiary of any Loan Party for its Canadian employees or former Canadian employees, but does not include a Canadian Union Plan, the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.
“Canadian Prime Rate” means, on any day, the rate determined by the Canadian Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Bank in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Canadian Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.
“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based on the Canadian Prime Rate.
“Canadian Protective Advance” has the meaning assigned to such term in Section 2.04(a).
“Canadian Revolving Exposure” means, with respect to any Canadian Lender at any time, the sum of (a) the outstanding principal amount of Canadian Revolving Loans of such Canadian Lender at such time, plus (b) an amount equal to such Canadian Lender’s Applicable Percentage of the aggregate principal amount of the Canadian Swingline Loans outstanding at such time, plus (c) an amount equal to the such Canadian Lender’s Applicable Percentage of the aggregate Canadian LC Exposure outstanding at such time, plus (d) an amount equal to such Canadian Lender’s Applicable Percentage of the aggregate principal amount of the Canadian Overadvances outstanding at such time.
“Canadian Revolving Loan” means a Revolving Loan made to the Canadian Borrowers.
“Canadian Secured Obligations” means all Canadian Obligations, together with all (a) Banking Services Obligations of the Canadian Loan Parties; and (b) Swap Agreement Obligations of the Canadian Loan Parties owing to one or more Canadian Lenders or their respective Affiliates; provided that promptly after any transaction relating to such Swap Obligation is executed, the Canadian Lender or Affiliate of a Canadian Lender party thereto (other than JPMorgan or its Affiliates) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Canadian Secured Obligation entitled to the benefits of the Collateral Documents in favor of the Canadian Lender Parties.
“Canadian Security Agreement” means, individually and collectively as the context may require, (a) the Second Amended and Restated Canadian Pledge and Security Agreement, dated as of the Second Restatement Date, of the Canadian Borrowers and the Canadian Loan Guarantors in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties) in substantially the form of Exhibit G-1 attached hereto, which Second Amended and Restated Canadian Pledge and Security Agreement amends and restates in its entirety the Amended and Restated Canadian Pledge and Security Agreement dated as of the First Restatement Date among the Administrative Agent and the Canadian Loan Parties party thereto, (b) the Second Amended and Restated Canadian Cross-Border Pledge and Security Agreement, dated as of the Second Restatement Date, of the Canadian Cross-Border Loan Guarantors in favor of the Administrative Agent (for the benefit of the Lender Parties) in substantially the form of Exhibit G-2 attached hereto, which Second Amended and Restated Canadian Cross-Border Pledge and Security Agreement amends and restates in its entirety the Amended and Restated Canadian Cross-Border Pledge and Security Agreement dated as of the First Restatement Date among the Administrative Agent and the Canadian Cross-Border Loan Guarantors party thereto and (c) any other pledge, security agreement or hypothec entered into, after the Second Restatement Date, by any Canadian Loan Party pursuant to the terms of this Agreement or any other Loan Document, including Section 5.13, as the same may be amended, restated or otherwise modified from time to time.
“Canadian Sublimit” means $400,000,000, as such amount may be decreased pursuant to Section 2.09(c) or increased pursuant to Section 2.09(g).
“Canadian Subsidiary” means any Subsidiary of Holdings organized under the laws of Canada or one of the provinces of Canada.
“Canadian Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Canadian Swingline Loans hereunder.
“Canadian Swingline Loan” means a Loan made by the Canadian Swingline Lender pursuant to Section 2.05(b).
“Canadian Union Plan” means any registered pension plan for the benefit of Canadian employees or former Canadian employees of a Loan Party or any of its Subsidiaries that is not maintained, sponsored or administered by a Loan Party or any of its Subsidiaries, but to which a Loan Party or any of its Subsidiaries is required to contribute pursuant to a collective agreement.
“Canadian U.S. Borrowing Base Utilization” means, as of any date of determination, the result (so long as it is a positive number) of (a) the total Canadian Revolving Exposure of the Canadian Lenders as of such date, minus (b) the Canadian Borrowing Base as of such date; if the result of the foregoing is a negative number, then the Canadian U.S. Borrowing Base Utilization is zero.
“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Restricted Subsidiaries prepared in accordance with GAAP, but excluding in each case, any expenditure constituting the consideration paid (and transaction expenses incurred) in connection with any Permitted Acquisition.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Dominion Period” means the period (a) commencing on the day that either (i) a Specified Event of Default shall occur or (ii) Aggregate Availability shall fall below the Aggregate Availability Trigger Amount and (b) continuing until the date on which the Borrower Representative requests that the Cash Dominion Period cease, provided that the Borrower Representative may only request a cessation of a Cash Dominion Period if at all times during the thirty (30) consecutive days prior to such request, no Specified Event of Default has existed and Aggregate Availability has exceeded the Aggregate Availability Trigger Amount.
“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) one-tenth of one percent (0.10%) per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Canadian Administrative Agent to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Canadian Administrative Agent on the immediately preceding Business Day.
“CDOR Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based on the CDOR Rate.
“CFC Subsidiary” shall mean any Subsidiary that constitutes a controlled foreign corporation within the meaning of Section 957 of the Code.
“CFC Subsidiary Holding Company” shall mean any Subsidiary (a) that is engaged in no material business activities other than the holding of Equity Interests and other investments in one or more CFC Subsidiaries or other CFC Subsidiary Holding Companies or (b) that owns Equity Interests or other investments in one or more CFC Subsidiaries or other CFC Subsidiary Holding Companies and is disregarded for U.S. federal income tax purposes.
“Change in Control” means (a) the acquisition (whether by stock purchase, merger, amalgamation, consolidation or other transaction) of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Second Restatement Date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) other than pursuant to a transaction permitted under Section 6.05, cessation of ownership (directly or indirectly) by Holdings of 100% of the outstanding voting Equity Interests of the other Loan Parties on a fully diluted basis; (c) the occurrence of any “Change of Control” as defined in the Term Loan Agreement; and (d) the occurrence of any “Fundamental Change” as defined in the 2029 Convertible Debentures Indenture.
“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all personal/movable property owned, leased or operated by a Person expressly described as Collateral in the Collateral Documents and any and all other personal/movable property of any Loan Party, now existing or hereafter acquired, that becomes subject, under the terms of the Collateral Documents, to a security interest, hypothec or Lien in favor of the Administrative Agent, on behalf of the Lender Parties (to secure the Secured Obligations) and the Canadian Lender Parties (to secure the Canadian Secured Obligations), as the case may be. For clarification, Collateral does not include (a) interests in real property, Accounts sold under Receivables Securitization Agreements or Equity Interests in Excluded Subsidiaries or Unrestricted Subsidiaries, or (b) with respect to any U.S. Secured Obligation, (i) the assets of any CFC Subsidiary or (ii) more than 65% of the issued and outstanding Equity Interests of any CFC Subsidiary or CFC Subsidiary Holding Company entitled to vote (within the meaning of United States Treasury Regulations Section 1.956-2(c)(2)).
“Collateral Access Agreement” has the meaning assigned to such term in the U.S. Security Agreement.
“Collateral Documents” means, individually and collectively as the context may require, the Canadian Security Agreement, the Canadian Hypothec, the U.S. Security Agreement, each Collateral Access Agreement, each Control Agreement, each Lock Box Agreement (as defined in the U.S. Security Agreement), if any, each additional security and pledge agreement of a Loan Party entered into pursuant to the terms of this Agreement (including Section 5.13 hereof) or any other Loan Document and each other document granting a Lien upon the Collateral as security for payment of the Secured Obligations.
“Combined Availability” means, at any time, the sum of (a) Aggregate Availability and (b) Securitization Availability.
“Combined Availability Trigger Amount” means, at any time, the sum of (a) $172,500,000 and (b) 15% of the amount (so long as it is a positive number) by which (i) the Combined Commitments at such time exceed (ii) $1,150,000,000.
“Combined Commitments” means, at any time, the sum of (a) the Aggregate Revolving Commitments and (b) the Securitization Purchase Limit.
“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Commercial LC Exposure at such time.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” has the meaning assigned to such term in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Lender Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent; or (d) has become the subject of a Bankruptcy Event.
“Deposit Account” has the meaning set forth in Article 9 of the UCC.
“Designated Immaterial Subsidiary” has the meaning assigned to such term in Section 5.13(g).
“Designated Immaterial Subsidiary Notice” has the meaning assigned to such term in Section 5.13(g).
“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers.
“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the three (3) most recently ended fiscal months divided by (b) total gross sales for the three (3) most recently ended fiscal months.
“Dilution Reserve” shall mean, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Document” has the meaning assigned to such term in the U.S. Security Agreement.
“Dollar Amount” means (a) with regard to any Obligation or calculation denominated in U.S. Dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in any other currency, the amount of U.S. Dollars which is equivalent to the amount so expressed in such currency at the Spot Rate on the relevant date of determination.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means, with respect to any Person, each subsidiary of such Person that is organized under the laws of the United States, any State of the United States or the District of Columbia other than any such subsidiary that is also a direct or indirect subsidiary of a CFC Subsidiary or of a CFC Subsidiary Holding Company.
“Dutch Loan Guarantors” means, individually or collectively as the context may require, (a) WDINESCO III B.V., (b) WDINESCO III C.V., (c) WDINESCO II C.V., (d) WDINESCO C.V., and (e) any Dutch Subsidiary that becomes a party to a Canadian Guarantee after the Second Restatement Date and guarantees the payment of the Canadian Obligations (but not the U.S. Obligations) pursuant to Section 5.13.
“Dutch Subsidiary” means any Subsidiary of Holdings organized under the laws of the Netherlands.
“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) amortized debt discount, (v) any non-cash losses or non-cash charges for such period that relate to the write-down or write-off of inventory to the extent such non-cash charges or non-cash losses do not exceed $10,000,000 in the aggregate during such period, and (vi) any other non-cash losses or non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period) and, minus (b) without duplication and to the extent included in Net Income, (i) income tax credits and refunds, (ii) interest income, (iii) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (iv) any non-cash gains and non-cash items of income for such period that relate to any write-up of inventory to the extent such non-cash gains and non-cash income does not exceed $10,000,000 in the aggregate during such period, and (v) any other non-cash gains and non-cash items of income for such period, all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. If during any period for which EBITDA is being determined, Holdings or any Restricted Subsidiary shall have consummated any Acquisition, then for all purposes of this Agreement, in the case of any Acquisition, EBITDA shall be determined on a pro forma basis as if such Acquisition had been consummated on the first day of such period, taking into account such adjustments as are consistent with the standards set forth in Rule 11-02(b)(6) of Regulation S-X; provided that such pro forma adjustments are acceptable to the Administrative Agent in its Permitted Discretion.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Accounts” means, at any time, all Accounts originated by any Loan Party that is an operating entity and that performs services or sells goods to customers in the ordinary course of business; provided that Eligible Accounts shall not include any Account:
(a)    which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Lender Parties to secure the Secured Obligations, or for the benefit of the Canadian Lender Parties to secure the Canadian Secured Obligations, as the case may be); provided that Accounts comprising Eligible Securitization Receivables shall not be subject to a Lien in favor of the Administrative Agent;
(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties to secure the Secured Obligations, or for the benefit of the Canadian Lender Parties to secure the Canadian Secured Obligations, as the case may be), and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be); provided that Accounts comprising Eligible Securitization Receivables shall be subject to Liens in favor of the financial institutions which are purchasers (i.e. lenders) under the Receivables Securitization Agreements;
(c)    in the case of any Account originated by a U.S. Loan Party, (i) with respect to which the scheduled due date is more than 90 days after the original invoice date, (ii) which is unpaid more than 120 days after the date of the original invoice therefor or more than 90 days after the original due date, or (iii) which has been written off the books of the applicable U.S. Loan Party or otherwise designated as uncollectible;
(d)    in the case of any Account originated by a Canadian Loan Party, (i) with respect to which the scheduled due date is more than 60 days after the original invoice date, (ii) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or (iii) which has been written off the books of the applicable Canadian Loan Party or otherwise designated as uncollectible, provided that Accounts of the Canadian Loan Parties in an aggregate amount not exceeding 7.5% of the aggregate amount of all Eligible Accounts (as determined without giving effect to this proviso) of the Canadian Loan Parties shall not be deemed ineligible by reason of this clause (d) so long as (A) the scheduled due date thereof is more than 60 but less than 91 days after the original invoice date, (B) such Accounts remain unpaid for more than 90 but less than 121 days after the date of the original invoice therefor or more than 60 but less than 91 days after the original due date, and (C) such Accounts have not been written off the books of the applicable Canadian Loan Party or otherwise designated as uncollectible;
(e)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;
(f)    which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to any Loan Party or to WESCO Receivables exceeds 20% of the aggregate amount of Eligible Accounts (for clarification, only the amount of Accounts in excess of such percentage shall be deemed ineligible under this clause (f));
(g)    with respect to which any covenant, representation, or warranty contained in this Agreement, the U.S. Security Agreement, or in the Canadian Security Agreement, as applicable, has been breached and not cured or is not true;
(h)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent in its Permitted Discretion which has been sent to the Account Debtor, (iii) represents a progress billing (which term, for greater certainty, shall not include sales in connection with an ongoing project where each sale represents a separate billable sale), (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
(i)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or its designee or for which the services giving rise to such Account have not been performed by the applicable Loan Party that originated such Account or if such Account was invoiced more than once;
(j)    [intentionally omitted];
(k)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
(l)    [intentionally omitted];
(m)    which is owed by an Account Debtor which (i) does not maintain a principal place of business in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent in its Permitted Discretion and which is in the possession of, and is directly drawable by, the Administrative Agent;
(n)    which is owed in any currency other than U.S. or Canadian dollars;
(o)    which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq., the “Assignment of Claims Act”), has been complied with to the Administrative Agent’s satisfaction in its Permitted Discretion, or (iii) the federal government of Canada, unless the Financial Administration Act (Canada), as amended, has been complied with to the Administrative Agent’s satisfaction in its Permitted Discretion and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction in its Permitted Discretion; provided, that, Accounts owed by the government of the U.S. (or any department, agency, public corporation or instrumentality thereof) or the federal government of Canada in an aggregate amount not in excess of an amount equal to 3% of the aggregate amount of Eligible Accounts as of any relevant date of determination shall not be excluded from “Eligible Accounts” pursuant to this clause (o);
(p)    which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;
(q)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(r)    which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(s)    which is evidenced by any promissory note, chattel paper, or instrument;
(t)    which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party or WESCO Receivables to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party or WESCO Receivables, as applicable, has filed such report or qualified to do business in such jurisdiction, or which is a Sanctioned Person;
(u)    with respect to which such Loan Party or WESCO Receivables has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party or WESCO Receivables created a new receivable for the unpaid portion of such Account;
(v)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(w)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;
(x)    which was created on cash on delivery terms; or
(y)    which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable.
In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party or WESCO Receivables to reduce the amount of such Account. Notwithstanding anything to the contrary set forth herein, the Administrative Agent shall not (x) change the standards of eligibility set forth herein to make such standards more restrictive or (y) exclude from Eligible Accounts any Account that meets the eligibility standards set forth herein unless, in either case, the Administrative Agent shall have provided the Borrower Representative not less than five (5) Business Days advance notice of such change or exclusion.
“Eligible Inventory” means, at any time, the Inventory of any Loan Party that is an operating entity and that sells goods to customers in the ordinary course of business; provided that Eligible Inventory shall not include any Inventory:
(a)    which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Lender Parties to secure the Secured Obligations, or for the benefit of the Canadian Lender Parties to secure the Canadian Secured Obligations, as the case may be);
(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties to secure the Secured Obligations, or for the benefit of the Canadian Lender Parties to secure the Canadian Secured Obligations, as the case may be) and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be);
(c)    which has remained unsold for twelve (12) consecutive months (or such longer period as Administrative Agent may determine in its permitted discretion), or for which there is more than a twelve (12) month (or such longer period as Administrative may determine in its Permitted Discretion) supply of inventory on hand unless an appropriate U.S. Borrowing Base Reserve or Canadian Borrowing Base Reserve, as applicable for such unsold/excess inventory has been established by the Administrative Agent or the Canadian Administrative Agent, respectively;
(d)    with respect to which (i) any covenant contained in this Agreement, the U.S. Security Agreement or any Canadian Security Agreement has been breached and not cured or (ii) any representation or warranty contained in this Agreement, the U.S. Security Agreement, or the Canadian Security Agreement is not true and correct in all material respects (provided that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) and which does not conform to all standards imposed by any applicable Governmental Authority;
(e)    in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest (other than with respect to interests described in clause (b) of the definition of Permitted Encumbrances) or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(f)    which is not finished goods or is not goods held for sale or which constitutes work in process, samples, prototypes, displays or display items, bill and hold or ship in place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment or goods which are not of a type held for sale in the ordinary course of business; provided, that Inventory constituting work in process having a value not in excess of $3,000,000 in the aggregate at any time shall not be excluded from “Eligible Inventory” pursuant to this clause (f);
(g)    which is in transit with a common carrier from vendors and suppliers or is not located in: (i) the U.S. with respect to Inventory owned by a U.S. Loan Party; or (ii) Canada with respect to Inventory owned by a Canadian Loan Party, except that Inventory in transit between U.S. locations, between U.S. locations and Canadian locations, and between Canadian locations of the Loan Parties shall not be excluded from “Eligible Inventory” pursuant to this clause (g) so long as the Administrative Agent’s Liens have been perfected at origin and destination;
(h)    which is located in any location leased by such Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) an appropriate Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;
(i)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate reserve has been established by the Administrative Agent in its Permitted Discretion;
(j)    which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;
(k)    which is located at any customer location; provided that Inventory having a value not in excess of $15,000,000 in the aggregate at any time shall not be excluded from “Eligible Inventory” pursuant to this clause (k) so long as such Inventory is located at a customer location acceptable to the Administrative Agent in its Permitted Discretion;
(l)    which is the subject of a consignment by such Loan Party as consignor;
(m)    which is perishable;
(n)    which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent in its Permitted Discretion is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(o)    which is not reflected in a current perpetual inventory report of such Loan Party or other report acceptable to the Administrative Agent in its Permitted Discretion;
(p)    for which reclamation rights have been asserted by the seller;
(q)    which is located at any location where the aggregate value of all Inventory of the Loan Parties is less than $100,000; or
(r)    which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable.
Notwithstanding anything to the contrary set forth herein, the Administrative Agent shall not (x) change the standards of eligibility set forth herein to make such standards more restrictive or (y) exclude from Eligible Inventory any Inventory that meets the eligibility standards set forth herein unless, in either case, the Administrative Agent shall have provided the Borrower Representative not less than five (5) Business Days advance notice of such change or exclusion.
“Eligible Securitization Receivables” means Eligible Accounts that have been sold to WESCO Receivables pursuant to the Receivables Securitization Agreements; provided that no such Accounts shall be Eligible Securitization Receivables unless (i) the Administrative Agent shall have determined, based on the results of the most recent field examination of the Accounts of the Loan Parties and WESCO Receivables conducted by the Administrative Agent, that the Loan Parties and WESCO Receivables are in compliance with Section 5.14, (ii) the Administrative Agent shall have obtained a first priority pledge of 100% of the equity interests of WESCO Receivables, and (iii) the Administrative Agent, WESCO Receivables and PNC Bank National Association shall have entered into a Control Agreement with respect to the master collection account of WESCO Receivables maintained at PNC Bank National Association into which all proceeds of Accounts sold to WESCO Receivables are required to be remitted under the terms of the Receivables Securitization Agreements.
“Environmental Laws” means all laws, rules, regulations, codes and ordinances and binding orders, decrees, judgments, injunctions, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters with respect to exposure to any Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Accounts” means, collectively, (a) any Deposit Account of any Loan Party which is used exclusively for the payment of payroll, payroll taxes, employee benefits or escrow deposits or to maintain client postage advances, and (b) any other Deposit Account or Securities Account of any Loan Party, so long as the aggregate amount of available funds on deposit in such Deposit Account or the aggregate value of all cash, investment property and other financial assets in such Securities Account, as applicable, does not at any time exceed $5,000,000 for more than five (5) consecutive Business Days, provided that the sum of (i) the aggregate amount of available funds on deposit in all Deposit Accounts under this clause (b) plus (ii) the aggregate value of all cash, investment property and other financial assets in all Securities Accounts under this clause (b) does not at any time exceed $7,500,000.
“Excluded Subsidiary” means (a) any Foreign Subsidiary (other than any Foreign Subsidiary which is, or pursuant to the terms hereof is required to be, a party to the Canadian Security Agreement, the Canadian Guarantee or the U.S. Security Agreement), (b) any Immaterial Domestic Subsidiary (other than a Designated Immaterial Subsidiary) or (c) any Immaterial Canadian Subsidiary (other than a Designated Immaterial Subsidiary).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located or, in the case of any Lender, in which its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal or Canadian federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by a Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17(a), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any withholding Tax that a Lender is required to pay or incur pursuant to Part XIII of the ITA that (i) would not have been imposed had the Recipient and the payor of the amount been dealing with each other at arms’ length; or (ii) that arises because a dividend is deemed to be received by a Recipient in accordance with subsection 214(16) or subsection 214(17) of the ITA.
“Existing Canadian Letters of Credit” means the letters of credit listed on Schedule 2.06 hereto, which letters of credit have been issued by an Issuing Bank or any Lender for the purpose of providing capital support to the Canadian Borrowers.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals of this Agreement.
“Existing Lenders” has the meaning assigned to such term in the recitals of this Agreement.
“Existing Loan Documents” means the “Loan Documents” as defined in the Existing Credit Agreement.
“Existing Letters of Credit” means the Existing Canadian Letters of Credit and the Existing U.S. Letters of Credit.
“Existing Term Debt” means, as of any date, the Indebtedness of WESCO Distribution, Inc. and WDCC Enterprises owing under the Existing Term Loan Agreement as of such date.
“Existing Term Loan Agreement” means that certain Term Loan Agreement among WESCO Distribution, Inc., WDCC Enterprises, Holdings, the Term Loan Lenders, the Term Loan Agent and the other agents and arrangers party thereto dated as of the First Restatement Date, pursuant to which the Term Loan Lenders made a $700,000,000 term loan to WESCO Distribution, Inc. and a Cdn $150,000,000 term loan to WDCC Enterprises, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the ABL-Term Loan Intercreditor Agreement.
“Existing U.S. Letters of Credit” means the letters of credit listed on Schedule 2.06 hereto, which letters of credit have been issued by an Issuing Bank or any Lender for the purpose of providing credit support to the U.S. Borrowers.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto and applicable fiscal or regulatory legislation rules, practices or other official implementing guidance thereunder or pursuant to such intergovernmental agreements.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or corporate controller of a Borrower or other officer so designated by the Borrower.
“First Restatement Date” means December 12, 2012.
“Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period to (b) Fixed Charges for such period, all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.
“Fixed Charge Coverage Trigger Event” means any day on which either (a) a Specified Event of Default shall occur or (b) Aggregate Availability shall fall below the Aggregate Availability Trigger Amount.
“Fixed Charge Coverage Trigger Period” means the period (a) commencing on the occurrence of a Fixed Charge Coverage Trigger Event and (b) continuing until the date on which Aggregate Availability has exceeded the Aggregate Availability Trigger Amount for thirty (30) consecutive days.
“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness made during such period (excluding (A) any scheduled payment on Indebtedness to the extent funded with additional Indebtedness permitted under Section 6.01 and (B) principal payments in respect of (i) the Revolving Loans or (ii) Indebtedness owing under the Receivables Securitization Agreements), plus expense for taxes paid in cash for such period, plus Restricted Payments (other than Restricted Payments made by any Loan Party or any Restricted Subsidiary of a Loan Party to any Loan Party or to one or more Intermediate Holding Companies that subsequently distribute the proceeds of such Restricted Payments to one or more Loan Parties) paid in cash during such period, plus Capital Lease Obligation payments and unfinanced Capital Expenditures made in cash made during such period (other than any such Capital Lease Obligation payments or Capital Expenditures to the extent that such Capital Lease Obligation payments or Capital Expenditures are made with proceeds from (A) any sale of assets permitted by this Agreement, (B) sale of Equity Interests permitted by this Agreement, (C) trade-ins of machinery, equipment or motor vehicles or (D) insurance covering any loss or damage to Collateral), all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.
“Foreign Credit Extensions” means credit extended by any Lender (or any of its affiliates) to one or more of Holdings’ Foreign Subsidiaries, including Letters of Credit issued for the accounts of Holdings’ Foreign Subsidiaries (other than Letters of Credit issued under this Agreement), working capital and other loans made by any Lender (or any of its Affiliates) to Holdings’ Foreign Subsidiaries, guarantees by JPMorgan or any Lender (or any of its Affiliates) of indebtedness of Holdings’ Foreign Subsidiaries, international trade instruments issued or guaranteed by any Lender (or any of its affiliates) for the accounts of Holdings’ Foreign Subsidiaries, or other similar extensions of credit by any Lender (or any of its Affiliates) to Holdings’ foreign subsidiaries.
“Foreign Credit Reserves” means reserves (in an amount of US dollars constituting the Dollar Amount of the currency in which such credit extension is denominated) established by the Administrative Agent in its Permitted Discretion in respect of Foreign Credit Extensions.
“Foreign Subsidiary” means, with respect to any Person, each subsidiary of such Person that is not a Domestic Subsidiary or a Canadian Subsidiary of such Person.
“Funding Accounts” has the meaning assigned to such term in Section 4.01(g).
“GAAP” means generally accepted accounting principles in the United States of America; provided, however, that with respect to any determination involving a Canadian Loan Party on a stand alone basis, “GAAP” means generally accepted accounting principles in Canada.
“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial, or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes in each case above as regulated pursuant to any Environmental Law.
“Holdings” means WESCO International, Inc., a Delaware corporation.
“Hybrid Security” means, collectively, the Promissory Note issued by WDCC Enterprises to WDC Holding. in the original principal amount of $480,000,000 and the following related agreements: (i) the Forward Contribution Agreement by and between WDC Holding and WESCO Canada I, (ii) the Forward Contribution Agreement by and between WESCO Canada I and WDINESCO III B.V., (iii) the Forward Contribution Agreement by and between WDINESCO III B.V. and WDCC Enterprises and (v) the Guarantee Agreement by and between WDC Holding and WDCC Enterprises.
“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.
“Immaterial Canadian Subsidiary” means any Canadian Subsidiary, whether existing as of the Second Restatement Date or formed or acquired thereafter, (i) the revenues of which, as of end of any fiscal year, for the period of four consecutive fiscal quarters then ended, were less than 5% of the consolidated revenues of Holdings and its Domestic Subsidiaries and Canadian Subsidiaries which are Restricted Subsidiaries for such period and (ii) the consolidated assets of which, as of end of any fiscal year, were less than 5% of the consolidated total assets of Holdings and its Domestic Subsidiaries and Canadian Subsidiaries which are Restricted Subsidiaries as of the end of such fiscal year, in each case as reflected on the most recent annual or quarterly consolidated financial statements of Holdings and its Subsidiaries.
“Immaterial Domestic Subsidiary” means any Domestic Subsidiary, whether existing as of the Second Restatement Date or formed or acquired thereafter, (i) the revenues of which, as of end of any fiscal year, for the period of four consecutive fiscal quarters then ended, were less than 5% of the consolidated revenues of Holdings and its Domestic Subsidiaries and Canadian Subsidiaries which are Restricted Subsidiaries for such period and (ii) the consolidated assets of which, as of end of any fiscal year, were less than 5% of the consolidated total assets of Holdings and its Domestic Subsidiaries and Canadian Subsidiaries which are Restricted Subsidiaries as of the end of such fiscal year, in each case as reflected on the most recent annual or quarterly consolidated financial statements of Holdings and its Subsidiaries.
“Immaterial Foreign Subsidiary” means any Foreign Subsidiary, whether existing as of the Second Restatement Date or formed or acquired thereafter, (i) the revenues of which, as of end of any fiscal year, for the period of four consecutive fiscal quarters then ended, were less than 5% of the consolidated revenues of Holdings and its Domestic Subsidiaries and Canadian Subsidiaries which are Restricted Subsidiaries for such period and (ii) the consolidated assets of which, as of end of any fiscal year, were less than 5% of the consolidated total assets of Holdings and its Domestic Subsidiaries and Canadian Subsidiaries which are Restricted Subsidiaries as of the end of such fiscal year, in each case as reflected on the most recent annual or quarterly consolidated financial statements of Holdings and its Subsidiaries.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any liquidated earn-out, (l) all Swap Agreement Obligations of such Person (measured as provided in the definition of “Material Indebtedness”) and (m) any other Off-Balance Sheet Liability of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include operating leases as defined under GAAP as of the Second Restatement Date to the extent that such leases are deemed to be Indebtedness solely as a result of any change in the requirements under GAAP after the Second Restatement Date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
“Insurance Schedule” means the schedule of insurance coverage of the Loan Parties and the Restricted Subsidiaries delivered by the Loan Parties to the Administrative Agent on or prior to the Second Restatement Date, which schedule specifies that it constitutes the “Insurance Schedule” for purposes of this Agreement, as such schedule may be updated, amended or amended and restated from time to time.
“Intercompany Guarantee” means a guaranty by any Loan Party of an Intercompany Obligation of another Loan Party.
“Intercompany Loan” means a loan or advance made by one Loan Party to another Loan Party, whether or not evidenced by a promissory note or other instrument.
“Intercompany Note” means any promissory note or other instrument evidencing an Intercompany Obligation.
“Intercompany Obligation” means any liability or obligation, contingent or otherwise, of one or more Loan Parties to one or more other Loan Parties, whether in respect of an Intercompany Loan or an Intercompany Guarantee, or in respect of property or other goods sold or delivered or for services rendered, or under a conditional sale or other title retention agreement, and, in each case, whether or not evidenced by an Intercompany Note.
“Intercreditor Agreement” means (i) that certain Amended and Restated Intercreditor Agreement, dated as of the First Restatement Date, by and among the Administrative Agent, the Term Loan Agent, WESCO Distribution, Inc., WESCO Receivables and PNC Bank National Association as receivables agent, as the same may be amended, supplemented or otherwise modified from time to time and (ii) any other similar Intercreditor Agreement(s) executed and delivered after the Second Restatement Date by the Administrative Agent in connection with the Receivables Securitization Agreements.
“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Expense” means, with reference to any period, total interest expense (whether cash or non-cash interest expense and including interest expense attributable to Capital Lease Obligations) of Holdings and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Restricted Subsidiaries for such period in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan and Canadian Prime Rate Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or a CDOR Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.
“Interest Period” means with respect to: (a) any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect, and (b) any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that, in each case, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Intermediate Holding Company” means a Subsidiary which has no Indebtedness (other than pursuant to the Loan Documents or intercompany Indebtedness to Holdings or any Restricted Subsidiary of Holdings not prohibited by Section 6.01) and holds no material assets other than Equity Interests in another Subsidiary.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Inventory” has the meaning assigned to such term in the U.S. Security Agreement.
“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. Notwithstanding the foregoing, Capital Expenditures shall not be deemed “Investments” for purposes hereof.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means individually and collectively each of JPMorgan, Bank of America, N.A., HSBC Bank USA, National Association, The Bank of Nova Scotia, and any other Lender proposed by the Borrower Representative that has agreed to act at an Issuing Bank and is reasonably acceptable to the Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Banks” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.
“ITA” means the Income Tax Act (Canada) and the regulations thereunder, as amended.
“Joinder Agreement” has the meaning assigned to such term in Section 5.13.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“LC Aggregate Maximum Amount” means $125,000,000.
“LC Alternative Currency” means any lawful currency (other than dollars or Canadian Dollars) acceptable to the Issuing Banks and which is freely transferable and convertible into dollars in the United States or London currency market, as applicable, and is freely available to the applicable Issuing Bank in the London interbank deposit market.
“LC Alternative Currency Sublimit” means $30,000,000.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(k).
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit, provided that, with respect to any component of any such amount in an LC Alternative Currency under a U.S. Letter of Credit, such amount shall be the Dollar Amount thereof.
“LC Exposure” means, at any time, the sum of the U.S. LC Exposure and the Canadian LC Exposure.
“LC Individual Sublimit” means (a) $30,000,000 for JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, (b) $30,000,000 for Bank of America, N.A., in its capacity as an Issuing Bank, (c) $10,000,000 for HSBC Bank USA, National Association, in its capacity as an Issuing Bank, (d) $5,000,000 for Bank of Nova Scotia, in its capacity as an Issuing Bank and (e) with respect to any other Issuing Bank, such amount agreed to by the Borrowers and such Issuing Bank; provided that, at the request of the Borrowers, any Issuing Bank may, in its sole discretion, without the necessity of obtaining the consent of the Administrative Agents or any Lender, elect to increase its LC Individual Sublimit in an amount not to exceed the Revolving Commitment of the applicable Lender so long as after giving effect to such increase, the aggregate LC Individual Sublimit of all Issuing Banks does not exceed the LC Aggregate Maximum Amount.
“Lender Parties” means, individually and collectively as the context may require, the Agents, the Lenders and the Issuing Banks.
“Lenders” means, individually and collectively as the context may require, the Canadian Lenders and the U.S. Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion, in each case (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means, individually and collectively as the context may require, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, each Loan Guaranty, each Canadian Guarantee, the Intercreditor Agreement, the ABL-Term Loan Intercreditor Agreement, the Affiliate Subordination Agreement and each additional guaranty entered into by a Canadian Loan Party pursuant to Section 5.13, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent, the Canadian Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, the Canadian Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means (a) with respect to the U.S. Obligations, each U.S. Borrower, each U.S. Loan Guarantor and any other Person that becomes a U.S. Loan Guarantor pursuant to Section 5.13; and (b) with respect to the Canadian Obligations, each Loan Party and any other Person that becomes a Loan Guarantor pursuant to Section 5.13.
“Loan Guaranty” means (a) each U.S. Loan Party Guaranty and (b) each other separate Guarantee in form and substance reasonably satisfactory to the Administrative Agent delivered by each Loan Guarantor that is a Foreign Subsidiary of Holdings (provided, that any Guarantee provided by a Foreign Subsidiary of Holdings shall be governed by the laws of the country in which such Foreign Subsidiary is located), as the same may be amended or modified and in effect from time to time.
“Loan Parties” means, individually and collectively as the context may require, the U.S. Loan Parties and the Canadian Loan Parties.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.
“Lock Box” means a postal lock box established by any Person with any banking institution, securities intermediary or other financial institution.
“MaxCell Patents” means domestic and international patents and patents pending associated with the fabric innerduct and conduit divider system known as MaxCell.
“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition, of Holdings and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents to which they are a party, (c) the Collateral, the Administrative Agent’s Liens (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) on the Collateral or the priority of such Liens (this clause (c) to be taken as a whole), or (d) the rights of or benefits available to the Administrative Agent, the Canadian Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Restricted Subsidiaries in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Loan Party or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means September 24, 2020.
“Maximum Liability” has the meaning assigned to such term in Section 10.10.
“Moody’s” means Moody’s Investors Service, Inc.
“Monthly Financials Reporting Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs or (ii) Combined Availability falls below the Combined Availability Trigger Amount; and (b) continuing until the date on which, at all times during the preceding thirty (30) consecutive days, (i) no Event of Default has existed and (ii) Combined Availability has been greater than the Combined Availability Trigger Amount.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or a Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is prohibited by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.
“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligations” means, individually and collectively as the context may require, the U.S. Obligations and the Canadian Obligations.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
“Original Closing Date” means August 22, 2011.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Overadvances” means, individually and collectively as the context may require, the U.S. Overadvances and the Canadian Overadvances.
“Overnight LIBO Rate” means, with respect to any LC Disbursement that bears interest at the Overnight LIBO Rate pursuant to the terms of this Agreement, (a) the rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which overnight deposits in dollars or an LC Alternative Currency, as applicable, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or affiliate of the Administrative Agent in the London interbank market for such currency to major banks in the London interbank market plus (b) the Mandatory Cost.
“Owned and Leased Property Schedule” means the schedule of owned and leased parcels of real property of the Loan Parties delivered by the Loan Parties to the Administrative Agent on or prior to the Second Restatement Date, which schedule specifies that it constitutes the “Owned and Leased Property Schedule” for purposes of this Agreement, as such schedule may be updated, amended or amended and restated from time to time.
“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04.
“Paying Guarantor” has the meaning assigned to such term in Section 10.11.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Event” means (a) the whole or partial withdrawal of a Canadian Loan Party from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might reasonably constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.
“Permitted Acquisition” means any Acquisition by any Borrower or Loan Guarantor in a transaction that satisfies each of the following requirements: (a) such Acquisition is not a hostile acquisition or contested by the Person to be acquired; (b) both before and after giving effect to such Acquisition, each of the representations and warranties in the Loan Documents is true and correct in all material respects (or if such representation or warranty relates to an earlier date, as of such earlier date) (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the context thereof); (c) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Acquisition; (d) in the case of any Acquisition for Total Consideration in excess of $200,000,000, (i) as soon as available, but not less than ten (10) days (or such shorter period as may be agreed to by the Administrative Agent in its Permitted Discretion) prior to such Acquisition, the Borrowers have provided the Administrative Agent with notice of such Acquisition and a summary of the material terms of such Acquisition, (ii) as soon as available, but not less than five (5) days (or such shorter period as may be agreed to by the Administrative Agent in its Permitted Discretion) prior to such Acquisition, the Borrowers shall have provided the Administrative Agent with a copy of all available business and financial information reasonably requested by Administrative Agent (in each case, to the extent available) including pro forma financial statements, statements of cash flow, and Aggregate Availability, Canadian Availability and U.S. Availability projections, and (iii) upon the request of the Administrative Agent in its Permitted Discretion, the Borrowers shall have provided the Administrative Agent (or, if the Administrative Agent otherwise agrees in its Permitted Discretion, shall have agreed to provide at a specified later date) the then current drafts of the acquisition agreement and other material documents relative to such Acquisition; (e) in the case of any Acquisition for Total Consideration of less than or equal to $200,000,000 but greater than $25,000,000, as soon as available, but not less than three (3) days (or such shorter period as may be agreed to by the Administrative Agent in its Permitted Discretion) prior to such Acquisition, the Borrowers have provided the Administrative Agent with (i) notice of such Acquisition and (ii) a summary of the material terms of such Acquisition and such other information related to such Acquisition as the Administrative Agent may reasonably request (it being understood, for the avoidance of doubt, that the information required by subclauses (i) and (ii) of this clause (e) shall not be required for any Acquisition for Total Consideration of $25,000,000 or less); (f) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that Borrower or Loan Guarantor shall own not less than 66 2/3% of the Equity Interests of the acquired Person, and such acquired Person shall become a Restricted Subsidiary of a Borrower or Loan Guarantor and, if applicable in accordance with Section 5.13, a Loan Party; (g) if such Acquisition is an acquisition of assets, the Acquisition is structured so that a Borrower or Loan Guarantor shall acquire such assets; (h) a material portion of the assets being acquired are located within the United States or Canada, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada; and (i) for the period of thirty (30) days prior to, and as of the date of such Acquisition, in each case, after giving effect to the consummation of such Acquisition (and any Revolving Loans or loans, transfers or sales made under the Receivables Securitization Agreements to fund such Acquisition), Combined Availability exceeds the Combined Availability Trigger Amount (provided that (i) in calculating Combined Availability for the thirty day period prior to such Acquisition for purposes of this clause (i), Combined Availability for such thirty day period shall be determined on a pro forma basis, as if such Acquisition (and any Revolving Loans or loans, transfers or sales made under the Receivables Securitization Agreements to fund such Acquisition) had been consummated on the first day of such period and (ii) if at any time during such thirty day period, Combined Availability shall be less than the Combined Availability Trigger Amount and (x) the Borrowers shall raise additional capital through the issuance of Equity Interests by Holdings or the incurrence of Indebtedness permitted under Section 6.01 and utilize a portion of the proceeds of such additional capital raise to pay down outstanding Revolving Loans or outstanding amounts owing under the Receivables Securitization Agreements or (y) the Aggregate Revolving Commitments are increased pursuant to Section 2.09(e) hereof or the Securitization Purchase Limit is increased pursuant to the Receivables Securitization Agreements, for purposes of determining whether the Borrowers have met the foregoing test, Combined Availability shall be determined on a pro forma basis, as if such capital raise and pay down of outstanding Revolving Loans or amounts owing under the Receivables Securitization Agreements or such increase in the Aggregate Revolving Commitments or Securitization Purchase Limit, as applicable, had occurred on the first day of such thirty day period). Unless otherwise consented to in writing by the Administrative Agent, in no event will assets acquired pursuant to a Permitted Acquisition constitute assets eligible for inclusion in the Aggregate Borrowing Base prior to completion of a field examination and other due diligence acceptable to Administrative Agent in its Permitted Discretion; provided that with respect to any Permitted Acquisition as to which the aggregate value of the assets being acquired by any U.S. Loan Party or Canadian Loan Party is less than 5% of the Aggregate Borrowing Base, respectively (each determined prior to giving effect to any inclusion of any such assets in the Aggregate Borrowing Base, as applicable), Accounts or Inventory acquired in connection with such Permitted Acquisition which would otherwise constitute Eligible Accounts and Eligible Inventory may be included in the Aggregate Borrowing Base, as applicable, without a field examination for a period of ninety (90) days after the consummation of such Permitted Acquisition, it being understood that, unless otherwise agreed by the Administrative Agent in its Permitted Discretion, such Accounts and Inventory will cease to be included in the Aggregate Borrowing Base from and after the 90th day after the consummation of such Permitted Acquisition if the Administrative Agent has not received a field examination and other due diligence acceptable to the Administrative Agent by such 90th day.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for (i) Taxes, assessments or other government charges that are not yet due, (ii) Taxes, assessments or other governmental charges in an aggregate amount not in excess of $25,000,000 that are overdue by not more than 30 days, or (iii) Taxes, assessments or other government charges in an aggregate amount in excess of $25,000,000 that are overdue by not more than 30 days, provided that (x) such Taxes, assessments and other government charges are being contested in compliance with Section 5.04 and (y) the sum of (A) the aggregate amount of Pledged Cash deposited with the Administrative Agent with respect to such Taxes, assessments or other government charges plus (2) the aggregate amount of Reserves established by the Administrative Agent with respect to such Taxes, assessments or other government charges, equals or exceeds the aggregate amount of such Taxes, assessments or other government charges;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII; and
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of any Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness except with respect to clause (e) above (to the extent that any such judgment constitutes Indebtedness).
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such government), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or Canada or any State or province thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or any Lender or an Affiliate of a Lender;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and AAA by Moody’s, and (iii) have portfolio assets of at least $500,000,000.
“Permitted Lien” means any Lien permitted under Section 6.02.
“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledged Cash” means cash of the Loan Parties (a) which has been pledged to the Administrative Agent as security for the Obligations and in which the Administrative Agent has a perfected, first priority Lien (subject to Permitted Encumbrances with respect to any Pledged Cash domiciled in a bank account in Canada and statutory liens in favor of the depository bank), and (b) which is on deposit in one or more segregated Deposit Accounts (which for avoidance of doubt shall not include any operating account of any Loan Party) maintained with JPMorgan Chase Bank, N.A., each of which segregated Deposit Accounts is subject to a Control Agreement among JPMorgan Chase Bank, N.A., as depositary, the applicable Agent and the applicable Loan Party, which Control Agreement provides the applicable Agent with exclusive dominion and full control over such Deposit Account and all cash held therein and does not permit the Loan Parties to make withdrawals from or otherwise give instructions with respect to the investment or disposition of the cash held in such Deposit Account.
“Pledged Subsidiary” means a Subsidiary whose Equity Interests (or any portion thereof) have been pledged to the Administrative Agent as security for the U.S. Obligations and/or the Canadian Obligations.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto and related Minister’s Orders, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Prepayment Event” means:
(a)    any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any ABL Priority Collateral of any Loan Party, other than dispositions described in Section 6.05(a), (b), (e), (g), (j), (k) and (m); or
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any ABL Priority Collateral of any Loan Party.
“Prime Rate” means (a) for the purpose of Loans made available to the U.S. Borrowers, the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate at its offices at 270 Park Avenue in New York City or any successor executive office, and (b) for the purpose of dollar-denominated Loans made available to the Canadian Borrowers, the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent at its Toronto office as its U.S. base rate for dollar-denominated commercial loans; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Priority Payables Reserve” means reserves for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s or any other Canadian Lender Parties’ Liens, including without limitation, in the Permitted Discretion of the Canadian Administrative Agent, any such amounts due and not paid for wages, vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the ITA, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property) and all amounts currently or past due and not contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation, other than amounts included in the Wage Earner Protection Act Reserve.
“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.
“Projections” has the meaning assigned to such term in Section 5.01(e).
“Protective Advance” means, individually and collectively as the context may require, the U.S. Protective Advances and the Canadian Protective Advances.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate Subsidiaries” means WESCO Real Estate I, LLC, WESCO Real Estate II, LLC, WESCO Real Estate III, LLC, and WESCO Real Estate IV, LLC, each of which is a Delaware limited liability company.
“Receivables Securitization” means the transactions contemplated by the Receivables Securitization Agreements.
“Receivables Securitization Agreements” means (a) that certain Fourth Amended and Restated Receivables Purchase Agreement dated as of the Second Restatement Date among WESCO Receivables, as seller, WESCO Distribution, Inc., as servicer, the purchasers from time to time party thereto, and PNC Bank National Association, as administrator, (b) that certain Amended and Restated Purchase and Sale Agreement dated as of the Second Restatement Date among WESCO Receivables, WESCO Distribution, Inc. and the other parties from time to time party thereto, as amended through the date hereof, and (c) all other documents executed or delivered in connection therewith, in each case, as amended, restated, supplemented, modified, renewed, refinanced or replaced from time to time in accordance with Section 6.11 (including, for greater certainty, amendments, renewals, refinancings and replacements which increase the maximum amount available under such facilities which are not prohibited by Section 6.11).
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Rent Reserve” means with respect to any leased facility, warehouse, distribution center, depot or other place where any Inventory is located, a reserve equal to three (3) months’ rent at such leased facility, warehouse, distribution center, depot or other place.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Aggregate Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Aggregate Credit Exposure and total unused Revolving Commitments at such time.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Priority Payables Reserves, Wage Earner Protection Act Reserve, Banking Services Reserves, Foreign Credit Reserves, Rent Reserves, Dilution Reserves, reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Agreement Obligations, reserves for any Unfunded Pension Liability in any Canadian Pension Plan, and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party; provided that to the extent any reserve (including, without limitation, any Priority Payables Reserve, Wage Earner Protection Act Reserve, Banking Services Reserve, Foreign Credit Reserve, reserve for Swap Agreement Obligations or reserve for Unfunded Pension Liability in any Canadian Pension Plan) with respect to any specific item, claim, liability or potential claim or liability is deducted by the Administrative Agent in the computation of the U.S. Borrowing Base, such reserve for such specific item, claim, liability or potential claim or liability shall not be deducted in the computation of the Canadian Borrowing Base, and vice-versa, it being the intention of the parties to avoid duplication of reserves with respect to any specific item, claim, liability or potential claim or liability in the computation of the Aggregate Borrowing Base, Canadian Borrowing Base and U.S. Borrowing Base.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any option, warrant or other right to acquire any such Equity Interests in Holdings.
“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.
“Revaluation Date” means (a) with respect to any Loan denominated in Canadian Dollars, each of the following: (i) each date of a Borrowing, (ii) each date of a continuation of such Loan pursuant to Section 2.08, (iii) the date any Borrowing Base Certificate is delivered, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require, and (b) with respect to any Letter of Credit denominated in Canadian Dollars or any LC Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under such Letter of Credit, (iv) the date any Borrowing Base Certificate is delivered and (v) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, which commitment may be (a) comprised of both a U.S. Commitment and a Canadian Commitment or solely a U.S. Commitment, as set forth on the Revolving Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, and (b) reduced or increased from time to time pursuant to (i) Section 2.09 and (ii) assignments by or to such Lender pursuant to Section 9.04. As of the Second Restatement Date, the Aggregate Revolving Commitments total $600,000,000.
“Revolving Commitment Schedule” means the Schedule attached hereto identified as such.
“Revolving Exposure” means, individually and collectively as the context may require, the U.S. Revolving Exposure and the Canadian Revolving Exposure.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Government of Canada, the Government of any province or territory of Canada or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person that constitutes a Canadian Blocked Person, (c) any Person operating, organized or resident in a Sanctioned Country or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (c).
“Sanctions” ” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, or (c) the Government of Canada.
“SEC” means the Securities and Exchange Commission of the U.S.
“Second Restatement Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Secured Indebtedness” means, at any date, the portion of Total Funded Indebtedness that is secured by a Lien on any property or assets of Holdings or any of its Restricted Subsidiaries at such date.
“Secured Leverage Ratio” means, on any date, the ratio of (a) Secured Indebtedness on such date to (b) EBITDA for the then most recently ended period of four consecutive fiscal quarters for which financial statements are available, provided that, to the extent any Borrower or any Restricted Subsidiary makes any acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business that is permitted by Section 6.05 during the period of four fiscal quarters of Holdings most recently ended, the Secured Leverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Borrower Representative), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Secured Indebtedness) had occurred in the first day of such four quarter period.
“Secured Obligations” means, individually and collectively as the context may require, the U.S. Secured Obligations and the Canadian Secured Obligations.
“Securities Account” has the meaning assigned to such term in Article 8 of the UCC or the Securities Transfer Act of Ontario, as applicable.
“Securitization Additional Availability” means (a) 85% of the book value of Eligible Securitization Receivables less (b) Reserves, less (c) the greater of (i) the amount of credit actually extended to WESCO Receivables by the Securitization Lenders, and (ii) the Securitization Maximum Potential Capital (but not in excess of the Securitization Purchase Limit); provided, that, notwithstanding the foregoing, in no event shall Securitization Additional Availability exceed the lesser of (A) $70,000,000 and (B) fifteen percent (15%) of the lesser at such time of (1) the Aggregate Revolving Commitments and (2) the Aggregate Borrowing Base.
“Securitization Availability” means, at any time, the available borrowing capacity of WESCO Receivables under the Receivables Securitization Agreements, which available borrowing capacity is equal to (a) the lesser, at such time, of (i) the Securitization Maximum Potential Capital and (ii) the Securitization Purchase Limit minus (b) the amount of credit extended at such time to WESCO Receivables by the Securitization Lenders.
“Securitization Lenders” means the purchasers (i.e., the lenders) of Eligible Accounts that have been sold to WESCO Receivables under the Receivables Securitization Agreements.
“Securitization Maximum Potential Capital” means, at any time, the maximum amount of credit that could be extended to WESCO Receivables at such time (based on Eligible Securitization Receivables) by the Securitization Lenders under the Receivables Securitization Agreements, which amount is set forth on the monthly reports delivered by WESCO Receivables to the Securitization Lenders as the “Maximum Potential Capital”.
“Securitization Purchase Limit” means on any date the aggregate commitment of the Securitization Lenders under the Receivables Securitization Agreements, as the same may be increased or decreased from time to time under the Receivables Securitization Agreements. As of the Second Restatement Date, the Securitization Purchase Limit under the Receivables Securitization Agreements is $550,000,000.
“Settlement” has the meaning assigned to such term in Section 2.05(g).
“Settlement Date” has the meaning assigned to such term in Section 2.05(g).
“Significant Subsidiary” shall mean, with respect to paragraphs (i), (j) and (k) of Article VII hereof, on any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries, would constitute a “significant subsidiary” as set forth in Rule 1-02(w) of Regulation S-X under the Securities Act, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in paragraph (i), (j) or (k) of Article VII hereof has occurred, would collectively satisfy the criteria for the determination of a Significant Subsidiary under clause (a) of this definition.
“Specified Event of Default” any Event of Default of type specified in clauses (a), (b), (d), (e)(i), (i), (j) or (k) of Article VII.
“Specified Foreign Credit Extensions” means Foreign Credit Extensions of which the Administrative Agent has received notice in accordance with Section 2.22.
“Spot Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for U.S. Dollars at approximately 11:00 a.m., New York City time, on such date (the “Applicable Quotation Date”); provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., New York City time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.
“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Standby LC Exposure at such time.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lenders are subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent in its Permitted Discretion.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of a Loan Party, as applicable.
“Supermajority Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposure and unused Revolving Commitments representing at least 66 2/3% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means, individually and collectively as the context may require, the U.S. Swingline Lender and the Canadian Swingline Lender.
“Swingline Loan” means, individually and collectively as the context may require, each U.S. Swingline Loan and each Canadian Swingline Loan.
“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Agent” means (i) Credit Suisse AG and its successors and assigns, as administrative agent and collateral agent for the Term Loan Lenders under the Existing Term Loan Agreement, or (ii) to the extent the Existing Term Loan Agreement is refinanced or replaced after the Second Restatement Date, or any new term loan Indebtedness is incurred after the Second Restatement Date, the administrative agent(s) and/or the collateral agent(s) for the Term Lenders under the new Term Loan Documents.
“Term Loan Agreement” means (i) the Existing Term Loan Agreement or (ii) any new credit or loan agreement entered into by some or all of the Loan Parties, the lenders party thereto, and any Term Loan Agent, including, without limitation, any new credit or loan agreement entered into by some or all of the Loan Parties to refinance and/or replace the Existing Term Debt.
“Term Loan Documents” means each Term Loan Agreement, each Term Loan Security Document, and each other “Loan Document” or “Credit Document” as such term(s) are defined in any such Term Loan Agreement (other than the ABL-Term Loan Intercreditor Agreement).
“Term Loan Lenders” means any lenders from time to time party to any Term Loan Agreement.
“Term Loan Priority Collateral” has the meaning assigned to such term in the ABL-Term Loan Intercreditor Agreement.
“Term Loan Security Documents” means the “Security Documents” as such term is defined in any Term Loan Agreement, and any other documents that are designated under any Term Loan Agreement as “Term Loan Security Documents” for purposes of the ABL-Term Loan Intercreditor Agreement.
“Total Consideration” means, with respect to any Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) Indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, and (d) the amount of Indebtedness assumed in connection with such Acquisition.
“Total Funded Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the types described in clauses (a), (b), (f), (h), (k) and, solely to the extent such Indebtedness being guaranteed would otherwise constitute Total Funded Indebtedness, (g), determined on a consolidated basis in accordance with GAAP, provided that for purposes of this definition, the 2029 Convertible Debentures shall be included in Total Funded Indebtedness at par value.
“Total Leverage Ratio” means, on any date, the ratio of (a) Total Funded Indebtedness on such date to (b) EBITDA for the then most recently ended period of four consecutive fiscal quarters for which financial statements are available, provided that, to the extent any Borrower or any Restricted Subsidiary makes any acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business that is permitted by Section 6.05 during the period of four fiscal quarters of Holdings most recently ended, the Total Leverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Borrower Representative), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four quarter period.
“Transactions” means the execution, delivery and performance by the Loan Parties (and any Foreign Subsidiaries which are party to the Canadian Security Agreement, the Canadian Guarantee or the U.S. Security Agreement) of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the granting of Liens under the Collateral Documents in each case, on the date hereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the ABR, the Canadian Prime Rate, the CDOR Rate or the Adjusted LIBO Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“Unfunded Pension Liability” means, at a point in time, with respect to any defined benefit Canadian Pension Plan, the total unfunded liability or solvency deficiency as determined by a professional actuary for the purposes of the Employment Pension Plans Act (Alberta) or such other provincial pension standards legislation that may be applicable to the funding and solvency requirements of that plan.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Subsidiary” means (a) any Subsidiary of a Borrower that is formed or acquired after the Second Restatement Date that is designated as an Unrestricted Subsidiary in accordance with Section 6.13, (b) any Restricted Subsidiary designated or re-designated as an Unrestricted Subsidiary by the Borrower Representative in a written notice to the Administrative Agent and in accordance with Section 6.13, and (c) each Subsidiary of an Unrestricted Subsidiary.
“USA Patriot Act” has the meaning assigned to such term in Section 9.14.
“U.S. Availability” means, as of any date of determination, (a) the lesser of (i) the total Revolving Commitments as of such date and (ii) the U.S. Borrowing Base as of such date, minus (b) the sum of (i) the total U.S. Revolving Exposure of all U.S. Lenders as of such date (calculated with respect to any Defaulting Lender as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings), and (ii) the Canadian U.S. Borrowing Base Utilization as of such date.
“U.S. Borrower” or “U.S. Borrowers” means, individually or collectively as the context may require (a) WESCO Distribution, Inc., a Delaware corporation, WESCO Equity Corporation, a Delaware corporation, WESCO Integrated Supply, Inc., a Delaware corporation, WESCO Nevada, Ltd., a Nevada corporation, Communications Supply Corporation, a Connecticut corporation, Calvert Wire & Cable Corporation, a Delaware corporation, Liberty Wire & Cable, Inc., a Delaware corporation, TVC Communications, L.L.C., a Delaware limited liability company, Carlton-Bates Company, an Arkansas corporation, and Conney Safety Products, LLC, a Delaware limited liability company, Hi-Line Utility Supply Company, LLC, an Illinois limited liability company, and Hill Country Electric Supply, L.P., a Texas limited partnership and (b) any Domestic Subsidiary of Holdings (other than a CFC Subsidiary Holding Company) that becomes a party to this Agreement as an additional borrower after the Second Restatement Date pursuant to a Joinder Agreement in accordance with Section 5.13.
“U.S. Borrowing Base” means, at any time, the sum of (a) the lesser of (i) 70% of the U.S. Loan Parties (other than Intermediate Holding Companies) Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) the product of 90% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the U.S. Loan Parties (other than Intermediate Holding Companies) Eligible Inventory (determined after taking into account adjustments made in such appraisal in the calculation of the Net Orderly Liquidation Value percentage), valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus (b) the Securitization Additional Availability, minus (c) Reserves.
“U.S. Cash Management Bank” means (a) as of the Second Restatement Date, PNC Bank National Association, in its capacity as the principal depositary bank for the U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors), and (b) at any time after the Second Restatement Date, any one or more of the Lenders selected by the U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors), in consultation with the Administrative Agent, to become the successor principal depository bank for the U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors); provided that, unless the Administrative Agent otherwise consents in writing, no Person shall become the successor “U.S. Cash Management Bank” unless and until such Person shall have entered into a Control Agreement with the U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors) and the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent.
“U.S. Collection Account” means the account at JPMorgan, so designated by the Administrative Agent, in a written notice delivered to the Borrower Representative, to be the “U.S. Collection Account”, to which funds on deposit in Deposit Accounts (other than Excluded Accounts) maintained by the U.S. Loan Parties (other than Canadian Cross-Border Loan Guarantors) with the U.S. Cash Management Bank and all collections and other payments received in respect of the Accounts of the U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors) by the U.S. Cash Management Bank shall be remitted at all times (subject to the provisions of the Intercreditor Agreement) during a Cash Dominion Period.
“U.S. Commitment” means, with respect to each U.S. Lender, the commitment, if any, of such U.S. Lender to make U.S. Revolving Loans and to acquire participations in U.S. Letters of Credit, U.S. Overadvances and U.S. Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.S. Lender’s U.S. Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such U.S. Lender pursuant to Section 9.04. The initial amount of each U.S. Lender’s U.S. Commitment is set forth on the Revolving Commitment Schedule, or in the Assignment and Assumption pursuant to which such U.S. Lender shall have assumed its U.S. Commitment, as applicable. The U.S. Commitment is a sub-facility of the Revolving Commitment and is not in addition to the Revolving Commitment.
“U.S. LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure of the U.S. Borrowers. The U.S. LC Exposure of any U.S. Lender at any time shall be its Applicable Percentage of the total U.S. LC Exposure at such time.
“U.S. Lender Parties” means, individually and collectively as the context may require, the Administrative Agent, the U.S. Lenders, and the Issuing Banks issuing U.S. Letters of Credit.
“U.S. Lenders” means the Persons listed on the Revolving Commitment Schedule as having a U.S. Commitment and any other Person that shall acquire a U.S. Commitment pursuant to an Assignment and Assumption or become a lender pursuant to an Aggregate Commitment Increase in accordance with Section 2.09, other than any such Person that ceases to be such a Person hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “U.S. Lenders” includes the U.S. Swingline Lender.
“U.S. Letter of Credit” means any Letter of Credit issued hereunder for the purpose of providing credit support for any U.S. Borrower, any Domestic Subsidiary or any Foreign Subsidiary.
“U.S. Loan Guarantors” means, individually or collectively, as the context may require (a) Holdings, WESCO Finance Corporation, a Delaware corporation, CDW Holdco, LLC, a Delaware limited liability company, WDC Holding Inc., a Delaware corporation, Conney Investment Holdings, LLC, a Delaware limited liability company, WESCO Nigeria, Inc., a Delaware corporation, CBC LP Holdings, LLC, a Delaware limited liability company, TVC International Holdings, LLC, a Delaware limited liability company, WDCH, LP, a Pennsylvania limited partnership, WESCO Enterprises, Inc., a Delaware corporation, and WDCH US LP, a Delaware limited partnership, (b) any Canadian Cross-Border Loan Guarantor, (c) any Domestic Subsidiary (other than a CFC Subsidiary Holding Company) that after the Second Restatement Date guarantees payment of the U.S. Obligations and the Canadian Obligations pursuant to Section 5.13 and (d) the successors and assigns of the Persons described in clauses (a), (b) and (c) of this definition; provided, however, that for the avoidance of doubt, “U.S. Loan Guarantors” shall not include any CFC Subsidiary or CFC Subsidiary Holding Company.
“U.S. Loan Parties” means, individually or collectively, as the context may require, the U.S. Borrowers and the U.S. Loan Guarantors.
“U.S. Loan Party Guaranty” means (i) Article VIII of the U.S. Security Agreement, and (ii) each other separate Guarantee having terms substantially similar to those set forth in Article VIII of the U.S. Security Agreement delivered by any other U.S. Loan Party after the Second Restatement Date, in each case, as amended or modified and in effect from time to time.
“U.S. Loans” means, individually and collectively as the context may require, the U.S. Revolving Loans, the U.S. Swingline Loans, the U.S. Overadvances, and the U.S. Protective Advances.
“U.S. Obligations” means, with respect to the U.S. Loan Parties, all unpaid principal of and accrued and unpaid interest on the U.S. Loans, all U.S. LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank with respect to a U.S. Letter of Credit or any indemnified party arising under the Loan Documents.
“U.S. Overadvances” has the meaning assigned to such term in Section 2.05(c).
“U.S.” means the United States of America.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Protective Advance” has the meaning assigned to such term in Section 2.04(a).
“U.S. Revolving Exposure” means, with respect to any U.S. Lender at any time, the sum of (a) the outstanding principal amount of U.S. Revolving Loans of such U.S. Lender at such time, plus (b) an amount equal to such U.S. Lender’s Applicable Percentage of the aggregate principal amount of the U.S. Swingline Loans outstanding at such time, plus (c) an amount equal to such U.S. Lender’s Applicable Percentage of the aggregate U.S. LC Exposure outstanding at such time, plus (d) an amount equal to such U.S. Lender’s Applicable Percentage of the aggregate principal amount of the U.S. Overadvances outstanding at such time.
“U.S. Revolving Loan” means a Revolving Loan made to the U.S. Borrowers.
“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Loan Parties; (b) Swap Agreement Obligations of the U.S. Loan Parties owing to one or more U.S. Lenders or their respective Affiliates; provided that promptly after any transaction relating to such Swap Obligation is executed, the U.S. Lender or Affiliate of a U.S. Lender party thereto (other than JPMorgan or its Affiliates) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a U.S. Secured Obligation entitled to the benefits of the Collateral Documents in favor of the U.S. Lender Parties; and (c) all obligations of the U.S. Loan Parties in respect of all Guarantees provided by such U.S. Loan Parties of Indebtedness of Foreign Subsidiaries under Foreign Credit Extensions; provided that promptly after any such Guarantee by any U.S. Loan Party relating to such Foreign Credit Extension is entered into, the U.S. Lender or Affiliate of a U.S. Lender party thereto (other than JPMorgan or its Affiliates) shall have delivered written notice to the Administrative Agent that such a Guarantee has been entered into and that it constitutes a U.S. Secured Obligation entitled to the benefits of the Collateral Documents in favor of the U.S. Lender Parties.
“U.S. Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Second Restatement Date, among the U.S. Loan Parties, WDINESCO II B.V. and the Administrative Agent, for the benefit of the Lender Parties in substantially the form of Exhibit E attached hereto, which Amended and Restated Pledge and Security Agreement amends and restates in its entirety the Pledge and Security Agreement among the U.S. Loan Parties, WDINESCO II B.V. and the Administrative Agent, for the benefit of the Lender Parties, dated as of the Original Closing Date, and any other pledge or security agreement entered into after the Second Restatement Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, in each case, as the same may be amended, restated or otherwise modified from time to time.
“U.S. Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of U.S. Swingline Loans hereunder.
“U.S. Swingline Loan” means a Loan made by the U.S. Swingline Lender pursuant to Section 2.05(a).
“Wage Earner Protection Act Reserve” means, on any date of determination, a reserve established from time to time by Canadian Administrative Agent in such amount as Canadian Administrative Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under applicable law over the Lien of Canadian Administrative Agent.
“WDCC Enterprises” means WDCC Enterprises, Inc., a corporation organized under the laws of Alberta, Canada.
“WDCC Enterprises $90,000,000 Intercompany Loan” means that certain Intercompany Loan by WESCO Canada II to WDCC Enterprises in the original principal amount of Cdn $90,000,000 made on or about December 13, 2012 and evidenced by the WDCC Enterprises Cdn $90,000,000 Intercompany Note.
“WDCC Enterprises $90,000,000 Intercompany Note” means that certain Intercompany Note from WDCC Enterprises to WESCO Canada II dated on or about December 13, 2012 in the original principal amount of Cdn $90,000,000.
“WDC Holding” means WDC Holding, Inc., a Delaware corporation.
“Weekly Reporting Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs, or (ii) Aggregate Availability falls below the Aggregate Availability Trigger Amount and (b) continuing until the date on which no Event of Default has existed and the Aggregate Availability has exceeded the Aggregate Availability Trigger Amount for thirty consecutive days.
“WESCO Canada I” means WESCO Canada I, LP, a limited partnership organized under the laws of Alberta.
“WESCO Canada I $150,000,000 Intercompany Loan” means that certain Intercompany Loan by WDC Holding to WESCO Canada I in the original principal amount of $150,000,000 evidenced by the WESCO Canada I Intercompany Note.
“WESCO Canada I $150,000,000 Intercompany Note” means that certain Subordinated Promissory Note from WESCO Canada I to WDC Holding dated on or about the First Restatement Date in the original principal amount of $150,000,000.
“WESCO Canada II” means WESCO Canada II, LP, a limited partnership organized under the laws of Alberta.
“WESCO Receivables” means WESCO Receivables Corp., a Delaware corporation.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party or any Agent, as applicable.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, replaced, or otherwise modified (subject to any restrictions on such amendments, supplements, replacements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any time” shall refer to the same time or period for all calculations or determination within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All certificates and other documents required to be provided by a specified officer of a Loan Party shall be deemed to be provided by such person solely in their capacity as such officer.
For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary”.
SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if, after the Second Restatement Date, the Borrowers migrate to IFRS or there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such migration to IFRS or any change occurring after the Second Restatement Date in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein.
SECTION 1.05    Currency Matters.
(a)    Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to Agents and the Lenders shall be payable in the currency in which such Obligations are denominated, provided that (i) any reimbursement by a Canadian Borrower of an LC Disbursement in respect of a Canadian Letter of Credit denominated in Canadian Dollars or any payment by a Canadian Lender to the Canadian Administrative Agent or an Issuing Bank in respect of its participation with respect to any such Canadian Letter of Credit shall be payable in Canadian Dollars and (ii) any reimbursement by a U.S. Borrower of an LC Disbursement in respect of a U.S. Letter of Credit denominated in an LC Alternative Currency or any payment by a Lender to the Administrative Agent or an Issuing Bank in respect of its participation with respect to any such Letter of Credit in an LC Alternative Currency shall be payable in dollars.
(b)    Without limiting the other terms of this Agreement, all calculations and determinations under this Agreement of any amount in any currency other than U.S. Dollars shall be deemed to refer to the Dollar Amount thereof, as the case may be, and all Borrowing Base Certificates delivered under this Agreement shall express such calculations or determinations in U.S. Dollars or the Dollar Amount thereof, as the case may be. Each requisite currency translation shall be based on the Spot Rate.
(c)    For purposes of this Agreement and the other Loan Documents, the Dollar Amount of any Borrowings, Loans, Letters of Credit and other Obligations shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date. Such Dollar Amount shall become effective as of such Revaluation Date for such Borrowings, Loans, Letters of Credit and other Obligations and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur with respect to such Borrowings, Loans, Letters of Credit and other Obligations.
ARTICLE II.

The Credits
SECTION 2.01    Revolving Commitments. Subject to the terms and conditions set forth herein, (a) each U.S. Lender agrees to make U.S. Revolving Loans to the U.S. Borrowers denominated in dollars from time to time during the Availability Period, and (b) each Canadian Lender agrees to make Canadian Revolving Loans to the Canadian Borrowers denominated in either dollars or Canadian Dollars from time to time during the Availability Period, so long as, in each case after giving effect thereto:
(i)    the U.S. Revolving Exposure, Canadian Revolving Exposure or Revolving Exposure of any Lender would not exceed such Lender’s U.S. Commitment, Canadian Commitment or Revolving Commitment, as the case may be;
(ii)    U.S. Availability would not be less than zero;
(iii)    Canadian Availability would not be less than zero; and
(iv)    Aggregate Availability would not be less than zero.
subject to the Administrative Agent’s or Canadian Administrative Agent’s authority, as applicable, in their sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans. On the Second Restatement Date, the Administrative Agent shall reallocate the commitments and loans of the Lenders under the Existing Credit Agreement in accordance with the Lenders’ respective Applicable Percentages and all loans outstanding as of the Second Restatement Date under the Existing Credit Agreement shall automatically and without further action by the parties hereto be deemed converted into Loans under this Agreement and shall be included in the calculations as of the Second Restatement Date of “Aggregate Revolving Exposure” and “Revolving Exposure”. All liabilities of the Loan Parties with respect to such Loans shall constitute Obligations and it is the intention of the Loan Parties that such Obligations shall continue to be secured by Collateral Documents.
SECTION 2.02    Loans and Borrowings. (1) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance , any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.
(a)    Subject to Section 2.14: (i) each U.S. Borrowing shall be denominated in dollars; (ii) each Canadian Borrowing shall be denominated in dollars or Canadian Dollars; (iii) each U.S. Borrowing denominated in dollars shall be comprised entirely of ABR Loans or Eurodollar Loans, in each case, as the Borrower Representative may request in accordance herewith; (iv) each Canadian Borrowing denominated in dollars shall be comprised entirely of ABR Loans or Eurodollar Loans, in each case, as the Borrower Representative may request; and (v) each Canadian Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Rate Loans, in each case, as the Borrower Representative may request in accordance herewith; provided that all Borrowings made on the Second Restatement Date must be made as ABR Borrowings or Canadian Prime Rate Borrowings but may be converted into Eurodollar Borrowings or CDOR Rate Borrowings, as applicable, in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan or a Canadian Prime Rate Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(b)    At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the commencement of each Interest Period for any CDOR Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. ABR Revolving Borrowings and Canadian Prime Rate Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of: (i) eight (8) Eurodollar Borrowings outstanding; and (ii) eight (8) CDOR Rate Borrowings outstanding.
(c)    Notwithstanding any other provision of this Agreement, neither the Borrower Representative nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent or the Canadian Administrative Agent, as applicable, of such request either in writing (delivered by hand, facsimile or electronic mail delivery) in a form approved by the Administrative Agent or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing, (b) in the case of a CDOR Rate Borrowing, not later than 11:00 a.m., Chicago time, two Business Days before the date of the proposed Borrowing, (c) in the case of a ABR Borrowing, not later than 11:00 a.m. Chicago time, on the date of the proposed Borrowing, or (d) in the case of a Canadian Prime Rate Borrowing, not later than 11:00 a.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing or a Canadian Prime Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 2:00 p.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic mail delivery to the Administrative Agent or the Canadian Administrative Agent, as applicable, of a written Borrowing Request in a form reasonably approved by the Administrative Agent or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(i)    the name of the applicable Borrower(s);
(ii)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    in the case of a Canadian Borrowing, the applicable currency in which the Borrowing will be funded;
(v)    whether such Borrowing is to be a ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing, or a CDOR Rate Borrowing; and
(vi)    in the case of a Eurodollar Borrowing or a CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (a) an ABR Borrowing in the case of a U.S. Revolving Loan or Canadian Revolving Loan requested in dollars, or (b) a Canadian Prime Rate Borrowing in the case of a Canadian Revolving Loan requested in Canadian Dollars. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing or CDOR Rate Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s (or, in the case of a CDOR Rate Revolving Borrowing, 30 days’) duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04    Protective Advances. (1) Subject to the limitations set forth below, each of the Administrative Agent and the Canadian Administrative Agent, as applicable, is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s or the Canadian Administrative Agent’s, as the case may be, sole discretion (but, in either case, shall have absolutely no obligation to), to make (i) in the case of the Administrative Agent, Loans to the U.S. Borrowers in dollars, on behalf of the U.S. Lenders (each such Loan, a “U.S. Protective Advance”), or (ii) in the case of the Canadian Administrative Agent, Loans to the Canadian Borrowers in Canadian Dollars or dollars, on behalf of the Canadian Lenders (each such Loan, a “Canadian Protective Advance”), which the Administrative Agent or Canadian Administrative Agent, as applicable, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided that, (x) the aggregate amount of U.S. Protective Advances outstanding at any time shall not exceed $15,000,000 and (y) the aggregate amount of Canadian Protective Advances outstanding at any time shall not exceed $15,000,000; provided further that, (1) the aggregate amount of outstanding U.S. Protective Advances in favor of the U.S. Borrowers plus the aggregate U.S. Revolving Exposure shall not exceed (I) the aggregate U.S. Commitments minus (II) the sum of (X) the Priority Payables Reserve, (Y) the Rent Reserve and (Z) the Wage Earner Protection Act Reserve, (2) the aggregate amount of outstanding Canadian Protective Advances in favor of the Canadian Borrowers plus the aggregate Canadian Revolving Exposure shall not exceed the (I) aggregate Canadian Commitments minus (II) the sum of (X) the Priority Payables Reserve, (Y) the Rent Reserve and (Z) the Wage Earner Protection Act Reserve, (3) the aggregate amount of all outstanding Protective Advances plus the Aggregate Revolving Exposure shall not exceed (I) the Aggregate Revolving Commitments minus (II) the sum of (X) the Priority Payables Reserve, (Y) the Rent Reserve and (Z) the Wage Earner Protection Act Reserve, (4) the sum of (I) the aggregate amount of all outstanding Protective Advances plus (II) the aggregate amount of all outstanding Overadvances shall not exceed $60,000,000, and (5) a Protective Advance shall not be made if such Protective Advance would cause the sum of (I) any Lender’s Revolving Exposure plus (II) such Lender’s Applicable Percentage (determined for purposes of this clause (II) in accordance with clause (a) of the definition of Applicable Percentage set forth in Section 1.01) of all outstanding Protective Advances to exceed such Lender’s Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The (i) U.S. Protective Advances shall be secured by the Liens in favor of the Administrative Agent (for the benefit of the Lender Parties) in and to the Collateral of the U.S. Loan Parties; and (ii) Canadian Protective Advances shall be secured by the Liens in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties) in and to the Collateral of the Loan Parties. All U.S. Protective Advances shall constitute U.S. Obligations and all Canadian Protective Advances shall constitute Canadian Obligations. All U.S. Protective Advances and Canadian Protective Advances denominated in dollars shall be ABR Borrowings, and all Canadian Protective Advances denominated in Canadian Dollars shall be Canadian Prime Rate Borrowings. The Administrative Agent’s or Canadian Administrative Agent’s, as the case may be, authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s or the Canadian Administrative Agent’s (as applicable) receipt thereof. At any time that there is sufficient: (I) U.S. Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the U.S. Lenders to make a U.S. Revolving Loan to repay a U.S. Protective Advance; and (II) Canadian Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Canadian Administrative Agent may request the Canadian Lenders to make a Canadian Revolving Loan, in the currency in which the applicable Canadian Protective Advance was denominated, to repay a Canadian Protective Advance. At any other time the Administrative Agent or Canadian Administrative Agent (as applicable) may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.04(b).
(a)    Upon the making of a U.S. Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each U.S. Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such U.S. Protective Advance in proportion to its Applicable Percentage. Upon the making of a Canadian Protective Advance by the Canadian Administrative Agent (whether before or after the occurrence of a Default), each Canadian Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Canadian Administrative Agent without recourse or warranty, an undivided interest and participation in such Canadian Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent or the Canadian Administrative Agent, as applicable, in respect of such Protective Advance.
SECTION 2.05    Swingline Loans and Overadvances. (1) The Administrative Agent, the U.S. Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests that an ABR Borrowing be made to the U.S. Borrowers, the U.S. Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the U.S. Lenders and in the amount requested, same day funds to the U.S. Borrowers, on the date of the applicable Borrowing to the Funding Account(s) (each such Loan made solely by the U.S. Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “U.S. Swingline Loan”), with settlement among them as to the U.S. Swingline Loans to take place on a periodic basis as set forth in Section 2.05(g). Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the U.S. Lenders, except that all payments thereon shall be payable to the U.S. Swingline Lender solely for its own account. The aggregate amount of U.S. Swingline Loans outstanding at any time shall not exceed $50,000,000. The U.S. Swingline Lender shall not make any U.S. Swingline Loan if, after giving effect to such U.S. Swingline Loan (i) U.S. Availability would be less than zero or (ii) Aggregate Availability would be less than zero. All U.S. Swingline Loans shall be ABR Borrowings.
(a)    The Canadian Administrative Agent, the Canadian Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests that a Canadian Prime Rate Borrowing be made to the Canadian Borrowers, the Canadian Swingline Lender may elect to have the terms of this Section 2.05(b) apply to such Borrowing Request by advancing, on behalf of the Canadian Lenders and in the amount requested, same day funds to the Canadian Borrowers, on the date of the applicable Borrowing to the Funding Account(s) (each such Loan made solely by the Canadian Swingline Lender pursuant to this Section 2.05(b) is referred to in this Agreement as a “Canadian Swingline Loan”), with settlement among them as to the Canadian Swingline Loans to take place on a periodic basis as set forth in Section 2.05(g). Each Canadian Swingline Loan shall be subject to all the terms and conditions applicable to other Canadian Prime Rate Loans funded by the Canadian Lenders, except that all payments thereon shall be payable to the Canadian Swingline Lender solely for its own account. The aggregate amount of Canadian Swingline Loans outstanding at any time shall not exceed $40,000,000. The Canadian Swingline Lender shall not make any Canadian Swingline Loan if, after giving effect to such Canadian Swingline Loan (i) Canadian Availability would be less than zero or (ii) Aggregate Availability would be less than zero. All Canadian Swingline Loans shall be Canadian Borrowings.
(b)    Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make U.S. Revolving Loans to the U.S. Borrowers, on behalf of the U.S. Lenders, in amounts that exceed U.S. Availability (any such excess U.S. Revolving Loans are herein referred to collectively as “U.S. Overadvances”); provided that, no U.S. Overadvance shall result in a Default due to U.S. Borrowers’ failure to comply with Section 2.01 for so long as such U.S. Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such U.S. Overadvance. In addition, U.S. Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied, it being understood that the conditions precedent set forth in Sections 4.02(a), (b) and (d) shall continue to apply (subject to the proviso set forth in the immediately preceding sentence). All U.S. Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make U.S. Overadvances is limited to an aggregate amount not to exceed $25,000,000 at any time, no U.S. Overadvance may remain outstanding for more than forty-five (45) days, no U.S. Overadvance shall cause any U.S. Lender’s U.S. Revolving Exposure or Revolving Exposure to exceed its U.S. Commitment or Revolving Commitment (as applicable), no U.S. Overadvance shall cause the Aggregate Revolving Exposure to exceed (i) the Aggregate Revolving Commitments minus (ii) the sum of (A) the Priority Payables Reserve, (B) the Rent Reserve and (C) the Wage Earner Protection Act Reserve and no U.S. Overadvance shall cause the sum of (x) the aggregate amount of all outstanding Overadvances plus (y) the aggregate amount of all outstanding Protective Advances to exceed $60,000,000; provided that, the Supermajority Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make U.S. Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
(c)    Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Canadian Administrative Agent may in its sole discretion (but with absolutely no obligation), make Canadian Revolving Loans to the Canadian Borrowers, on behalf of the Canadian Lenders, in amounts that exceed Canadian Availability (any such excess Canadian Revolving Loans are herein referred to collectively as “Canadian Overadvances”); provided that, no Canadian Overadvance shall result in a Default due to Canadian Borrowers’ failure to comply with Section 2.01 for so long as such Canadian Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Canadian Overadvance. In addition, Canadian Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied, it being understood that the conditions precedent set forth in Sections 4.02(a), (b) and (d) shall continue to apply (subject to the proviso set forth in the immediately preceding sentence). All Canadian Overadvances shall constitute ABR Borrowings or Canadian Prime Rate Borrowings. The authority of the Canadian Administrative Agent to make Canadian Overadvances is limited to an aggregate amount not to exceed $25,000,000 at any time, no Canadian Overadvance may remain outstanding for more than forty-five (45) days, no Canadian Overadvance shall cause any Canadian Lender’s Canadian Revolving Exposure or Revolving Exposure to exceed its Canadian Commitment or Revolving Commitment (as applicable), no Canadian Overadvance shall cause the Aggregate Revolving Exposure to exceed (i) the Aggregate Revolving Commitments minus (ii) the sum of (A) the Priority Payables Reserve, (B) the Rent Reserve and (C) the Wage Earners Protection Act Reserve, and no Canadian Overadvance shall cause the sum of (x) the aggregate amount of all outstanding Overadvances plus (y) the aggregate amount of all outstanding Protective Advances to exceed $60,000,000; provided that, the Supermajority Revolving Lenders may at any time revoke the Canadian Administrative Agent’s authorization to make Canadian Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Canadian Administrative Agent’s receipt thereof.
(d)    Upon the making of a U.S. Swingline Loan or a U.S. Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such U.S. Swingline Loan or U.S. Overadvance), each U.S. Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the U.S. Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such U.S. Swingline Loan or U.S. Overadvance equal in amount to such U.S. Lender’s Applicable Percentage of such U.S. Swingline Loan or U.S. Overadvance. The U.S. Swingline Lender or the Administrative Agent may, at any time, require the U.S. Lenders to fund their participations in U.S. Swingline Loans or U.S. Overadvances. From and after the date, if any, on which any U.S. Lender is required to fund its participation in any U.S. Swingline Loan or U.S. Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such U.S. Lender, such U.S. Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such U.S. Swingline Loan or U.S. Overadvance.
(e)    Upon the making of a Canadian Swingline Loan or a Canadian Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Canadian Swingline Loan or Canadian Overadvance), each Canadian Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Canadian Swingline Lender or the Canadian Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Canadian Swingline Loan or Canadian Overadvance equal in amount to such Canadian Lender’s Applicable Percentage of such Canadian Swingline Loan or Canadian Overadvance. The Canadian Swingline Lender or the Canadian Administrative Agent may, at any time, require the Canadian Lenders to fund their participations in Canadian Swingline Loans or Canadian Overadvances. From and after the date, if any, on which any Canadian Lender is required to fund its participation in any Canadian Swingline Loan or Canadian Overadvance purchased hereunder, the Canadian Administrative Agent shall promptly distribute to such Canadian Lender, such Canadian Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Canadian Administrative Agent in respect of such Canadian Swingline Loan or Canadian Overadvance, as the case may be.
(f)    Each of the Administrative Agent and the Canadian Administrative Agent, on behalf of the U.S. Swingline Lender or the Canadian Swingline Lender, as applicable, shall request settlement (a “Settlement”) with the U.S. Lenders or Canadian Lenders, as applicable, on at least a weekly basis or on any more frequent date that the Administrative Agent or Canadian Administrative Agent, as the case may be, elects, by notifying the applicable Revolving Lenders of such requested Settlement by facsimile, telephone, or electronic mail no later than 11:00 a.m., Chicago time, on the date of such requested Settlement (the “Settlement Date”). With respect to Settlements involving U.S. Loans, each U.S. Lender (other than the U.S. Swingline Lender, in the case of the U.S. Swingline Loans) shall transfer in dollars the amount of such U.S. Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to an account of the Administrative Agent as the Administrative Agent may designate, not later than noon, Chicago time, on such Settlement Date. With respect to Settlements involving Canadian Loans, each Canadian Lender (other than the Canadian Swingline Lender, in the case of the Canadian Swingline Loans) shall transfer, in the currency in which the applicable Loan was denominated, the amount of such Canadian Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Canadian Administrative Agent, to an account of the Canadian Administrative Agent as the Canadian Administrative Agent may designate, not later than noon, Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to: (i) the Administrative Agent shall be applied against the amounts of the U.S. Swingline Lender’s U.S. Swingline Loans and, together with U.S. Swingline Lender’s Applicable Percentage of such U.S. Swingline Loan, shall constitute U.S. Revolving Loans of such U.S. Lenders, respectively; and (ii) the Canadian Administrative Agent shall be applied against the amounts of the Canadian Swingline Lender’s Canadian Swingline Loans and, together with Canadian Swingline Lender’s Applicable Percentage of such Canadian Swingline Loan, shall constitute Canadian Revolving Loans of such Canadian Lenders, respectively. If any such amount is not transferred to the Administrative Agent or the Canadian Administrative Agent, as applicable, by any Revolving Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.
SECTION 2.06    Letters of Credit. (1) General Terms; Issuing Bank Commitments; Requests for Letters of Credit. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of, and each Issuing Bank agrees, subject to its LC Individual Sublimit and in reliance upon the agreements of the Borrowers and the Lenders set forth in this Section 2.06 and elsewhere in the Agreement, to issue, Letters of Credit (denominated in dollars or in an LC Alternative Currency in the case of U.S. Letters of Credit and denominated in dollars or Canadian Dollars in the case of Canadian Letters of Credit) for the account of a Borrower or for the account of a Restricted Subsidiary, in a form reasonably acceptable to the applicable Issuing Bank, the Administrative Agent in the case of U.S. Letters of Credit, and the Canadian Administrative Agent in the case of Canadian Letters of Credit, at any time and from time to time during the Availability Period; provided that (i) with respect to any Letter of Credit issued for the account of (x) a Domestic Subsidiary that is not a Borrower or (ii) a Foreign Subsidiary, one or more of the U.S. Borrowers shall be the applicant or co-applicant with respect to such Letter of Credit and (y) a Canadian Subsidiary that is not a Borrower, one or more of the Canadian Borrowers shall be the applicant or co-applicant with respect to such Letter of Credit, (ii) each U.S. Borrower and each other U.S. Loan Party irrevocably agrees that is shall be jointly and severally liable and fully responsible for any and all LC Disbursements and other obligations with respect to any Letter of Credit issued for the account of any Borrower or Restricted Subsidiary hereunder as if such Letter of Credit had been issued for the sole account of such U.S. Borrower or other U.S. Loan Party, (iii) each Canadian Borrower and each other Canadian Loan Party irrevocably agrees that is shall be jointly and severally liable and fully responsible for any and all LC Disbursements and other obligations with respect to any Canadian Letter of Credit issued for the account of any Canadian Borrower or Canadian Subsidiary hereunder as if such Letter of Credit had been issued for the sole account of such Canadian Borrower or other Canadian Loan Party, (iv) each U.S. Lender severally agrees to participate in all U.S. Letters of Credit issued hereunder to the extent of its Applicable Percentage, and (v) each Canadian Lender severally agrees to participate in all Canadian Letters of Credit issued hereunder to the extent of its Applicable Percentage. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, or (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Change in Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Second Restatement Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Second Restatement Date and which such Issuing Bank in good faith deems material to it and is not otherwise compensated for hereunder.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent in the case of U.S. Letters of Credit and the Canadian Administrative Agent in the case of Canadian Letters of Credit (with a copy to the Administrative Agent) (in each case, prior to noon, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Loan Party or Restricted Subsidiary for whose account such Letter of Credit is to be issued, the currency in which such Letter of Credit will be denominated (which may be in: (x) dollars or an LC Alternative Currency in the case of U.S. Letters of Credit and (y) dollars or Canadian Dollars in the case of Canadian Letters of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the LC Aggregate Maximum Amount, (ii) U.S. Availability shall not be less than zero, (iii) Canadian Availability shall not be less than zero, (iv) Aggregate Availability shall not be less than zero, (v) the aggregate LC Exposure with respect to all Letters of Credit issued in an LC Alternative Currency shall not exceed the LC Alternative Currency Sublimit, (vi) the LC Exposure of the applicable Issuing Bank shall not exceed such Issuing Bank’s LC Individual Sublimit, and (vii) each Lender’s U.S. Revolving Exposure, Canadian Revolving Exposure and Revolving Exposure shall not exceed such Lender’s U.S. Commitment, Canadian Commitment and Revolving Commitment, respectively.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is two years (or, at the discretion of the applicable Issuing Bank, with the consent of the Administrative Agent and the Required Lenders, an agreed to longer period of time) after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any “evergreen” or automatic renewal provisions, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (unless such Letter of Credit has been cash collateralized in accordance with the provisions of Section 2.06(k)) or otherwise in a manner reasonably satisfactory to the applicable Issuing Bank; provided, that in the case of any Letter of Credit providing for annual automatic renewal, such Letter of Credit may, at the discretion of the applicable Issuing Bank, be automatically extended for a period of up to one year after the Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each U.S. Lender, with respect to a U.S. Letter of Credit, and each Canadian Lender, with respect to a Canadian Letter of Credit, and each U.S. Lender and Canadian Lender, as applicable, hereby acquires from the applicable Issuing Bank, a participation in each such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, (i) with respect to each U.S. Letter of Credit, each U.S. Lender hereby absolutely and unconditionally agrees to pay in dollars to the Administrative Agent, and (ii) with respect to any Canadian Letters of Credit, each Canadian Lender hereby absolutely and unconditionally promises to pay, in the same currency in which such Canadian Letter of Credit is issued, the Canadian Administrative Agent, in each case for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement, made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, U.S. Commitments or Canadian Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to (i) the Administrative Agent (in the case of any U.S. Letter of Credit) in dollars, and (ii) the Canadian Administrative Agent (in the case of any Canadian Letter of Credit) in the same currency as the applicable LC Disbursement, an amount equal to such LC Disbursement not later than noon, Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 1:00 p.m., Chicago time, on (x) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., Chicago time, on the date of receipt, or (y) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the date of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or U.S. Swingline Loan (in the case of U.S. Letters of Credit), or a Canadian Prime Rate Revolving Borrowing or Canadian Swingline Loan (in the case of Canadian Letters of Credit), in an equivalent amount and, to the extent so financed (in the event that such LC Disbursement with respect to a U.S. Letter of Credit was made in an LC Alternative Currency, such Borrowing Request shall be for an amount in dollars equal to the Dollar Amount of such LC Disbursement), the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Canadian Prime Rate Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall notify each U.S. Lender of the applicable LC Disbursement with respect to U.S. Letters of Credit and each Canadian Lender of the applicable LC Disbursement with respect of Canadian Letters of Credit, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice with respect to any Letter of Credit, each U.S. Lender (in the case of any U.S. Letter of Credit) and each Canadian Lender (in the case of any Canadian Letter of Credit) shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the applicable Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Lenders. Promptly following receipt by the Administrative Agent or the Canadian Administrative Agent, as the case may be, of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent and Canadian Administrative Agent, as applicable, shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Canadian Prime Rate Revolving Loans, or a Swingline Loan as contemplated above) shall not constitute a Loan (but shall be a Secured Obligation) and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
(f)    Exchange Indemnification and Increased Costs. The U.S. Borrowers shall, upon demand from any Issuing Bank or any U.S. Lender, pay to such Issuing Bank or such U.S. Lender, the amount of (i) any loss or cost or increased cost incurred by such Issuing Bank or such U.S. Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Bank or such U.S. Lender, (iii) any currency exchange loss, in each case with respect to clauses (i), (ii) and (iii), that such Issuing Bank or such U.S. Lender sustains as a result of the U.S. Borrowers’ repayment in dollars of any U.S. Letter of Credit that was denominated in an LC Alternative Currency or (iv) any interest or any other return, including principal, foregone by such Issuing Bank as a result of the introduction of, changeover to or operation of the Euro in any member state participating in the Euro. A certificate of the applicable Issuing Bank setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Bank shall be conclusively presumed to be correct save for manifest error.
(g)    Obligations Absolute. The joint and several obligations of U.S. Borrowers to reimburse LC Disbursements and the obligation of the Canadian Borrowers to reimburse LC Disbursements on account of Canadian Letters of Credit, in each case, as provided in paragraph (e) of this Section shall be (subject to Section 12.01) absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Canadian Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(h)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent (in the case of U.S. Letters of Credit), the Canadian Administrative Agent (in the case of Canadian Letters of Credit) and the applicable Borrower by telephone (confirmed by facsimile or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement.
(i)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum (i) then applicable to ABR Revolving Loans in the case of LC Disbursements made in dollars; (ii) then applicable to Canadian Prime Rate Revolving Loans in the case of LC Disbursements made in Canadian Dollars; and (iii) equal to the Overnight LIBO Rate plus the Overnight LIBO Spread as set forth in the definition of “Applicable Rate” in the case of LC Disbursements made in an LC Alternative Currency; provided that, if the applicable Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(j)    Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the Issuing Bank to be replaced and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(k)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent, the Canadian Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, (i) the U.S. Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lender Parties (the “LC Collateral Account”), an amount in cash equal to 103% of the U.S. LC Exposure as of such date plus accrued and unpaid interest thereon; and (ii) the Canadian Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Canadian Lender Parties (the “Canadian LC Collateral Account”), an amount in cash equal to 103% of the Canadian LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clauses (i) or (j) of Article VII. Such deposits shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in the case of deposits in the LC Collateral Account, and the Canadian Secured Obligations in the case of deposits in the Canadian LC Collateral Account. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts; and (x) the U.S. Borrowers hereby grant the Administrative Agent (for the benefit of the Lender Parties) a security interest in the LC Collateral Account and (y) the Canadian Borrowers hereby grant the Administrative Agent (for the benefit of the Canadian Lender Parties) a security interest in the Canadian LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Subject to Section 12.01, moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrowers or the Canadian Borrowers, as applicable, for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied, in the case of moneys in the LC Collateral Account, to satisfy other Secured Obligations or, in the case of moneys in the Canadian LC Collateral Account, to satisfy other Canadian Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived.
(l)    Treatment of Existing Letters of Credit. On the Second Restatement Date, (i) each Existing U.S. Letter of Credit, to the extent outstanding, shall automatically and without further action by the parties thereto be deemed converted into a U.S. Letter of Credit under this Agreement (as reflected on Schedule 2.06) and each Existing Canadian Letter of Credit, to the extent outstanding, shall automatically and without further action by the parties thereto be deemed converted into a Canadian Letter of Credit under this Agreement (as reflected on Schedule 2.06), in each case, pursuant to this Section 2.06 and subject to the provisions hereof as if each such Existing U.S. Letter of Credit and each Existing Canadian Letter of Credit had been issued on the Second Restatement Date, (ii) each Existing U.S. Letter of Credit shall be included in the calculation of U.S. LC Exposure and each Existing Canadian Letter of Credit shall be included in the calculation of Canadian LC Exposure, and (iii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.
(m)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, such Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
SECTION 2.07    Funding of Borrowings. (1) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent or the Canadian Administrative Agent, as applicable, most recently designated by it for such purpose by notice to the Lenders; provided that, Swingline Loans shall be made as provided in Section 2.05. Each of the Administrative Agent and the Canadian Administrative Agent, as applicable, will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent or the Canadian Administrative Agent, as applicable, to the applicable Issuing Bank, (ii) a U.S. Protective Advance or a U.S. Overadvance shall be retained by the Administrative Agent, and (iii) a Canadian Protective Advance or a Canadian Overadvance shall be retained by the Canadian Administrative Agent. U.S. Loans and participations in U.S. Swingline Loans and U.S. Letters of Credit will be funded by each U.S. Lender pro rata in accordance with its Applicable Percentage of the U.S. Commitments. Canadian Loans and participations in Canadian Swingline Loans and Canadian Letters of Credit will be funded by each Canadian Lender pro rata in accordance with its Applicable Percentage of the Canadian Commitments.
(a)    Unless the Administrative Agent or the Canadian Administrative Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agent or the Canadian Administrative Agent, as applicable, may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Canadian Administrative Agent, as applicable, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent or the Canadian Administrative Agent, as applicable, at (i) in the case of such Lender, the greater of either the Federal Funds Effective Rate (in the case of dollar denominated amounts) or the Canadian Administrative Agent’s cost of funds (in the case of Canadian Dollar denominated amounts) and a rate determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans (in the case of dollar denominated amounts), or Canadian Prime Rate Loans (in the case of Canadian Dollar denominated amounts). If such Lender pays such amount to the Administrative Agent or the Canadian Administrative Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08    Interest Elections. (1) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing or a CDOR Rate Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing or a CDOR Rate Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing, provided that a Borrowing in one currency may only be converted to another Type of Borrowing denominated in the same currency as the Borrowing to be so converted. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
(a)    To make an election pursuant to this Section, the Borrower Representative shall notify the (i) Administrative Agent, with respect to each U.S. Revolving Loan, and (ii) the Canadian Administrative Agent (with a copy to the Administrative Agent) with respect to any Canadian Revolving Loan, of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic mail delivery to the Administrative Agent or the Canadian Administrative Agent (with a copy to the Administrative Agent), as applicable, of a written Interest Election Request in a form approved by the Administrative Agent or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative.
(b)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    the currency in which such Borrowing is to be funded;
(iv)    whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a CDOR Rate Borrowing, or a Eurodollar Borrowing; and
(v)    if the resulting Borrowing is a Eurodollar Borrowing or a CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing or a CDOR Rate Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s (or, in the case of a CDOR Rate Borrowing, 30 days’) duration.
(a)    Promptly following receipt of an Interest Election Request by (i) the Administrative Agent, the Administrative Agent shall advise each U.S. Lender of the details thereof and of such U.S. Lender’s portion of each resulting Borrowing, and (ii) the Canadian Administrative Agent, the Canadian Administrative Agent shall advise each Canadian Lender of the details thereof and of such Canadian Lender’s portion of each resulting Borrowing.
(b)    If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing, in the case of a Eurodollar Borrowing of either U.S. Revolving Loans or Canadian Revolving Loans denominated in dollars. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of U.S. Revolving Loans or Canadian Revolving Loans denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
(c)    If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Prime Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a CDOR Rate Borrowing and (ii) unless repaid, each CDOR Rate Borrowing shall be converted to a Canadian Prime Rate Borrowing of the same class at the end of the Interest Period applicable thereto.
SECTION 2.09    Termination and Reduction of Commitments; Increase in Revolving Commitments. (1) Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date. For clarification, all U.S. Commitments and Canadian Commitments, as sub-facilities of the Revolving Commitments, shall terminate upon the termination of the Revolving Commitments.
(a)    Subject to Section 12.01, the Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full in cash of all outstanding U.S. Loans, in the case of the U.S. Commitment, and Canadian Loans, in the case of the Canadian Commitment, together with accrued and unpaid interest thereon and on any U.S. Letters of Credit, in the case of the U.S. Commitment, and Canadian Letters of Credit, in the case of the Canadian Commitment, as applicable, (ii) the cancellation and return of all outstanding U.S. Letters of Credit, in the case of the U.S. Commitment, and Canadian Letters of Credit, in the case of the Canadian Commitment (or alternatively, (A) with respect to each such U.S. Letter of Credit, the deposit in the LC Collateral Account of cash equal to 103% of the U.S. LC Exposure or with respect to each such Canadian Letter of Credit, the deposit in the Canadian LC Collateral Account of cash equal to 103% Canadian LC Exposure, as applicable, as of such date in accordance with Section 2.06(k), or (B) with the consent of the Administrative Agent and the Canadian Administrative Agent, as applicable, and each applicable Issuing Bank, a back-up standby letter of credit equal to 103% of the U.S. LC Exposure or Canadian LC Exposure, as applicable, as of such date), (iii) the payment in full in cash of the accrued and unpaid fees, and (iv) the payment in full in cash of all reimbursable expenses and other U.S. Obligations or Canadian Obligations, as applicable, together with accrued and unpaid interest thereon. For clarification, all U.S. Commitments and Canadian Commitments, as sub-facilities of the Revolving Commitments, shall terminate upon the termination of the Revolving Commitments.
(b)    Subject to Section 12.01, the Borrowers may from time to time reduce the Aggregate Revolving Commitments; provided that (i) each reduction of the Aggregate Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not reduce the Aggregate Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, Aggregate Availability would be less than zero. Each reduction of the Aggregate Revolving Commitments shall be made ratably among the Lenders in accordance with their Applicable Percentages. In connection with any reduction of the Aggregate Revolving Commitments, the aggregate U.S. Commitments shall be automatically reduced on a dollar-for-dollar basis by the amount of the reduction in the Aggregate Revolving Commitments, and, to the extent that the reduction in the Aggregate Revolving Commitments would cause the Canadian Sublimit to exceed the aggregate amount of the Canadian Commitments of the Canadian Lenders, the Canadian Sublimit shall be automatically reduced so that after giving effect to the reduction in the Aggregate Revolving Commitments, the Canadian Sublimit does not exceed the aggregate amount of the Canadian Commitments of the Canadian Lenders.
(c)    The Borrower Representative shall notify the Administrative Agent and the Canadian Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraphs (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent or the Canadian Administrative Agent, as applicable, shall advise the U.S. Lenders or the Canadian Lenders, as applicable, of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of another transaction, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent.
(d)    The Borrowers shall have the right to increase the Aggregate Revolving Commitments (an “Aggregate Commitment Increase”) by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution, provided that (i) any such request for an Aggregate Commitment Increase shall be in a minimum amount of $25,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of four (4) such requests, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, delayed or conditioned, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) the aggregate amount of all such Aggregate Commitment Increases shall not exceed $200,000,000, (vi) the conditions described in Section 2.09(f) shall be satisfied and (vii) no Lender shall have any obligation to increase its Revolving Commitment in connection with any such Aggregate Commitment Increase requested by the Borrowers hereunder. Administrative Agent may, in consultation with the Borrower Representative, allocate the additional Revolving Commitments between U.S. Commitments and Canadian Commitments.
(e)    Any amendment hereto for such an Aggregate Commitment Increase shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Revolving Commitment(s). As condition precedents to such an increase, the Borrower Representative shall deliver to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the authorizations adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof or except to the extent such representation or warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (2) no Default exists.
(f)    In addition, the Borrowers shall have the right to request in connection with an Aggregate Commitment Increase that the Canadian Sublimit be increased (a “Canadian Sublimit Increase”) through the increase by one or more Canadian Lenders of their Canadian Commitments or the addition of one or more new lending institutions as additional Canadian Lenders hereunder. Any request for a Canadian Sublimit Increase shall be subject to the following conditions (which conditions shall be in addition to the conditions set forth in Sections 2.09(e) and (f) above): (i) such request shall be submitted by the Borrower Representative to the Administrative Agent in writing not less than 15 days prior to the proposed dates of such Canadian Sublimit Increase, (ii) the Borrower Representative, on behalf of the Canadian Borrowers, shall be entitled to submit such a request on only one occasion during the term of this Agreement, (iii) the aggregate amount of the Canadian Sublimit Increase shall not exceed $25,000,000, (iv) the Borrowers shall have executed and delivered to the Administrative Agent an amendment hereto in form and substance reasonably satisfactory to the Administrative Agent effecting such increase, which amendment shall require only the signature of the Borrowers, the Administrative Agent and the Lender(s) increasing their Canadian Commitments, (v) the Borrowers shall have delivered to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the authorizations adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof or except to the extent such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date), and (2) no Default exists, and (vi) no Lender shall have any obligation to increase its Canadian Commitment in connection with any such Canadian Sublimit Increase requested by the Borrowers hereunder.
(g)    Within a reasonable time after the effective date of any Aggregate Commitment Increase or Canadian Sublimit Increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Revolving Commitment Schedule to reflect such increase and shall distribute such revised Revolving Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Revolving Commitment Schedule shall replace the old Revolving Commitment Schedule and become part of this Agreement. On the Business Day following any such Aggregate Commitment Increase, all outstanding ABR Loans and Canadian Prime Rate Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages. Eurodollar Loans and CDOR Rate Loans shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.
SECTION 2.10    Repayment and Amortization of Loans; Evidence of Debt. (1) (i) The U.S. Borrowers hereby unconditionally promise to pay (A) to the Administrative Agent for the account of each U.S. Lender the then unpaid principal amount of each U.S. Revolving Loan on the Maturity Date, (B) to the Administrative Agent the then unpaid principal amount of each U.S. Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent and (C) to the Administrative Agent the then unpaid principal amount of each U.S. Overadvance on the earliest of the Maturity Date, the forty-fifth (45th) day after such U.S. Overadvance is made, and demand by the Administrative Agent; and (ii) the Canadian Borrowers hereby unconditionally promise to pay (A) to the Canadian Administrative Agent for the account of each Canadian Lender the then unpaid principal amount of each Canadian Revolving Loan on the Maturity Date, (B) to the Canadian Administrative Agent the then unpaid amount of each Canadian Protective Advance on the earlier of the Maturity Date and demand by the Canadian Administrative Agent and (C) to the Canadian Administrative Agent the then unpaid principal amount of each Canadian Overadvance on the earliest of the Maturity Date, the forty-fifth (45th) day after such Canadian Overadvance is made, and demand by the Canadian Administrative Agent.
(a)    On each Business Day during any Cash Dominion Period, (i) the Administrative Agent shall apply all funds credited to each U.S. Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any U.S. Protective Advances and U.S. Overadvances that may be outstanding, pro rata, and second to prepay the U.S. Revolving Loans (including U.S. Swingline Loans) and to cash collateralize outstanding U.S. LC Exposure; and (ii) the Canadian Administrative Agent shall apply all funds credited to each Canadian Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Canadian Administrative Agent, whether or not immediately available) first to prepay any Canadian Protective Advances and Canadian Overadvances that may be outstanding, pro rata, and second to prepay the Canadian Revolving Loans (including Canadian Swingline Loans) and to cash collateralize outstanding Canadian LC Exposure.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    (i) The Administrative Agent shall maintain accounts in which it shall record (A) the amount of each U.S. Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (B) the amount of any principal and interest due and payable or to become due and payable from the U.S. Borrowers to each U.S. Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder for the account of the U.S. Lenders and each U.S. Lender’s share thereof; and (ii) the Canadian Administrative Agent shall maintain accounts in which it shall record (A) the amount of each Canadian Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (B) the amount of any principal and interest due and payable or to become due and payable from the Canadian Borrowers to each Canadian Lender hereunder and (C) the amount of any sum received by the Canadian Administrative Agent hereunder for the account of the Canadian Lenders and each Canadian Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein subject to manifest error; provided that in the event of a conflict between an account maintained pursuant to clause (c) and an account maintained pursuant to clause (d) of this Section, the account maintained under clause (d) shall control; provided further that the failure of any Lender, the Administrative Agent, or the Canadian Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent (it being agreed that the form attached hereto as Exhibit H is approved by the Administrative Agent). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the applicable Lender and its registered assigns.
SECTION 2.11    Prepayment of Loans. (1) The Borrowers shall have the right at any time and from time to time, without premium or penalty other than any break funding payments required in accordance with Section 2.16, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section and subject to Section 12.01.
(a)    Except for Overadvances permitted under Section 2.05, in the event and on such occasion (including after any Revaluation Date) that (i) Aggregate Availability shall be less than zero, subject to Section 12.01, (ii) U.S. Availability shall be less than zero, or (iii) Canadian Availability shall be less than zero, the Borrowers shall immediately prepay (or in the case of the LC Exposure, cash collateralize) the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount sufficient to cause Aggregate Availability, U.S. Availability and Canadian Availability to no longer be less than zero.
(b)    In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event during any Cash Dominion Period, the Borrowers shall, subject to Section 12.01, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds (without any reduction in the Revolving Commitments), provided that any Net Proceeds with respect to any Prepayment Event which are clearly identifiable as proceeds of Term Loan Priority Collateral shall be remitted to the Term Loan Agent in accordance with and to the extent required by the ABL-Term Loan Intercreditor Agreement.
(c)    All such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) without a corresponding reduction in the Aggregate Revolving Commitments and to cash collateralize outstanding LC Exposure (in an amount up to 103% of the outstanding LC Exposure). Notwithstanding the foregoing, any such application of proceeds from the Collateral securing solely the Canadian Obligations shall be made solely in respect of the Canadian Obligations.
(d)    The Borrower Representative shall notify the Administrative Agent and the Canadian Administrative Agent by telephone (confirmed by facsimile or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing or a CDOR Rate Revolving Borrowing, not later than 11:00 a.m., Chicago time, three (or, in the case of a CDOR Rate Revolving Borrowing, two) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing or a Canadian Prime Rate Revolving Borrowing, not later than noon, Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
SECTION 2.12    Fees. (1) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Second Restatement Date to but excluding the date on which such Lenders’ Revolving Commitment terminates. Accrued commitment fees shall be payable monthly in arrears on the first day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Second Restatement Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(d)    The (i) U.S. Borrowers agree to pay to the Administrative Agent for the account of each U.S. Lender a participation fee with respect to its participations in U.S. Letters of Credit and (ii) Canadian Borrowers agree to pay to the Canadian Administrative Agent for the account of each Canadian Lender a participation fee with respect to its participations in Canadian Letters of Credit, which, in each case, shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Second Restatement Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure. In addition, each Borrower agrees to pay to the applicable Issuing Bank with respect to each Letter of Credit issued for the account of such Borrower by such Issuing Bank a fronting fee in an amount separately agreed upon between the Borrowers and the applicable Issuing Bank, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of each calendar month shall be payable on the first day of each calendar month following such last day, commencing on the first such date to occur after the Second Restatement Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Fronting fees in respect of any Letter of Credit shall be payable on the date of the issuance of such Letter of Credit and on the date of any renewal thereof. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(e)    The U.S. Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the U.S. Borrowers and the Administrative Agent. The Canadian Borrowers agree to pay to the Canadian Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Canadian Borrowers and the Canadian Administrative Agent.
(f)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Canadian Administrative Agent, as applicable, (or to the applicable Issuing Bank in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13    Interest. (1) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for such Type of Loan.
(a)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for such Type of Loan.
(b)    The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate for such Type of Loan.
(c)    The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for such Type of Loan.
(d)    Each Protective Advance and each Overadvance shall bear interest at the Canadian Prime Rate, if denominated in Canadian Dollars, or at the Alternate Base Rate, if denominated in dollars, plus the Applicable Rate for corresponding Revolving Loans plus 2% per annum.
(e)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% above the rate applicable to such fee or other obligation, if any, as provided hereunder.
(f)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or a Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(g)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, the Canadian Prime Rate or the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Canadian Prime Rate, CDOR Rate, Adjusted LIBO Rate or LIBO Rate shall be determined in good faith by the Administrative Agent or the Canadian Administrative Agent, as applicable, and such determination shall be conclusive absent manifest error.
(h)    For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
SECTION 2.14    Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent demonstrable or manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, facsimile or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (B) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
(b)    If prior to the commencement of any Interest Period for a CDOR Rate Borrowing:
(i)    the Canadian Administrative Agent determines (which determination shall be conclusive absent demonstrable or manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or
(ii)    the Canadian Administrative Agent is advised by the Required Lenders that the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Canadian Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, facsimile or electronic mail as promptly as practicable thereafter and, until the Canadian Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a CDOR Rate Borrowing shall be ineffective, and (B) if any Borrowing Request requests a CDOR Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing.
SECTION 2.15    Increased Costs. (a) If any Change in Law shall:
(iii)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;
(iv)    impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans or CDOR Rate Loans made by such Lender or any Letter of Credit or participation therein; or
(v)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender (or such other Recipient) of making or maintaining any Eurodollar Loan or CDOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank (or such other Recipient) of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (or such other Recipient) hereunder (whether of principal, interest or otherwise), then subject to Section 12.01 the Borrowers will pay to such Lender or Issuing Bank (or such other Recipient), as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank (or such other Recipient), as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by a Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then subject to Section 12.01 from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the U.S. Borrowers shall compensate each U.S. Lender and the Canadian Borrowers shall compensate each Canadian Lender, as applicable, for the loss, cost and expense incurred by such Lender that is attributable to such event. In the case of a Eurodollar Loan or CDOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the CDOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period to such Eurodollar Loan from other banks in the eurodollar market, or for Canadian Dollar deposits of a comparable amount and period to such CDOR Rate Loan from other banks in the Canadian bankers’ acceptance market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17    Withholding of Taxes; Gross-Up.
(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d) Indemnification by the Borrowers. Subject to Section 12.01, the Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Non-U.S. Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner of payments made under any Loan Document, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.18    Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (1) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or the Canadian Administrative Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except (i) payments of principal, interest, fees or reimbursements of LC Disbursements relating to any Canadian Loan or Canadian Letter of Credit shall be made to the Canadian Administrative Agent at its offices at 200 Bay Street, Royal Bank Plaza, Floor 18, Toronto M57 2J2 Canada, (ii) payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein shall be made to such Issuing Bank or Swingline Lender, and (iii) payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. Each of the Administrative Agent and the Canadian Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient, in like funds, promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable Obligations are denominated (subject to the proviso set forth in the first sentence of Section 1.05), and, if not otherwise specified, in dollars.
(a)    Subject to the terms of the ABL-Term Loan Intercreditor Agreement and to Section 12.01, any proceeds of Collateral received by the Administrative Agent or the Canadian Administrative Agent after an Event of Default has occurred and is continuing and the Administrative Agent or the Canadian Administrative Agent so elects, or the Required Lenders so direct, shall be applied ratably (based in respect of each of the following separate categories, computed independently of the other categories, on each Lender Party’s interest in the aggregate specific type of outstanding Secured Obligations described within (and only within) each specific category of Secured Obligations listed respectively below) first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Canadian Administrative Agent, and each Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Agreement Obligations), third, to pay interest due in respect of Swingline Loans, Overadvances and Protective Advances, fourth, to pay the principal of Swingline Loans, Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than Swingline Loans, Overadvances and Protective Advances), sixth, to prepay principal on the Loans (other than Swingline Loans, Overadvances and Protective Advances) and unreimbursed LC Disbursements, seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the U.S. LC Exposure, and to pay an amount to the Canadian Administrative Agent equal to one hundred three percent (103%) of the Canadian LC Exposure, to be held as cash collateral for such Obligations, eighth, to pay any amounts owing to the Lenders and their Affiliates with respect to Specified Foreign Credit Extensions up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, ninth, to pay any amounts owing to the Lenders and their Affiliates with respect to Banking Services up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22 and Foreign Credit Extensions (other than Specified Foreign Credit Extensions), and tenth, to pay any other Secured Obligation due to the Administrative Agent, the Canadian Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent, the Canadian Administrative Agent, nor any Lender shall apply any payment which it receives to any Eurodollar Loan or CDOR Rate Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or such CDOR Rate Loan or (b) in the event, and only to the extent, with respect to CDOR Rate Loans, that there are no outstanding Canadian Prime Rate Loans of the same Class, and with respect to Eurodollar Loans, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent, the Canadian Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing but subject to Section 9.20, any such application of proceeds from Collateral securing solely the Canadian Obligations shall be made solely in respect of Canadian Obligations.
(b)    At the election of the Administrative Agent or the Canadian Administrative Agent, as the case may be, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent or the Canadian Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent or the Canadian Administrative Agent, as applicable, to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent or the Canadian Administrative Agent, as applicable, to charge any deposit account of any Borrower maintained with the Administrative Agent or the Canadian Administrative Agent, as applicable, for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
(c)    If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent or the Canadian Administrative Agent, as applicable, may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent or the Canadian Administrative Agent, as applicable, forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent or the Canadian Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent and, if applicable, the Canadian Administrative Agent, may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, in its discretion.
(f)    Notwithstanding the foregoing, unless requested otherwise by the Canadian Borrowers (i) no Borrowings shall be made to a Canadian Borrower for the purpose of paying any U.S. Obligations; and (ii) deposit accounts of the Canadian Borrowers may only be charged to pay Canadian Obligations.
SECTION 2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.14 or 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The U.S. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.14 or 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
(c)    If any Lender requests compensation under Section 2.14 or 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, the Lender shall first use reasonable efforts to mitigate its costs or the effects of the applicable law or Change in Law, and any request for additional compensation shall specify in sufficient detail the reasons therefor and the mitigating actions taken.
SECTION 2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Revolving Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders or the Supermajority Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
(c)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented that such conditions are satisfied at such time) and (y) to the extent the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(k) for so long as such LC Exposure is outstanding;
(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) of this Section 2.20(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (ii) of this Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
(v)    if all or any portion of any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is cash collateralized and/or reallocated;
(a)    no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and
If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the Second Restatement Date and for so long as such event shall continue or (ii) the Issuing Bank or the Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and the Swingline Lender shall not be required to fund any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, to defease any risk in respect of such Lender hereunder;
(b)    in the event and on the date that each of the Administrative Agent, the Canadian Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lenders agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
(c)    For purposes of any covenant which permits or restricts actions by any Loan Party or any Subsidiary of a Loan Party or calculates compliance with financial covenants or any other provision of this Agreement, in each case, based in whole or in part upon the calculation of Aggregate Availability, U.S. Availability, Canadian Availability or Combined Availability, with respect to any Defaulting Lender, Aggregate Availability, U.S. Availability, Canadian Availability and Combined Availability shall be calculated (i) as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings and (ii) including such Defaulting Lender’s Revolving Commitment in the same manner as if such Lender were not a Defaulting Lender.
SECTION 2.21    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the Canadian Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the Canadian Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the Canadian Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
SECTION 2.22    Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party, or providing Foreign Credit Extensions to any Foreign Subsidiary, shall deliver to the Administrative Agent, promptly after entering into such Banking Services, Swap Agreements or Foreign Credit Extensions, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party to such Lender or Affiliate or the aggregate amount of all Foreign Credit Extensions by such Lender to such Foreign Subsidiary, as applicable (in each case, whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations, Swap Agreement Obligations and Foreign Credit Extensions. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations, Swap Agreement Obligations and/or Foreign Credit Extensions will be placed.
SECTION 2.23    Excess Resulting From Exchange Rate Change. (a)    With respect to the Canadian Commitments, at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the dollar, (i) the aggregate Canadian Revolving Exposure of the Canadian Lenders exceeds the lesser of: (A) the Canadian Borrowing Base plus U.S. Availability, or (B) (x) the Canadian Sublimit minus (y) the sum of (1) the Priority Payables Reserve, (2) the Rent Reserve and (3) the Wage Earner Protection Act Reserve, or (ii) the aggregate Canadian Obligations exceeds any other limit based on dollars set forth herein for such Canadian Obligations, the Canadian Borrowers shall (A) if such excess is an aggregate amount that is less than $1,000,000 and such excess continues to exist in an aggregate amount less than $1,000,000 for at least five Business Days, within two Business Days of notice from the Canadian Administrative Agent, (B) if such excess is in an aggregate amount that is greater than or equal to $1,000,000 but less than $5,000,000, within two Business Days of notice from the Canadian Administrative Agent, or (C) if such excess is in an aggregate amount greater than or equal to $5,000,000 or if any Event of Default has occurred and is continuing, immediately, (x) make the necessary payments or repayments to reduce such Canadian Obligations to an amount necessary to eliminate such excess or (y) maintain or cause to be maintained with the Administrative Agent (for the benefit of the Canadian Lender Parties) deposits as continuing collateral security for the Canadian Obligations in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Canadian Administrative Agent. Without in any way limiting the foregoing provisions, the Canadian Administrative Agent shall, weekly or more frequently in the sole discretion of the Canadian Administrative Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.
(a)    With respect to the U.S. Commitments, at any time following one or more fluctuations in the exchange rate of any LC Alternative Currency against the dollar, (i) the sum of the aggregate U.S. Revolving Exposure of the U.S. Lenders plus the Canadian U.S. Borrowing Base Utilization exceeds the lesser of: (A) the U.S. Borrowing Base, or (B) (x) the total U.S. Commitments minus (y) the sum of (1) the Priority Payables Reserve, (2) the Rent Reserve and (3) the Wage Earner Protection Act Reserve, or (ii) the aggregate U.S. Obligations exceeds any other limit based on dollars set forth herein for such U.S. Obligations, the U.S. Borrowers shall (A) if such excess is an aggregate amount that is less than $1,000,000 and such excess continues to exist in an aggregate amount less than $1,000,000 for at least five Business Days, within two Business Days of notice from the Administrative Agent, (B) if such excess is in an aggregate amount that is greater than or equal to $1,000,000 but less than $5,000,000, within two Business Days of notice from the Administrative Agent, or (C) if such excess is in an aggregate amount greater than or equal to $5,000,000 or if any Event of Default has occurred and is continuing, immediately, (x) make the necessary payments or repayments to reduce such U.S. Obligations to an amount necessary to eliminate such excess or (y) maintain or cause to be maintained with the Administrative Agent (for the benefit of the Lender Parties) deposits as continuing collateral security for the Obligations in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Administrative Agent. Without in any way limiting the foregoing provisions, the Administrative Agent shall, weekly or more frequently in the sole discretion of the Administrative Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.
(b)    If one or more of the U.S. Borrowers provide cash collateral to secure obligations related to U.S. Letters of Credit that are denominated in an LC Alternative Currency (including, without limitation, pursuant to Section 2.06(k), 2.10(b) or 2.18(b)) and, as a result of fluctuations in the applicable exchange rate between dollars and the applicable LC Alternative Currency, the Dollar Amount in dollars of cash collateral held by the Administrative Agent is less than the specified amount of cash collateral so required to be maintained by the U.S. Borrowers, the U.S. Borrowers shall, promptly following a request therefor by the Administrative Agent, deposit in the LC Collateral Account an additional amount of cash collateral in dollars equal to such shortfall to be held as cash collateral in accordance with Section 2.06(k).
ARTICLE III.

Representations and Warranties
Each of Holdings and each Borrower represents and warrants to the Lenders that (and by its execution of the Loan Guaranty to which it is a party, each other Loan Party represents and warrants to the Lenders that):
SECTION 3.01    Organization; Powers. Each of the Loan Parties, each Dutch Loan Guarantor and each Pledged Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.
SECTION 3.02    Authorization; Enforceability. The Transactions are within each Loan Party’s and each Dutch Loan Guarantor’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party and each Dutch Loan Guarantor is a party have been duly executed and delivered by such Loan Party or Dutch Loan Guarantor and constitute a legal, valid and binding obligation of such Loan Party or Dutch Loan Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any Material Indebtedness, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Restricted Subsidiaries, (d) will not violate the certificate of incorporation, by-laws, memorandum of association, management, operating or partnership agreement or other organizational documents of any Loan Party or any of its Restricted Subsidiaries, and (e) except where failure to comply would not reasonably be expected to have a Material Adverse Effect, will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents or the Term Loan Documents.
SECTION 3.04    Financial Condition; No Material Adverse Effect. (1) Holdings has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2014, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2015 and June 30, 2015, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(a)    No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2014.
SECTION 3.05    Properties. (1) As of the Second Restatement Date, the Owned and Leased Property Schedule sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered a proceeding in equity or at law), and no default by any Loan Party to any such lease or sublease exists, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each Restricted Subsidiary has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, except where the failure to have such title or interests, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Such real and personal property is free of all Liens other than those permitted by Section 6.02.
(a)    Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by the Loan Parties and their Restricted Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement, except in each case where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.06    Litigation and Environmental Matters. (1) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting the Loan Parties or any of their Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
(a)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any Restricted Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any Restricted Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any known Environmental Liability.
(b)    Since the Second Restatement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
SECTION 3.07    Compliance with Laws and Agreements.
(b)    Each Loan Party and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
(c)    No Loan Party nor any Subsidiary thereof, nor any director, officer or employee of any Loan Party or any Subsidiary thereof, nor, to the knowledge of the Borrowers, any agent or Affiliate of any Loan Party or any Subsidiary thereof is currently subject to any U.S. sanctions administered by OFAC. None of the transactions contemplated by the Loan Documents violates the Canadian Economic Sanctions and Export Control Laws. Furthermore, no Loan Party nor any Subsidiary thereof is a Canadian Blocked Person and, to the actual knowledge of each Loan Party, no Loan Party or Subsidiary thereof engages in any dealings or transactions, or is otherwise associated, with a Canadian Blocked Person.
SECTION 3.08    Investment Company Status. No Loan Party nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09    Taxes. Each Loan Party and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a)(i) Taxes that are being contested in good faith by appropriate proceedings and (ii) for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves, or (b) to the extent the failure to file such Tax returns or pay such Taxes could not reasonably be expected to result in a Material Adverse Effect. No Liens for Taxes (other than Permitted Encumbrances) have been filed with respect to any such Taxes.
SECTION 3.10    ERISA; Canadian Pension Plans. (1) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect.
(a)    Each Canadian Loan Party and its Subsidiaries is in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each Canadian Pension Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Pension Event has occurred which has resulted or would reasonably be expected to result in any Loan Party incurring any liability which would reasonably be expected to have a Material Adverse Effect. Except where failure to comply with the following clauses (i) through (iv) would not reasonably be expected to have a Material Adverse Effect: (i) all contributions required to be made by a Loan Party or any of its Subsidiaries under the Canadian Union Plans have been made in the amounts and in the manner set forth in the applicable collective agreement, (ii) as of the Second Restatement Date, except as set forth on Schedule 3.10, each Canadian Pension Plan has no solvency deficiency and is funded as required under the most recent actuarial valuation filed with the applicable Governmental Authority pursuant to generally accepted actuarial practices and principles, (iii) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of each Canadian Pension Plan have been made in accordance with all applicable laws and the terms of each Canadian Pension Plan, and (iv) all contributions required to be made by a Loan Party or any of its Subsidiaries under the Canadian Union Plans have been made, and the sole obligation of a Loan Party or any of its Subsidiaries under any Canadian Union Plan is to make contributions to the Canadian Union Plan, in the amounts and in the manner set forth in the applicable collective agreement.
SECTION 3.11    Disclosure. No report, financial statement, certificate or other information (other than projections, forward-looking statements and statements of a general economic nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to the Projections and any other projected financial information or forecasts, the Borrowers and Holdings represent only that such information and materials have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Loan Parties to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Second Restatement Date, as of the Second Restatement Date, it being understood and agreed that such Projections and such other projected financial information or forecasts are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and as such, such Projections and other projected financial information or forecasts are not a guarantee of financial performance and actual results may differ from such Projections and other projected financial information or forecasts and such differences may be material.
SECTION 3.12    [Reserved].
SECTION 3.13    Solvency. (1) Immediately after the consummation of the Transactions to occur on the Second Restatement Date, (i) the fair value of the assets of the U.S. Borrowers, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the U.S. Borrowers, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the U.S. Borrowers, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) the U.S. Borrowers, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Second Restatement Date, and (v) no Canadian Borrower shall be an “insolvent person” as such term is defined in the Bankruptcy and Insolvency Act (Canada).
(a)    Immediately after the consummation of the Transactions to occur on the Second Restatement Date, (i) the fair value of the assets of the Canadian Borrowers, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Canadian Borrowers, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Canadian Borrowers, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Canadian Borrowers, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Second Restatement Date.
(b)    Immediately after the consummation of the Transactions to occur on the Second Restatement Date, (i) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Second Restatement Date.
(c)    The Loan Parties and their Restricted Subsidiaries (taken as a whole) do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Loan Parties and their Restricted Subsidiaries (taken as a whole) and the timing of the amounts of cash to be payable on or in respect of the Indebtedness of the Loan Parties and their Restricted Subsidiaries (taken as a whole).
SECTION 3.14    Insurance. The Insurance Schedule sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Second Restatement Date. As of the Second Restatement Date, all premiums in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties is adequate.
SECTION 3.15    Capitalization and Subsidiaries. As of the Second Restatement Date, Schedule 3.15 sets forth (a) an organizational chart of Holdings and its Subsidiaries showing the name and relationship of each and all of Holdings’ Subsidiaries to Holdings, (b) a true and complete listing of each class of each of the Loan Parties’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable (to the extent such concepts are applicable), and, in the case of the Loan Parties (other than Holdings) and their Subsidiaries, owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Holdings and each of its Subsidiaries (other than Excluded Subsidiaries). All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non‑assessable.
SECTION 3.16    Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Lender Parties and the Canadian Lender Parties, as the case may be, and upon filing of any UCC financing statements (or the equivalent under the PPSA) as necessary, and the taking of actions or making of filings with respect to Intellectual Property registrations, such Liens constitute perfected and continuing Liens on the Collateral to the extent perfection can be obtained by the filing of an initial UCC financing statement (or the equivalent under the PPSA) or an Intellectual Property registration, securing the Secured Obligations, enforceable against the applicable Loan Party, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral, and (c) Liens in favor of the Term Loan Agent on Term Loan Priority Collateral pursuant to the Term Loan Documents to the extent provided in the ABL-Term Loan Intercreditor Agreement.
SECTION 3.17    Employment Matters. As of the Second Restatement Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrowers, threatened. Except as would not reasonably be expected to have a Material Adverse Effect, the hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages, vacation pay, and employee health and welfare insurance and other benefits, including with respect to the Canada Pensions Plans, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.18    Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct or indirect benefit to such Loan Party, and is in its best interest.
SECTION 3.19    Ranking; Other Indebtedness. The Obligations constitute “Designated Senior Indebtedness” as such term is defined in each of the 2029 Convertible Debentures Indenture. The Obligations rank, and at all times after the Second Restatement Date will rank, senior in right of payment to the obligations of WESCO Distribution, Inc. and Holdings under the 2029 Convertible Debentures Indenture. The execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and the making of the Loans hereunder do not violate the terms of the 2029 Convertible Debentures Indenture or the Receivables Securitization Agreements.
SECTION 3.20    Anti-Corruption Laws and Sanctions. Each Loan Party has, in its reasonable business judgment, implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws applicable to the Loan Parties and their Subsidiaries and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws applicable to the Loan Parties and their Subsidiaries and applicable Sanctions, in each case, in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
Each of the representations and warranties set forth above in this Article III shall be deemed to be made by the Loan Parties on the Second Restatement Date, on the date of each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit and at any other time specified in any Loan Document or other document, certificate or instrument delivered in connection with any Loan Document. It is understood and agreed for purposes of this paragraph that, with respect to representations and warranties made or deemed made on the date of any Borrowing, any such representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or, in the case of any representation or warranty already qualified or modified by materiality, in all respects) only as of such specified date.
ARTICLE IV.

Conditions
SECTION 4.01    Second Restatement Date. The amendment and restatement of the Existing Credit Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender and its registered assigns and written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders in form and substance reasonably satisfactory to the Agents.
(b)    Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Holdings for the 2014 fiscal year, (ii) unaudited interim consolidated financial statements of Holdings for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Holdings, as reflected in the financial statements delivered pursuant to clause (i) of this paragraph, and (iii) satisfactory projections through 2016.
(c)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Second Restatement Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (or officer of such Loan Party, as is customary in certain jurisdictions other than the United States) and a true and correct copy of its by‑laws or operating, management or partnership agreement (or other equivalent organizational documents), and (ii) a long form good standing certificate (or equivalent, as is customary in certain jurisdictions other than the United States) for each Loan Party from its jurisdiction of organization.
(d)    No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower Representative, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof) as of such date (or if such representation or warranty relates to an earlier date, such earlier date), and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
(e)    Fees. The Lenders, the Administrative Agent and the Canadian Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one Business Day before the Second Restatement Date. All such amounts will be paid on the Second Restatement Date.
(f)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Second Restatement Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
(g)    Funding Accounts. The Administrative Agent shall have received a notice from the Borrower Representative setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(h)    Control Agreements. The Administrative Agent shall have received each Control Agreement required to be provided pursuant to Section 5.12, to the extent not already provided in connection with the Existing Credit Agreement.
(i)    Collateral Access Agreements. The Administrative Agent shall have received Collateral Access Agreements with respect to the leased locations listed on Schedule 4.01 hereto, to the extent not already provided in connection with the Existing Credit Agreement.
(j)    Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower Representative.
(k)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) to the extent applicable and to extent not already provided in connection with the Existing Credit Agreement, the certificates representing the shares of Equity Interests of WESCO Receivables pledged pursuant to the U.S. Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) to the extent applicable and to the extent not already provided in connection with the Existing Credit Agreement, copies of the certificates representing the shares of Equity Interests (other than the Equity Interests of WESCO Receivables) pledged pursuant to the U.S. Security Agreement or the Canadian Security Agreement, together with copies of an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (it being understood that the originals of such certificates and stock powers shall be delivered to and held by the Term Loan Agent pursuant to the ABL-Term Loan Intercreditor Agreement), (iii) to the extent applicable and to the extent not already provided in connection with the Existing Credit Agreement, each promissory note issued by WESCO Receivables to any Loan Party pledged to the Administrative Agent pursuant to the U.S. Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, and (iv) to the extent required by the U.S. Security Agreement or the Canadian Security Agreement and to the extent not already provided in connection with the Existing Credit Agreement, copies of each promissory note (other than the promissory notes issued by WESCO Receivables) pledged to the Administrative Agent pursuant to the U.S. Security Agreement or the Canadian Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof (it being understood that the originals of such promissory notes and transfer forms shall be delivered to and held by the Term Loan Agent pursuant to the ABL-Term Loan Intercreditor Agreement).
(l)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement, PPSA financing statement or RDPRM recordation) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(m)    Insurance. The Administrative Agent shall have received evidence of insurance coverage in compliance with the terms of Section 5.09 and Section 4.12 of the U.S. Security Agreement and Section 4.12 of the Canadian Security Agreement.
(n)    Receivables Securitization Documents. The Administrative Agent shall have received a true, correct and complete copy of that certain Fourth Amended and Restated Receivables Purchase Agreement, in form and substance reasonably satisfactory to the Administrative Agent, which shall be fully-executed and in full force and effect as of the Second Restatement Date.
(o)    [Reserved].
(p)    Necessary Governmental Permits, Licenses, Authorizations and Consents. The Loan Parties shall have obtained all other permits, licenses, authorizations and consents from all Governmental Authorities and all consents of other Persons with respect Material Indebtedness, Liens and material contracts, in each case, that are necessary or advisable in connection with the Transactions and the operation of the business of the Loan Parties as proposed to be conducted by the Loan Parties after the Second Restatement Date, and each of the foregoing shall be in full force and effect. All applicable waiting periods in connection with the Transactions shall have expired or been terminated without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.
(q)    USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act or the Proceeds of Crime Act, for each Loan Party.
(r)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.
The Administrative Agent shall notify the Borrowers and the Lenders of the Second Restatement Date, and such notice shall be conclusive and binding.
SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)    After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit (i) U.S. Availability shall not be less than zero, (ii) Canadian Availability shall not be less than zero, and (iii) Aggregate Availability shall not be less than zero.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V.

Affirmative Covenants
Until all the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or have been cash collateralized in accordance with Section 2.06(k)) and all LC Disbursements shall have been reimbursed, Holdings and each Borrower covenants and agrees, and Holdings shall cause each other Loan Party to covenant and agree, in each case (subject to Section 12.01) jointly and severally with all of the other Loan Parties, with the Lender Parties that:
SECTION 5.01    Financial Statements; Canadian Borrowing Base; U.S. Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent (for distribution to each Lender):
(d)    within 90 days after the end of each fiscal year of Holdings, (i) the audited consolidated balance sheet of Holdings and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year (in the same format as the financial statements historically filed with the Securities and Exchange Commission), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants, and (ii) the unaudited consolidating balance sheets of Holdings and its Subsidiaries and related consolidating statements of operations as of the end of and for such year (which unaudited consolidating financial statements shall be in a format reasonably satisfactory to the Administrative Agent, it being understood that such financial statements may be delivered to the Administrative Agent in electronic format), all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidating basis;
(e)    within 45 days after the end of each fiscal quarter of Holdings (other than the last fiscal quarter of a fiscal year), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year (in the same format as the financial statements historically filed with the Securities and Exchange Commission), setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and showing all adjustments necessary to eliminate the results of all Unrestricted Subsidiaries, all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(f)    during any Monthly Financials Reporting Trigger Period, within 30 days after the end of each fiscal month of Holdings (other than months which are the last month of a fiscal quarter), its consolidated balance sheet and related statements of operations, cash flows, and other reports, as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and showing all adjustments necessary to eliminate the results of all Unrestricted Subsidiaries, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(g)    concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) in the case of certificates provided concurrently with the delivery of financial statements under clauses (a) and (b) above, setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio (x) demonstrating compliance with Section 6.12 if a Fixed Charge Coverage Trigger Period is then in effect or (y) for informational purposes only if a Fixed Charge Coverage Trigger Period is not then in effect, (iv) in the case of the financial statements delivered under clause (b), setting forth a reasonably detailed calculation of the Total Leverage Ratio, (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (vi) certifying, in the case of the certificate delivered concurrently with the financial statements under clause (a) above, a list of names of all Excluded Subsidiaries and Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list qualifies as an Excluded Subsidiary or Unrestricted Subsidiary, as the case may be;
(h)    as soon as available, but in any event not more than 45 days after the end of each fiscal year of Holdings, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and statement of cash flows) of Holdings and its Restricted Subsidiaries for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
(i)    as soon as available but in any event within 20 days after the end of each calendar month (or, by Wednesday of each week, with respect to the most recently ended calendar week during any Weekly Reporting Trigger Period), and at such other times as may be requested by the Administrative Agent, as of the period then ended, Borrowing Base Certificates which calculate the Aggregate Borrowing Base, the U.S. Borrowing Base, and the Canadian Borrowing Base, and supporting information in connection therewith, together with any additional reports with respect to the Canadian Borrowing Base and the U.S. Borrowing Base as the Administrative Agent may reasonably request;
(j)    as soon as available but in any event within 20 days after the end of each calendar month and at such other times as may be reasonably requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:
(i)    a summary aging of the Canadian Borrowers’ Accounts, including all invoices aged by invoice date or due date (with an explanation of the terms offered) prepared in a manner reasonably acceptable to the Administrative Agent, together with a detailed aging specifying the name, address, and balance due for each Account Debtor, if requested by the Administrative Agent;
(ii)    a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement) which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, and, if requested by the Administrative Agent, such schedule to also provide detailing of the Borrowers’ Inventory by class (raw material, work-in-process and finished goods), by product type, and by volume on hand and include a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers);
(iii)    a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;
(h)    as soon as available but in any event within 30 days after the end of each calendar quarter (or, within 20 days after the end of each calendar month, with respect to the most recently ended calendar month during any period (a) commencing on the day that (i) an Event of Default occurs or (ii) Aggregate Availability falls below the Aggregate Availability Trigger Amount and (b) continuing until the date on which, at all times during the preceding thirty (30) consecutive days (i) no Event of Default has existed and (ii) Aggregate Availability has exceeded the Aggregate Availability Trigger Amount) and at such other times as may be requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:
(i)    a summary aging of the U.S. Borrowers’ Accounts, including all invoices aged by invoice date or due date (with an explanation of the terms offered) prepared in a manner reasonably acceptable to the Administrative Agent, together with a detailed aging specifying the name, address, and balance due for each Account Debtor, if requested by the Administrative Agent;
(ii)    a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and
(iii)    a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;
(a)    as soon as available but in any event within 20 days after the end of each calendar month and at such other times as may be requested by the Administrative Agent, a summary of the Borrowers’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent in its Permitted Discretion;
(b)    promptly upon the Administrative Agent’s request during a Weekly Reporting Trigger Period, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debt memo/credit journal;
(c)    within 20 days after each June 30, an updated list of customers from certain divisions of the Borrowers as requested by the Administrative Agent in form and with such details that are satisfactory to the Administrative Agent, which shall be certified as true and correct by a Senior Officer of the Borrower Representative;
a.promptly after June 30 of each year, a certificate of good standing for each U.S. Borrower and each Canadian Borrower from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;
b.promptly upon the Agent’s request but no more frequently than once each calendar quarter, a list of all Swap Agreements and amendments to Swap Agreements, in each case, having a term of 60 or more days, entered into by any Loan Party, which list shall include the estimated exposure of the Loan Parties under each such Swap Agreement and the counterparty party thereto;
c.promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, the Ontario Securities Commission or any Governmental Authority succeeding to any or all of the functions of said Commissions, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be;
d.promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the AML Legislation; and
e.promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.
SECTION 5.02    Notices of Material Events. The Borrowers will furnish to the Administrative Agent (for distribution to each Lender) prompt (but in any event within any time period specified below) written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $25,000,000, (ii) is asserted or instituted against any Plan or any Canadian Pension Plan, its fiduciaries or its assets an amount in excess of $15,000,000, (iii) alleges criminal misconduct by any Loan Party, (iv) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws to the extent such results in, or could reasonably be expected to result in, damages or liabilities in excess of $25,000,000, or (v) contests any tax, fee, assessment, or other governmental charge in excess of $10,000,000;
(c)    any Lien (other than Permitted Encumbrances and Liens in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be)) or claim made or asserted in writing against Collateral having a value in excess of $10,000,000;
(d)    any loss, damage, or destruction to the Collateral in the amount of $10,000,000 or more, whether or not covered by insurance;
(e)    any and all default notices received with respect to any leased location or public warehouse where Collateral having a value in excess of $10,000,000 is located;
(f)    the occurrence of any ERISA Event or Pension Event that, alone or together with any other ERISA Events and Pension Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $15,000,000; and
(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Information required to be delivered pursuant to Section 5.01 or this Section 5.02 shall be deemed to have been delivered if such information, or one or more annual, quarterly or current reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available (the “Platform”) on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of Holdings. Information required to be delivered pursuant to Section 5.01 or this Section 5.02 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
The Loan Parties hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Loan Party Materials”) by posting the Loan Party Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Loan Party Materials that may be distributed to the Public Lenders and that (w) all such Loan Party Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Loan Party Materials “PUBLIC,” the Borrower Representative shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Loan Party Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties for purposes of United States Federal and state securities laws (provided, however, that to the extent such Loan Party Materials constitute “Information” (as defined in Section 9.12), they shall be treated as set forth in Section 9.12); (y) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
SECTION 5.03    Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary (other than an Excluded Subsidiary or Unrestricted Subsidiary) to, (a) (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and to maintain December 31 as the last day of its fiscal year (or if such Subsidiary has a last day of a fiscal year other than December 31 as of the date of its acquisition, such last day of its fiscal year applicable to such Subsidiary as of the date of such acquisition), (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to comply with clauses (ii) and (iii) of the Section 5.03 would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing in this clause (a) shall not prohibit any merger, consolidation, amalgamation, sale, disposition, liquidation or dissolution permitted under Section 6.03 or otherwise permitted under this Agreement and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and any similar or related lines of business and logical extensions thereof.
SECTION 5.04    Payment of Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05    Maintenance of Properties. Each Loan Party will, and will cause each material Restricted Subsidiary to, keep and maintain all property material to the conduct of its business, taken as a whole, in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06    Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, keep their books of record and account in accordance with GAAP and permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent, or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that (a) the Administrative Agent shall give the Borrower Representative an opportunity to participate in any discussions with its accountants, (b) in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06 and (ii) the Administrative Agent shall not exercise its rights under this Section 5.06 more often than two times during any period of twelve consecutive months; and (iii) when an Event of Default exists, the Administrative Agent or any Lender and its respective designees may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and upon reasonable advance notice. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties and their assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.07    Compliance with Laws. Each Loan Party will, and will cause each Restricted Subsidiary to, comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws), except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed, in such Loan Party’s reasonable business judgment, to ensure compliance in all material respects by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, in each case, in all material respects.
SECTION 5.08    Use of Proceeds.
(a)    The proceeds of the Loans will be used only for general corporate purposes of the Borrowers and their Restricted Subsidiaries, to fund Permitted Acquisitions, to fund permitted Restricted Payments, to fund payments, repurchases and prepayments of Indebtedness permitted under this Agreement, to refinance existing Indebtedness and to fund Intercompany Loans and capital contributions to be made by Loan Parties and certain of their Restricted Subsidiaries to other Loan Parties. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Furthermore, the Borrowers will not directly or indirectly use the proceeds of any Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business to obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Notwithstanding the foregoing, the provisions of clause (t) of the definition of Eligible Accounts, Section 2.06(a), Section 3.07, Section 3.20, Section 5.07 and this Section 5.08 shall not be interpreted to contravene, or require any notification to the Attorney General of Canada under, the Foreign Extraterritorial Measures (United States) Order, 1992, by any Canadian Borrower, any Canadian Loan Guarantor or any Canadian Subsidiary.
(b)    No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09    Insurance. The Loan Parties (taken as a whole) will maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent in its Permitted Discretion, information in reasonable detail as to the insurance so maintained. Notwithstanding any provision to the contrary contained in this Agreement, if any Loan Party’s insurance carrier at any time becomes insolvent or its financial strength weakens such that such insurance carrier loses the ratings described herein, such event shall not constitute a breach of this Section 5.09 provided that the Loan Parties replace such insurance carrier with a carrier that meets the requirements of this Section 5.09 within sixty (60) days (or such longer period as shall be agreed to by the Administrative Agent in its Permitted Discretion).
SECTION 5.10    Casualty and Condemnation. The Borrowers will ensure that the Net Proceeds of any casualty or other insured damage to any ABL Priority Collateral (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
SECTION 5.11    Appraisals; Field Examinations. (1) Upon request by the Administrative Agent (in its Permitted Discretion or at the direction of the Required Lenders), the Borrowers and their Subsidiaries will provide the Administrative Agent with up to two appraisals or updates thereof of their Inventory during any period of twelve consecutive months from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that (i) if Average Utilization for the most recent fiscal quarter was less than twenty percent (20%), the Required Lenders may not direct the Administrative Agent to conduct any such appraisal, (ii) if Average Utilization for the most recent fiscal quarter was greater than twenty percent (20%), the Required Lenders may direct that the Administrative Agent conduct only one such appraisal during any period of twelve consecutive months, and (iii) if Average Utilization for the most recent fiscal quarter was greater than twenty percent (20%) and Aggregate Availability falls below twenty percent (20%) of the Aggregate Revolving Commitments, the Required Lenders may direct that the Administrative Agent conduct up to two such appraisals during any period of twelve consecutive months; provided, further, that if an Event of Default shall have occurred and be continuing, there shall be no limit on the number or frequency of appraisals conducted. For the avoidance of doubt, the Administrative Agent and the Lenders agree that the Administrative Agent shall not conduct any such appraisal prior to July 15, 2016 unless either (x) the Aggregate Availability falls below twenty percent (20%) of the aggregate Revolving Commitments or (y) an Event of Default shall occur.
(a)    Upon request by the Administrative Agent (in its Permitted Discretion or at the direction of the Required Lenders), the Borrowers and their Subsidiaries will allow the Administrative Agent to conduct up to two field examinations or updates thereof during any period of twelve consecutive months and during normal business hours to ensure the adequacy of Collateral included in the Canadian Borrowing Base or the U.S. Borrowing Base and related reporting and control systems; provided, however, that (i) if Average Utilization for the most recent fiscal quarter was less than twenty percent (20%), the Required Lenders shall not have the right to direct the Administrative Agent to conduct any such field examination, (ii) if Average Utilization for the most recent fiscal quarter was greater than twenty percent (20%), the Required Lenders may direct that the Administrative Agent conduct only one such field examination during any period of twelve consecutive months, and (iii) if Average Utilization for the most recent fiscal quarter was greater than twenty percent (20%) and Aggregate Availability falls below twenty percent (20%) of the Aggregate Revolving Commitments, the Required Lenders may direct that the Administrative Agent conduct up to two such field examinations during any period of twelve consecutive months; provided, further, that if an Event of Default shall have occurred and be continuing, there shall be no limit on the number or frequency of field examinations conducted. For the avoidance of doubt, the Administrative Agent and the Lenders agree that the Administrative Agent shall not conduct any such field examination prior to July 15, 2016 unless either (x) the Aggregate Availability falls below twenty percent (20%) of the aggregate Revolving Commitments or (y) an Event of Default shall occur.
SECTION 5.12    Depository Banks; Control Agreements.
(e)    The U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors) will at all times maintain the U.S. Cash Management Bank as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business. The Canadian Loan Parties will at all times maintain the Canadian Cash Management Bank as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of its business.
(f)    On or before the date which is one hundred twenty (120) days following the Second Restatement Date, to the extent that the Loan Parties have not already done so in connection with the Existing Credit Agreement (i) the U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors) will cause the U.S. Cash Management Bank to enter into a Control Agreement with respect to all Deposit Accounts and Securities Accounts (other than Excluded Accounts) maintained by the U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors) with the U.S. Cash Management Bank as of the Second Restatement Date, (ii) the Canadian Loan Parties will cause the Canadian Cash Management Bank to enter into a Control Agreement with respect to all Deposit Accounts and Securities Accounts (other than Excluded Accounts) maintained with the Canadian Loan Parties at the Canadian Cash Management Bank as of the Second Restatement Date and (iii) the Loan Parties will cause each other depository bank or other institution at which any Deposit Account or Securities Account (other than Excluded Accounts) is maintained as of the Second Restatement Date to enter into a Control Agreement with respect to such Deposit Account or Securities Account.
(g)    The Loan Parties will (i) provide prompt written notice to the Administrative Agent of the establishment of any Deposit Account, Securities Account or Lock Box after the Second Restatement Date, and (ii) substantially contemporaneous with the establishment of any such Deposit Account or Securities Account (other than an Excluded Account) or Lock Box (or such later date as agreed to by the Administrative Agent), obtain a Control Agreement with respect to such Deposit Account, Securities Account or Lock Box.
(h)    The Loan Parties will (i) provide prompt written notice to the Administrative Agent of any Deposit Account, Securities Account or Lock Box acquired in connection with a Permitted Acquisition, and (ii) to the extent such Deposit Account, Securities Account or Lock Box does not constitute an Excluded Account, within one hundred twenty (120) days after the consummation of such Permitted Acquisition (or such later date as agreed to by the Administrative Agent), either (x) obtain a Control Agreement with respect to such Deposit Account, Securities Account or Lock Box, or (y) close such Deposit Account, Securities Account or Lock Box.
(i)    The U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors) will (i) provide prompt written notice to the Administrative Agent of any change in the U.S. Cash Management Bank, and (ii) substantially contemporaneously with any change in the U.S. Cash Management Bank, to the extent not already obtained, will obtain a Control Agreement from the successor U.S. Cash Management Bank. The Canadian Loan Parties will (i) provide prompt written notice to the Canadian Administrative Agent of any change in the Canadian Cash Management Bank, and (ii) substantially contemporaneously with any change in the Canadian Cash Management Bank, to the extent not already obtained, will obtain a Control Agreement from the successor Canadian Cash Management Bank.
(j)    At all times during the continuance of a Cash Dominion Period (i) the U.S. Cash Management Bank shall be required to remit to the U.S. Collection Account on a daily basis (A) all available funds on deposit in any Deposit Account (other than an Excluded Account) maintained by the U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors) with the U.S. Cash Management Bank and (B) collections and other similar payments relating to or constituting payments made in respect of Accounts of the U.S. Loan Parties (other than the Canadian Cross-Border Loan Guarantors) received by the U.S. Cash Management Bank, including any such items remitted to any Deposit Account which is subject to a Control Agreement and maintained or controlled by the U.S. Cash Management Bank (provided that the disbursement of payments received in respect of Accounts that have been sold to WESCO Receivables shall be subject to the provisions of the Intercreditor Agreement), and (ii) the Canadian Cash Management Bank shall be required to remit to the Canadian Collection Account on a daily basis (A) all available funds on deposit in any Deposit Account (other than an Excluded Account) maintained by the Canadian Loan Parties with the Canadian Cash Management Bank and (B) collections and other similar payments relating to or constituting payments made in respect of Accounts of the Canadian Loan Parties received by the Canadian Cash Management Bank, including any such items remitted to any Deposit Account which is subject to a Control Agreement and maintained or controlled by the Canadian Cash Management Bank.
SECTION 5.13    Additional Collateral; Further Assurances. (1) Subject to applicable law, each Loan Party shall cause each of its Domestic Subsidiaries (other than any Domestic Subsidiary constituting an Excluded Subsidiary, an Unrestricted Subsidiary or a CFC Subsidiary Holding Company) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a U.S. Loan Party by executing (i) a U.S. Security Agreement (or a joinder to the U.S. Security Agreement) and (ii) in the case of such Domestic Subsidiary that is to become a U.S. Borrower, the Joinder Agreement set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a U.S. Borrower or U.S. Loan Guarantor hereunder, as specified by such Person at the time of execution of such Joinder or separate U.S. Loan Party Guaranty, and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Lender Parties, in all personal property of a type required to be encumbered pursuant to the Collateral Documents.
(a)    Subject to applicable law, Holdings, the Canadian Borrowers and each other Canadian Loan Party shall cause each of their Subsidiaries (other than any Subsidiary constituting an Excluded Subsidiary, or an Unrestricted Subsidiary) formed or acquired after the date of this Agreement (i) that is organized under the laws of Canada or any province thereof or is a CFC Subsidiary Holding Company to become a Canadian Loan Party by executing (A) a Canadian Guarantee and a Canadian Security Agreement (which Canadian Security Agreement shall, among other things, pledge 100% of the Equity Interests in each such Subsidiary and grant a security interest in all the personal property of a type required to be encumbered pursuant to the Collateral Documents, the foregoing to be in a form substantially similar to the Canadian Security Agreement) that secures repayment of the Canadian Obligations and (B) in the case of any Subsidiary that is to become a Canadian Borrower, a Joinder Agreement, in each case, together with such other documentation and filings that the Administrative Agent may reasonably require in order to perfect its first priority security interest in the assets subject to the terms of such security agreement, and (ii) that is organized under the laws of the Netherlands (other than such a Subsidiary constituting an Immaterial Foreign Subsidiary) to become a Dutch Loan Guarantor by executing a joinder to a Canadian Guarantee that guarantees repayment of the Canadian Obligations (which guarantee shall be in form and substance reasonably satisfactory to the Administrative Agent).
(b)    To secure the prompt payment and performance of all U.S. Secured Obligations, Holdings, each Domestic Subsidiary that is a U.S. Loan Party and each Canadian Cross-Border Loan Guarantor will cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than an Excluded Subsidiary, an Unrestricted Subsidiary, a CFC Subsidiary Holding Company or any other Subsidiary that is a special purpose entity which has no assets other than real property) that is formed or acquired after the Second Restatement Date, (ii) 65% of the Equity Interests constituting the total combined classes of Equity Interests entitled to vote in each first-tier Foreign Subsidiary (other than an Immaterial Foreign Subsidiary or an Unrestricted Subsidiary) or CFC Subsidiary Holding Company that is formed or acquired after the Second Restatement Date, and (iii) 100% of the non-voting Equity Interests of each first-tier Foreign Subsidiary (other than an Immaterial Foreign Subsidiary or an Unrestricted Subsidiary) or CFC Subsidiary Holding Company that is formed or acquired after the Second Restatement Date, to become subject to a perfected Lien in favor of the Administrative Agent (for the benefit of the U.S. Lender Parties) pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request within thirty (30) days of the formation or acquisition of such Subsidiary, which Lien shall be senior in priority to all other Liens other than the Liens in favor of the Term Loan Agent pursuant to the Term Loan Documents to the extent provided in the ABL-Term Loan Intercreditor Agreement.
(c)    To secure the prompt payment and performance of all Canadian Secured Obligations, Holdings and each Subsidiary that is a Canadian Loan Party will cause 100% of the issued and outstanding Equity Interests of each Canadian Subsidiary acquired after the Second Restatement Date (other than any Canadian Subsidiary constituting an Excluded Subsidiary or an Unrestricted Subsidiary), to be subject at all times to a perfected Lien in favor of the Administrative Agent (for the benefit of the Canadian Lender Parties) pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request, which Lien shall be senior in priority to all other Liens other than the Liens in favor of the Term Loan Agent pursuant to the Term Loan Documents to the extent provided in the ABL-Term Loan Intercreditor Agreement.
(d)    Without limiting the foregoing, each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
(e)    If any assets constituting personal property of a type required to be encumbered under the Collateral Documents (other than equity of a Domestic Subsidiary or Canadian Subsidiary constituting an Excluded Subsidiary, an Unrestricted Subsidiary or any other Subsidiary that is a special purpose entity which has no material assets other than real property) are acquired by any Loan Party (other than assets constituting Collateral under the U.S. Security Agreement or the Canadian Security Agreement that become subject to the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) upon acquisition thereof), the Borrower Representative will promptly notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien in favor of Administrative Agent (for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be) securing the U.S. Secured Obligations and/or the Canadian Secured Obligations, as applicable, and will take, and cause the applicable Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties. Notwithstanding anything herein or in any other Loan Document to the contrary, any provision of this Agreement or any other Loan Document which would otherwise exempt any Excluded Subsidiary or Unrestricted Subsidiary from any requirement under this Agreement or any other Loan Document to Guarantee the Obligations or grant Liens on its assets as security for the Obligations shall not be in effect if and to the extent such Excluded Subsidiary or Unrestricted Subsidiary provides any Guarantee or grants any Lien under or in respect of the Term Loan Documents.
(f)    If either (i) the aggregate revenues of all Excluded Subsidiaries and Unrestricted Subsidiaries, as of end of any fiscal year, constitute 15% or more of the consolidated revenues of Holdings and its Subsidiaries for such period or (ii) the aggregate consolidated assets of all Excluded Subsidiaries and Unrestricted Subsidiaries, as of end of any fiscal year, constitute 15% or more of the consolidated total assets of Holdings and its Subsidiaries as of the end of such fiscal year, in each case as reflected on the most recent annual or quarterly consolidated financial statements of Holdings and its Subsidiaries, then, the Loan Parties (A) shall submit a written notice (a “Designated Immaterial Subsidiary Notice”) to the Administrative Agent designating one or more Immaterial Domestic Subsidiaries and/or Immaterial Canadian Subsidiaries as Subsidiaries which shall no longer constitute Excluded Subsidiaries (any such Subsidiary so designated being a “Designated Immaterial Subsidiary”) such that, after giving effect to such designation, (x) the aggregate revenues of all Excluded Subsidiaries and Unrestricted Subsidiaries, as of end of such fiscal year (calculated for purposes of this clause (x) on a pro forma basis as if each such Designated Immaterial Subsidiary had not been an Excluded Subsidiary at any time during such fiscal year), constitute less than 15% of the consolidated revenues of Holdings and its Subsidiaries for such period and (y) the consolidated total assets of all Excluded Subsidiaries and Unrestricted Subsidiaries, as of end of such fiscal year (calculated for purposes of this clause (y) on a pro forma basis as if each such Designated Immaterial Subsidiary had not been an Excluded Subsidiary as the last day of such fiscal year), constitute less than 15% of the consolidated total assets of Holdings and its Subsidiaries as of the end of such fiscal year and (B) shall cause each such Designated Immaterial Subsidiary to become a U.S. Loan Guarantor (in the case of a Designated Immaterial Subsidiary which is a Domestic Subsidiary) or a Canadian Loan Guarantor (in the case of a Designated Immaterial Subsidiary which is a Canadian Subsidiary) and shall, and shall cause each such Designated Immaterial Subsidiary to, execute and deliver to the Administrative Agent all Joinder Agreements, guarantees, Collateral Documents and other agreements and documents and shall take, and cause each such Designated Immaterial Subsidiary to take, such other actions as shall be necessary or which the Administrative Agent may reasonably request to comply with this clause (i) and clauses (a) through (f) of this Section 5.13 as to each such Designated Immaterial Subsidiary (it being understood for avoidance of doubt that, solely for purposes of this clause (B), in determining compliance with such clauses (a) through (f) of this Section 5.13, each such Designated Immaterial Subsidiary shall be treated as if it had been acquired or formed by the Loan Parties as of the date of delivery of the Designated Immaterial Subsidiary Notice with respect thereto) .
SECTION 5.14    Covenants Regarding Accounts. In the ordinary course of its business, the Borrowers and WESCO Receivables process their Accounts in a manner such that (i) each payment received by each Borrower or WESCO Receivables in respect of an Account is allocated to a specifically identified invoice, which invoice corresponds to a particular Account owing to such Borrower or WESCO Receivables, and (ii) in the event that, at any time, less than 100% of the Accounts of the U.S. Borrowers are sold to WESCO Receivables under the Receivables Securitization Agreements, payments received in respect of those Accounts that are sold to WESCO Receivables under the Receivables Securitization Agreements would be identifiable and separate from payments received in respect of Accounts that are not sold to WESCO Receivables under the Receivables Securitization Agreements. No Canadian Loan Party shall enter into any Receivables Securitization or any other similar financing or transaction at any time.
SECTION 5.15    Obligations under Term Loan Documents. At all times from and after the ninety-first (91st) day prior to the stated maturity date of the Term Loan Agreement, the Borrowers shall maintain on deposit with the Administrative Agent Pledged Cash with respect to the outstanding obligations of the Loan Parties under the Term Loan Documents in an aggregate amount not less than the then outstanding amount of the Loan Parties’ obligations under the Term Loan Documents; provided, that if at any time the Administrative Agent shall have established a Reserve with respect to the outstanding obligations of the Loan Parties under the Term Loan Documents, the aggregate amount of Pledged Cash required to be maintained by the Borrowers on deposit with the Administrative Agent pursuant to this Section 5.15 at such time shall be reduced on a dollar-for-dollar basis by the amount of such Reserve at such time.
ARTICLE VI.

Negative Covenants
Until all of the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with Section 2.06(k)) and all LC Disbursements shall have been reimbursed, Holdings and each Borrower covenants and agrees, and Holdings shall cause each other Loan Party to covenant and agree, in each case (subject to Section 12.01) jointly and severally with all of the other Loan Parties, with the Lender Parties that:
SECTION 6.01    Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(a)    the Secured Obligations;
(b)    Indebtedness existing on the Second Restatement Date as set forth in Schedule 6.01 (which scheduled Indebtedness shall include, without limitation, the 2029 Convertible Debentures) and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;
(c)    Indebtedness of WESCO Receivables under the Receivables Securitization Agreements (including for greater certainty any replacement thereof);
(d)    Indebtedness of any Loan Party or any Restricted Subsidiary of a Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including equipment (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $50,000,000 at any time outstanding;
(e)    Indebtedness of any Loan Party or any Restricted Subsidiary secured by a Lien on any real property (including any fixtures, equipment or other fixed or capital assets located at any such real property) and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) the Loan Party or Restricted Subsidiary has used commercially reasonable efforts to obtain an access agreement with respect to any such property subject to a Lien, in form and substance reasonably satisfactory to Administrative Agent, from the holder of such Indebtedness (it being understood that to the extent such an access agreement is not obtained, Administrative Agent may establish a Reserve in its Permitted Discretion); (ii) the aggregate outstanding principal amount of Indebtedness permitted by this clause (e) shall not at any time exceed an amount equal to 85% of the value of real estate owned or hereafter acquired by such Loan Party or such Restricted Subsidiary; and (iii) no Event of Default has occurred and is continuing at the time any such Indebtedness is incurred, or would result therefrom;
(f)    Indebtedness which represents an extension, refinancing, replacement or renewal of any of the Indebtedness described in clauses (b), (d), (e), (k), (n), (p), (r) or (s) hereof; provided that, solely with respect to Indebtedness of the type described in clauses (b) or (d), (i) the principal amount of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) in the case of any extension, refinancing, replacement or renewal of any of the Indebtedness described in clauses (b) or (d), such extension, refinancing, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, replaced or renewed, (v) the terms of any such extension, refinancing, replacement or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness, and (vi) if the Indebtedness that is refinanced, renewed, replaced or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, replacement or extension Indebtedness must include subordination terms and conditions that are substantially similar to those that were applicable to the refinanced, renewed, replaced or extended Indebtedness; provided further that in the case of any such extension, refinancing, replacement or renewal of the Indebtedness described in clause (p), such extension, refinancing, replacement or renewal does not violate and continues to be subject to the ABL-Term Loan Intercreditor Agreement;
(g)    (i) Indebtedness owing by any U.S. Loan Party to any U.S. Loan Party and Guarantees by any U.S. Loan Party of Indebtedness of any U.S. Loan Party, (ii) Indebtedness owing by any Canadian Loan Party to any other Canadian Loan Party and Guarantees by any Canadian Loan Party of Indebtedness of any other Canadian Loan Party, and (iii) Indebtedness owing by any U.S. Loan Party to any Canadian Loan Party and Guarantees by any Canadian Loan Party of Indebtedness of any U.S. Loan Party, provided that (A) in the case of (1) any Indebtedness owing by any U.S. Loan Party to any other U.S. Loan Party or to any Canadian Loan Party and (2) any Indebtedness owing by any Canadian Loan Party to any other Canadian Loan Party, such Indebtedness shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent (it being agreed that the terms of the Affiliate Subordination Agreement are satisfactory to the Administrative Agent), (B) to the extent applicable, Guarantees permitted under this clause (g) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations and (C) for purposes of this Section 6.01(g), a Canadian Cross-Border Loan Guarantor shall be treated only as a Canadian Loan Party and not as a U.S. Loan Party;
(h)    Indebtedness (i) owing by any Canadian Loan Party to any U.S. Loan Party (provided that for purposes of this Section 6.01(h), a Canadian Cross-Border Loan Guarantor shall be treated only as a Canadian Loan Party and not as a U.S. Loan Party), (ii) owing by any Foreign Subsidiary to any Loan Party, (iii) owing by any Canadian Loan Party to any unaffiliated third party for which a U.S. Loan Party has issued a Guarantee, and (iv) owing by any Foreign Subsidiary to any unaffiliated third party for which a Loan Party has issued a Guarantee, so long as: (i) the aggregate amount of all such Indebtedness owing or Guaranteed (together with the aggregate amount of all investments made pursuant to Section 6.04(c)(iii)) does not exceed at one time outstanding the sum of (x) $150,000,000 and (y) the net proceeds of any issuance of Equity Interests by Holdings or incurrence of Indebtedness by any U.S. Loan Party permitted under Section 6.01 (other than Indebtedness incurred under the Receivables Securitization Agreements) which Equity Interests or Indebtedness is incurred for the purpose of funding a loan or advance by such U.S. Loan Party to a Canadian Loan Party or to a Foreign Subsidiary; (ii) no Event of Default has occurred and is continuing at the time of the incurrence of any such Indebtedness or execution of such Guarantee, or would result therefrom; and (iii) in the case of Indebtedness owing by any Canadian Loan Party to any U.S. Loan Party, such Indebtedness shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent; and (v) Guarantees permitted under this clause (h) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(i)    Indebtedness of any Loan Party under performance bonds or with respect to workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
(j)    Indebtedness of any Loan Party or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business and so long as the aggregate amount of all Indebtedness pursuant to this clause (j) does not exceed $75,000,000 at any one time outstanding;
(k)    Indebtedness of any Person that becomes a Restricted Subsidiary after the Second Restatement Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (k) shall not exceed $50,000,000 at any time outstanding;
(l)    other unsecured Indebtedness of any Loan Party (including, without limitation, Subordinated Indebtedness); provided that, if such Indebtedness constitutes Material Indebtedness, (i) the stated maturity date of such Material Indebtedness is not earlier than 180 days after the Maturity Date (as such Maturity Date is in effect at the time of issuance of such Indebtedness), (ii) the scheduled annual principal amortization of such Indebtedness to occur prior to the Maturity Date (excluding any payments due at maturity of such Indebtedness) does not exceed five percent (5%) of the original principal amount of such Indebtedness, (iii) the events of default and financial covenants applicable to such Material Indebtedness, taken as a whole, are not more restrictive than those set forth in this Agreement, and (iv) no Event of Default has occurred and is continuing at the time of the incurrence of any such Material Indebtedness or shall result therefrom;
(m)    secured or unsecured Indebtedness of any Foreign Subsidiary which is a Restricted Subsidiary or any other Excluded Subsidiary to any financial institution or other Person that (i) is not Guaranteed by any Loan Party or (ii) if Guaranteed by any Loan Party, such Guarantee is permitted under Section 6.01(h);
(n)    other Indebtedness (i) owing by any Canadian Loan Party to any U.S. Loan Party (provided that for purposes of this Section 6.01(n), a Canadian Cross-Border Loan Guarantor shall be treated only as a Canadian Loan Party and not as a U.S. Loan Party), (ii) owing by any Foreign Subsidiary that is a Restricted Subsidiary to any Loan Party, (iii) owing by any Canadian Loan Party to any unaffiliated third party for which a U.S. Loan Party has issued a Guarantee, and (iv) owing by any Foreign Subsidiary that is a Restricted Subsidiary to any unaffiliated third party for which a Loan Party has issued a Guarantee, so long as: (A) at the time of and after giving effect to the incurrence of such Indebtedness or the execution of such Guarantee, the Adjusted Fixed Charge Coverage Ratio (calculated for the period of four consecutive fiscal quarters then most recently ended as if such Indebtedness had been incurred or such Guarantee executed on the first day of such period) shall be not less than 1.1 to 1.0; (B) for the period of thirty (30) consecutive days prior to, and as of the date of, the incurrence of any such Indebtedness or execution and delivery of such Guarantee, in each case, after giving effect to the incurrence of such Indebtedness or execution and delivery of such Guarantee, Combined Availability exceeds the Combined Availability Trigger Amount (provided that (1) in calculating Combined Availability for the thirty day period prior to the incurrence of any such Indebtedness or execution and delivery of any such Guarantee for purposes of this clause (B), Combined Availability for such thirty day period shall be determined on a pro forma basis, as if such Indebtedness had been incurred or such Guarantee had been executed and delivered on the first day of such period and (2), if at any time during such thirty day period, Combined Availability shall be less than the Combined Availability Trigger Amount and (x) the Borrowers shall raise additional capital through the issuance of Equity Interests by Holdings or the incurrence of Indebtedness permitted under Section 6.01 and utilize a portion of the proceeds of such additional capital raise to pay down outstanding Revolving Loans or outstanding amounts owing under the Receivables Securitization Agreements or (y) the Aggregate Revolving Commitments are increased pursuant to Section 2.09(e) hereof or the Securitization Purchase Limit is increased pursuant to the Receivables Securitization Agreements, for purposes of determining whether the Borrowers have met the foregoing test, Combined Availability shall be determined on a pro forma basis, as if such capital raise and pay down of outstanding Revolving Loans or amounts owing under the Receivables Securitization Agreements or such increase in the Aggregate Revolving Commitments or Securitization Purchase Limit, as applicable, had occurred on the first day of such thirty day period); (C) the Borrower Representative shall have delivered to the Administrative Agent a written certification as to and reasonably detailed calculations of the Adjusted Fixed Charge Coverage Ratio demonstrating compliance with the foregoing clause (A) and of Combined Availability demonstrating compliance with the foregoing clause (B), which certification and calculations shall be reasonably satisfactory in form and substance to the Administrative Agent; (D) no Event of Default has occurred and is continuing at the time of the incurrence of any such Indebtedness or execution of such Guarantee, or would result therefrom; (E) in the case of Indebtedness owing by any Canadian Loan Party to any U.S. Loan Party or by any Foreign Subsidiary to any Loan Party, such Indebtedness shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent; and (F) Guarantees permitted under this clause (n) shall be unsecured and subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(o)    Indebtedness with respect to Swap Agreements permitted under Section 6.07;
(p)    Indebtedness under the Term Loan Documents, including any refinancing or replacement of the Existing Term Debt; provided that (i) at the time such Indebtedness is incurred or increased after the Second Restatement Date, and after giving effect thereto, (x) the Secured Leverage Ratio does not exceed 4.50 to 1.00, and (y) no Event of Default shall have occurred and be continuing, (ii) the stated maturity date of such Indebtedness is not earlier than 181 days after the Maturity Date (as such Maturity Date is in effect at the time of issuance of such Indebtedness), (iii) the scheduled annual principal amortization of such Indebtedness to occur prior to the Maturity Date (excluding any payments due at maturity of such Indebtedness) does not exceed five percent (5%) of the original principal amount of such Indebtedness, (v) the events of default and financial covenants applicable to such Indebtedness, taken as a whole, are not more restrictive than those set forth in this Agreement (it being agreed that the terms of the Term Loan Documents as in effect on the Second Restatement Date and thereafter, amended, restated, amended and restated, supplemented or otherwise modified in accordance with the ABL-Term Loan Intercreditor Agreement are not more restrictive), and (v) any Liens securing such Indebtedness do not extend to the ABL Priority Collateral or, if such Liens extend to the ABL Priority Collateral, such Liens are second in priority to the Liens on the ABL Priority Collateral securing the Obligations and the Liens on the Non-ABL Priority Collateral securing the Obligations shall be second in priority to the Liens on the Non-ABL Priority Collateral, all pursuant to an intercreditor agreement reasonably acceptable to the Administrative Agent in its Permitted Discretion (it being agreed that the terms of the ABL-Term Loan Intercreditor Agreement are acceptable);
(q)    Indebtedness of WESCO Canada I to WDC Holding under the WESCO Canada I $150,000,000 Intercompany Note, provided that WDC Holding shall have collaterally assigned and pledged all of its right, title and interest in and to the WESCO Canada I $150,000,000 Loan and the WESCO Canada I Intercompany Note to the Administrative Agent, for the benefit of the Lender Parties, pursuant to the U.S. Security Agreement (it being understood that the original of such promissory note shall be delivered to and held by the Term Loan Agent in accordance with the ABL-Term Loan Intercreditor Agreement);
(r)    to the extent constituting Indebtedness, Indebtedness of WDCC Enterprises to WDC Holding in respect of the Hybrid Security;
(s)    to the extent constituting Indebtedness, Indebtedness owing by the Canadian Loan Parties in respect of loans constituting Investments permitted by Section 6.04(b);
(t)    to the extent constituting Indebtedness, judgments not constituting Events of Default under clause (l) of Article VIII; and
(u)    Indebtedness not otherwise permitted by this Section 6.01 so long as the aggregate outstanding principal amount of such Indebtedness does not exceed $35,000,000 at any time.
For greater certainty, the Borrowers may elect from time to time to consider Indebtedness as falling within one or more of the categories above and may divide Indebtedness among two or more categories. The restrictions set forth in any subpart of this Section 6.01 by way of description of Indebtedness shall not be deemed to require that Indebtedness meeting such description be placed in such subpart for purposes of determining compliance with this Section. The accrual of interest, the accretion of accreted value, the accretion of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness or other obligations solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness or other obligations for purposes of this Section 6.01.
SECTION 6.02    Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Liens created pursuant to any Loan Document;
(b)    any Lien on any property or asset of any Borrower or any Restricted Subsidiary existing on the Second Restatement Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Second Restatement Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof to the extent permitted by Section 6.01(f);
(c)    Liens on Accounts sold to WESCO Receivables pursuant to the Receivables Securitization Agreements;
(d)    Liens on fixed or capital assets acquired, constructed or improved by any Loan Party; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
(e)    Liens on real property, and fixed and capital assets (including equipment); provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, and (ii) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
(f)    any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Loan Party or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the Second Restatement Date prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof to the extent permitted by Section 6.01(f);
(g)    Liens of a collecting bank arising in the ordinary course of business under Section 4‑208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(h)    Liens arising out of sale and leaseback transactions permitted by Section 6.06;
(i)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
(j)    Permitted Encumbrances;
(k)    Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;
(l)    Liens granted by any Foreign Subsidiary which is a Restricted Subsidiary on assets of such Foreign Subsidiary not constituting Collateral;
(m)    Liens in favor of any Term Loan Agent on the Collateral or on any property of other asset owned by any Real Estate Subsidiary, in each case, securing the Indebtedness permitted by Section 6.01(p), provided that (i) the Liens of any Term Loan Agent on ABL Priority Collateral shall be junior and subordinate to the Liens of the Administrative Agent on such Collateral as provided by the ABL-Term Loan Intercreditor Agreement (or any similar intercreditor agreement) and (ii) the rights and remedies of the Term Loan Agent and the Term Loan Lenders with respect to the Collateral shall be subject to the ABL-Term Loan Intercreditor Agreement (or, to the extent applicable, any similar intercreditor agreement);
(n)    all reservations in the original grant from the Crown in right of Canada or any Province or Territory thereof of any lands or interests therein and all statutory exceptions, qualifications and reservations in respect of title with respect thereto;
(o)    security given by any Loan Party or Restricted Subsidiary to a public utility or any municipality or governmental or other public authority when required by such public utility or municipality or other governmental authority in the ordinary course of business of any Loan Party or Restricted Subsidiary in connection with such Loan Party’s or Restricted Subsidiary’s operations; provided such security does not either alone or in the aggregate materially detract from the value of the property or assets affected thereby or materially impair its use in the conduct of such Loan Party’s or Restricted Subsidiary’s business;
(p)    the right reserved to or vested in any municipality or governmental of other public authority by the terms of any lease, license, franchise, grant or permit acquired by any Loan Party or Restricted Subsidiary or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;
(q)    subdivision agreements, site plan control agreements, development agreements, servicing agreements, utility agreements and other similar agreements with a Governmental Authority or public utilities that do not materially impair the use, operation or marketability of the applicable real property, provided such have in each case been complied with in all material respects;
(r)    any rights of expropriation, access or user or any similar rights conferred or reserved by or in any statutes of any Governmental Authority; and
(s)    Liens not otherwise permitted by this Section 6.02 so long as (i) the aggregate outstanding principal amount of the obligations secured thereby does not exceed $35,000,000 at any time and (ii) not more than $5,000,000 of obligations secured by such Liens shall cover any ABL Priority Collateral.
Notwithstanding the foregoing, (1) none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (A) Accounts, other than (x) those permitted under clause (a) of the definition of Permitted Encumbrance and clauses (a), (g), (m), (n) and (o) above, (y) to the extent expressly permitted under clause (s) above, and (z) Accounts sold to WESCO Receivables pursuant to the Receivables Securitization Agreements or (B) Inventory, other than (x) those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clauses (a), (m) and (n) above and (y) to the extent expressly permitted under clause (s) above.
SECTION 6.03    Fundamental Changes. (a) No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve (and distribute its assets), except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any U.S. Loan Party (other than a Canadian Cross-Border Loan Guarantor) may merge into another U.S. Loan Party (including the merger of any U.S. Borrower into another U.S. Borrower but excluding any merger involving a Canadian Cross-Border Loan Guarantor) so long as in a transaction in which a U.S. Borrower is involved, such U.S. Borrower is the surviving corporation, (ii) any Canadian Loan Party may merge or amalgamate into another Canadian Loan Party so long as in a transaction in which a Canadian Borrower is involved, such Canadian Borrower is the surviving corporation, (iii) TVC Canada Corp. may merge or amalgamate into WDCH, LP or another Canadian Loan Party or may liquidate or dissolve, (iv) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve (and distribute its assets to its immediate parent) if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders, (v) any Restricted Subsidiary may transfer its assets to a Loan Party and any Restricted Subsidiary which is not a Loan Party may transfer its assets to another Restricted Subsidiary which is not a Loan Party, (vi) any Loan Party (other than Holdings or a Borrower) may liquidate or dissolve so long as the assets and properties of such Loan Party are received by or distributed to another Loan Party organized or formed in the same country as such dissolving or liquidating Loan Party and such dissolution or liquidation would not reasonably be expected to have a Material Adverse Effect and (vii) any Loan Party may merge or amalgamate with any other Person in connection with the consummation of a Permitted Acquisition so long as (A) no Change of Control results therefrom, (B) in the case of a merger of any Loan Party with any other Person, such Loan Party is the surviving entity, or, in the case such Loan Party is not Holdings or a Borrower, such other Person is the surviving entity, so long as such other Person shall be organized in the same jurisdiction as such Loan Party and shall substantially contemporaneously with the consummation of such merger become a Loan Party hereunder and otherwise comply with the requirements of Section 5.13 hereof and (C) in the case of the amalgamation of any Canadian Loan Party (the “Constituent Canadian Loan Party”) with any other Person, the entity resulting from such amalgamation shall confirm in writing that it is a Canadian Loan Party and has succeeded to and is bound by all of the obligations of the Constituent Canadian Loan Party under the Loan Documents in the same manner and to the same extent as the Constituent Canadian Loan Party was so bound immediately prior to such amalgamation and shall take such other actions and execute and deliver such other documents as the Administrative Agent may reasonably request to ratify and confirm such obligations and the continuing validity, perfection and priority of the Administrative Agent’s Liens in the Collateral of the Constituent Canadian Loan Party after giving effect to such amalgamation, all of which shall be satisfactory in form and substance to the Administrative Agent.
(a)    No Loan Party will, nor will it permit any of its Restricted Subsidiaries (other than Excluded Subsidiaries which are not Loan Parties), to engage to any material extent in any business other than businesses substantially similar to the type conducted by the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto and logical extensions thereof.
(b)    Holdings will not engage in any business or activity other than the ownership of Equity Interests in its Subsidiaries and activities incidental thereto. Holdings will not own or acquire any material assets (other than Equity Interests in its Subsidiaries and the cash proceeds of any Restricted Payments permitted by Section 6.08) or incur any liabilities (other than liabilities under the Loan Documents, Indebtedness permitted under Section 6.01, and liabilities reasonably incurred in connection with its maintenance of its existence).
(c)    WESCO Receivables will not engage in any business or activity other than the ownership of Accounts sold to WESCO Receivables by the U.S. Borrowers pursuant to the Receivables Securitization Agreements and the incurrence of Indebtedness pursuant to the Receivables Securitization Agreements and activities incidental thereto. WESCO Receivables will not own or acquire any material assets other than Accounts sold to WESCO Receivables by the U.S. Borrowers or incur any liabilities, in each case, except pursuant to and in accordance with the Receivables Securitization Agreements (other than liabilities reasonably incurred in connection with its maintenance of its existence).
(d)    The Real Estate Subsidiaries will not engage in any business or activity other than the ownership and leasing of real property (and the fixtures and equipment located thereon) and the incurrence of Indebtedness permitted by Sections 6.01(e) and 6.01(p) and activities incidental thereto. The Real Estate Subsidiaries will not own or acquire any material assets other than real property (and the fixtures and equipment located thereon) or incur any liabilities, in each case, except permitted by Section 6.01(e) (other than liabilities reasonably incurred in connection with its maintenance of its existence).
(e)    Unless such entity shall have complied with the applicable provisions of Section 5.13 within the time periods set forth in such Section:
(i)    WESCO Distribution III ULC, and Carlton Bates Company of Texas GP, Inc. will not engage in any business or activity and will not own or acquire any material assets or incur any liabilities (other than liabilities reasonably incurred in connection with the maintenance of their existence);
(ii)    TVC Canada Corp. will not engage in any business or activity other than the ownership of Equity Interests in WESCO Distribution Canada Co. and activities incidental thereto; and
(iii)    TVC Canada Corp. will not own or acquire any material assets (other than Equity Interests in WESCO Distribution Canada Co.) or incur any liabilities (other than Indebtedness under the Loan Documents and liabilities reasonably incurred in connection with the maintenance of its existence).
(g)    WDINESCO II B.V. will not engage in any business or activity other than the ownership of Equity interests in WDCH, LP and in Excluded Subsidiaries and in Unrestricted Subsidiaries and activities incidental thereto. WDINESCO II B.V. will not own or acquire any material assets (other than Equity Interests in WDCH, LP and in Excluded Subsidiaries and in Unrestricted Subsidiaries and intercompany Indebtedness owing from Holdings or one or more of its Subsidiaries to WDINESCO II B.V.) or incur any liabilities (other than liabilities reasonably incurred in connection with the maintenance of its existence and intercompany Indebtedness owing from WDINESCO II B.V. to Holdings or one or more of its Subsidiaries).
(h)    WDINESCO II C.V. will not engage in any business or activity other than the ownership of Equity interests in WDINESCO C.V. and in Excluded Subsidiaries and in Unrestricted Subsidiaries and activities incidental thereto. WDINESCO II C.V. will not own or acquire any material assets (other than Equity Interests in WDINESCO C.V. and in Excluded Subsidiaries and in Unrestricted Subsidiaries and intercompany Indebtedness owing from Holdings or one or more it its Subsidiaries to WDINESCO II C.V.) or incur any liabilities (other than liabilities reasonably incurred in connection with the maintenance of its existence and intercompany Indebtedness owing from WDINESCO II C.V. to Holdings or one or more of its Subsidiaries).
(i)    WDINESCO C.V. will not engage in any business or activity other than the ownership of Equity interests in WESCO Distribution Canada GP Inc., in WESCO Distribution Canada LP, in Excluded Subsidiaries and in Unrestricted Subsidiaries and activities incidental thereto. WDINESCO C.V. will not own or acquire any material assets (other than Equity Interests in WESCO Distribution Canada GP, in WESCO Distribution Canada LP, in Excluded Subsidiaries and in Unrestricted Subsidiaries and intercompany Indebtedness owing to WDINESCO C.V. from Holdings or one or more of its Subsidiaries) or incur any liabilities (other than liabilities reasonably incurred in connection with the maintenance of its existence and intercompany Indebtedness owing from WDINESCO C.V. to Holdings or one or more of its Subsidiaries).
(j)    WDINESCO III C.V. will not engage in any business or activity other than the ownership of Equity interests in WDINESCO II C.V. and in Excluded Subsidiaries and in Unrestricted Subsidiaries and activities incidental thereto. WDINESCO III C.V. will not own or acquire any material assets (other than Equity Interests in WDINESCO II C.V. and in Excluded Subsidiaries and in Unrestricted Subsidiaries and intercompany Indebtedness owing to WDINESCO III C.V. from Holdings or one or more of its Subsidiaries) or incur any liabilities (other than liabilities reasonably incurred in connection with the maintenance of its existence and intercompany Indebtedness owing from WDINESCO III C.V. to Holdings or one or more of its Subsidiaries).

(k)    WDINESCO III B.V. will not engage in any business or activity other than the ownership of Equity interests in WDCC Enterprises and in Excluded Subsidiaries and in Unrestricted Subsidiaries and activities incidental thereto. WDINESCO III B.V. will not own or acquire any material assets (other than Equity Interests in WDCC Enterprises and in Excluded Subsidiaries and in Unrestricted Subsidiaries and intercompany Indebtedness owing to WDINESCO III B.V. from Holdings or one or more of its Subsidiaries) or incur any liabilities (other than liabilities reasonably incurred in connection with the maintenance of its existence and intercompany Indebtedness owing from WDINESCO III B.V. to Holdings or one or more of its Subsidiaries.

SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary (other than Excluded Subsidiaries and Unrestricted Subsidiaries) to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
(a)    Permitted Investments;
(b)    Investments in existence on the Second Restatement Date (including Investments by the Loan Parties in Equity Interests in their respective Subsidiaries);
(c)    Investments made after the Second Restatement Date by: (i) a U.S. Loan Party in any other U.S. Loan Party; (ii) a Canadian Loan Party in any other Canadian Loan Party or a U.S. Loan Party; or (iii) (x) a U.S. Loan Party in a Canadian Loan Party, or (y) a Loan Party in a Foreign Subsidiary, Unrestricted Subsidiary or Intermediate Holding Company so long as, in the case of this subclause (iii): (A) the aggregate amount of such Investments (together with the aggregate Indebtedness and Guarantees outstanding pursuant to Section 6.01(h)) shall not exceed at any time outstanding (in each case determined without regarding to any write-downs or write-offs) the sum of (x) $150,000,000 and (y) the net proceeds of any issuance of Equity Interests by Holdings or any incurrence of Indebtedness by any U.S. Loan Party permitted under Section 6.01 (other than Indebtedness incurred under the Receivables Securitization Agreements) which Indebtedness is incurred for the purpose of funding an investment in a Canadian Loan Party or Foreign Subsidiary, and (B) no Event of Default has occurred and is continuing at the time of such Investment, or would result therefrom; provided, that, for purposes of this Section 6.04(c), a Canadian Cross-Border Loan Guarantor shall be treated only as a Canadian Loan Party and not as a U.S. Loan Party;
(d)    loans or advances made by the Loan Parties (i) to employees of the Loan Parties on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 in the aggregate at any one time outstanding and (ii) to executive officers of Holdings on an arms-length basis in the ordinary course of business to permit such officers to purchase Equity Interests in Holdings (or to exercise options to purchase Equity Interests in Holdings) up to a maximum of $5,000,000 in the aggregate at any one time outstanding;
(e)    subject to Sections 4.2(a) and 4.4 of the U.S. Security Agreement and the Canadian Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(f)    Investments in the form of Swap Agreements permitted by Section 6.07;
(g)    Investments received in connection with the dispositions of assets permitted by Section 6.05;
(h)    Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances;”
(i)    Permitted Acquisitions;
(j)    Investments constituting Indebtedness permitted under Section 6.01(j);
(k)    the formation by (i) any U.S. Loan Party of any Domestic Subsidiary, Canadian Subsidiary or Foreign Subsidiary, (ii) any Canadian Loan Party of any Canadian Subsidiary or Foreign Subsidiary, and (iii) any Foreign Subsidiary of any other Foreign Subsidiary, so long as, in each case: (i) the Loan Parties comply with Section 5.13, and (ii) no Event of Default has occurred and is continuing or would result after giving effect to such formation;
(l)    Investments made by Foreign Subsidiaries which are Restricted Subsidiaries;
(m)    Guarantees of obligations of Canadian Subsidiaries or Foreign Subsidiaries which are Restricted Subsidiaries incurred in the ordinary course of business and not constituting Indebtedness for borrowed money;
(n)    Investments (other than those made in reliance on any other paragraph of this Section 6.04) in an aggregate amount not to exceed $35,000,000, so long as no Event of Default has occurred and is continuing or would result after giving effect to any such Investment;
(o)    other Investments (other than those made in reliance on any other paragraph of this Section 6.04), so long as (i) at the time of and after giving effect to such Investment, the Adjusted Fixed Charge Coverage Ratio (calculated for the period of four consecutive fiscal quarters then most recently ended as if such Investment had been made on the first day of such period) shall be not less than 1.1 to 1.0; (ii) for the period of thirty (30) consecutive days prior to, and as of the date of, the making of any such Investment, in each case, after giving effect to the making of such Investment, Combined Availability exceeds the Combined Availability Trigger Amount (provided that (A) in calculating Combined Availability for the thirty day period prior to the making of any such Investment for purposes of this clause (ii), Combined Availability for such thirty day period shall be determined on a pro forma basis, as if such Investment had been made on the first day of such period and (B), if at any time during such thirty day period, Combined Availability shall be less than the Combined Availability Trigger Amount and (x) the Borrowers shall raise additional capital through the issuance of Equity Interests by Holdings or the incurrence of Indebtedness permitted under Section 6.01 and utilize a portion of the proceeds of such additional capital raise to pay down outstanding Revolving Loans or outstanding amounts owing under the Receivables Securitization Agreements or (y) the Aggregate Revolving Commitments are increased pursuant to Section 2.09(e) hereof or the Securitization Purchase Limit is increased pursuant to the Receivables Securitization Agreements, for purposes of determining whether the Borrowers have met the foregoing test, Combined Availability shall be determined on a pro forma basis, as if such capital raise and pay down of outstanding Revolving Loans or amounts owing under the Receivables Securitization Agreements or such increase in the Aggregate Revolving Commitments or Securitization Purchase Limit, as applicable, had occurred on the first day of such thirty day period); (iii) the Borrower Representative shall have delivered to the Administrative Agent a written certification as to (and reasonably detailed calculations of) the Adjusted Fixed Charge Coverage Ratio demonstrating compliance with the foregoing clause (i) and of Combined Availability demonstrating compliance with the foregoing clause (ii), which certification and calculations shall be reasonably satisfactory in form and substance to the Administrative Agent; and (iv) no Event of Default has occurred and is continuing at the time of the making of such Investment, or would result after giving effect to any such Investment;
(p)    the WESCO Canada I $150,000,000 Intercompany Loan;
(q)    the WDCC Enterprises $90,000,000 Intercompany Loan;
(r)    the issuance by WDCC Enterprises to WDC Holding of the Hybrid Security; and
(s)    Investments received in connection with bankruptcy or reorganization of, or the settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business.
For greater certainty, the Borrowers may elect from time to time to consider Investments as falling within one or more of the categories above and may divide Investments among two or more categories. The restrictions set forth in any subpart of this Section by way of description of Investments shall not be deemed to require that Investments meeting such description be placed in such subpart for purposes of determining compliance with this Section. The accrual of interest, the accretion of accreted value, the accretion of original issue discount, the accretion of liquidation preference and increases in the amount of Investments or other obligations solely as a result of fluctuations in the exchange rate of currencies or increases in the value of such Investments shall not be deemed to be an increase in the amount of any Investment for purposes of this Section.
SECTION 6.05    Asset Sales. No Loan Party will, nor will it permit any Subsidiary (other than Excluded Subsidiaries which are not Loan Parties and Unrestricted Subsidiaries) to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary (other than Excluded Subsidiaries and Unrestricted Subsidiaries) to issue any additional Equity Interest in such Subsidiary (other than to another Loan Party in compliance with Section 6.04), except:
(a)    sales, transfers and dispositions of Inventory in the ordinary course of business;
(b)    sales, transfers, leases and dispositions by: (i) any U.S. Loan Party to any other U.S. Loan Party, or (ii) any Canadian Loan Party to any other Canadian Loan Party; provided, that, for purposes of this Section 6.05(b), a Canadian Cross-Border Loan Guarantor shall be treated only as a Canadian Loan Party and not as a U.S. Loan Party;
(c)    sales of Accounts by the U.S. Borrowers to WESCO Receivables pursuant to the Receivables Securitization Agreements;
(d)    sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;
(e)    sales, transfers and dispositions of Permitted Investments and other investments permitted by clause (h) of Section 6.04;
(f)    sale and leaseback transactions permitted by Section 6.06;
(g)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Restricted Subsidiary;
(h)    the licensing, on a non-exclusive basis (other than with respect to licenses of the MaxCell Patents), of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;
(i)    the granting of Permitted Liens;
(j)    sales, transfers and dispositions to the extent constituting Investments permitted under Section 6.04 (other than sales of Equity Interests in Loan Parties or in any Parent of any Loan Party);
(k)    sales, transfers and other dispositions of real property, equipment or other assets that are damaged, worn out, obsolete or no longer used or useful to the business operations of the Loan Parties;
(l)    sales, transfers and other dispositions of Equity Interests in Excluded Subsidiaries;
(m)    any sale, transfer and other disposition of assets (whether in an individual transaction or a series of related transactions) having a fair market value of less than $2,500,000;
(n)    so long as no Event of Default has occurred and is continuing or would result therefrom, transfers and other dispositions of assets (other than assets constituting Collateral or Equity Interests in Loan Parties or in any Parent of any Loan Party) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (n) shall not exceed $35,000,000 during any fiscal year, provided further that, subject to the condition set forth at the beginning of this Section 6.05(m), any portion of the basket amount set forth in the foregoing proviso that is not utilized by the Loan Parties in any particular fiscal year may be carried forward and utilized in any subsequent fiscal year;
(o)    sales of Accounts in connection with factoring arrangements entered into by Loan Parties and non-Affiliates in the ordinary course of business, provided that the total amount of all such Accounts sold pursuant to such factoring arrangements shall not exceed $10,000,000 in the aggregate at any one time outstanding;
(p)    any sale, transfer, lease or other disposition of non-core assets, including Equity Interests, acquired in connection with a Permitted Acquisition or other Investment permitted by this Agreement to the extent the Borrower Representative identified such assets to the Administrative Agent promptly after such Permitted Acquisition or Investment; and
(q)    dispositions of Investments in joint ventures, to the extent required by the agreements between the joint venture parties set forth in the applicable joint venture arrangements and similar binding arrangements;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraph (b) above) shall be made for fair value.
SECTION 6.06    Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary (other than Excluded Subsidiaries which are not Loan Parties and Unrestricted Subsidiaries) to, directly or indirectly, sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for: (a) any such sale of any fixed or capital assets by any Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset; and (b) other sales of any fixed or capital assets by any Borrower or any Restricted Subsidiary so long as: (i) no Event of Default has occurred and is continuing at the time of any such sale, or would result therefrom ; and (ii) for the period of thirty (30) consecutive days prior to, and as of the date of, such sale of fixed or capital assets, in each case, after giving effect to such sale of fixed or capital assets, Combined Availability exceeds the Combined Availability Trigger Amount (provided that (A) in calculating Combined Availability for the thirty day period prior to any such sale of fixed of capital assets for purposes this clause (b), Combined Availability for such thirty day period shall be determined on a pro forma basis, as if such sale had been made on the first day of such period and (B) if at any time during such thirty day period, Combined Availability shall be less than the Combined Availability Trigger Amount and (x) the Borrowers shall raise additional capital through the issuance of Equity Interests by Holdings or the incurrence of Indebtedness permitted under Section 6.01 and utilize a portion of the proceeds of such additional capital raise to pay down outstanding Revolving Loans or outstanding amounts owing under the Receivables Securitization Agreements or (y) the Aggregate Revolving Commitments are increased pursuant to Section 2.09(e) hereof or the Securitization Purchase Limit is increased pursuant to the Receivables Securitization Agreements, for purposes of determining whether the Borrowers have met the foregoing test, Combined Availability shall be determined on a pro forma basis, as if such capital raise and pay down of outstanding Revolving Loans or amounts owing under the Receivables Securitization Agreements or such increase in the Aggregate Revolving Commitments or Securitization Purchase Limit, as applicable, had occurred on the first day of such thirty day period).
SECTION 6.07    Swap Agreements. No Loan Party will, nor will it permit any Subsidiary (other than Excluded Subsidiaries which are not Loan Parties and Unrestricted Subsidiaries) to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party has actual exposure (other than those in respect of Equity Interests of any Loan Party), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party.
SECTION 6.08    Restricted Payments; Certain Payments of Indebtedness. (1) No Loan Party will, nor will it permit any Restricted Subsidiary to, declare, make or pay, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except
(i)    each of Holdings and each Restricted Subsidiary may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;
(ii)    any U.S. Loan Guarantor may make dividends to any other U.S. Loan Guarantor or to any U.S. Borrower, provided that for purposes of this Section 6.08(a)(ii), a Canadian Cross-Border Loan Guarantor shall be treated only as a Canadian Loan Party and not as a U.S. Loan Guarantor;
(iii)    any U.S. Borrower may make dividends to any other U.S. Loan Party that is its direct or indirect parent;
(iv)    any Canadian Loan Party (other than a Canadian Borrower) may make dividends to any other Canadian Loan Party or any U.S. Loan Party, provided that for purposes of this Section 6.08(a)(iv), a Canadian Cross-Border Loan Guarantor shall be treated only as a Canadian Loan Party and not as a U.S. Loan Party;
(v)    any Foreign Subsidiary which is a Restricted Subsidiary may make dividends (A) to any other Foreign Subsidiary which is a Restricted Subsidiary or (B) to any Loan Party;
(vi)    any Restricted Subsidiary may make dividends to any direct holder of its Equity Interests, provided that, (A) if any Intermediate Holding Company receives any dividend at any time, substantially contemporaneously with its receipt of such dividend, such Intermediate Holding Company shall use all of the proceeds thereof to make a dividend to a Loan Party or to another Intermediate Holding Company and (B) Holdings may not make any Restricted Payments other than as provided in clause (vii) or (viii) of this Section 6.08(a);
(vii)    Holdings may make dividends to the holders of Equity Interests in Holdings and may repurchase its Equity Interests and outstanding Indebtedness (in public or private transactions, including tender and exchange offers and the Loan Parties and their Subsidiaries may make Restricted Payments to Holdings, or to such entity’s respective equity holders, for the purpose of funding such dividends and repurchases) so long as, in each case, (A) such dividends and repurchases are made in accordance with applicable law; (B) no Event of Default has occurred and is continuing or would result after giving effect to any such dividend or repurchase; (C) for the period of thirty (30) consecutive days prior to, and as of the date of, such dividend or repurchase, in each case, after giving effect to such dividend or repurchase (and any Revolving Loans or loans, transfers or sales under the Receivables Securitization Agreements made to fund such dividend or repurchase), Combined Availability exceeds the Combined Availability Trigger Amount (provided that (x) in calculating Combined Availability for the thirty day period prior to the such dividend or repurchase for purposes of this clause (C), Combined Availability for such thirty day period shall be determined on a pro forma basis, as if dividend or repurchase (and any Revolving Loans or loans, transfers or sales under the Receivables Securitization Agreements made to fund such dividend or repurchase) had been made on the first day of such period and (y) if at any time during such thirty day period, Combined Availability shall be less than the Combined Availability Trigger Amount and (1) the Borrowers shall raise additional capital through the issuance of Equity Interests by Holdings or the incurrence of Indebtedness permitted under Section 6.01 and utilize a portion of the proceeds of such additional capital raise to pay down outstanding Revolving Loans or outstanding amounts owing under the Receivables Securitization Agreements or (2) the Aggregate Revolving Commitments are increased pursuant to Section 2.09(e) hereof or the Securitization Purchase Limit is increased pursuant to the Receivables Securitization Agreements, for purposes of determining whether the Borrowers have met the foregoing test, Combined Availability shall be determined on a pro forma basis, as if such capital raise and pay down of outstanding Revolving Loans or amounts owing under the Receivables Securitization Agreements or such increase in the Aggregate Revolving Commitments or Securitization Purchase Limit, as applicable, had occurred on the first day of such thirty day period); and (D) the Borrower Representative shall have delivered to the Administrative Agent a written certification as to (and reasonably detailed calculations of) Combined Availability demonstrating compliance with the foregoing clause (C), which certification and calculations shall be reasonably satisfactory in form and substance to the Administrative Agent;
(viii)    Holdings may declare and pay dividends (in addition to those made in reliance upon any other clause of this Section 6.08(a)) to the holders of Equity Interests in Holdings in an aggregate amount not to exceed $10,000,000 per fiscal year, so long as no Event of Default has occurred and is continuing or would result after giving effect to the declaration and payment of such dividends; and
(ix)    each Loan Party may grant Equity Interests in the ordinary course of business to employees, directors and contractors and make any payments related to such Equity Interests in the ordinary course of business.
For greater certainty, the Borrowers may elect from time to time to consider Restricted Payments as falling within one or more of the categories above and may divide Restricted Payments among two or more categories. The restrictions set forth in any subpart of this Section by way of description of any Restricted Payments shall not be deemed to require that any Restricted Payments meeting such description be placed in such subpart for purposes of determining compliance with this Section.
The restrictions set forth above shall not operate to prevent the making of dividends or repurchases previously declared by Holdings so long as (x) at the declaration date, such dividend or repurchase was permitted by the foregoing and (y) such dividend or repurchase is consummated within the earlier of 60 days and any date under applicable law on which such dividend or repurchase must be consummated.
(a)    No Loan Party will, nor will it permit any Subsidiary (other than (i) Unrestricted Subsidiaries or (ii) Excluded Subsidiaries which are not Loan Parties) to, make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i)    payment of Indebtedness created under the Loan Documents;
(ii)    payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
(iii)    refinancings of Indebtedness to the extent permitted by Section 6.01;
(iv)    payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(v)    payment of Indebtedness owed by a Loan Party or Restricted Subsidiary of a Loan Party to any other Loan Party or Subsidiary of a Loan Party, provided that (A) such Indebtedness is permitted by Section 6.01 and (B) no Loan Party shall be permitted to make any payment in respect of any Indebtedness to any Subsidiary which is not a Loan Party if (x) an Event of Default has occurred and is continuing or would result therefrom or (y) such payment would be prohibited by the subordination provisions of such Indebtedness;
(vi)    payment of Indebtedness of a Loan Party or Restricted Subsidiary so long as (A) no Event of Default has occurred and is continuing or would result after giving effect to any such payment; (B) for the period of thirty (30) consecutive days prior to, and as of the date of, such payment, in each case, after giving effect to such payment (and any Revolving Loans or loans, transfers or sales under the Receivables Securitization Agreements made to fund such payment), Combined Availability exceeds the Combined Availability Trigger Amount (provided that (x) in calculating Combined Availability for the thirty day period prior to the making of such payment for purposes of this clause (B), Combined Availability for such thirty day period shall be determined on a pro forma basis, as if such payment (and any Revolving Loans or loans, transfers or sales under the Receivables Securitization Agreements made to fund such payment) had been made on the first day of such period and (y) if at any time during such thirty day period, Combined Availability shall be less than the Combined Availability Trigger Amount and (1) the Borrowers shall raise additional capital through the issuance of Equity Interests by Holdings or the incurrence of Indebtedness permitted under Section 6.01 and utilize a portion of the proceeds of such additional capital raise to pay down outstanding Revolving Loans or outstanding amounts owing under the Receivables Securitization Agreements or (2) the Aggregate Revolving Commitments are increased pursuant to Section 2.09(e) hereof or the Securitization Purchase Limit is increased pursuant to the Receivables Securitization Agreements, for purposes of determining whether the Borrowers have met the foregoing test, Combined Availability shall be determined on a pro forma basis, as if such capital raise and pay down of outstanding Revolving Loans or amounts owing under the Receivables Securitization Agreements or such increase in the Aggregate Revolving Commitments or Securitization Purchase Limit, as applicable, had occurred on the first day of such thirty day period); and (C) the Borrower Representative shall have delivered to the Administrative Agent a written certification as to (and reasonably detailed calculations of) Combined Availability demonstrating compliance with the foregoing clause (B), which certification and calculations shall be reasonably satisfactory in form and substance to the Administrative Agent;
(vii)    mandatory prepayments of principal under and in accordance with the Term Loan Agreement in respect of excess cash flow, asset sales, issuance of unpermitted indebtedness and insurance and condemnation events to the extent such payments would not violate the terms of ABL-Term Loan Intercreditor Agreement; and
(viii)    payments and prepayments of Indebtedness (other than those made in reliance on any other paragraph of this Section 6.08) in an aggregate amount not to exceed $35,000,000 per fiscal year, so long as no Event of Default has occurred and is continuing or would result after giving effect to any such payment or prepayment.
For greater certainty, the Borrowers may elect from time to time to consider payments in respective of Indebtedness as falling within one or more of the categories above and may divide such payments among two or more categories. The restrictions set forth in any subpart of this Section by way of description of any such payments shall not be deemed to require that any payments meeting such description be placed in such subpart for purposes of determining compliance with this Section.
SECTION 6.09    Transactions with Affiliates. Except as otherwise permitted by this Agreement, no Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are on terms and conditions, when taken as a whole, not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among: (i) any U.S. Loan Parties; or (ii) any Canadian Loan Parties (provided that, for purposes of this clause (b), a Canadian Cross-Border Loan Guarantor shall be treated only as a Canadian Loan Party and not as a U.S. Loan Party), (c) investments permitted by Section 6.04, (d) Indebtedness permitted under Section 6.01, (e) asset sales (including sale and lease back transactions permitted by Section 6.06) permitted by Section 6.05; (f) Restricted Payments permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Loan Party who are not employees of such Loan Party, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Loan Parties in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Loan Party’s board of directors.
SECTION 6.10    Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any the Collateral, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Second Restatement Date with respect to documents identified on Schedule 6.10 or any extension or renewal of, or any amendment, modification or replacement of such documents (to the extent such extension, renewal, amendment, modification or replacement is not prohibited by this Agreement) which does not expand the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the purchase agreements pending such sale or purchase, as applicable, (iv) the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to Indebtedness of a special purpose entity if such restriction applies to the creation of Liens on the assets of such special purpose entity or limits such special purpose entity from paying dividends or distributions in respect of such special purpose entity’s income or property, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vii) the foregoing shall not apply to restrictions and conditions set forth in the Term Loan Agreement, as in effect on the Second Restatement Date or as amended, restated, supplemented, modified, renewed, replaced or refinanced from time to time in accordance with the ABL-Term Loan Intercreditor Agreement, and (viii) the foregoing shall not apply to restrictions imposed by any agreement governing Indebtedness entered into after the Second Restatement Date and permitted under Section 6.01(l) provided that such restrictions (x) taken as a whole, in the good faith judgment of the Borrower Representative, are no more restrictive with respect to the Loan Parties than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), and (y) do not adversely affect the ability of the Loan Parties (A) to make any payments required to be paid by the Loan Parties with respect to the Obligations or (B) to grant Liens on the Collateral in favor of the Agents.
SECTION 6.11    Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any term or provision of (a)  the Receivables Securitization Agreements, except for amendments to the Receivable Securitization Agreements which do not adversely affect the Collateral, the Intercreditor Agreement or the Administrative Agent’s rights thereunder; (b) the Term Loan Documents in any manner which would violate the ABL-Term Loan Intercreditor Agreement; (c) the 2029 Convertible Notes Indenture or its certificate of incorporation, by-laws, operating, memorandum of association, management or partnership agreement or other organizational documents, to the extent any such amendment, modification or waiver of any instrument, contract or agreement described in this clause (c) would be materially adverse to the Lenders, or (d) any other document evidencing any Material Indebtedness (other than Indebtedness described in clauses (a), (b) or (c) of this Section 6.11), to the extent any such amendment, modification or waiver would be materially adverse to the Lenders (it being understood and agreed that no such amendment, modification or waiver shall be deemed adverse to the Lenders if, after giving effect to such amendment, modification or waiver, assuming such Indebtedness was not outstanding, the Borrowers and their Subsidiaries would be able to incur Indebtedness on such terms pursuant to Section 6.01).
SECTION 6.12    Fixed Charge Coverage Ratio. If a Fixed Charge Coverage Trigger Event shall occur, the Loan Parties will not permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 (a) as of the last day of the fiscal quarter which has ended immediately prior to such Fixed Charge Coverage Trigger Event and for which financial statements are available or are required to be delivered hereunder (the “Initial Test Date”) and (b) as of the last day of each fiscal quarter ending after such Initial Test Date until the Fixed Charge Coverage Trigger Period shall no longer be continuing.
SECTION 6.13    Designation of Subsidiaries. No Loan Party will designate any Restricted Subsidiary as an Unrestricted Subsidiary unless (i) the Borrower Representative delivers a written notice to the Administrative Agent of such designation, (ii) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (iii) immediately after giving effect to such designation, the Total Leverage Ratio is less than 4.75 to 1.00 as of the last day of the most recently completed period of four consecutive fiscal quarters ending prior to the date of such designation for which the financial statements and certificates required by Section 5.01(a) or 5.01(b), as the case may be, and Section 5.01(d), have been delivered and, as a condition precedent to the effectiveness of any the designation such Borrower Representative shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (iv) such Subsidiary is not designated as a “Restricted Subsidiary” (or the equivalent) for the purpose of the 2029 Convertible Debentures, any other Subordinated Indebtedness of the Loan Parties or the Term Loan Documents and is not otherwise generally subject to the representations, warranties, covenants and events of default under the 2029 Convertible Debentures, any other Subordinated Indebtedness of the Loan Parties or Term Loan Documents, (v) such Restricted Subsidiary and its subsidiaries do not own any Equity Interests or Indebtedness of, or own or hold any Lien on, any property of any Loan Party, (vi) such Subsidiary or such Subsidiary’s subsidiaries have not at the time of designation, and do not, thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Loan Party, (vii) such Subsidiary is not WESCO Receivables or any Subsidiary which holds any Equity Interests or Indebtedness of WESCO Receivables, (viii) the revenues of such Subsidiary, as of end of any fiscal year, for the period of four consecutive fiscal quarters then ended, were less than 5% of the consolidated revenues of Holdings and its Subsidiaries for such period, (ix) the revenues of such Subsidiary, as of end of any fiscal year, for the period of four consecutive fiscal quarters then ended, when taken together with the revenues of all Excluded Subsidiaries and all other Unrestricted Subsidiaries were less than 15% of the consolidated revenues of Holdings and its Subsidiaries for such period, (x) the consolidated assets of such Subsidiary, as of end of any fiscal year, were less than 5% of the consolidated total assets of Holdings and its Subsidiaries as of the end of such fiscal year, and (xi) the consolidated assets of such Subsidiary, as of end of any fiscal year, when taken together with the consolidated assets of all Excluded Subsidiaries and all other Unrestricted Subsidiaries were less than 15% of the consolidated total assets of Holdings and its Subsidiaries as of the end of such fiscal year (in the case of each of the foregoing clauses (viii) through (xi), as reflected on the most recent annual or quarterly consolidated financial statements of Holdings and its Subsidiaries). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment therein by such Borrower and its Restricted Subsidiaries, as applicable, at the date of designation in an amount equal to the fair market value of the applicable parties’ investment therein (the fair market value of such investment to be calculated without regard to any guarantee provided by such designated or re designated Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (A) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (B) a return on any Investment by such Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary. Notwithstanding anything to the contrary herein, any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary may not be subsequently redesignated as an Unrestricted Subsidiary.
SECTION 6.14    Canadian Defined Benefit Plans. None of the Canadian Loan  Parties shall, (a) without the consent of the Administrative Agent (not to be unreasonably withheld) maintain, administer, contribute or have any liability in respect of any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada) (“Canadian Defined Benefit Plan”) (other than the Canadian Defined Benefit Plans listed in Schedule 3.10 on the Second Restatement Date or any Canadian Defined Benefit Plan sponsored, maintained, administered or contributed to by a Person described in clause (b) of this Section 6.14) or (b) acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan if such acquisition would, or could reasonably be expected to, result in a Material Adverse Effect.
ARTICLE VII.

Events of Default
If any of the following events (“Events of Default”) shall occur:
(b)    any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(c)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(d)    any representation or warranty made by or on behalf of any Loan Party or any Restricted Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in: (i) Section 5.02(a), Section 5.03 (with respect to a Loan Party’s existence), Section 5.08, Section 5.15 or in Article VI of this Agreement, or (ii) Article IV or Article VII of the Canadian Security Agreement or the U.S. Security Agreement;
(f)    any Loan Party or Dutch Loan Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute an event of default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party’s knowledge of such failure or notice thereof from the Administrative Agent if such failure relates to terms or provisions of Section 5.01(a), (b), (c), (d), (f), (g) or (h), (ii) 5 days after the earlier of any Loan Party’s knowledge of such failure or notice thereof from the Administrative Agent if such failure relates to terms or provisions of Section 5.01 (other than those which constitute an event of default under clause (e)(i) of this Article VII), (iii) 10 days after the earlier of any Loan Party’s knowledge of such failure or notice thereof from the Administrative Agent if such failure relates to terms or provisions of Section 5.02 (other than Section 5.02(a)), 5.03 (other than with respect to a Loan Party’s existence) through 5.06, 5.09, 5.10, 5.12 or 5.14 of this Agreement or (iv) 30 days after the earlier of any Loan Party’s or Dutch Loan Guarantor’s knowledge of such failure or notice thereof from the Administrative Agent if such failure relates to terms or provisions of any other Section of this Agreement or any other Loan Document;
(g)    any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period set forth in the documents governing such Material Indebtedness);
(h)    any “Termination Event” (or any other similar event) occurs under the Receivables Securitization Agreements (as “Termination Event” is defined therein);
(i)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(j)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party, a Significant Subsidiary or WESCO Receivables or its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, monitor, administrator, conservator or similar official for any Loan Party, any Significant Subsidiary or WESCO Receivables or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(k)    any Loan Party, any Significant Subsidiary or WESCO Receivables shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (k) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, monitor, administrator, conservator or similar official for such Loan Party, such Significant Subsidiary or WESCO Receivables or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(l)    any Loan Party, any Significant Subsidiary or WESCO Receivables shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(m)    one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance as to which the relevant insurance company has not disputed coverage) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment or any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(n)    (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $50,000,000 for all periods; or (ii) a Pension Event shall occur which, in the Administrative Agent’s determination, constitutes grounds for the termination under any applicable law, of any Canadian Pension Plan or for the appointment by the appropriate Governmental Authority of a trustee for any Canadian Pension Plan, or if any Canadian Pension Plan shall be terminated or any such trustee shall be requested or appointed, or if a Loan Party or any of its Subsidiaries is in default with respect to payments to a Multiemployer Plan or Canadian Pension Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan and any such event may reasonably be expected to have a Material Adverse Effect or any Canadian Loan Party is in default of or with respect to any required contributions to a Canadian Pension Plan or a Canadian Union Plan or any Lien arises (except for contribution amounts not yet due) in connection with any Canadian Pension Plan and any such event may reasonably be expected to have a Material Adverse Effect;
(o)    a Change in Control shall occur;
(p)    the Loan Guaranty, the Canadian Guarantee or any other Guarantee shall fail to remain in full force or effect (other than in accordance with its terms) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, the Canadian Guarantee or any other Guarantee, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty, the Canadian Guarantee or any other Guarantee to which it is a party, or shall give notice to such effect (except, in each case, as a result of the discharge of such Loan Guarantor’s obligations under the Loan Guaranty, the Canadian Guarantee or any other Guarantee in accordance with the terms of the Loan Guaranty, the Canadian Guarantee or such other Guarantee);
(q)    any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected first priority security interest in any portion of the ABL Priority Collateral having a value in excess of $25,000,000 which is purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document other than as a result of any action or inaction within the control of the applicable Agents; or
(r)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), in each case, other than in connection with a termination of such Loan Document (or, with respect to any Loan Party, the release of such Loan Party from its obligations under such Loan Document) in accordance with the terms hereof or thereof;
then, and in every such event (other than an event with respect to the Borrowers described in clauses (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately and (ii) declare the Loans and other Obligations then outstanding to be due and payable in whole (or in part, in which case any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clauses (i) or (j) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans and other Obligations then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent or the Canadian Administrative Agent, may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to it under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA. Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent shall not deliver a notice to the U.S. Borrowers instructing such Borrowers to terminate and cease all transfers of Receivables (as defined in the Intercreditor Agreement) from the U.S. Borrowers to WESCO Receivables prior to the occurrence of one or more of the following: (A) an Event of Default under paragraphs (i), (j) or (k) of this Article VII or (B) any declaration by the Administrative Agent that the Loans and other Obligations are due and payable pursuant to clause (ii) of this paragraph.
ARTICLE VIII.

The Administrative Agent and Canadian Administrative Agent
Each of the Lender Parties hereby irrevocably appoints each of the Administrative Agent and the Canadian Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Canadian Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent and the Canadian Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
Without limiting the generality of the paragraph above, for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec, between each Lender Party, taken individually, on the one hand, and the Administrative Agent, on the other hand, each Loan Party, each such Lender Party and the Administrative Agent acknowledge and agree with the Administrative Agent that each such Lender Party and the Administrative Agent are hereby conferred the legal status of solidary creditors of each Loan Party in respect of all Obligations, present and future, owed by each such Loan Party to the Administrative Agent and each such Lender Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”). Each Loan Party which is not a signatory of this Agreement but is or may become a signatory to any other Loan Documents shall be deemed to have accepted the provisions contained in this paragraph by its execution of such other Loan Documents. Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, each such Loan Party is irrevocably bound towards the Administrative Agent and each Lender Party in respect of the entire Solidary Claim of the Administrative Agent and such Lender Party. As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent and each Lender Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent and such Lender Party and the right to give full acquittance for same. The parties further agree and acknowledge that the Administrative Agent’s Liens on the Collateral under the Collateral Documents shall be granted to the Administrative Agent, for its own benefit and for the benefit of the Lender Parties, as solidary creditor as hereinabove set forth.
In addition, and without limiting any of the foregoing, for the purposes of holding any security granted by any Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by any Borrower or any Loan Party, each of the Lender Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) and hypothecary representative (in such capacity, the “Attorney”) of the Lender Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each of the Lender Parties hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lender Parties to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lender Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender Party, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender Party, all actions taken by the Custodian in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and the Custodian.
The bank serving as the Administrative Agent or the Canadian Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Canadian Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent or the Canadian Administrative Agent hereunder.
Neither the Administrative Agent nor the Canadian Administrative Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Canadian Administrative Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Canadian Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Canadian Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Canadian Administrative Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or Canadian Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent and the Canadian Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent or the Canadian Administrative Agent, as the case may be, shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent and the Canadian Administrative Agent by the Borrower Representative or a Lender Party, and the Administrative Agent and the Canadian Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, the validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Canadian Administrative Agent, as the case may be.
The Administrative Agent and the Canadian Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person. The Administrative Agent and the Canadian Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Canadian Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent and the Canadian Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Canadian Administrative Agent, as the case may be. The Administrative Agent, the Canadian Administrative Agent and any such sub-agent thereof may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Canadian Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Canadian Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent and the Canadian Administrative Agent, as the case may be, as provided in this paragraph, the Administrative Agent and the Canadian Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers (and, so long as no Event of Default described in clauses (a), (i), (j) or (k) of Article VII shall have occurred and be continuing, subject to the prior written consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed)), to appoint a successor (which shall, in the case of the Canadian Administrative Agent only, be an Affiliate of the Administrative Agent acting through a branch or an office in Canada). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Canadian Administrative Agent, as the case may be, gives notice of its resignation, then the retiring Administrative Agent or Canadian Administrative Agent, as the case may be, may, on behalf of the Lender Parties, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank (which shall, in the case of the Canadian Administrative Agent only, be an Affiliate of the Administrative Agent acting through an office in Canada) and shall be reasonably acceptable to the Borrowers. Upon the acceptance of its appointment as Administrative Agent or Canadian Administrative Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Administrative Agent or Canadian Administrative Agent, as the case may be, and the retiring Administrative Agent or Canadian Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent and Canadian Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent or Canadian Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Canadian Administrative Agent, as the case may be, gives notice of its intent to resign, the retiring Administrative Agent or Canadian Administrative Agent as the case may be, may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent or Canadian Administrative Agent as the case may be, shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest and hypothecs granted to the Administrative Agent or Canadian Administrative Agent as the case may be, under any Collateral Document for the benefit of the Lender Parties, the retiring Administrative Agent or Canadian Administrative Agent as the case may be, shall continue to be vested with such security interest and hypothecs as collateral agent for the benefit of the Lender Parties and, in the case of any Collateral in the possession of the Administrative Agent or Canadian Administrative Agent as the case may be, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent or Canadian Administrative Agent as the case may be, is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent or Canadian Administrative Agent as the case may be, shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Canadian Administrative Agent as the case may be, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent or Canadian Administrative Agent as the case may be, for the account of any Person other than the Administrative Agent or Canadian Administrative Agent as the case may be, shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent or Canadian Administrative Agent as the case may be, shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s or Canadian Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent Administrative Agent or Canadian Administrative Agent as the case may be, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Canadian Administrative Agent as the case may be, and in respect of the matters referred to in the proviso under clause (a) above.
All services rendered in Canada under this Agreement or any other Loan Document to be performed by the Administrative Agent or the Canadian Administrative Agent will be performed by a Canadian resident for purposes of the ITA or an authorized foreign bank for purposes of the Bank Act (Canada).
Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent, the Canadian Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Canadian Administrative Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent or the Canadian Administrative Agent; (b) the Administrative Agent and the Canadian Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent and the Canadian Administrative Agent undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, the Canadian Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
The Bookrunners, the Lead Arrangers and the Co-Syndication Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their capacities, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Bookrunners, Lead Arrangers and Co-Syndication Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent or the Canadian Administrative Agent, as applicable) authorized to act for, any other Lender. The Administrative Agent and the Canadian Administrative Agent, as the case may be, shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
In its capacity, each of the Administrative Agent and the Canadian Administrative Agent, is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent and the Canadian Administrative Agent, to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent and the Canadian Administrative Agent, as the case may be) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent and the Canadian Administrative Agent, as the case may be, for the benefit of the Lender Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, each of the Administrative Agent and the Canadian Administrative Agent, as the case may be, is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lender Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent and the Canadian Administrative Agent, as the case may be, on behalf of the Lender Parties.
ARTICLE IX.

Miscellaneous
SECTION 9.01    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:
(i)    if to any Loan Party, to the Borrower Representative at:
WESCO Distribution, Inc.
Suite 700
225 West Station Square Drive
Pittsburgh, PA 15219
Attention: Treasurer
Facsimile No: 412-454-2374
Email: BBegg@wesco.com
with copies to:
WESCO Distribution, Inc.
Suite 700
225 West Station Square Drive
Pittsburgh, PA 15219
Attention: General Counsel
Facsimile No.: 412-454-4236
Email: DLazzaris@wesco.com

Jones Day
901 Lakeside Avenue
Cleveland, OH 44114
Attention: Rachel Rawson
Facsimile No: 216-579-0212
Email: rlrawson@jonesday.com

(ii)    if to the Administrative Agent, or the U.S. Swingline Lender, to:
JPMorgan Chase Bank, N.A.
1300 East Ninth Street, Floor 13
Cleveland, OH 44114
Attention: David Waugh
Facsimile No: 216-781-2071
Email: david.j.waugh@chase.com

(iii)	if to the Canadian Administrative Agent, or the Canadian Swingline Lender, to:
JPMorgan Chase Bank, N.A., Toronto Branch
Royal Bank Plaza, South Tower
1800 –200 Bay Street
Toronto, Ontario
M5J 2J2
Attention: Augie Marchetti
Facsimile No: 416-981-2375
Email: agostino.a.marchetti@jpmorgan.com

(iv)    if to any other Lender or any Issuing Bank, to it at its address, facsimile number or electronic mail address set forth in its Administrative Questionnaire or in any other writing delivered by any such Person to the Administrative Agent.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(a)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance or Default certificates delivered pursuant to Section 5.01 or unless otherwise agreed by the Administrative Agent and the Canadian Administrative Agent, as the case may be, and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(b)    Any party hereto may change its address, electronic mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(c)    Electronic Systems.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02    Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders Parties, hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Lender Party may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower Representative and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Canadian Administrative Agent (to the extent it is a party to such Loan Document) and each Loan Party that is a party thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the U.S. Commitment or Canadian Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than any waiver of default interest or any increase in any commitment fee or participation fee during an Event of Default made with the consent of the Required Lenders), or reduce or forgive any interest or fees (other than any waiver of default interest made with the consent of the Required Lenders) payable hereunder, without the written consent of each Lender directly affected thereby (including any such Lender that is a Defaulting Lender), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of the Revolving Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.18(b) in any manner adverse to any Lender without such Lender’s consent or in a manner that would alter the manner in which payments are shared, without the written consent of each Lender affected thereby, (E) increase the advance rates set forth in the definition of Canadian Borrowing Base or U.S. Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Revolving Lenders, (F) change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (G) release any Loan Guarantor from its obligation under its Loan Guaranty or Canadian Guarantee (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (H) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Canadian Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Canadian Administrative Agent, the Swingline Lenders and the Issuing Banks). Notwithstanding the foregoing, (x) the Administrative Agent may also amend the Revolving Commitment Schedule to reflect assignments entered into pursuant to Section 9.04 and (y) any amendment entered into in connection with an Aggregate Commitment Increase or a Canadian Sublimit Increase pursuant to Section 2.09(f) or Section 2.09(g), as applicable, shall require only the signature of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Revolving Commitment(s) or Canadian Commitments, as applicable, except as otherwise provided in such Section 2.09(f).
(c)    The Lender Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release (x) any guaranty provided by an Excluded Subsidiary and (y) any Liens granted to the Administrative Agent by the Loan Parties or the Canadian Loan Parties or their respective Subsidiaries, as the case may be, on any Collateral (i) upon the termination of all Revolving Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender Party, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or Canadian Guarantee provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) constituting an Account originated by a Loan Party which has been sold or otherwise transferred to WESCO Receivables pursuant to the Receivables Securitization Agreements; (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII; (vi) that constitutes Excluded Property; or (vii) otherwise having a value in the aggregate not in excess of $20,000,000 during any calendar year. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral valued in the aggregate (A) in excess of $20,000,000 but not in excess of $50,000,000 during any calendar year without the prior written authorization of the Required Lenders; and (B) in excess of $50,000,000 during any calendar year without the prior written authorization of the Supermajority Revolving Lenders; provided that the consent of all Lenders shall be required for a release of all or substantially all of the Collateral as provided in Section 9.02(b)(H). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent (1) shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04 and (2) such assignee bank or other entity shall have consented to the applicable amendment, waiver or consent, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03    Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Canadian Administrative Agent and their Affiliates (limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one U.S. counsel and one Canadian counsel to the Administrative Agent, the Canadian Administrative Agent and its Affiliates (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such persons, taken as a whole)), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as IntraLinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the applicable Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Canadian Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect thereof. Subject to the limitations set forth herein or in the Collateral Documents, expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred by the Agents and their Affiliates in connection with:
(i)    appraisals and insurance reviews;
(ii)    field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
(iii)    taxes, fees and other charges for (A) lien searches and (B) recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(iv)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(v)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
(a)    The Borrowers shall, jointly and severally (subject to Section 12.01), indemnify the Administrative Agent, the Canadian Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to one counsel to such Indemnitees taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel to all affected indemnified persons, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower, any other Loan Party or any shareholder or Affiliate of any Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries resulting in any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnitee (or any of its Related Parties), in each case as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) any disputes solely among Indemnitees and not arising out of any act or omission of the Loan Parties or any of their respective Subsidiaries or Affiliates. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(b)    To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent, the Canadian Administrative Agent (or any sub-agent thereof), or any Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Canadian Administrative Agent, such Swingline Lender or such Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Canadian Administrative Agent, such Swingline Lender or such Issuing Bank in its capacity as such.
(c)    To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than to the extent such damages are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(d)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than (x) a natural person or (y) the Loan Parties or any of their Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it):
(A)    with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower Representative (which consent shall be deemed to have been given by the Borrower Representative if the Borrower Representative shall not have responded within five Business Days of a request for such consent), provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld); and
(C)    with the prior written consent of the Issuing Banks (such consent not to be unreasonably withheld).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its United States offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(a)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant's interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(a)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank (or to any other central bank having jurisdiction over such Lender), and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (unless such Letter of Credit has been cash collateralized in accordance with Section 2.06(k)) and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Canadian Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Canadian Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of Conflicts) of the State of New York, but giving effect to federal laws applicable to national banks; provided, however, that if the laws of any jurisdiction other than the State of New York shall govern in regard to the validity, perfection or effect of perfection of any Lien or in regard to procedural matters affecting enforcement of any Liens on all or any party of the Collateral, such laws of such other jurisdictions shall continue to apply to that extent.
(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York County, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided that claims with respect to Canadian Loan Documents may, as provided therein, also be tried in the courts of the Province of Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Canadian Administrative Agent, the Issuing Banks or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a non-confidential basis from a source other than the Borrowers unless such Lender Party knows that such information was obtained in violation of any confidentiality agreement or arrangement. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Lender Party on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the Second Restatement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 9.13    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrowers and the other Loan Parties, which information includes the names and addresses of Holdings, the Borrowers and the other Loan Parties and other information that will allow such Lender to identify Holdings, the Borrowers and the other Loan Parties in accordance with the USA Patriot Act.
SECTION 9.15    Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.16    Appointment for Perfection. Each Lender Party hereby appoints each other Lender Party as its agent for the purpose of perfecting Liens, for the benefit of the Lender Parties or the Canadian Lender Parties, as the case may be, in assets which, in accordance with Article 9 of the UCC, the PPSA, the Securities Transfer Act (Ontario) or any other applicable law can be perfected only by possession. Should any Lender Party (other than the Administrative Agent) obtain possession of any such Collateral, such Lender Party shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.17    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.18    Judgment Currency Conversion. (a) The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in dollars or in Canadian Dollars, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the applicable Loan Party of the full amount of the Obligation Currency expressed to be payable to the applicable Loan Party under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Administrative Agent’s quoted rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Any amount due from a Loan Party under this Section 9.18 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.
(c)    For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
SECTION 9.19    Canadian Anti-Money Laundering Legislation. (a) Each Borrower acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lender Parties may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender Party or any prospective assignee or Participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b)    If the Canadian Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Canadian Administrative Agent:
(i)    shall be deemed to have done so as an agent for each Lender Party, and this Agreement shall constitute a “written agreement” in such regard between each Lender Party and the Canadian Administrative Agent within the meaning of the applicable AML Legislation; and
(ii)    shall provide to each Lender Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lender Parties agrees that neither the Canadian Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender Party, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.
SECTION 9.20    Lender Loss Sharing Agreement. (a) Definitions. As used in this Section 9.20, the following terms shall have the following meanings:
(i)    “CAM” means the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 9.20(b).
(ii)    “CAM Exchange” means the exchange of the U.S. Lenders’ interests and the Canadian Lenders’ interests provided for in Section 9.20(b).
(iii)    “CAM Exchange Date” means the first date after the Second Restatement Date on which there shall occur (a) any event described in paragraphs (i), (j) or (k) of Article VII with respect to any Borrower, or (b) an acceleration of Loans and termination of the Revolving Commitments pursuant to Article VII.
(iv)    “CAM Percentage” means as to each Lender, a fraction, (a) the numerator of which shall be the aggregate amount of such Lender’s Revolving Commitments immediately prior to the CAM Exchange Date and the termination of the Revolving Commitments, and (b) the denominator of which shall be the amount of the Revolving Commitments of all the Lenders immediately prior to the CAM Exchange Date and the termination of the Revolving Commitments.
(v)    “Designated Obligations” means all Obligations of the Borrowers with respect to (a) principal and interest under the Loans, (b) unreimbursed drawings under Letters of Credit and interest thereon and (c) fees under Section 2.12.
(vi)    “Revolver Facility” means the facility established under the U.S. Commitments and the Canadian Commitments.
(b)    CAM Exchange.
(i)    On the CAM Exchange Date,
(A)    the U.S. Commitments and the Canadian Commitments shall have terminated in accordance with Article VII;
(B)    each U.S. Lender shall fund its participation in any outstanding Swingline Loans and Protective Advances in accordance with Section 2.04 and Section 2.05 of this Agreement, and each Canadian Lender shall fund its participation in any outstanding Swingline Loans and Protective Advances in accordance with Section 2.04 and Section 2.05;
(C)    each U.S. Lender shall fund its participation in any unreimbursed LC Disbursements made under the U.S. Letters of Credit in accordance with Section 2.06(e), and each Canadian Lender shall fund its participation in any unreimbursed LC Disbursements made under the Canadian Letters of Credit in accordance with Section 2.06(e); and
(D)    the Lenders shall purchase in dollars at par interests in the Designated Obligations under each Revolver Facility (and shall make payments in dollars to the Administrative Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse Issuing Banks for unreimbursed LC Disbursements under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Commitments and the Canadian Commitments in which it shall have participated immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.
(ii)    Each Lender and each Person acquiring a participation from any Lender as contemplated by this Section 9.20 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
(iii)    As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.
(iv)    In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by the U.S. Borrowers or the Canadian Borrowers, if applicable, then each Lender shall promptly reimburse such Issuing Bank in dollars for the Dollar Amount of its CAM Percentage of such unreimbursed payment.
Notwithstanding any other provision of this Section 9.20, each Lender Party agrees that if any Lender Party is required under applicable law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify any Lender Party with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by any Lender Party subject to such withholding to any other Lender Party making such withholding and paying over such amounts, but without diminution of the rights of such Lender Party subject to such withholding as against Borrowers and the other Loan Parties to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 9.20, having been paid to such Lender Party to which such withholding or deduction was made.
SECTION 9.21    Restatement. As of the Second Restatement Date, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety by this Agreement, provided that (a) nothing herein shall impair or adversely affect the continuation of the liability and obligations of the Loan Parties under the Existing Credit Agreement, as amended hereby, (b) nothing herein shall be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of the Loan Parties evidenced by or arising under the Existing Credit Agreement or the other Existing Loan Documents, as amended hereby, and (c) nothing herein shall be construed to impair, limit, terminate, release or adversely affect the liens and security interests in favor of the Administrative Agent securing such Indebtedness and other obligations and liabilities.
SECTION 9.22    ABL-Term Loan Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Liens and security interest granted to the Administrative Agent pursuant to the Collateral Documents and the exercise of any right or remedy by such Administrative Agent thereunder are subject to the provisions of the ABL-Term Loan Intercreditor Agreement. In the event of any conflict between the terms of the ABL-Term Loan Intercreditor Agreement and the Collateral Documents, the terms of the ABL-Term Loan Intercreditor Agreement shall govern and control.
SECTION 9.23    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, the Loan Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Administrative Agent, the Bookrunners, the Lead Arrangers, the Co-Syndication Agents, the Lenders or any of their respective Affiliates are arm’s-length commercial transactions between the Loan Parties and such Person or Persons; (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents; (b) each of the Administrative Agent, the Bookrunners, the Lead Arrangers, the Co-Syndication Agents, the Lenders and their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth herein or therein; and (c) the Administrative Agent, the Bookrunners, the Lead Arrangers, the Co-Syndication Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Partiers and their Affiliates, and have no obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Bookrunners, the Lead Arrangers, the Co-Syndication Agents, the Lenders and their respective Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by this Agreement or any other Loan Document.
ARTICLE X.

[Reserved.]
ARTICLE XI.

The Borrower Representative
SECTION 11.01    Appointment; Nature of Relationship. WESCO Distribution, Inc., a Delaware corporation, is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower, subject to the limits as between Canadian Borrowers and U.S. Borrowers contained in this Agreement. None of the Lender Parties and their respective officers, directors, agents or employees, shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.
SECTION 11.02    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lender Parties to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
SECTION 11.03    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
SECTION 11.04    Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lender Parties. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
SECTION 11.05    Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lender Parties.
SECTION 11.06    Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Lender Parties the Loan Documents (including without limitation, the ABL-Term Loan Intercreditor Agreement) and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
SECTION 11.07    Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of any certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.
ARTICLE XII.

Limitations on Obligations of Canadian Loan Parties
SECTION 12.01    Limitations. Notwithstanding provision to the contrary set forth in this Credit Agreement or any of the Loan Documents, the obligations of the Canadian Loan Parties (other than the Canadian Cross-Border Loan Guarantors) shall be limited to the Canadian Obligations and in no event shall any Canadian Loan Party (other than the Canadian Cross-Border Loan Guarantors) or Dutch Loan Guarantor, be liable for, guarantee or otherwise have any obligation with respect to, nor shall any such entity’s assets secure any U.S. Secured Obligations, whether arising under any provisions of such documents relating to guaranty, set off, contribution, subrogation, indemnity, requirements to post collateral, use of deposits or otherwise. For the avoidance of doubt, this Section 12.01 shall have no application to the loss sharing agreement set forth in Section 9.20.
[Remainder of Page Left Intentionally Blank]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
U.S. BORROWERS:
WESCO DISTRIBUTION, INC.,
a Delaware corporation
WESCO EQUITY CORPORATION,
a Delaware corporation
WESCO INTEGRATED SUPPLY, INC.
a Delaware corporation
WESCO NEVADA, LTD.,
a Nevada corporation
COMMUNICATIONS SUPPLY CORPORATION,
a Connecticut corporation
CALVERT WIRE & CABLE CORPORATION,
a Delaware corporation
LIBERTY WIRE & CABLE, INC.,
a Delaware corporation
CARLTON-BATES COMPANY,
an Arkansas corporation
TVC COMMUNICATIONS, L.L.C.,
a Delaware limited liability company
CONNEY SAFETY PRODUCTS, LLC,
a Delaware limited liability company
HI-LINE UTILITY SUPPLY COMPANY, LLC,
an Illinois limited liability company

By     /s/ Brian M Begg
Name: Brian M Begg
Title: Treasurer
HILL COUNTRY ELECTRIC SUPPLY, L.P.,
a Texas limited partnership

By: TVC International Holding, L.L.C.,
its General Partner

By:    /s/ Brian M. Begg
Name: Brian M. Begg
Title:      Treasurer
CANADIAN BORROWERS:
WESCO DISTRIBUTION CANADA LP
BY: WESCO DISTRIBUTION CANADA GP
INC., its General Partner
By         /s/ Brian M. Begg
Name:      Brian M. Begg
Title:      Treasurer and Assistant Secretary
WDCC ENTERPRISES INC.
HAZMASTERS INC.
HAZMASTERS QUEBEC INC.

By         /s/ Brian M. Begg
Name: Brian M. Begg
Title:      Treasurer and Assistant Secretary
EECOL ELECTRIC ULC

By         /s/ Brian M. Begg
Name: Brian M. Begg
Title:      Treasurer
HOLDINGS:
WESCO INTERNATIONAL, INC.
By         /s/ Brian M. Begg
Name: Brian M. Begg
Title:     Treasurer

U.S. ADMINISTRATIVE AGENT, U.S. LENDER, ISSUING BANK AND U.S. SWINGLINE LENDER:
JPMORGAN CHASE BANK, N.A., individually, as a U.S. Lender, Administrative Agent, Issuing Bank and U.S. Swingline Lender
By         /s/ Lisa A. Morrison
Name:     Lisa A. Morrison
Title:     Authorized Officer

CANADIAN ADMINISTRATIVE AGENT, CANADIAN LENDER, ISSUING BANK AND CANADIAN SWINGLINE LENDER:
JPMORGAN CHASE BANK, N.A. TORONTO BRANCH, individually, as a Canadian Lender, Canadian Administrative Agent, Issuing Bank and Canadian Swingline Lender
By         /s/ Auggie Marchetti
Name: Auggie Marchetti
Title:     Authorized Officer

LENDER:

BANK OF AMERICA, N.A,
as a U.S. Lender and Issuing Bank

By         /s/ William J. Wilson
Name: William J. Wilson
Title:     Senior Vice President

LENDER:

BANK OF AMERICA, N.A.,
(acting through its Canada Branch)
as a Canadian Lender

By         /s/ Sylwia Durkiewicz
Name: Slywia Durkiewicz
Title:     Vice President
Address: 181 Bay Street
Bank of America, N.A.
Toronto, Ontario
M5J 2V8
Facsimile: (312) 453.4041

LENDER:

PNC BANK, N.A,
as a U.S. Lender

By         /s/ David B. Thayer
Name: David B. Thayer
Title:     Vice President

LENDER:

PNC BANK CANADA BRANCH
as a Canadian Lender

By         /s/ Peter Mardaga
Name: Peter Mardaga
Title:     Executive Vice President

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a U.S. Lender

By         /s/ Michael P. Henry
Name: Michael P. Henry
Title:     Duly Authorized Signatory

LENDER:

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
as a Canadian Lender

By         /s/ David G. Phillips
Name: David G. Phillips
Title:     Senior Vice President
Credit Officer, Canada
Wells Fargo Capital Finance
Corporation Canada

LENDER:

U.S. BANK NATIONAL ASSOCIATION
as a U.S. Lender

By         /s/ William Patton
Name: William Patton
Title:     Vice President

LENDER:

U.S. Bank National Association, acting through its Canadian Branch, as a Canadian Lender

By         /s/ John P. Rehob
Name: John P. Rehob
Title:     Vice President & Principal Officer

LENDER:

CITIZENS BUSINESS CAPITAL,
A DIVISION OF CITIZENS ASSET FINANCE, INC.,
As a U.S. Lender and as a Canadian Lender

By         /s/ Don Cmar
Name: Don Cmar
Title:     Vice President

LENDER:

TD BANK, N.A,
as a U.S. Lender and as a Canadian Lender

By         /s/ Jeffrey Saperstein
Name: Jeffrey Saperstein
Title:     Vice President

LENDER:

BARCLAYS BANK PLC,
as a U.S. Lender and a Canadian Lender

By         /s/ Ronnie Glenn
Name: Ronnie Glenn
Title:     Vice President

LENDER:

CREDIT SUISSE AG, Cayman Islands Branch
as a U.S. Lender and a Canadian Lender

By         /s/ Doreen Barr
Name: Doreen Barr
Title:     Authorized Signatory

By         /s/ Gregory Fantoni
Name:     Gregory Fantoni
Title:     Authorized Signatory

LENDER:

FIFTH THIRD BANK,
as a U.S. Lender

By         /s/ Martin H. McGinty
Name: Martin H. McGinty
Title:     Vice President

LENDER:

FIFTH THIRD BANK,
operating through its Canadian Branch,
as a Canadian Lender

By         /s/ Ramin Ganjavi
Name:      Ramin Ganjavi
Title:     Director

LENDER:

GOLDMAN SACHS BANK USA,
as a U.S. Lender and a Canadian Lender

By         /s/ Rebecca Kratz
Name: Rebecca Kratz
Title:     Authorized Signatory

LENDER:

HSBC BANK USA, NATIONAL ASSOCIATION,
as a U.S. Lender, as a Canadian Lender and as Issuing Bank

By         /s/ Ross Graney
Name: Ross Graney
Title:     Assistant Vice President

LENDER:

THE BANK OF NOVA SCOTIA,
as a U.S. Lender, as a Canadian Lender and as Issuing Bank

By         /s/ Paula J. Czach
Name: Paula J. Czach
Title:     Managing Director

LENDER:

THE HUNTINGTON NATIONAL BANK,
as a U.S. Lender

By         /s/ John D. Whetstone
Name: John D. Whetstone
Title:     Vice President

LENDER:

THE PRIVATEBANK AND TRUST COMPANY,
as a U.S. Lender

By         /s/ Patrick D. Putman
Name: Patrick D. Putman
Title:     Managing Director

By         /s/ Tim Roberts
Name: Tim Roberts
Title:     Managing Director

REVOLVING COMMITMENT SCHEDULE

Lender	U.S. Commitment	Canadian Commitment*	Revolving Commitment	Applicable Percentage of Aggregate Revolving Commitments
JPMorgan Chase Bank, N.A.	$90,000,000	$64,000,000.00	$90,000,000	15.000000%
Bank of America, N.A.	$65,000,000	$47,333,333.33	$65,000,000	10.833333%
PNC Bank, N.A.	$65,000,000	$47,333,333.33	$65,000,000	10.833333%
Wells Fargo Bank, National Association	$65,000,000	$47,333,333.33	$65,000,000	10.833333%
U.S. Bank National Association	$65,000,000	$47,333,333.33	$65,000,000	10.833333%
Citizens Business Capital, a division of Citizens Asset Finance, Inc.	$35,000,000	$23,333,333.33	$35,000,000	5.833333%
TD Bank, N.A.	$35,000,000	$23,333,333.33	$35,000,000	5.833333%
Barclays Bank PLC	$25,000,000	$16,666,666.67	$25,000,000	4.166667%
Credit Suisse AG, Cayman Islands Branch	$25,000,000	$16,666,666.67	$25,000,000	4.166667%
Fifth Third Bank	$25,000,000	$16,666,666.67	$25,000,000	4.166667%
Goldman Sachs Bank USA	$25,000,000	$16,666,666.67	$25,000,000	4.166667%
HSBC Bank USA, National Association	$25,000,000	$16,666,666.67	$25,000,000	4.166667%
The Bank of Nova Scotia	$25,000,000	$16,666,666.67	$25,000,000	4.166667%
The Huntington National Bank	$15,000,000	$0	$15,000,000	2.500000%
The PrivateBank and Trust Company	$15,000,000	$0	$15,000,000	2.500000%
Total	$600,000,000	$400,000,000	$600,000,000	100.000000%

*The U.S. Commitment and Canadian Commitment are sub facilities of the Revolving Commitment and are not in addition to the Revolving Commitment.

SCHEDULE 1.01
MANDATORY COST FORMULAE
A.Pursuant to Section 2.06(i) of this Agreement, unreimbursed LC Disbursements made in an LC Alternative Currency bear interest at a rate per annum equal to the Overnight LIBO Rate plus the Overnight LIBO Spread as set forth in the definition of “Applicable Rate”. Such interest accrues for the account of the Issuing Bank, except that interest accrued on or after the date of payment by any Lender pursuant to Section 2.06(e) of this Agreement to reimburse the Issuing Bank shall be or the account of such Lender to the extent of such payment. The Mandatory Cost is an addition to the Overnight LIBO Rate to compensate the Issuing Banks and the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank. For purposes of paragraphs 2 through 13 of this Schedule 1.01, each Issuing Bank issuing a Letter of Credit in an LC Alternative Currency shall be deemed to be a “Lender” and each LC Disbursement by any Issuing Bank in an LC Alternative Currency and each reimbursement by any Lender to the Issuing Bank in respect of any such LC Disbursement shall be deemed to be a “Loan” or “loan” by such Issuing Bank or such Lender, as applicable.
B.    On the first day on which interest accrues on any LC Disbursement that bears interest at the Overnight LIBO Rate (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each relevant Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the relevant Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
C.    The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all relevant Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
D.    The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:
1.    in relation to a relevant Loan denominated in Sterling:

AB+C(B—D)+E x 0.01 100 -(A + C)	percent per annum
2.    in relation to a relevant Loan in any currency other than Sterling:

E x 0.01 300	percent per annum
Where:
(a)    is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
(b)    is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(f) of this Agreement) payable for the relevant period on the Loan.
(c)    is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest-bearing Special Deposits with the Bank of England.
(d)    is the percentage rate per annum payable by the Bank of England to the Administrative Agent (or such other bank as may be designated by the Administrative Agent in consultation with the Borrower Representative) on interest-bearing Special Deposits.
(e)    is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in Sterling per £1.0 million.
E.    For the purposes of this Schedule:
1.    “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the United Kingdom’s Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
2.    “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;
3.    “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
4.    “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);
5.    “Participating Member State” means each State so described in any legislative measures of the European Council for the introduction of, change over to, or operation of a single or unified European Community, and includes, without limitation, each member State of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the aforementioned legislative procedures.
6.    “Reference Banks” means the principal office in London, England of the Administrative Agent or its affiliate, or such other bank or banks as may be designated by the Administrative Agent in consultation with the Borrower Representative;
7.    “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and
8.    “Unpaid Sum” means any sum due and payable but unpaid by any Loan Party under the Loan Documents.
F.    In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
G.    If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the United Kingdom’s Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the United Kingdom’s Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the United Kingdom’s Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in Sterling per £1.0 million of the Tariff Base of that Reference Bank.
H.    Each relevant Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each relevant Lender shall supply the following information on or prior to the date on which it becomes a Lender:
1.    the jurisdiction of its Facility Office; and
2.    any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
I.    The percentages of each Lender for the purpose of A and C and the rates of charge of each Reference Bank for the purpose of E shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
J.    The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 is true and correct in all respects.
K.    The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the relevant Lenders on the basis of the Additional Cost Rate for each such Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8.
L.    Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.
M.    The Administrative Agent may from time to time, after consultation with Borrower Representative and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule 1.01 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the United Kingdom’s Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

SCHEDULE 2.06
LETTERS OF CREDIT

Issuing Bank	Account Party	Beneficiary	LC Number	Currency	Issue Date	Expiration Date	Balance
Bank of America	WESCO DIST, INC	Arrowood Indemnity Company	68054116	USD	10/28/2010	10/28/2015	$ 15,000.0
Bank of America	Carlton Bates	Offshore International, LLC	3064574	USD	8/3/2004	5/17/2016	$ 123,000.0
Bank of America	WESCO DIST, INC	Travelers Indemnity Company	68050375	USD	5/26/2010	6/3/2016	$ 3,000,000.
Bank of America	WESCO DIST, INC	Bank of America/ Flour Australia	68063168	USD	11/23/2011	10/30/2016	$ 223,710.2
Bank of America	Conney Safety Products, LLC	AGNL Conney LLC	68075927	USD	7/12/2012	7/9/2016	$ 810,846.8
Bank of America	WESCO DIST, INC	Liberty Mutual Insurance Company	68096864	USD	5/30/2013	6/4/2016	$ 4,300,000.
Bank of America	WESCO DIST, INC	Banco Bolivariano	68100939	USD	1/21/2104	12/20/2015	$ 2,000,000.
Bank of America	WESCO DIST, INC	City of Elmhurst	68100471	USD	2/3/2014	1/24/2016	$ 27,547.3
Bank of America	WESCO DIST, INC	Bank of America Korea/DSME	68105239	USD	7/25/2014	11/15/2015	$ 35,803.4
Bank of America	WESCO DIST, INC	Black & Veatch-Columbia	68105690	USD	8/12/2014	8/11/2016	$ 38,468.0
Bank of America	WESCO DIST, INC	Sociedad Minera Cerro Verde S.A.A. (Flour Peru)	68111317	USD	4/16/2015	4/16/2016	$ 10,788.9
Bank of America	WESCO DIST, INC	Sociedad Minera Cerro Verde S.A.A. (Flour Peru)	68111916	USD	5/28/2015	5/28/2016	$ 162,136.0
HSBC	WESCO DIST, INC	HSBC Bank Middle East Limited	68050537	USD	6/1/2010	10/2/2015	$ 7,250,000.
Scotiabank	EECOL	EECOL	152560	CAD		12/1/2015	$ 25,751.3
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, Bournemouth UK/ Petromar Angola	CPCS-761419	USD	10/23/2013	9/24/2015	$ 32,175.4
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, Bournemouth UK/ Petromar Angola	CPCS-736601	USD	11/7/2013	9/16/2015	$ 9,395.2
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, Bournemouth UK/ Petromar Angola	CPCS-736606	USD	11/7/2013	9/16/2015	$ 8,020.7
JP Morgan Chase	WESCO Sourcing and Procurement Services	JP Morgan Chase Bank, N.A. (Philippines)/ Shell Philippines	CPCS-883262	USD	6/4/2014	9/30/2015	$ 9,477.1
JP Morgan Chase	WESCO Distribution Canada LP	Rio Tinto Alcan Inc.	OCOS-703952	USD	1/7/2013	8/15/2016	$ 151,059.2
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, N.A./ Chevron Australia Pty Ltd.	CPCS-230580	USD/AUD	1/2/2013	11/26/2015	$ 238,428.8
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, N.A./ Chevron Australia Pty Ltd.	CPCS-230585	USD/AUD	1/2/2013	11/26/2015	$ 481,825.8
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, N.A./ Chevron Australia Pty Ltd.	CPCS-230578	USD/AUD	1/2/2013	11/26/2015	$ 170,228.8
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, N.A./ Chevron Australia Pty Ltd.	CPCS-230595	USD/AUD	1/2/2013	11/26/2015	$ 448,976.4
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, N.A./ Chevron Australia Pty Ltd.	CPCS-230591	USD/AUD	1/2/2013	11/26/2015	$ 422,267.3
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, N.A./ Chevron Australia Pty Ltd.	CPCS-230596	USD/AUD	1/2/2013	11/26/2015	$ 364,182.2
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, N.A./ Chevron Australia Pty Ltd.	CPCS-230587	USD/AUD	1/2/2013	11/26/2015	$ 128,603.9
JP Morgan Chase	WESCO DIST, INC	JP Morgan Chase Bank, N.A./ Chevron Australia Pty Ltd.	CPCS-230599	USD/AUD	1/2/2013	11/26/2015	$ 58,735.8
JP Morgan Chase	WESCO DIST, INC	Banco Sabadell/Tecnicas Reunidas	CPCS-895874	AUD	5/15/2014	5/7/2016	$ 14,892.2
JP Morgan Chase	WESCO Distribution Canada LP	Kiewit-Alarie, a Partnership	OCOS-703704	CAD	6/22/2012	12/15/2015	$ 138,925.3
JP Morgan Chase	WESCO Distribution Canada LP	Kiewit-Alarie, a Partnership	OCOS-703705	CAD	6/22/2012	12/30/2015	$ 117,294.6
JP Morgan Chase	WESCO Distribution Canada LP	Kiewit-Alarie, a Partnership	OCOS-703703	CAD	6/22/2012	12/15/2015	$ 464,479.1
JP Morgan Chase	WESCO Distribution Canada LP	Kiewit-Alarie, a Partnership	OCOS-703943	CAD	12/21/2012	12/31/2015	$ 117,294.6
JP Morgan Chase	WESCO Distribution Canada LP	Kiewit-Alarie, a Partnership	OCOS-704302	CAD	8/7/2013	12/31/2015	$ 72,807.0
JP Morgan Chase	WESCO Distribution Canada LP	Her Majesty the Queen in Right of Ontario as Represented by the Minister of Fina	OCOS-704505	CAD	1/23/2014	1/31/2016	$ 1,262,088.
JP Morgan Chase	WESCO Distribution Canada LP	Her Majesty the Queen in Right of Ontario as Represented by the Minister of Fina	OCOS-704549	CAD	3/31/2014	3/31/2016	$ 194,518.4
JP Morgan Chase	WESCO Distribution Canada LP	Her Majesty the Queen in Right of Canada as Represented by the Minister of Nati	OCOS-704555	CAD	4/30/2014	4/30/2016	$ 5,395,554.
JP Morgan Chase	WESCO Distribution Canada LP	Her Majesty the Queen in Right of Canada as Represented by the Minister of Nati	OCOS-704554	CAD	4/30/2014	4/30/2016	$ 618,166.2
JP Morgan Chase	WESCO Distribution Canada LP	Her Majesty the Queen in Right of Canada as Represented by the Minister of Nati	OCOS-704560	CAD	5/1/2014	1/31/2016	$ 1,055,850.
JP Morgan Chase	WESCO Distribution Canada LP	Her Majesty the Queen in Right of Canada as Represented by the Minister of Nati	OCOS-704602	CAD	7/15/2014	7/15/2016	$ 11,967,238.
JP Morgan Chase	WESCO Distribution Canada LP	Her Majesty the Queen in Right of Canada as Represented by the Minister of Nati	OCOS-704600	CAD	7/15/2014	7/15/2016	$ 1,303,075.
JP Morgan Chase	EECOL	Sandvik Mining and Construction	OCOS-704674	CAD	8/19/2014	8/6/2016	$ 63,102.2
JP Morgan Chase	WESCO Dist CA LP	Rio Tinto Alcan inc	OCOS-704858	CAD	11/13/2014	11/6/2015	$ 697,653.4
JP Morgan Chase	WESCO Dist CA LP	Kiewit-Alarie, a Partnership	OCOS-704910	CAD	11/18/2015	11/10/2015	$ 27,879.5
JP Morgan Chase	WESCO Dist CA LP	Kiewit-Alarie, a Partnership	OCOS-704911	CAD	11/18/2015	11/10/2015	$ 33,065.7

SCHEDULE 3.06
DISCLOSED MATTERS

None.

SCHEDULE 3.10
CANADIAN PENSION PLANS

None.

SCHEDULE 3.15
CAPITALIZATION AND SUBSIDIARIES

Name of Entity	Jurisdiction	Total Shares Authorized / (Outstanding)	Type of Equity Interest	Owner of Equity Interest	Percentage Owned of Equity Interest Outstanding	Type of Entity
WESCO Distribution, Inc.	Delaware	1,000	Common Stock	WESCO International, Inc.	100%	Corporation
WESCO Integrated Supply, Inc. (f/k/a Bruckner Supply Company, Inc.)	Delaware	1,000	Common Stock	WDC Holding Inc.	100%	Corporation
Calvert Wire & Cable Corporation	Delaware	1,000	Common Stock	Communications Supply Corporation	100%	Corporation
Carlton-Bates Company	Arkansas	250,000	Class A Common Stock	WDCH US LP	100%	Corporation
Carlton-Bates Company	Arkansas	250,000	Preferred Stock	N/A	N/A	Corporation
Carlton-Bates Company of Texas GP, Inc.	Texas	100	Common Stock	Carlton-Bates Company	100%	Corporation
CBC LP Holdings, LLC	Delaware	N/A	Membership Interest	WESCO Enterprises, Inc.	100%	Limited Liability Company
CDW Holdco, LLC	Delaware	100	Units	WESCO Distribution, Inc.	100%	Limited Liability Company
Communications Supply Corporation	Connecticut	1,000	Common Stock	WDCH US LP	100%	Corporation
Conney Investment Holdings, LLC	Delaware	100	Units	WESCO Distribution, Inc.	100%	Limited Liability Company
Conney Safety Products, LLC	Delaware	100	Units	Conney Investment Holdings, LLC	100%	Limited Liability Company
Hi-Line Utility Supply Company, LLC	Illinois	10,000	Membership Interest	WESCO Distribution, Inc.	100%	Limited Liability Company
Hill Country Electric Supply, L.P.	Texas	N/A	Partnership Interest	WESCO Distribution, Inc.	98.859%	Limited Partnership
Hill Country Electric Supply, L.P.	Texas	N/A	Partnership Interest	TVC International Holding, L.L.C.	1.141%	Limited Partnership
Liberty Wire & Cable, Inc.	Delaware	15,000	Common Stock	Communications Supply Corporation	100%	Corporation
TVC Communications, L.L.C.	Delaware	100	Units	WESCO Distribution, Inc.	100%	Limited Liability Company
TVC International Holding, L.L.C.	Delaware	N/A	Membership Interest	TVC Communications, L.L.C.	100%	Limited Liability Company
WDC Holding Inc.	Delaware	25,000	Class A Common Stock	WESCO Distribution, Inc.	100%	Corporation
WDC Holding Inc.	Delaware	25,000	Class B Common Stock	WESCO Distribution, Inc.	100%	Corporation
WDCH, LP	Pennsylvania	N/A	Partnership Interest	CBC LP Holdings, LLC	0.1%	Limited Partnership
WDCH, LP	Pennsylvania	N/A	Partnership Interest	WDINESCO II B.V.	99.9%	Limited Partnership
WDCH US LP	Delaware	N/A	Partnership Interest	WESCO Distribution Canada Co.	99.9%	Limited Partnership
WDCH US LP	Delaware	N/A	Partnership Interest	WESCO Distribution II ULC	0.1%	Limited Partnership
WESCO Enterprises, Inc.	Delaware	1,000	Common Stock	WDC Holding Inc.	100%	Corporation
WESCO Equity Corporation	Delaware	1,000	Common Stock	WESCO Distribution, Inc.	100%	Corporation
WESCO Finance Corporation	Delaware	1,000	Common Stock	WESCO International, Inc.	100%	Corporation
WESCO Holdings, LLC	Delaware	N/A	Membership Interest	WDC Holding Inc.	100%	Limited Liability Company
WESCO Nevada, Ltd.	Nevada	1,000	Common Stock	WDCH US LP	100%	Corporation
WESCO Nigeria, Inc.	Delaware	1,000	Common Stock	WESCO Distribution, Inc.	100%	Corporation
1502218 Alberta, Ltd.	Canada-Alberta	Unlimited	Various Classes	WESCO Distribution Canada Co.	100%	Corporation
Stone Eagle Electrical Supply GP Inc.	Canada-Alberta	Unlimited	Various Classes	WESCO Distribution Canada Co.	100%	Corporation
Stone Eagle Electrical Supply LP	Canada-Alberta	--	Partnership Interest	Stone Eagle Electrical Supply GP Inc.	.001%	Limited Partnership
Stone Eagle Electrical Supply LP	Canada-Alberta	--	Partnership Interest	1502218 Alberta, Ltd.	49%	Limited Partnership
TVC Canada Corp.	Canada-Nova Scotia	100,000,000	Common Stock	WDCH, LP	100%	Unlimited Liability Company
WESCO Distribution Canada Co.	Canada-Nova Scotia	Unlimited	Common Stock	WDCH, LP	99.55%	Unlimited Liability Company
WESCO Distribution Canada Co.	Canada-Nova Scotia	Unlimited	Common Stock	TVC Canada Corp.	.45%	Unlimited Liability Company
WESCO Distribution Canada GP Inc.	Canada-Ontario	1,000,000,000	Common Stock	WDINESCO C.V.	100%	Limited Liability Company
WESCO Distribution Canada LP	Canada-Ontario	N/A	Partnership Interest	WESCO Distribution Canada GP Inc.	6.6809%	Limited Partnership
WESCO Distribution Canada LP	Canada-Ontario	N/A	Partnership Interest	WDINESCO C.V.	93.3191%	Limited Partnership
WESCO Distribution II ULC	Canada-Nova Scotia	1,000,000	Common Stock	WESCO Distribution Canada Co.	100%	Unlimited Liability Company
WESCO Distribution III ULC	Canada-Nova Scotia	1,000,000	Common Stock	WDINESCO C.V.	100%	Unlimited Liability Company
WESCO Canada I, LP	Canada-Alberta	N/A	Partnership Interest	WESCO Holdings, LLC	12.58%	Limited Partnership
WESCO Canada I, LP	Canada-Alberta	N/A	Partnership Interest	WDC Holding Inc.	87.42%	Limited Partnership
WESCO Canada II, LP	Canada-Alberta	N/A	Partnership Interest	WESCO Distribution II ULC	<0.01%	Limited Partnership
WESCO Canada II, LP	Canada-Alberta	N/A	Partnership Interest	WESCO Distribution Canada Co.	>99.99%	Limited Partnership
WDINESCO II B.V.	Netherlands	9,000	Ordinary	WESCO Enterprises, Inc.	100%	Limited Liability Company
WDCC Enterprises Inc.	Canada-Alberta	Unlimited	Common	WDINESCO III B.V.	100%	Corporation
WDINESCO III B.V.	Netherlands	Unlimited	Ordinary	WESCO Canada I, LP	100%	Limited Liability Company
WDINESCO C.V.	Netherlands	N/A	Partnership Interest	WESCO Distribution II ULC	0.15%	Limited Partnership
WDINESCO C.V.	Netherlands	N/A	Partnership Interest	WDINESCO II C.V.	99.85%	Limited Partnership
WDINESCO II C.V.	Netherlands	N/A	Partnership Interest	WESCO Distribution II ULC	0.15%	Limited Partnership
WDINESCO II C.V.	Netherlands	N/A	Partnership Interest	WDINESCO III C.V.	99.85%	Limited Partnership
WDINESCO III C.V.	Netherlands	N/A	Partnership Interest	WESCO Distribution Canada Co.	99.99%	Limited Partnership
WDINESCO III C.V.	Netherlands	N/A	Partnership Interest	WESCO Distribution II ULC	0.01%	Limited Partnership
WESCO Real Estate I, LLC	Delaware	N/A	Membership Interest	CDW Holdco, LLC	100%	Limited Liability Company
WESCO Real Estate II, LLC	Delaware	N/A	Membership Interest	CDW Holdco, LLC	100%	Limited Liability Company
WESCO Real Estate III, LLC	Delaware	N/A	Membership Interest	CDW Holdco, LLC	100%	Limited Liability Company
WESCO Real Estate IV, LLC	Delaware	N/A	Membership Interest	CDW Holdco, LLC	100%	Limited Liability Company
WESCO Receivables Corp.	Delaware	2,000	Class A Common Stock	WESCO Distribution, Inc.	0.3% of total common	Corporation
WESCO Receivables Corp.	Delaware	198,000	Class B Common Stock	WDCH US LP	99.7% of total common	Corporation
TVC UK Holding Limited	United Kingdom	22,341	Ordinary	WDCH, LP	100%	UK Limited Company
WDI Angola, LDA	Angola	--	--	WDINESCO B.V.	49%	--
WESCO Distribution NL B.V.	Netherlands	--	--	WESCO Distribution III ULC	90.08%	--
WESCO Distribution NL B.V.	Netherlands	--	--	WDINESCO C.V.	9.92%	--
TVC Espana Distribucion	Spain	--	--	WDINESCO B.V.	100%	--
WESCO do Brasil Equipamentos Eletronicos Ltda.	Brazil	--	--	WDINESCO B.V.	99.99%	--
WESCO do Brasil Equipamentos Eletronicos Ltda.	Brazil	-	-	WESCO Distribution NL B.V.	<.01%
WEAS Company Srl	Mexico	--	--	WESCO Distribution NL B.V.	.00015%	--
WEAS Company Srl	Mexico	--	--	WDINESCO B.V.	99.9985%	--
Services Voice, Video and Data Distribution de Mexico, S. de R.L. de C.V.	Mexico	--	--	WEAS Company Srl	99.97%	--
Services Voice, Video and Data Distribution de Mexico, S. de R.L. de C.V.	Mexico	--	--	WESCO Distribution NL B.V.	.03%	--
WESCO Distribution de Mexico, Srl	Mexico	--	--	WESCO Distribution NL B.V.	.00015%	--
WESCO Distribution de Mexico, Srl	Mexico	--	--	WDINESCO B.V.	99.9985%	--
Voice, Video and Data Distribution de Mexico, S. de. R.L. de C.V.	Mexico	--	--	WESCO Distribution NL B.V.	.03%	--
Voice, Video and Data Distribution de Mexico, S. de. R.L. de C.V.	Mexico	--	--	WESCO Distribution de Mexico, Srl	99.97%	--
WESCO Australia Pty Ltd.	Australia	--	--	WDINESCO B.V.	100%	--
WESCO Distribution Pte Ltd.	Singapore	--	--	WDINESCO B.V.	100%	--
Bruckner Supply Singapore	Singapore	--	--	WESCO Distribution Pte Ltd.	100%	--
WDINESCO B.V.	Netherlands	--	--	WESCO Distribution NL B.V.	100%	--
WESCO Distribution HK Limited	Hong Kong	--	--	WDINESCO B.V.	100%	--
WESCO (Suzhou) Trading Co. Ltd.	China	--	--	WESCO Distribution HK Limited	100%	--
WESCO Distribution International, Ltd.	United Kingdom	--	--	WDINESCO B.V.	100%	--
Bruckner Polska sp z.o.o.	Poland	--	--	WESCO Distribution International, Ltd.	1%	--
Bruckner Polska sp z.o.o.	Poland	--	--	WDINESCO B.V.	99%	--
WND Nigeria Limited	Nigeria	--	--	WESCO Nigeria, Inc.	50%	--
WND Nigeria Limited	Nigeria	--	--	WDINESCO B.V.	50%	--
Hazmasters Inc.	Ontario	Unlimited	Common Shares	WDCC Enterprises Inc.	100%	Corporation
Hazmasters Quebec Inc.	Federal (Canada)	Unlimited	Common Shares	Hazmasters Inc.	100%	Corporation
WECOL Holdings, ULC	Canada – Alberta	Unlimited	Common Stock	WDCC Enterprises Inc.	100%	Unlimited Liability Corporation
WECOL Holdings ULC	Canada – Alberta	Unlimited	Preferred Stock	EECOL Electric ULC	100%	Unlimited Liability Corporation
WESCO TLD Holdings Co., Ltd.	Thailand	10,000,000	Baht	WDC Holding, Inc.	100%	A Limited Company

Current Legal Entity Owned	Record Owner	Certificate Number	Number of Shares/Interest	Type of Equity Interest	Type of Entity (Issuer)
EECOL Electric ULC	WDCC Enterprises Inc.	Share Certificate #A-3	75 Class A Common Voting Shares	Common Voting Shares	Alberta Corporation
EECOL Electric ULC	WDCC Enterprises Inc.	Share Certificate #B-3	25 Class B Common Voting Shares	Common Voting Shares	Alberta Corporation
EECOL Electric ULC	WDCC Enterprises Inc.	Share Certificate #G Series 3-G3	1000 Class G Non-Voting, Retractable Preferred Shares, Series 3	Non-Voting, Retractable Preferred Shares	Alberta Corporation
EECOL Electric ULC	WDCC Enterprises Inc.	Share Certificate #G Series 4-G3	1000 Class G Non-Voting, Retractable Preferred Shares, Series 4	Non-Voting, Retractable Preferred Shares	Alberta Corporation
EECOL Properties Corp.	WDCC Enterprises Inc.	Share Certificate #A-2	75 Class A Common Voting Shares	Common Voting Shares	Alberta Corporation
EECOL Properties Corp.	WDCC Enterprises Inc.	Share Certificate #B-2	25 Class B Common Voting Shares	Common Voting Shares	Alberta Corporation
EECOL Properties Corp.	WDCC Enterprises Inc.	Share Certificate #G1-G2	1000 Class G Non-Voting Retractable Preferred Shares, Series 1	Non-Voting, Retractable Preferred Shares	Alberta Corporation
EECOL Properties Corp.	WDCC Enterprises Inc.	Share Certificate #G2-G2	1000 Class G Non-Voting Retractable Preferred Shares, Series 2	Non-Voting Retractable Preferred Shares	Alberta Corporation

Other Equity Investments

•	WDINESCO B.V. owns a 49% interest in WDI Angola Ltd.

•	EECOL Electric ULC – owns a limited partnership interest in IED Limited Partnership II and shares of Sask Alta Holdings S.A. (Chile)

SCHEDULE 4.01
Second Restatement Date Collateral Access Agreements

Name of Applicable Loan Party	Lease ID	Street Address	City	State	Postal Code	Space Type
WESCO Distribution, Inc.	1116	35 Otis Street	Westborough	MA	1581	Industrial
WESCO Distribution, Inc.	1116A	15 Constitution Way	Woburn	MA	1801	Office
WESCO Distribution, Inc.	1120	200 Perimeter Road	Manchester	NH	3103	Industrial
WESCO Distribution, Inc.	1120A	117 Londonderry Turnpike	Hooksett	NH	3106	Office
WESCO Distribution, Inc.	1339	1525 Mt. Read Boulevard	Rochester	NY	14606	Industrial
WESCO Distribution, Inc.	1447	2505 Boulevard of the Generals	Norristown	PA	19403	Industrial
WESCO Distribution, Inc.	1449	759 Roble Rd	Allentown	PA	18109	Office
WESCO Distribution, Inc.	1452	5 Germay Drive	Wilmington	DE	19899	Industrial
Hill Country Electric Supply LP	1503	1709A Dubroc	Killeen	TX	76541	Industrial
Hill Country Electric Supply LP	1504	3375 Rock Prairie Road West	College Station	TX	77845-5056	Industrial
Hill Country Electric Supply LP	1506	3003 NE Loop 410	San Antonio	TX	78218	Industrial
Hill Country Electric Supply LP	1507	13403 Western Oak Drive	Helotes	TX	78023	Industrial
Hill Country Electric Supply LP	1508	1215 E Industrial Drive	New Braunfels	TX	78130-3926	Industrial
Hill Country Electric Supply LP	1509	1305 Sidney Baker	Kerrville	TX	78028	Industrial
WESCO Distribution, Inc.	1561	1700 -1710 Edison Highway	Baltimore	MD	21213-1589	Industrial
TVC Communications, L.L.C.	1605	181 Fulling Mill Road	Middletown	PA	17057	Industrial
TVC Communications, L.L.C.	1623	15085 La Palma Avenue	Chino	CA	91710	Industrial
TVC Communications, L.L.C.	1640	10814 West, 78TH ST	Shawnee	KS	66214-1262	Industrial
WESCO Distribution, Inc.	1715	5904 Old Mobile Highway	Pascagoula	MS	39581	Industrial
WESCO Distribution, Inc.	1765	1255 and 1255-C Trapper Circle NW	Roanoke	VA	24012	Office
WESCO Distribution, Inc.	1768	418 Aberdeen Road	Hampton	VA	23661	Industrial
WESCO Distribution, Inc.	1772	105 Industrial Drive	Lynchburg	VA	24501	Industrial
Carlton-Bates Company	1904	4900 Lyons Road	Miamisburg	OH	45342	Industrial
WESCO Distribution, Inc.	1908	3600 W. 69th Street	Little Rock	AR	72209	Industrial
WESCO Distribution, Inc.	1915	524 Suncrest Drive	Gray	TN	37615	Industrial
Carlton-Bates Company	1922	501 Hutton Street, Uwharrie Ct.	Raleigh	NC	27606	Industrial
Carlton-Bates Company	1923	2912 Rogers Avenue	Fort Smith	AR	72901	Office
Carlton-Bates Company	1924	241 S. Union Avenue	Springfield	MO	65802	Industrial
Communications Supply Corporation	1956	200 Lies Road	Carol Stream	IL	60188	Industrial
WESCO Distribution, Inc.	1958	10035 East, 40th Ave.	Denver	CO	80239	Industrial
Communications Supply Corporation	1964	5050 Oakbrook Parkway	Norcross	GA	30093	Industrial
Communications Supply Corporation	1967	5051 L.B. McLeod Road	Orlando	FL	32811	Industrial
Communications Supply Corporation	1970	5950 Office Boulevard N.E.	Albuquerque	NM	87109	Industrial
Communications Supply Corporation	1972	33162 Sterling Ponds Boulevard	Sterling Heights	MI	48312	Industrial
WESCO Distribution, Inc.	1979	13505 East 61st Street, Suite A	Tulsa	OK	74012	Industrial
Communications Supply Corporation	1980	6500 Bowden Road	Jacksonville	FL	32256	Industrial
WESCO Distribution, Inc.	1983	17909 Cleveland Parkway	Cleveland	OH	44135	Industrial
Calvert Wire & Cable Company	1984	4276 Strausser N.W.	North Canton	OH	44720	Industrial
Liberty Wire & Cable, Inc.	1986	11675 Ridgeline Drive	Colorado Springs	CO	80921	Industrial
WESCO Distribution, Inc.	1999	951 Monster Road	Renton	WA	98057	Industrial
WESCO Distribution Canada LP	2145	400 Edinburgh Drive	Moncton	NB	E1E 2L1	Industrial
WESCO Distribution Canada LP	2210	130 Brunswick Blvd.	Montreal Hybrid DC (Pointe-Claire)	PQ	H9R 4X8	Industrial
WESCO Distribution Canada LP	2216	2404 de la Province Street	Longueuil	PQ	J4G 1G1	Industrial
WESCO Distribution Canada LP	2370	353 Sovereign Road	London	ON	N6A 4C3	Industrial
WESCO Distribution Canada LP	2375	567 South Vidal Street	Sarnia	ON	N7S 4T1	Industrial
WESCO Distribution Canada LP	2385	1355 Riverside Drive	Timmins	ON	P4N 7N6	Industrial
WESCO Distribution Canada LP	2390	48 Pacific Avenue	Sudbury	ON	P3C 3H9	Industrial
WESCO Distribution Canada LP	2450	1902 Stock Road	Regina	SK	S4N 5W7	Industrial
WESCO Distribution Canada LP	2460	3911 Millar Avenue	Saskatoon	SK	S7P 0C1	Industrial
WESCO Distribution Canada LP	2465	4075 - 5th Avenue East	Prince Albert	SK	S6V 3V8	Excess
WESCO Distribution Canada LP	2515	11491 - 98 Avenue	Grande Prairie	AB	T8V 5S5	Industrial
WESCO Distribution Canada LP	2520	385 Mackenzie Boulevard	Fort McMurray	AB	T9H 5E2	Industrial
WESCO Distribution Canada LP	2525A	2319-9th Street	Nisku	AB	T9E 7Z7	Industrial
WESCO Distribution Canada LP	2530	Unit A, 5901-- 47th Street	Lloydminster	AB	T9V 2G4	Industrial
WESCO Distribution Canada LP	2619	1055 Clark Drive	Vancouver	BC	V5L 3K1	Industrial
WESCO Distribution Canada LP	2625	12844 Anvil Way	Surrey	BC	V3W 8E7	Industrial
WESCO Distribution Canada LP	2645	1809 Fremont Road	Nanaimo	BC	V9S 3H3	Industrial
WESCO Distribution Canada LP	2670	2328 Sixth Avenue	Castlegar	BC	V1N 2W1	Industrial
WESCO Distribution Canada LP	2685	157 - 7th St	Kitimat	BC	V8C 2C4	Industrial
WESCO Distribution Canada LP	2750	255 Fortin Street	Vanier	PQ	G1M 3M2	Industrial
WESCO Distribution Canada LP	2755	1190 Rue Manic	Chicoutimi	PQ	G7K 1A2	Industrial
WESCO Distribution Canada LP	2765	253 Joliette Avenue	Sept Iles	PQ	G4R 2A8	Industrial
WESCO Distribution Canada LP	2775	4-6 Second Avenue	Wabush	NF	A0R 1B0	Excess
EECOL Electric ULC	2835-08	2683 Moray Avenue	Courtenay	BC	V9N 8M9	Industrial
Hazmasters, Inc.	2988	3103 Thunderbird Crescent	Burnaby	BC	V5A 3G1	Industrial
Hazmasters, Inc.	2994	225 Watt Street	New Heights (Winnipeg)	MB	R2L 1S6	Industrial
Hazmasters, Inc.	2998	1200 Kenmount Rd	Paradise	NL	A1L 1N3	Industrial
WESCO Distribution, Inc.	3228	2262 112th Avenue	Holland	MI	49424	Industrial
WESCO Distribution, Inc.	3229	2857 Enterprise Court	Saginaw	MI	48603	Industrial
WESCO Distribution, Inc.	3270	6519 Fairfield Drive	Northwood	OH	43619	Industrial
WESCO Distribution, Inc.	3337	8431 South Avenue	Boardman	OH	44512	Industrial
WESCO Distribution, Inc.	3375	24 39th Street	Pittsburgh	PA	15201	Industrial
WESCO Distribution, Inc.	3405	6860 Ashfield Drive	Cincinnati	OH	45242	Industrial
WESCO Distribution, Inc.	3410	2256 City Gate Drive	Columbus	OH	43219	Industrial
WESCO Distribution, Inc.	3410A	155 Downtowner Plaza	Coshocton	OH	43812	Industrial
WESCO Distribution, Inc.	3540	1328F South John B. Dennis Parkway	Kingsport	TN	37660	Industrial
WESCO Distribution, Inc.	3560	724 Pine Avenue	Albany	GA	31701	Industrial
WESCO Distribution, Inc.	3562	114 Corporate Park East	LaGrange	GA	30241	Industrial
WESCO Distribution, Inc.	3580	25 Telfair Place	Savannah	GA	31401	Industrial
WESCO Distribution, Inc.	3615A	1958-B&C Hilton Drive	Statesville	NC	28677	Industrial
WESCO Distribution, Inc.	3619	5521 LakeView Rd.	Charlotte	NC	28269	Industrial
WESCO Distribution, Inc.	3640	706 A Garlington Road	Greenville	SC	29607	Industrial
WESCO Distribution, Inc.	3715	250 Finney Drive	Huntsville	AL	35824	Industrial
WESCO Distribution, Inc.	3725	566 Beauregard Street	Mobile	AL	36603	Industrial
WESCO Distribution, Inc.	3735	1400 - 1410 Fort Negley Boulevard	Nashville	TN	37203	Industrial
Carlton-Bates Company	3905	1220 Washington Avenue	Cedarburg (Relocates to Jackson)	WI	53012	Industrial
WESCO Distribution, Inc.	3905A	Northwest Passage Way	Jackson	WI	53037	Industrial
WESCO Distribution, Inc.	5114	4111 West Mitchell Street	Milwaukee	WI	53215	Industrial
WESCO Distribution, Inc.	5228	3412 Boland Drive	South Bend	IN	46628	Industrial
WESCO Distribution, Inc.	5234	401 South Third Avenue	Evansville	IN	47708	Industrial
WESCO Distribution, Inc.	5235	3419 Bashford Avenue Court	Louisville	KY	40218	Industrial
WESCO Distribution, Inc.	5444	1210 Esi Drive	Springdale	AR	72764-1100	Industrial
WESCO Distribution, Inc.	5454	630 East Boulevard	Iron Mountain (Kingsford)	MI	49802	Industrial
WESCO Distribution, Inc.	5692	337 West Cotton Street	Longview	TX	75601-6223	Industrial
WESCO Distribution, Inc.	5696	1535 Wilkinson Street	Shreveport	LA	71103	Industrial
WESCO Distribution, Inc.	5792	520 34th Street	Lubbock	TX	79404	Industrial
WESCO Distribution, Inc.	5799	3862 Tractor Trail	San Angelo	TX	76903	Industrial
WESCO Distribution, Inc.	5802	921 West Mary Frontage Road	Garden City	KS	67846	Industrial
WESCO Distribution, Inc.	5808	915 North Adams Street	Peoria	IL	61603	Industrial
WESCO Distribution, Inc.	6103	2025 East Trent	Spokane	WA	99202	Industrial
WESCO Distribution, Inc.	6217	1544 N. Maple Avenue	Fresno	CA	93703	Industrial
WESCO Distribution, Inc.	6218A	1709 Junction Court	San Jose	CA	95112	Industrial
WESCO Distribution, Inc.	6221	2500 Dean Lesher Drive	Concord	CA	94520	Industrial
WESCO Distribution, Inc.	6228	1150 Connolly Drive	Elko	NV	89801	Industrial
WESCO Distribution, Inc.	6329	7790 Convoy Court	San Diego	CA	92111	Industrial
WESCO Distribution, Inc.	6440	2815 Garrett Way	Pocatello	ID	83201	Industrial
WESCO Distribution, Inc.	6456	500 Mainline Avenue	Green River	WY	82935	Industrial
WESCO Distribution, Inc.	6502	411 Lehuakona Street	Kahului	HI	96732	Industrial
WESCO Distribution, Inc.	6503	10 Kukila Street	Hilo	HI	96720	Industrial
WESCO Distribution, Inc.	6505	74-5590 Eho St.	Kailua-Kona	HI	96740	Industrial
WESCO Distribution, Inc.	6668	1211 South 27th Street West	Billings	MT	59102	Industrial
WESCO Distribution, Inc.	6672	2 Winland Court	Gillette	WY	82718	Industrial
WESCO Distribution, Inc.	6673	133 Commerce Drive	Fort Collins	CO	80524	Industrial
WESCO Distribution, Inc.	6709	26407 Highway 33	Fellows	CA	93224	Industrial
WESCO Distribution, Inc.	6716	170 S. Skylane Drive, Bldg. # 1	Durango	CO	81303	Industrial
WESCO Distribution, Inc.	7423	2900 Gray Fox Road	Monroe	NC	28110-8420	Industrial
WESCO Distribution, Inc.	7430	501 Avenue R. SW	Winter Haven	FL	33880	Industrial
WESCO Distribution, Inc.	7434	255 Jordan Road	Tifton	GA	31794	Industrial
WESCO Distribution, Inc.	7435	4030 Express Street	Arlington	TX	76001	Industrial
WESCO Distribution, Inc.	7440	23192 Gallatin Way	Elkhart	IN	46514	Industrial
WESCO Distribution, Inc.	7440B	2702 Ada Drive	Elkhart	IN	46514	Industrial
WESCO Distribution, Inc.	7447	1700 SE 9th Street	Newton	KS	67114	Industrial
WESCO Distribution, Inc.	7458	1395 South Teare Ave.	Meridian	ID	83642	Industrial
WESCO Distribution, Inc.	7461	3380 W. Durango St.	Phoenix	AZ	85009	Industrial
WESCO Distribution, Inc.	7465	2219 Eddie Williams Road	Johnson City	TN	37601	Industrial
WESCO Distribution, Inc.	7540	1050 South Plummer Street	Tucson	AZ	85719	Industrial
WESCO Distribution, Inc.	7540A	1665 E. 22nd Street	Tucson	AZ	85710	Industrial
WESCO Distribution, Inc.	7545	500 Prime Place	Hauppauge	NY	11788	Industrial
WESCO Distribution, Inc.	7551	3011 Lausat Street	Metairie	LA	70001	Industrial
WESCO Distribution, Inc.	7553	5105 US Highway 90	Broussard	LA	70518	Industrial
WESCO Distribution, Inc.	7557	7049 Brookhollow West Drive	Houston	TX	77040	Industrial
WESCO Distribution, Inc.	7559	2835 Andrews Street	Pascagoula	MS	39567	Industrial
WESCO Distribution, Inc.	7565A	310 Brookshire Road	Greer	SC	29651	Industrial
WESCO Distribution, Inc.	7565C	280 Morley Drive	Saginaw	MI	48601-9464	Office
WESCO Distribution, Inc.	7574	30-30 60th Street	Woodside	NY	11377	Industrial
WESCO Distribution, Inc.	7575	909 W. Pont Des Mouton Rd.,	Lafayette	LA	70503	Industrial
WESCO Distribution, Inc.	7580	118 Hawbaker Industrial Drive	State College	PA	16803	Industrial
WESCO Distribution, Inc.	7587	152-A Furlong Industrial Drive	Kernersville	NC	27284	Industrial
WESCO Distribution, Inc.	7601	201 Washington Street	Monroe	LA	71201	Industrial
WESCO Distribution, Inc.	7602	1803 Farmerville Highway	Ruston	LA	71270	Industrial
WESCO Distribution, Inc.	7609	Bar Harbor Road	Trenton	ME	4605	Excess
WESCO Distribution, Inc.	7609S	Bar Harbor Road	Trenton	ME	4605	Industrial
WESCO Distribution, Inc.	7610	80 Farm Road	Bangor	ME	4401	Industrial
WESCO Distribution, Inc.	7611	327 Marginal Way & 341 Marginal Way	Portland	ME	4101	Industrial
WESCO Distribution, Inc.	7623	716 Belvedere Drive	Kokomo	IN	46901	Industrial
WESCO Distribution, Inc.	7630	3550 179th Street	Hammond	IN	46323	Industrial
WESCO Distribution, Inc.	7638	1224 Grinnell Road	Kankakee	IL	60901	Industrial
WESCO Distribution, Inc.	7644	1520 South 41st Street	Manitowoc	WI	54221	Industrial
WESCO Distribution, Inc.	7646	125 Tecumseh Street	Adrian	MI	49221	Industrial
WESCO Distribution, Inc.	7650	1880 McFarland Road	Alpharetta	GA	30005	Industrial
WESCO Distribution, Inc.	7653	4304 W. First Street	Duluth	MN	55807	Industrial
WESCO Distribution, Inc.	7654	5554 NE Enterprise Drive	Mountain Iron	MN	55768	Industrial
WESCO Distribution, Inc.	7656	1945 Commerce Road	Athens	GA	30607	Industrial
WESCO Distribution, Inc.	7657	1570 7th Street	Macon	GA	31206	Industrial
WESCO Distribution, Inc.	7658	808 Bradford Street SW	Gainesville	GA	30501	Industrial
WESCO Distribution, Inc.	7659	100 Branch Road	Columbia	SC	29223	Industrial
WESCO Distribution, Inc.	7660	1811 Wall Street	Florence	SC	29501	Industrial
WESCO Distribution, Inc.	7662	7431 Industry Drive	Charleston (North Charleston)	SC	29418	Industrial
WESCO Distribution, Inc.	7669	47 Englewood Court	Sheboygan Falls	WI	53085	Industrial
WESCO Distribution, Inc.	7670	1245 Danner Drive	Aurora	OH	44202	Industrial
WESCO Distribution, Inc.	7673	7033 Walrond Drive	Roanoke	VA	24019	Industrial
WESCO Distribution, Inc.	7675	5525 South Polaris Avenue	Las Vegas	NV	89118	Industrial
WESCO Distribution, Inc.	7679	119 Hamilton Park Drive	Tallahassee	FL	32304	Industrial
WESCO Distribution, Inc.	7681	1630 NE 23rd Avenue	Gainesville	FL	32609	Industrial
WESCO Distribution, Inc.	7684	1703 Marvin Griffin Road	Augusta	GA	30906	Industrial
WESCO Distribution, Inc.	7685	813 Gil Harbin Industrial Parkway	Valdosta	GA	31601	Industrial
WESCO Distribution, Inc.	7692	2003 Rutland Drive	Austin	TX	78758	Industrial
WESCO Distribution, Inc.	7696A	3641 Wedington Drive	Fayetteville	AR	72704	Industrial
WESCO Distribution, Inc.	7805	200 Bendix	Taos	NM	87581	Industrial
WESCO Distribution, Inc.	7809	2515 Preble Avenue	Pittsburgh	PA	15233	Industrial
WESCO Distribution, Inc.	7815	11333 E. 55th Avenue	Denver	CO	80239	Industrial
WESCO Distribution, Inc.	7815A	10401 East 102nd Ave	Henderson	CO	80640	Industrial
WESCO Distribution, Inc.	7819	1709 N. Orchard Knob Ave.	Chattanooga	TN	37406	Industrial
Carlton-Bates Company	7836	9211 Slack Road	Shreveport	LA	71106	Industrial
WESCO Distribution, Inc.	7843	1721 A Fortune Court	Lexington	KY	40509	Industrial
WESCO Distribution, Inc.	7849A	738 Sunset Blvd.	West Columbia	SC	29169	Industrial
WESCO Distribution, Inc.	7853	901 S. 9th Street	Bismarck	ND	58504	Industrial
WESCO Distribution, Inc.	7855	2301 Fleur Drive	Des Moines	IA	50316	Industrial
WESCO Distribution, Inc.	7881	4410 Dividend Street	San Antonio	TX	78219	Industrial
WESCO Distribution, Inc.	7884	3025 Stonybrook Drive	Raleigh	NC	27604	Industrial
WESCO Distribution, Inc.	7957	6251 Knott Ave.	Los Angeles (Buena Park)	CA	90620	Industrial

SCHEDULE 6.01

EXISTING INDEBTEDNESS

1.    INTERCOMPANY INDEBTEDNESS:

Holder and Original Payee	Obligor	Initial Principal Amount	Current Principal Amount	Original Issue Date	Maturity Date	Interest Rate	Secured / Unsecured	Guaranteed / Not Guaranteed
WESCO Distribution, Inc.	WESCO Distribution-International Limited (UK)	$839,364	$0	March 19, 2002 August 22, 2011	Demand Note	0%	Unsecured	Not guaranteed
WESCO Distribution, Inc.	WESCO Nigeria, Inc.	$691,281	$0	March 19, 2002 August 22, 2011	Demand Note	0%	Unsecured	Not guaranteed
WESCO Distribution, Inc.	WESCO Finance Corporation	--	$0	March 19, 2002 August 22, 2011	Demand Note	0%	Unsecured	Not guaranteed
WESCO Distribution, Inc.	WESCO Equity Corporation	--	$0	March 19, 2002 August 22, 2011	Demand Note	0%	Unsecured	Not guaranteed
WESCO Distribution, Inc.	WESCO Receivables Corp.	Floating (shall not exceed $150,000,000)	Changes daily	June 30, 1999	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed
WESCO Distribution, Inc.	WDC Holding Inc.	$300,000,000	$98,843,093.33	September 28, 2005 August 22, 2011	Demand Note	0%	Unsecured	Not guaranteed
WESCO Distribution, Inc.	Carlton-Bates Company of Texas GP, Inc.	--	--	September 29, 2005 August 22, 2011	Demand Note	0%	Unsecured	Not guaranteed
WESCO Distribution, Inc.	Liberty Wire & Cable, Inc.	$1,250,000	$1,250,000	December 20, 2011	Demand Note	0%	Unsecured	Not guaranteed
WESCO Equity Corporation	WESCO Distribution, Inc.	$184,000,000	$97,639,318 (Payments made quarterly)	January 1, 2003 August 22, 2011		5%	Unsecured	Not guaranteed
WESCO Equity Corporation	WESCO Receivables Corp.	Floating (shall not exceed $150,000,000)	Changes daily	June 30, 1999	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed
WESCO Equity Corporation	WESCO Distribution, Inc.	--	$0	March 19, 2002 August 22, 2011	Demand	0%	Unsecured	Not guaranteed
Carlton-Bates Company	WESCO Receivables Corp	Floating (shall not exceed $150,000,000)	Changes daily	October 4, 2005	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed
WESCO Finance Corporation	WESCO Distribution, Inc.	$334,181,639.04	$450,563,657 (aggregate balance across all three ntoes)	March 19, 2002 August 22, 2011	October 31, 2015	Prime + 1%	Unsecured	Not guaranteed
WESCO Finance Corporation	WESCO Distribution, Inc.	$146,250,000		September 28, 2005 August 22, 2011	October 31, 2015	Prime + 1%	Unsecured	Not guaranteed
WESCO Finance Corporation	WESCO Distribution, Inc.	$226,690,302		March 19, 2002 August 22, 2011	Demand	0%	Unsecured	Not guaranteed
WESCO Integrated Supply, Inc., (f/k/aBruckner Supply Company, Inc. )	WESCO Receivables Corp.	Floating (shall not exceed $150,000,000)	Changes daily	January 29, 2009	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed
Communications Supply Corporation	WESCO Receivables Corp.	Floating (shall not exceed $150,000,000)	Changes daily	February 22, 2007	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed
Calvert Wire & Cable Corporation	WESCO Receivables Corp.	Floating (shall not exceed $150,000,000)	Changes daily	February 22, 2007	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed
Liberty Wire & Cable, Inc.	WESCO Receivables Corp.	Floating (shall not exceed $150,000,000)	Changes daily	February 22, 2007	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed
WDC HOLDING	WDCH US LP	$290,000,000 (Canadian Dollars)	$290,000,000 (Canadian Dollars)	January 8, 2014	October 10, 2022	7.5%	Unsecured	Not guaranteed
WDCH, LP	WDCH US LP	$134,393,721 (Canadian Dollars)	$134,393,721 (Canadian Dollars)	September 2, 2004 August 22, 2011	November 3, 2016	8.75%	Unsecured	Not guaranteed
WDCH, LP	WDCH US LP	$108,201,463 (Canadian Dollars)	$108,201,463 (Canadian Dollars)	October 10, 2012	November 3, 2016	8.75%	Unsecured	Not guaranteed
WDCH, LP	WDCH US LP	$203,000,000 (Canadian Dollars)	$203,000,000 (Canadian Dollars)	October 10, 2012	October 10, 2022	7.5%	Unsecured	Not guaranteed
TVC Communications, L.L.C.	WESCO Receivables Corp.	Floating (shall not exceed $150,000,000)	Changes daily	December 16, 2010	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed
WESCO Distribution Canada LP	WESCO Distribution, Inc.	-	$0	February 22, 2010 August 22, 2011	Demand	0%	Unsecured	Not guaranteed
CDW Holdco, LLC	WESCO Distribution, Inc.	--	$0	March 19, 2002 August 22, 2011	Demand note	0%	Unsecured	Not guaranteed
WESCO Nigeria, Inc.	WESCO Distribution, Inc.	--	$0	March 19, 2002 August 22, 2011	Demand note	0%	Unsecured	Not guaranteed
Conney Safety Products, LLC	WESCO Receivables Corp.	Floating (shall not exceed $150,000,000)	Changes daily	October 9, 2012	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed
WESCO Distribution Canada GP Inc.	WESCO Distribution HK Limited	$571,578.75 (Canadian Dollars)	$571,578.75 (Canadian Dollars)	July 31, 2010	Demand Note	0%	Unsecured	Not guaranteed
WESCO Distribution, Inc.	WESCO (Suzhou) Trading Company Ltd.	$250,000	$0	June 17, 2009	Demand Note	0%	Unsecured	Not guaranteed
WESCO Canada II, LP	WDCC Enterprsies, Inc.	$7,362,801 (Canadian Dollars)	$7,362,801 (CAD)	December 31, 2013	December 31, 2022	7.5%	Unsecured	Not guaranteed
WESCO Canada II, LP	WDCC Enterprises, Inc.	$7,529,797.43 (Canadian Dollars)	$7,529,797.43 (Canadian Dollars)	December 31, 2014	December 31, 2022	7.5%	Unsecured	Not guaranteed
WDC Holding, Inc.	WDCC Enterprises, Inc.	$74,900,000 (Canadian Dollars)	$74,900,000 (CAD)	July 18, 2014	July 18, 2024	6.125%	Unsecured	Not guaranteed
WDCC Enterprises, Inc.	Hazmasters Inc.	$74,619,505.62 (Canadian Dollars)	$74,619,505.62 (CAD)	March 17, 2014	March 17, 2024	7.75%	Unsecured	Not guaranteed
WESCO Canada II, LP	WDCC Enterprises, Inc.	$90,000,000 (Canadian Dollars)	$90,000,000 (CAD)	December 13, 2012	December 31, 2022	7.5%	Unsecured	Not guaranteed
WDC Holding Inc.	WESCO Canada I LP	$150,000,000	$150,000,000	December 13, 2012	December 31, 2022	.95%	Unsecured	Not guaranteed
WDC Holding Inc.	WDCC Enterprises Inc.	$480,000,000	$480,000,000 (CAD)	December 13, 2012	December 31, 2022	7.5%	Unsecured	Not guaranteed
WDC Holding	WESCO Distribution, Inc.	$27,841,282	$979,331	June 20, 2011	On Demand	0%	Unsecured	Not guaranteed
WDCH LP	WDC Holding	$27,841,282	$979,331	June 20, 2011	On Demand	0%	Unsecured	Not guaranteed
WDCC Enterprises Inc.	EECOL Electric ULC	$1,300,000,000 (Canadian Dollars)	$1,300,000,000 (Canadian Dollars)	October 16, 2014	October 16, 2022	6.5%	Unsecured	Not guaranteed
WECOL Holdings ULC	WDCC Enterprises Inc.	$1,300,000,000 (Canadian Dollars)	$1,300,000,000 (Canadian Dollars)	October 16, 2014	On Demand	0%	Unsecured	Not guaranteed
WESCO Distribution Canada LP	WDCC Enterprises Inc.	$23,000,000 (Canadian Dollars)	$23,000,000 (Canadian Dollars)	September 25, 2014	October 31, 2015	2.5%	Unsecured	Not guaranteed
Hi-Line Utility Supply Company, LLC	WESCO Receivables Corp.	Floating (shall not exceed $150,000,000)	Changes daily	June 30, 2015	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed
Hill Country Electric Supply, L.P.	WESCO Receivables Corp.	Floating (shall not exceed $150,000,000)	Changes daily	June 30, 2015	121 days after Purchase and Sale Termination Date	Telerate Screen Rate	Unsecured	Not guaranteed

2.    THIRD PARTY INDEBTEDNESS:

1.	Guaranty Agreement dated as of December 26, 2012 made by WESCO International, Inc. and WESCO Distribution, Inc., as Guarantors, in favor of AGNL Conney, L.L.C.

2.	Indemnity Agreement between Orlando Corporation and WESCO Distribution, Inc. dated May 19, 2011 (regarding lease dated May 19, 2011 between Orlando Corporation and WESCO Distribution Canada LP)

3.	$15,000,000 Uncommitted Credit Facility between WESCO Distribution International, Ltd. and Bank of America, N.A., originally dated January 25, 2012 as amended from time to time.

4.	$5,500,000 Uncommitted Banker’s Undertaking Facility and Uncommitted Overdraft Facility between WESCO Australia Pty Ltd and Bank of America, N.A. dated January 4, 2010 as amended from time to time.

5.	$12,500,000 line of credit between WESCO Distribution de Mexico S.de.R.L. de C.V. and Bank of America Mexico, S.A. Institucion de Banca Multiple dated December 30, 2011 as amended from time to time.

6.	$5,000,000 line of credit between WESCO Sourcing and Procurement Services Pte Ltd and Bank of America, N.A. dated March 13, 2012, as amended from time to time.

7.	BRL 7,600,000 line of credit between WESCO do Brasil Equipamentos Electronicos Ltda and HSBC Bank Brasil S.A. dated April 16, 2012, as amended from time to time.

8.	PLN 25,008,005 Overdraft Facility between Bruckner Polska sp z.o.o. and HSBC Bank Polska S.A. dated September 5, 2012, as amended from time to time.

9.	$2,650,000 line of credit between WESCO Distribution International, Ltd and HSBC Bank, plc dated May 25, 2012, as amended from time to time.

10.	$16,000,000 line of credit between EECOL Electric Peru S.A.C and ScotiaBank, dated February 13, 2013, as amended from time to time.

11.	$15,000,000 line of credit between EECOL Industrial Electric (Sudamerica) Limitada and ScotiaBank, dated August 5, 2013, as amended from time to time.

12.	$10,750,000 line of credit between EECOL Industrial Electric (Sudamerica) Limitada and Banco de Chile, dated May 27, 2014, as amended from time to time.

13.	$3,000,000 Overdraft Facility between WESCO Netherlands B.V. and Bank of America dated June 24, 2014 as amended from time to time.

14.
Amounts outstanding under the 6% Convertible Debentures due 2029 issued pursuant to outstanding under the Indenture, dated August 27, 2009, by and among WESCO International, Inc., WESCO Distribution, Inc. and The Bank of New York, as Trustee.

15.
Amounts outstanding under the Fourth Amended and Restated Receivables Purchase Agreement dated as of September ___, 2015, and as amended from time to time, among WESCO Receivables, as seller, WESCO Distribution, Inc., as servicer, the purchasers from time to time party thereto, and PNC Bank National Association, as administrator.

16.
Amounts outstanding under the Term Loan Agreement dated as of December 12, 2012, as amended from time to time, among WESCO Distribution, Inc., as US Borrower, WDCC Enterprises Inc., as Canadian Borrower, WESCO International, Inc., the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, Barclays Bank PLC, as Syndication Agent, the Joint Lead Arrangers and Co-Documentation Agents party thereto.

17.
Amounts outstanding under the 5.375% Senior Notes due 2021 issued pursuant to the Indenture, dated November 26, 2013, among WESCO Distribution, Inc., as Issuer, the Parent Guarantor named therein and U.S. Bank National Association, as Trustee.

SCHEDULE 6.02
LIENS

Debtor	State	Jurisdiction	Secured Party	UCC Filing No./Filing Date
Bruckner Supply Company, Inc.	DE	State	NMHG Financial Services, Inc.	UCC: 2006 63965134 File Date: 11/14/2006 Continuation: 2011 3433573 File Date: 9/7/2011 Amendment: 2011 3434159 File Date: 9/7/2011
Bruckner Supply Company, Inc.	DE	State	Modern Leasing Inc. of Iowa	UCC: 2011 0059736 File Date: 1/6/2011
Bruckner Supply Company, Inc.	DE	State	Sulzer Metco	UCC: 2011 1184830 File Date: 3/31/2011
Bruckner Supply Company, Inc.	DE	State	Raymond Leasing Corporation	UCC: 2013 3672822 File Date: 9/20/2013
Bruckner Supply Company, Inc.	DE	State	Wells Fargo Bank, N.A.	UCC: 2015 1719037 File Date: 4/22/2015
Bruckner Supply Company, Inc.	NY	State	Modern Leasing Inc. of Iowa	UCC: 2012 03305365673 File Date: 3/30/2012
Bruckner Supply Co.	NY	State	Modern Leasing Inc. of Iowa	UCC: 2013 07315817472 File Date: 7/31/2013
Communications Supply Corporation	CT	State	Citibank, NA	UCC: 0002333959 File Date: 6/7/2005 Continuation: 0002742928 File Date: 3/25/2010 Continuation: 0003045508 File Date: 3/26/2015
Communications Supply Corporation	CT	State	Wells Fargo Bank, NA	UCC: 0002880570 File Date: 6/7/2012
Hill Country Electric Supply, L.P.	TX	State	Wells Fargo Financial Leasing, Inc.	UCC: 13-0022322904 File Date: 7/15/2013
WESCO Distribution, Inc.	DE	State	NMHG Financial Services Inc.
UCC: 2005 4023363
File Date: 12/27/2005
Amendment: 2010 3716929
File Date: 10/22/2010
Continuation: 2010 3717018
File Date: 10/22/2010
Amendment: 2015 3284550
File Date: 7/29/2015
Continuation: 2015 3302295
File Date: 7/30/2015

WESCO Distribution, Inc.	DE	State	NMHG Financial Services Inc.	UCC: 2006 2579167 File Date: 7/26/2006 Amendment: 2011 2202235 File Date: 6/9/2011 Continuation: 2011 2202243 File Date: 6/9/2011
WESCO Distribution, Inc.	DE	State	NMHG Financial Services Inc.	UCC: 2006 3985090 File Date: 11/15/2006 Amendment: 2011 3413583 File Date: 9/2/2011 Continuation: 2011 3413575 File Date: 9/2/2011
WESCO Distribution, Inc.	DE	State	NMHG Financial Services Inc.	UCC: 2007 1453744 File Date: 4/18/2007 Amendment: 2012 0518383 File Date: 2/9/2012 Amendment: 2012 0518391 File Date: 2/9/2012 Continuation: 2012 0519373 File Date: 2/9/2012
WESCO Distribution, Inc.	DE	State	NMHG Financial Services Inc.	UCC: 2007 4529284 File Date: 11/30/2007 Amendment: 2012 3564210 File Date: 9/15/2012 Continuation: 2012 3564228 File Date: 09/15/2012
WESCO Distribution, Inc.	DE	State	NMHG Financial Services Inc.	UCC: 2008 1756517 File Date: 5/21/2008 Amendment: 2013 1336925 File Date: 4/8/2013 Continuation: 2013 1336941 File Date: 4/8/2013
WESCO Distribution, Inc.	DE	State	Wells Fargo Financial Leasing, Inc.	UCC: 2008 2838397 File Date: 8/20/2008 Continuation: 2013 3097285 File Date: 8/7/2013
WESCO Distribution, Inc.	DE	State	Wells Fargo Financial Leasing, Inc.	UCC: 2008 2906046 File Date: 8/26/2008 Continuation: 2013 3223915 File Date: 8/16/2013
WESCO Distribution, Inc.	DE	State	Wells Fargo Financial Leasing, Inc.	UCC: 2008 2929717 File Date: 8/28/2008 Continuation: 2013 3248466 File Date: 8/19/2013
WESCO Distribution, Inc.	DE	State	Wells Fargo Financial Leasing, Inc.	UCC: 2008 2988978 File Date: 9/4/2008 Continuation: 2013 3303972 File Date: 8/23/2013
WESCO Distribution, Inc.	DE	State	United States Steel Corporation	UCC: 2009 4010754 File Date: 12/15/2009 Continuation: 2014 4653119 File Date: 11/18/2014
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 3432543 File Date: 10/1/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 3433269 File Date: 10/1/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 3433285 File Date: 10/1/2010 Amendment: 2014 0832048 File Date: 3/4/2014
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 3434036 File Date: 10/1/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 3434044 File Date: 10/1/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 3434069 File Date: 10/1/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 3434085 File Date: 10/1/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 3814070 File Date: 11/1/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 4191734 File Date: 12/1/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 4569665 File Date: 12/23/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 4569699 File Date: 12/23/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2010 4656033 File Date: 12/31/2010
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 0318751 File Date: 1/27/2011
WESCO Distribution, Inc.	DE	State	IBM Credit, LLC	UCC: 2011 0339799 File Date: 1/28/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 0386360 File Date: 2/2/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 0438773 File Date: 2/7/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 0547342 File Date: 2/15/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 0689797 File Date: 2/24/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 0690621 File Date: 2/24/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 0774458 File Date: 3/2/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 0774466 File Date: 3/2/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 0916711 File Date: 3/11/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1007882 File Date: 3/18/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1029720 File Date: 3/21/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1111577 File Date: 3/25/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1187676 File Date: 3/31/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1188559 File Date: 3/31/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1214991 File Date: 4/1/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1215444 File Date: 4/1/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1227605 File Date: 4/4/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1232381 File Date: 4/4/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1602062 File Date: 4/28/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 1644635 File Date: 5/3/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 2324690 File Date: 6/17/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 2542564 File Date: 7/1/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 2542572 File Date: 7/1/2011
WESCO Distribution, Inc.	DE	State	NMHG Financial Services, Inc.	UCC: 2011 2766023 File Date: 7/19/2011
WESCO Distribution, Inc.	DE	State	Comdoc, Inc.	UCC: 2011 3000323 File Date: 8/3/2011
WESCO Distribution, Inc.	DE	State	Wells Fargo Bank, N.A.	UCC: 2011 4661883 File Date: 12/6/2011
WESCO Distribution, Inc.	DE	State	Toyota Motor Credit Corporation Assignor: C&D Factory Direct, Inc.	UCC: 2012 1887977 File Date: 4/27/2012
WESCO Distribution, Inc.	DE	State	Orbian Financial Services II, Inc.	UCC: 2012 1948365 File Date: 5/21/2012 Amendment: 2015 2300787 File Date: 6/1/2015
WESCO Distribution, Inc.	DE	State	De Lage Landen Financial Services, Inc.	UCC: 2012 2518613 File Date: 6/29/2012
WESCO Distribution, Inc.	DE	State	Wells Fargo Bank, NA	UCC: 2012 2821074 File Date: 7/23/2012
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2012 5053261 File Date: 12/27/2012
WESCO Distribution, Inc.	DE	State	IBM Credit LLC	UCC: 2013 0077405 File Date: 1/7/2013
WESCO Distribution, Inc.	DE	State	IBM Credit LLC	UCC: 2013 0077462 File Date: 1/7/2013
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2013 0505587 File Date: 2/7/2013
WESCO Distribution, Inc.	DE	State	IBM Credit LLC	UCC: 2013 1238212 File Date: 4/1/2013
WESCO Distribution, Inc.	DE	State	De Lage Landen Financial Services, Inc.	UCC: 2013 2536184 File Date: 7/1/2013
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2013 4071503 File Date: 10/16/2013
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2013 4473279 File Date: 11/13/2013
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2013 4713989 File Date: 12/2/2013
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2014 0082057 File Date: 1/8/2014
WESCO Distribution, Inc.	DE	State	NMHG Financial Services, Inc.	UCC: 2014 0195966 File Date: 1/15/2014
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2014 0485029 File Date: 2/6/2014
WESCO Distribution, Inc.	DE	State	IBM Credit LLC	UCC: 2014 1284249 File Date: 4/1/2014
WESCO Distribution, Inc.	DE	State	IBM Credit LLC	UCC: 2014 1321710 File Date: 4/3/2014
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2014 1692607 File Date: 4/30/2014
WESCO Distribution, Inc.	DE	State	Cameron Technology Investors II LP	UCC: 2014 1999663 File Date: 5/16/2014
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2014 2507515 File Date: 6/25/2014
Amended: WESCO Distribution Canada LP Original: WESCO Distribution, Inc.	DE	State	Citibank, N.A., its Branches, Subsidiaries and Affiliates	UCC: 2014 2631232 File Date: 7/2/2014 Amendment: 2015 0277953 File Date: 1/13/2015
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2014 3355286 File Date: 8/20/2014
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2014 3722238 File Date: 9/17/2014
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2014 4153896 File Date: 10/15/2014
WESCO Distribution, Inc.	DE	State	Wells Fargo Bank, N.A.	UCC: 2014 4154522 File Date: 10/15/2014
WESCO Distribution, Inc.	DE	State	New Equipment Leasing, Inc.	UCC: 2014 4587994 File Date: 11/13/2014
WESCO Distribution, Inc.	DE	State	New Equipment Leasing, Inc.	UCC: 2014 4590865 File Date: 11/13/2014
WESCO Distribution, Inc.	DE	State	NMHG Financial Services, Inc.	UCC: 2014 5033402 File Date: 12/11/2014
WESCO Distribution, Inc.	DE	State	New Equipment Leasing, Inc.	UCC: 2014 5138342 File Date: 12/17/2014
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2015 0269216 File Date: 1/21/2015
WESCO Distribution, Inc.	DE	State	Bank of the West	UCC: 2015 0826247 File Date: 2/27/2015
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2015 0921295 File Date: 3/5/2015
WESCO Distribution, Inc.	DE	State	Bank of the West	UCC: 2015 1105450 File Date: 3/16/2015
WESCO Distribution, Inc.	DE	State	Bank of the West	UCC: 2015 1767127 File Date: 4/24/2015
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2015 2082625 File Date: 5/14/2015
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2015 2271368 File Date: 5/28/2015
WESCO Distribution, Inc.	DE	State	Assigned: Key Equipment Finance, a Division of Keybank NA Original: Oracle Credit Corporation	UCC: 2015 2409067 File Date: 6/5/2015 Assignment: 2015 3334157 File Date: 7/31/2015
WESCO Distribution, Inc.	DE	State	Gelco Fleet Trust	UCC: 2015 3208443 File Date: 7/24/2015
WESCO Distribution Inc.	PA	State	NMHG Financial Services, Inc.	UCC: 33590237 File Date: 2/7/2001 Continuation: 2005 112906728 File Date: 11/29/2005 Amendment: 2010 121003170 File Date: 12/10/2010 Continuation: 2010 121003980 File Date: 12/10/2010
WESCO Distribution, Inc.	PA	State	De Lage Landen Financial Services, Inc.	UCC: 2011 051608460 File Date: 5/16/2011
WESCO Distribution, Inc.	PA	State	De Lage Landen Financial Services, Inc.	UCC: 2011 060906641 File Date: 6/9/2011
WESCO Distribution, Inc.	PA	State	Cargill Incorported	UCC: 2013 020507689 File Date: 2/5/2013
WESCO International, Inc.	DE	State	NMHG Financial Services, Inc.	UCC: 2006 0110650 File Date: 1/11/2006 Continuation: 2010 3984006 File Date: 11/12/2010
WESCO International, Inc.	DE	State	Amended: General Electric Capital Corp Original: Lease Plan USA, Inc.	UCC: 2006 3702222 File Date: 10/04/2006 Amendment: 2011 2064270 File Date: 5/31/2011 Continuation: 2011 2064320 File Date: 5/31/2011
WESCO International, Inc.	DE	State	Cisco Systems Capital Corporation	UCC: 2011 2969544 File Date: 8/1/2011

Debtor	Province	Secured Party	PPSA Filing No./Expiry Date
WESCO Distribution Canada Co	ON	Liftow Limited	709499691 - 20150831 1703 1462 7229 August 31, 2016
WESCO Distribution Canada LP WESCO Distribution Canada Inc. EECOL Electric Corp.	ON	Element Fleet Management Inc.	683380206 - 20121206 0857 1254 4133 December 6, 2022
WESCO Distribution – Canada Inc.	ON	957590 Ontario Inc. o/a Global Leasing	677513079 - 20120411 1640 9049 0207 April 11, 2018
WESCO Distribution Canada Co. WESCO Distribution Canada Inc WESCO Distribution-Canada, Inc. WESCO Distribution-Canada GP Inc. WESCO Distribution-Canada LP	ON	PHH Vehicle Management Services Inc	841343904 - 19980602 1901 1531 3453 June 2, 2018
Hazmasters Inc.	ON	National Leasing Group Inc.	695133963 - 20140410 1047 6005 2657 April 10, 2018
Hazmasters Inc.	ON	National Leasing Group Inc.	693989442 - 20140225 1453 6005 1834 Expiry Date: February 25, 2019
Hazmasters Inc.	ON	National Leasing Group Inc.	693994851 - 20140225 1612 6005 1837 February 25, 2020
Hazmasters Inc.	ON	National Leasing Group Inc.	692931663 - 20140103 1311 6005 1074 January 3, 2017
Hazmasters Inc.	ON	National Leasing Group Inc.	692741727 - 20131220 1318 6005 0913 December 20, 2023
Hazmasters Inc.	ON	Roynat Inc.	692139888 - 20131126 1459 1901 1039 November 26, 2019
Hazmasters Inc	ON	National Leasing Group Inc.	691622568 - 20131105 1322 6005 0006 November 5, 2019
Hazmasters Inc.	ON	RCAP Leasing Inc.	687722301 - 20130612 1446 8077 7904 June 12, 2018
Hazmasters Inc.	ON	RCAP Leasing Inc.	687495708 - 20130605 1034 8077 7275 June 5, 2018
Hazmasters Inc.	ON	National Leasing Group Inc.	686392668 - 20130426 1033 6005 6824 April 26, 2016
Hazmasters Inc.	ON	National Leasing Group Inc.	679045788 - 20120608 1221 6005 1966 June 8, 2016
Hazmasters Inc.	ON	National Leasing Group Inc.	675912627 - 20120130 1112 6005 9755 January 30, 2017
Hazmasters Environmental Equipment Inc. Hazmasters Inc.	ON	Element Fleet Management Inc.	664382898 – 20100913 1449 1530 7051 September 13, 2025
Wesco Distribution Canada Inc Wesco Distribution Canada LP Wesco Distribution Canada GP Inc.	BC	PHH VEHICLE MANAGEMENT SERVICES INC.	7684926 June 2, 2018
Wesco Distribution Canada GP Inc.	BC	ROYNAT INC.	746507I July 27, 2021
EECOL Electric	BC	ARPAC STORAGE SYSTEMS CORPORATION	635248I June 01, 2016
Hazmasters Inc.	BC	RCAP LEASING INC.	805765G June 20, 2017
Hazmasters Inc.	BC	ROYNAT INC.	703453G April 24, 2017
Hazmasters Inc.	BC	ROYNAT INC.	683307H November 27, 2019
Hazmasters Inc.	BC	NATIONAL LEASING GROUP INC.	720750H December 20, 2023
Hazmasters Inc.	BC	NATIONAL LEASING GROUP INC.	893972H April 10, 2018
Wesco Distribution Canada Inc.	AB	De Lage Landen Financial Services Canada Inc.	09113029974 November 30, 2015
Wesco Distribution Canada Co.	AB	Ricoh Canada Inc.	13090318247 September 3, 2019
Wesco Distribution Canada GP Inc.	AB	Roynat Inc.	15011222042 January 12, 2021
WESCO Distribution Canada LP	AB	Integrated Distribution Systems LP O/A Wajax Equipment	15070624281 July 6, 2016
Eecol Electric Corp.	AB	Integrated Distribution Systems LP O/A Wajax Equipment	15052728691 May 27, 2016
Eecol Electric Corp.	AB	Integrated Distribution Systems LP O/A Wajax Equipment	15061013801 June 10, 2016
Hazmasters Inc.	AB	National Leasing Group Inc.	12072400248 July 24, 2016
Hazmasters Inc.	AB	G.N. Johnston Equipment Co. Ltd.	13032216453 March 22, 2019
Hazmasters Inc.	AB	RCAP Leasing Inc.	13061212820 June 12, 2018
Hazmasters Inc.	AB	National Leasing Group Inc.	13122010501 December 20, 2023
Hazmasters Inc.	AB	National Leasing Group Inc.	14022521743 February 25, 2019
Hazmasters Inc.	AB	National Leasing Group Inc.	14022525562 February 25, 2020
Wesco Distribution Canada Inc Wesco Distribution Canada LP Wesco Distribution Canada GP Inc.	SK	PHH Vehicle Management Services Inc.	112282172 June 2, 2018
Wesco Distribution Canada Inc Wesco Distribution Canada LP Wesco Distribution Canada GP Inc.	NB	PHH Vehicle Management Services Inc.	3578550 June 3, 2018
Wesco Distribution Canada Inc. Wesco Distribution Canada LP Wesco Distribution Canada GP Inc.	NS	PHH Vehicle Management Services Inc.	7716 November 3, 2017
Hazmasters Inc.	NS	NATIONAL LEASING GROUP INC.	18548354 September 6, 2015
Hazmasters Inc.	NS	NATIONAL LEASING GROUP INC.	24850190 September 3, 2019
Hazmaster Inc.	NS	NATIONAL LEASING GROUP INC.	24839870 September 1, 2019
EECOL Electric Corp.	MB	De Lage Landen Financial Services Canada Inc.	201302234200 February 7, 2018
Wesco Distribution Canada Inc Wesco Distribution Canada LP Wesco Distribution Canada GP Inc.	MB	PHH Vehicle Management Services Inc.	980603107017 June 3, 2016

QUEBEC RPMRR LIENS
HAZMASTERS QUEBEC INC.

LIST OF MOVABLE HYPOTHECS & ASSIGNMENT OF CLAIMS
Legend:
NATURE OF SECURITY    CHARGED ASSETS    OTHERS

MH	= Movable Hypothec without delivery G = General Movable Property A1, A2…… Assignment

MHwt	= Movable Hypothec with delivery AR = Account Receivables AS1, AS2… Assumption of Hypothec

FH	= Floating Hypothec I = Inventory C1, C2….… Cession of rank

LHL	= Legal Hypothec of Landlord (renewal of Landlord Privilege) E = Equipment ChN1, ChN2 Change of name

LHJ	= Legal Hypothec resulting from a Judgment IP = Intellectual Property M1, M2…… Modification of a published right

LHS	= Legal Hypothec of State or of a legal person established S = Securities P1, P2……. Prior Notice of Intention to exercise a Right
in the public interest    CL    =    Claims    PR1, PR2…    Preservation of Hypothec

AssCl	= Assignment of a universality of claims

All dates are in the following format: Y-M-D
The “REF. No.” below are for reference purposes only and are not intended to indicate ranking of the security

Ref. No.	Registration No./ Registration Date (Y-M-D) & Time	Parties	Nature of registration/ Amount - Cdn $/ Agreement Date (Y-M-D)/ Form	Description of affected assets (For further details, please refer to the text of the registration)	Comments (Y-M-D)
1.	00-0231251-0003 2000-08-14 03:00 PM Reassigned - see comments	Assignee / Reassignor: HSBC Bank Canada Assignor / Reassignee: ~~Produits Environnementaux Hazmasters Inc.~~ Hazmasters Quebec Inc. (Following Name Change ChN1)	AssCI 2000-08-09 Private Writing
CL
B) All debts and amounts now or hereafter owing by Hazmasters Environmental Equipment Inc. to the assignor; and
C) All indemnity or proceeds of insurance payable in respect of the assignor’s movable property and enterprise, including without limitation, business interruption and public liability insurance.
Reassignment of a universality of claims registered on 2014-04-14 at 12:09 PM under number 14‑0306073‑0001

LIST OF OTHER RIGHTS
Legend:

Inst. Sale	= Reservation of ownership (Instalment Sale)

RL	= Rights under a Lease

RD	= Rights of redemption

RO	= Rights of ownership of the Lessor in a Leasing Contract

All dates are in the following format: Y-M-D
The “REF. ” below are for reference purposes only and are not intended to indicate ranking of the security

Ref. No.	Registration No./ Registration Date (Y-M-D) & Time	Parties	Nature of security/ Agreement Date (Y-M-D)	Description of affected assets	Comments (Y-M-D)
A.	12-0274668-0013 2012-04-13 02:57 PM	Lessor: Xerox Canada LTD Lessee: Hazmasters Quebec Inc.	RL No date mentioned Private Writing
Equipment
Other
All present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.
Customer Number: 958630550-473676500

Expiry Date : 2018-04-13
This is a global registration (art.2961.1 CC)

The rights of the Lessor Xerox Canada LTD have been assigned to BNP Paribas (Canada) by 8 assignments of rights (12-0563650-0001 ; 12-0821835-0001 ; 13-0021758-0001 ; 13-0280553-0001 ; 13-0646177-0001 ; 13-0949429-0001 ; 14-0059055-0001, 14‑0301119-0001).

B.	15-0721704-0006 2015-07-30 09:00 AM	Lessor: Xerox Canada LTD Lessee: Hazmasters Quebec Inc.	RL 2015-07-16 Private Writing
ALL EQUIPMENT AND GOODS SOLD, LEASED, PROCURED UNDER A LEASING CONTRACT, OR OTHERWISE PROVIDED TO HAZMASTERS QUEBEC INC, BY XEROX CANADA LTD OR PROVIDED IN REPLACEMENT THEREOF, FURTHER TO THE AGREEMENT NUMBER 958630550-507080000 DATED JULY 16, 2015, THE WHOLE AS MAY HAVE BEEN COMPLETED, AMENDED, ADJUSTED OR OTHERWISE MODIFIED FROM TIME TO TIME.
Expiry Date : 2021-07-29 CUSTOMER # 958630550-507080000

HAZMASTERS INC.

LIST OF OTHER RIGHTS
Legend:

Inst. Sale	= Reservation of ownership (Instalment Sale)

RL	= Rights under a Lease

RD	= Rights of redemption

RO	= Rights of ownership of the Lessor in a Leasing Contract

All dates are in the following format: Y-M-D
The “REF. ” below are for reference purposes only and are not intended to indicate ranking of the security

Ref. No.	Registration No./ Registration Date (Y-M-D) & Time	Parties	Nature of security/ Agreement Date (Y-M-D)	Description of affected assets	Comments (Y-M-D)
C.	12-0138882-0001 2012-02-29 09:00 AM	Lessor: ~~Transportaction Lease Systems Inc. Element Fleet Management Inc. (following modification M1. See comments)~~ Element Fleet Services LP (further to an assignment, see comments) Lessee: Hazmasters Inc.	RL No date mentioned Private Writing
All motor vehicles and other property that is leased by the lessor to the lessee from time to time pursuant to one or more lease agreements and including, without limitation, all attachments, equipment and accessories for the vehicle or other property, and any insurance proceeds or proceeds of any sale or rental or other disposition of such vehicle or other property, as the case may be.
REF: (82620 / ONTA1F9491-1 / 7570348)

Expiry Date : 2017-02-27

The rights of the Transportaction Lease Systems Inc. have been assigned to:
1) Element Fleet Services LP by an Assignment of Rights registered under number 13-0492746-0001.
2) Element Fleet Management Inc. by an Assignment of Rights registered under number 15-0504612-0002.
3) Element Fleet Services GP Limited by an Assignment of Rights registered under number 15-0504612-0004.
4) Element Fleet Management Inc. by an Assignment of Rights registered under number 15-0504620-0002.
5) FLR LP Inc. by an Assignment of Rights registered under number 15-0504622-0002.
6) Element Fleet Lease Receivables L.P. by an Assignment of Rights registered under number 15-0504624-0002.

The Lessor has been changed to Element Fleet Management Inc. by a Modification of a registered right:
M1 -  registered on 2014-01-23 at 12:18 PM under number 14-0053201-0001.

Our comments: Element Fleet Management Inc, is the new name of Transportaction Lease Systems Inc., (the “Original Lessor”). This change of name has been registered as a modification instead of a name change.
This modification has been registered after the Original Lessor had assigned its rights to Element Fleet Services LP, who as the Original Lessor as Special Partner, as per the Registraire de Entreprises Quebec (under its previous name).

D.	12-0595453-0004 2012-07-23 12:41 PM	Lessor: National Leasing Group Inc. Lessee: Hazmasters Inc.	RO 2012-07-20 Private Writing
All generator of every nature of kind described in a leasing contract dated July 20, 2012 between the lessor, and the lessee, as amended from time to time, together with all attachments, accessories and substitutions places on or forming part of such goods and any proceeds derived from the sale or disposition of such goods.
Expiry Date : 2016-07-01
E.	12-0704852-0001 2012-08-28 02:38 PM	Lessor: National Leasing Group Inc. Lessee: Hazmasters Inc.	RO 2012-08-27 Private Writing
All forklift of every nature or kind described in a leasing contract dated Aug. 27, 2012 between the lessor, and the lessee, as amended from time to time, together with all attachments, accessories and substitutions placed on or forming part of such goods and any proceeds derived from the sale or disposition of such goods.
Expiry Date : 2016-09-01

SCHEDULE 6.10
EXISTING RESTRICTIONS

1.	The Receivables Securitization Agreements.

2.	Indenture, dated August 27, 2009, by and among WESCO International, Inc., WESCO Distribution, Inc. and The Bank of New York Mellon, as Trustee.

3.
Affiliate Subordination Agreement, dated as of December 12, 2012, made by and among the Subordinated Creditors and Subordinated Debtors party thereto (as defined therein) in favor of Credit Suisse AG, Cayman Islands Branch.

4.	Indenture, dated November 26, 2013, among WESCO Distribution, Inc., as Issuer, the Parent Guarantor named therein and U.S. Bank National Association, as Trustee.

EXHIBIT A
FORM ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________

2.	Assignee: ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers: WESCO Distribution, Inc., as a U.S. Borrower,

the other U.S. Borrowers party thereto,
WESCO Distribution Canada LP, as a Canadian Borrower

the other Canadian Borrowers party thereto

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent

5.
Credit Agreement:    The Second Amended and Restated Credit Agreement dated as of September ____, 2015, among the Borrowers, the other Loan Parties party thereto, the other Lenders party thereto, the Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.

6.	Assigned Interest:

Aggregate Revolving Commitments	Amount of Commitment/Revolving Loans Assigned	Percentage Assigned of Revolving Commitments
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________

                        Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent and as Issuing Bank

By_________________________________
Title:

Consented to:

[NAME(S) OF ADDITIONAL ISSUING BANK(S)]

By_________________________________
Name:
Title:

[Consented to:]5

[WESCO DISTRIBUTION, INC., as Borrower
Representative]

By________________________________
Title:
ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any Subsidiary or Affiliate of any Borrower, or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any Subsidiaries or Affiliates of any Borrower, or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B

BORROWING BASE REPORT - WESCO - Consolidated

Obligor Number:
Loan Number:

Date: August 31, 2015
Period Covered: _________to_________

COLLATERAL CATEGORY	CANADA (in USD)			US			
Description	**Total A/R**	**Total Inventory-WESCO Canada**	**Total Inventory-EECOL**	**Total Inventory**	**Total Eligible Collateral**		
1 Total Ending Collateral Balance	-						
2 Less Ineligible - Past Due > 90	-						
3 Less Ineligible - Credits in Prior	-						
4 Less Ineligible - Crossage (50%)	-						
5 Less Ineligible - Contras	-						
6 Less Ineligible - Foreign Not Covered by L/C	-						
7 Less Ineligible - Federal Government	-						
8 Less Ineligible - Finance Charges	-						
9 Less Ineligible - Progress Billings	-						
10 Less Ineligible - Cash on Aging	-						
11 Less Ineligible - Volume Rebates	-						
12 Less Ineligible - Intercompany	-						
13 Less Ineligible - Unapplied Cash	-						
14 Less Ineligible - Deferred Revenue	-						
15 **Total Ineligibles -Accounts Receivable**	-						
16 **INVENTORY ANALYSIS -**		-	-	-			
17 Less Ineligible - Work in Process		-	-	-			
18 Less Ineligible - Inventory Shrink Reserve		-	-	-			
19 Less Ineligible - Intercompany Profits		-	-	-			
20 Less Ineligible - Excess/Obsolete Inventory		-	-	-			
21 Less Ineligible - Locations less than $100M		-	-	-			
22 Less Ineligible - Offsite Locations		-	-	-			
23 Less Ineligible - Bill and Hold		-	-	-			
24 Less Ineligible - Special Order/Non Stock		-	-	-			
25 Less Ineligible - Consigned Inventory		-	-	-			
26 Less Ineligible - In-Transit Inventory		-	-	-			
27 Less Ineligible - Transactional Inventory		-	-	-			
28 Less Ineligible - Ship & Debit Reserve		-	-	-			
29 Less Ineligible - Special Buy Reserve		-	-	-			
30 Less Ineligible - Purchase Price Variance		-	-	-			
31 Less Ineligible - Demo/Damaged/Tools		-	-	-			
32 Less Ineligible - International Inventory		-	-	-			
33 Less Ineligible - Supplier Volume Rebates		-	-	-			
34 Less Ineligible - Handling Adder Stock Reserve		-	-	-			
35 Less Ineligible - Cash Discounts		-	-	-			
36 Less Ineligible - Inventory Mark Ups		-	-	-			
37 Less Ineligible - G/L to Perpetual Variance		-	-	-			
38 Less Ineligible - Direct Ship Inventory		-	-	-			
39 **Total Ineligibles - Inventory**		-	-	-			
		-	-	-			
40 **Total Eligible Collateral**	-	-	-	-			
41 Advance Rate Percentage	85.0%	70.0%	70.0%	70.0%			
42 **Net Available - Borrowing Base Value**							
43 **Effective Advance Rate**							
44 **INVENTORY NOLV ANALYSIS**		-	-	-			
45 Less NOLV ineligibles		-	-	-			
46 Eligible NOLV Inventory		-	-	-			
47 Inventory Advance Rate Percentage		55.7%	63.4%	57.2%			
48 **Total Availability NOLV Analysis**							
49 **Lessor of Exam Calculation or NOLV**		0	0	0			
50 **Additional Securitization Availability**				-			
51 **Less Dilution Reserve**	-						
52 **Less Surety Bond Reserve/Foreign Lines of Credit/CA Prior Claims**	-		-	-			
53 **Total Borrowing Base Value**	-	-	-	-			
54 **CAPS / Loan Limits**		400,000,000		600,000,000	**Total CAPS / Loan Line**		600,000,0
55 **Maximum Borrowing Limit**		0		0	**Total Available**		0
56 Loan Balance					**Loan Balance:**		0
57 **Total Availability**							0
58 **Total Line Reserves (see Line Reserve schedule)**							0
59 **Net Availability**							0

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement ("Agreement"), among JPMorgan Chase ("Secured Party"), WESCO Distribution, Inc. ("Borrower"), an
thereto, Borrower is executing and delivering to Secured Party this Collateral Report accompanied by supporting data (collectively referred to as ("Report"). Borrower warrants and represents to Se
Report is true, correct, and based on information contained in Borrower's own financial accounting records. Borrower, by the execution of this Report, hereby ratifies, confirms and affirms all of th provisions of the Agreement, and further certifies on this 31 day of August 2015, that Borrower is in compliance with said Agreement.

BORROWER NAME: AUTHORIZED SIGNATURE:

WESCO DISTRIBUTION, INC

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders party to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of September ____, 2015 (as amended, restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among WESCO Distribution, Inc., a Delaware corporation (“Distribution”), the other U.S. Borrowers party thereto (together with Distribution, the “U.S. Borrowers”), WESCO Distribution Canada LP, an Ontario limited partnership (“Distribution Canada”), the other Canadian Borrowers party thereto (together with Distribution Canada, the “Canadian Borrowers”; each of the U.S. Borrowers and the Canadian Borrowers are referred to herein collectively as the “Borrowers”), WESCO International, Inc., a Delaware corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”) and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent. This Compliance Certificate is being delivered by Distribution in its capacity as Borrower Representative. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED, AS BORROWER REPRESENTATIVE, HEREBY CERTIFIES, SOLELY IN MY CAPACITY AS A FINANCIAL OFFICER AND NOT IN MY INDIVIDUAL CAPACITY, ON BEHALF OF THE BORROWER REPRESENTATIVE AND ON BEHALF OF THE OTHER BORROWERS, THAT:

1.    I am the duly elected ___________________ of the Borrower Representative;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Holdings and its Subsidiaries during the accounting period covered by the financial statements delivered concurrently herewith (the “Accounting Period”) [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3.     The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the financial statements delivered concurrently herewith or as of the date of this Compliance Certificate or (ii) any material change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement;

4.    I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 4.15 of the Security Agreement;

5. Check one of the following options based upon whether a Fixed Charge Coverage Trigger Period is in effect as described in Section 6.12 of the Credit Agreement.

•
As of the last day of the Accounting Period, a Fixed Charge Coverage Trigger Period is in effect, and therefore, the Loan Parties are required to comply with the Fixed Charge Coverage Ratio covenant set forth in Section 6.12 of the Credit Agreement. Accordingly, the attached Schedule I sets forth financial data and computations evidencing the Loan Parties’ compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 6.12 of the Agreement, all of which data and computations are true, complete and correct.

•
As of the last day of the Accounting Period, a Fixed Charge Coverage Covenant Period is not in effect, and therefore, the Loan Parties are not required to comply with the Fixed Charge Coverage Ratio covenant set forth in Section 6.12 of the Credit Agreement. Notwithstanding such fact, the attached Schedule I sets forth (for informational purposes only) financial data and computations evidencing the Loan Parties’ compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 6.12 of the Agreement.

[6.    Schedule II hereto sets forth a computation of the Secured Leverage Ratio as of the end of the Accounting Period, for purposes of determining the Applicable Rate commencing on the fifth Business Day after this certificate is delivered.]1

[7. Schedule III hereto sets forth a list of names of all Excluded Subsidiaries and Unrestricted Subsidiaries as of the date hereof. Each Subsidiary set forth on Schedule III hereto qualifies as an Excluded Subsidiary or Unrestricted Subsidiary, as the case may be.]

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, (i) the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of , .

WESCO DISTRIBUTION, INC.,
as Borrower Representative

By:
Name:
Title:
SCHEDULE 1

Compliance as of _________, ____ with Section 6.12 of the Credit Agreement.

Fixed Charge Coverage Ratio. Ratio of EBITDA for the period of four consecutive fiscal quarters most recently ended to Fixed Charges for such period, all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.
A. EBITDA          $__________________

EBITDA of Holdings and its Restricted Subsidiaries on a consolidated basis	Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Twelve Months Ended __________
Net Income
(+) (a)(i) Interest Expense
(+) (a)(ii) income tax expense
(+) (a)(iii) all amounts attributable to depreciation and amortization expense
(+) (a)(iv) amortized debt discount
(+) (a)(v) any non-cash losses or non-cash charges for such period that relate to the write-down or write-off of inventory to the extent such non-cash charges or non-cash losses do not exceed $10,000,000 in the aggregate during such period

(+) (a)(vi) any other non-cash losses or non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period)
(-) (b)(i) income tax credits and refunds
(-) (b)(ii) interest income
(-) (b)(iii) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) above taken in a prior period
(-) (b)(iv) any non-cash gains and non-cash items of income for such period that relate to any write-up of inventory to the extent such non-cash gains and non-cash income does not exceed $10,000,000 in the aggregate during such period

(-)(b)(v) any other non-cash gains and non-cash items of income for such period
= EBITDA	$______	$______	$______	$______	$________

B. FIXED CHARGES     $___________________

Fixed Charges of Holdings and its Restricted Subsidiaries on a consolidated basis	Quarter Ended _______	Quarter Ended _________	Quarter Ended ________	Quarter Ended ________	Twelve Months Ended __________
cash Interest Expense
(+) scheduled principal payments on Indebtedness made during such period (excluding (A) any scheduled payment on Indebtedness to the extent funded with additional Indebtedness permitted under Section 6.01 and (B) principal payments in respect of (i) the Revolving Loans or (ii) Indebtedness owing under the Receivables Securitization Agreements)

(+) expense for taxes paid in cash
(+) Restricted Payments paid in cash (other than Restricted Payments made by any Loan Party or any Restricted Subsidiary of a Loan Party to any Loan Party or to one or more Intermediate Holding Companies that subsequently distribute the proceeds of such Restricted Payments to one or more Loan Parties)

(+) Capital Lease Obligation payments and unfinanced Capital Expenditures made in cash made during such period (other than any such Capital Lease Obligation payments or Capital Expenditures to the extent that such Capital Lease Obligation payments or Capital Expenditures are made with proceeds from (A) any sale of assets permitted by this Agreement, (B) sale of Equity Interests permitted by this Agreement, (C) trade-ins of machinery, equipment or motor vehicles or (D) insurance covering any loss or damage to Collateral)

= Fixed Charges	$______	$______	$______	$______	$________

C. FIXED CHARGE COVERAGE RATIO (Line A ÷ Line B)        ______ to 1.00

[D. IN COMPLIANCE                     ☐ YES        ☐ NO]2
SCHEDULE II3

SECURED LEVERAGE RATIO CALCULATION4

Secured Leverage Ratio. On any date, the ratio of (a) Secured Indebtedness on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date.

A.	SECURED INDEBTEDNESS				$______
B.	EBITDA for the period of four consecutive fiscal quarters ended on such date (as calculated below).				$______
EBITDA of Holdings and its Restricted Subsidiaries on a consolidated basis	Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Quarter Ended ________	Twelve Months Ended __________
Net Income
(+) (a)(i) Interest Expense
(+) (a)(ii) income tax expense
(+) (a)(iii) all amounts attributable to depreciation and amortization expense
(+) (a)(iv) amortized debt discount
(+) (a)(v) any non-cash losses or non-cash charges for such period that relate to the write-down or write-off of inventory to the extent such non-cash charges or non-cash losses do not exceed $10,000,000 in the aggregate during such period

(+) (a)(vi) any other non-cash losses or non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period)
(-) (b)(i) income tax credits and refunds
(-) (b)(ii) interest income
(-) (b)(iii) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) above taken in a prior period
(-) (b)(iv) any non-cash gains and non-cash items of income for such period that relate to any write-up of inventory to the extent such non-cash gains and non-cash income does not exceed $10,000,000 in the aggregate during such period

(-)(b)(v) any other non-cash gains and non-cash items of income for such period
= EBITDA	$______	$______	$______	$______	$______ (to line B)

C. SECURED LEVERAGE RATIO (Line A ÷ Line B)                    ________

SCHEDULE III4

EXCLUDED SUBSIDIARIES AND UNRESTRICTED SUBSIDIARIES

EXHIBIT D

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of __________, ____, 20__, is entered into between ________________________________, a _________________ (the “New Subsidiary”), and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”), under that certain Second Amended and Restated Credit Agreement dated as of September ____, 2015 (as the same may be amended, supplemented, modified, extended or restated from time to time, the “Credit Agreement”) among WESCO DISTRIBUTION, INC., a Delaware corporation, WESCO DISTRIBUTION CANADA LP, an Ontario limited partnership, the other Loan Parties party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., Toronto Branch, as Canadian Administrative Agent, and the Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a [U.S. Borrower] [Canadian Borrower] for all purposes of the Credit Agreement and shall have all of the rights, duties, benefits and obligations of a Loan Party and a [U.S. Borrower] [Canadian Borrower] thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement. The New Subsidiary has delivered, or concurrently herewith will deliver, to the Administrative Agent [a joinder to the U.S. Security Agreement] [a Canadian Guarantee and a Canadian Security Agreement].

2.    If required, the New Subsidiary is, concurrently with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3.    The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4.    The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

EXHIBIT E

FORM OF SECOND AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “US Security Agreement”) is entered into as of September 24, 2015 by and between WESCO Distribution, Inc., a Delaware corporation (the “Company”), the other parties named on the signature pages hereto (together with the Company, the “Grantors”, and each a “Grantor”), and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below.

PRELIMINARY STATEMENTS

WHEREAS, certain of the Grantors (the “Original Grantors”) are parties to that certain Amended and Restated Credit Agreement dated as of December 12, 2012 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Company, as U.S. Borrower, the other U.S. Borrowers party thereto, WESCO Distribution Canada LP, as Canadian Borrower, the other Loan Parties party thereto, the lenders party thereto (the “Existing Lenders”), the Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch (the “Canadian Administrative Agent”, and together with the Administrative Agent, the “Agents”), pursuant to which the Existing Lenders agreed to make certain loans and provide certain other credit accommodations to the borrowers thereunder from time to time;
WHEREAS, in connection with the Existing Credit Agreement, the Original Grantors and the Administrative Agent entered into that certain Amended and Restated Pledge and Security Agreement (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing US Security Agreement”), pursuant to which the Original Grantors granted to the Administrative Agent security interests in the Collateral (as defined in the Existing US Security Agreement) to secure the obligations of the Original Grantors under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement);
WHEREAS, concurrently herewith, certain of the Original Grantors as borrowers, WESCO International, Inc., the Agents, the other Borrowers party thereto and the financial institutions party thereto (the “Lenders”) are entering into that certain Second Amended and Restated Credit Agreement dated as of the date hereof (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement further amends and restates the Existing Credit Agreement in its entirety;
WHEREAS, each Guarantor (as defined herein) has agreed to guaranty the Secured Obligations (as defined in the Credit Agreement) and each Guarantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Credit Agreement;
WHEREAS, each Grantor is entering into this US Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrowers under the Credit Agreement and to secure the Secured Obligations that it has incurred as a Borrower or that it has agreed to guarantee pursuant to Article VIII of this US Security Agreement;
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors and the Administrative Agent, on behalf of the Lenders, hereby agree that the Existing US Security Agreement be, and hereby is, amended and restated in its entirety by this US Security Agreement, and the parties hereto hereby further agree as follows:

ARTICLE I
DEFINITIONS

1.1.    Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2.    Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this US Security Agreement or the Credit Agreement are used herein as defined in Article 8 or Article 9 of the UCC.

1.3.    Definitions of Certain Terms Used Herein. As used in this US Security Agreement, in addition to the terms defined in the first paragraph hereof, the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Article” means a numbered article of this US Security Agreement, unless another document is specifically referenced.

“Assigned Contracts” means, with respect to any Grantor, collectively, all of such Grantors’ rights and remedies under, and all moneys and claims for money due or to become due to such Grantor under those contracts and other agreements relating to the purchase and sale of Inventory and all Accounts related thereto and any and all other material contracts between such Grantor and any party other than the Agents or any Lender, and any and all amendments, supplements, extensions, and renewals thereof, including all rights and claims of such Grantor now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Report” means any certificate (including any Borrowing Base Certificate), report or other document delivered by any Grantor to the Administrative Agent with respect to the Collateral pursuant to any Loan Document.

“Commercial Tort Claims” means “commercial tort claims” as set forth in Article 9 of the UCC and the existing commercial tort claims of the Grantors set forth on Exhibit A attached hereto.

“Control” shall have the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Loan Party, a banking institution, securities broker, securities intermediary or other financial institution holding such Loan Party's funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a Deposit Account, Securities Account or Lock Box maintained by any Loan Party with such banking institution.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Distribution Center” means a location leased by a Grantor where such Grantor operates a distribution facility of inventory.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Excluded Collateral” shall have the meaning set forth in Article II hereof.

“Excluded Debt Securities” means US $480,000,000 Promissory Note issued by WDCC Enterprises Inc. to WDC Holdings, Inc., as amended, restated, supplemented or otherwise modified from time to time, and referred to in the definition of “Hybrid Security” set forth in Section 1.01 of the Credit Agreement.

“Excluded Equity Interests” means (a) the Equity Interests of any Grantor in the Real Estate Subsidiaries or in any other special purpose entity that is formed or acquired after the Second Restatement Date which has no assets other than real property, (b) Equity Interests in entities where such Grantor holds 50% or less of the outstanding Equity Interests of such entity, to the extent a pledge of such Equity Interests is prohibited by the organizational documents or agreements with the other equity holders of such entity after the exercise of commercially reasonable efforts to remove or avoid such prohibition, (c) more than 65% of the issued and outstanding Equity Interests of any CFC Subsidiary or CFC Subsidiary Holding Company entitled to vote (within the meaning of United States Treasury Regulations Section 1.956-2(c)(2)) and (d) Equity Interests of any Excluded Subsidiary described in clause (b) and clause (c) of the definition thereof.

“Exhibit” refers to a specific exhibit to this US Security Agreement, unless another document is specifically referenced.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Guarantor” or “Guarantors” means, individually or collectively, the Grantors from time to time party to this US Security Agreement, other than WDINESCO II B.V.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors included within the definition of Collateral herein, whether or not physically delivered to the Administrative Agent pursuant to this US Security Agreement, excluding, for the avoidance of doubt, any Excluded Collateral.

“Pledged ULC Shares” shall have the meaning set forth in Section 3.13(d).

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Receivables Securitization Lien” means a Lien on a Grantor’s Accounts which are sold, or intended to be sold, to WESCO Receivables pursuant to the Receivables Securitization Agreements.

“Required Secured Parties” means (a) prior to an acceleration of the Obligations under the Credit Agreement, the Required Lenders, (b) after an acceleration of the Obligations under the Credit Agreement but prior to the date upon which the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full (other than contingent obligations for which no claim has been asserted), Lenders holding in the aggregate at least a majority of the total of the Aggregate Credit Exposure, and (c) after the Credit Agreement has terminated by its terms and all of the Obligations thereunder have been paid in full (whether or not the Obligations under the Credit Agreement were ever accelerated) (other than contingent obligations for which no claim has been asserted), Lenders holding in the aggregate at least a majority of the aggregate net early termination payments and all other amounts then due and unpaid from any Grantor to the Lenders under Swap Agreement, as determined by the Administrative Agent in its reasonable discretion.

“Second Restatement Date” means the date of the Credit Agreement.

“Section” means a numbered section of this US Security Agreement, unless another document is specifically referenced.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Equity Interest, excluding for the avoidance of doubt, any Excluded Collateral.

“Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

“Term Loan Obligation Payment Date” shall have the meaning set forth in the ABL-Term Loan Intercreditor Agreement.

“Term Loan Priority Collateral” shall have the meaning set forth in the ABL-Term Loan Intercreditor Agreement.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent's or any Lender's Lien on any Collateral.

“Update Date” means the date on which any Grantor provides notice to the Administrative Agent of any updates to the representations and warranties contained in Article III hereof, as permitted by Article IV hereof, which shall occur within 30 days from June 30th of each year.

“ULC” shall have the meaning set forth in Section 3.13(d).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
GRANT OF SECURITY INTEREST

To secure the prompt and complete payment and performance of the Secured Obligations, each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of itself, the Canadian Administrative Agent, the Lenders and each other holder of Secured Obligations (as set forth in the definition thereof), a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)all Accounts;
(ii)all Chattel Paper;
(iii)all Copyrights, Patents and Trademarks;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles (other than General Intangibles comprising Excluded Collateral (as defined below));

(viii)	all Goods;

(ix)	all Instruments;

(x)	all Inventory;

(xi)	all Investment Property;

(xii)	all cash or cash equivalents;

(xiii)	all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xiv)	all Deposit Accounts, Securities Accounts, and Lock Boxes;

(xv)	all Commercial Tort Claims;

(xvi)	all Assigned Contracts; and

(xvii)
all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, the following (collectively, the “Excluded Collateral”): (A) Excluded Equity Interests, (B) Excluded Debt Securities, (C) any real estate, leasehold rights or leasehold improvements held by any Real Estate Subsidiary, (D) Accounts sold or otherwise transferred (including, without limitation, by means of capital contribution) to WESCO Receivables pursuant to the Receivables Securitization Agreements, (E) any property of any Loan Party or any other Restricted Subsidiary with respect to which the Administrative Agent reasonably determines that the costs or burdens of obtaining such security interests are excessive in relation to the benefits to the Lenders afforded thereby, or (F) any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor therein or (y) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity, provided that the foregoing security interest shall attach to any and all (I) monies due or to become due in respect of such asset or property right or (II) proceeds from the sale, transfer, assignment, license, lease or other disposition of such asset or property right.

Notwithstanding anything herein to the contrary, Collateral shall not include, with respect to any U.S. Secured Obligation, the assets of any CFC Subsidiary.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the Lenders that:

3.1.    Title, Perfection and Priority. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. When financing statements naming such Grantor as debtor and the Administrative Agent as secured party and providing a description of the Collateral (which may, for the avoidance of doubt, describe the Collateral as “all assets of the debtor” or on similar terms) with respect to which such Grantor has purported to grant a security interest hereunder have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit H, the Administrative Agent will have a fully perfected security interest in that Collateral of the Grantor (other than Fixtures) in which a security interest may be perfected by filing a financing statement under the UCC, which security interest shall be senior in priority to all other Liens on such Collateral other than (a) Liens permitted under Section 4.1(e) which are expressly permitted to have priority over the security interest of the Administrative Agent under the Credit Agreement and (b) Liens on Term Loan Priority Collateral in favor of the Term Loan Agent to the extent provided in the ABL-Term Loan Intercreditor Agreement.

3.2.    Type and Jurisdiction of Organization, Organizational and Identification Numbers. As of the date hereof and as of the last Update Date, the type of entity of such Grantor, its state or other jurisdiction of organization, the organizational number issued to it by its state or other jurisdiction of organization and its federal employer identification number, if applicable, are set forth on Exhibit A.

3.3.    Principal Location. As of the date hereof and as of the last Update Date, such Grantor's mailing address, the location of its principal place of business or its chief executive office, and the location of its records concerning the Collateral are disclosed in Exhibit A.

3.4.    Collateral Locations. As of the date hereof and as of the last Update Date, all of the locations where one or more Grantor's Collateral is stored or located (other than locations holding Collateral with an aggregate value (per location) of less than $500,000) are listed on Exhibit A except for (i) Inventory in transit, (ii) Inventory located at the locations described in clauses (k) and (q) of the definition of Eligible Inventory, or (iii) any additional locations which were not listed on Exhibit A as of the most recent Update Date, but shall be listed on Exhibit A as of the next Update Date. Except as otherwise disclosed on Exhibit A, all of said locations are owned by such Grantor except for locations (i) which are leased by the Grantor as lessee and designated in Part VII(b) of Exhibit A or (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part VII(c) of Exhibit A.

3.5.    Deposit Accounts, Securities Accounts and Lock Boxes. As of the date hereof and as of the last Update Date, all of such Grantor’s Deposit Accounts, Securities Accounts and Lock Boxes are listed in Part I of Exhibit B. Any Deposit Account or Securities Account that is designated as an Excluded Account as of such date is noted by an asterisk “*” on such exhibit.

3.6.    Exact Names. As of the date hereof and as of the last Update Date, such Grantor’s name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization is listed in Part I of Exhibit A with respect to such Grantor. Except as listed on Part IX of Exhibit A with respect to such Grantor as of the date hereof, such Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger, consolidation or amalgamation, or been a party to any acquisition.

3.7.    Letter-of-Credit Rights and Chattel Paper. As of the date hereof and as of the last Update Date, Exhibit C lists all Letter-of-Credit Rights in which the underlying letter of credit is in an amount exceeding $5,000,000 and Chattel Paper of such Grantor. Subject to the ABL-Term Loan Intercreditor Agreement, all action by such Grantor necessary or desirable to protect and perfect the Administrative Agent's Lien on each item listed on Exhibit C (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken. The Administrative Agent will have a fully perfected security interest in the Collateral listed on Exhibit C, which security interest shall be senior in priority to all other Liens on such Collateral other than (a) Liens permitted under Section 4.1(e) which are expressly permitted to have priority over the security interest of the Administrative Agent under the Credit Agreement and (b) Liens on Term Loan Priority Collateral in favor of the Term Loan Agent to the extent provided in the ABL-Term Loan Intercreditor Agreement.

3.8.    Accounts and Chattel Paper.

(a)The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time. As of the time when each Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

(b)With respect to any of such Grantor’s Accounts scheduled or listed on the most recent Collateral Report furnished to the Administrative Agent, the information set forth in such Collateral Report regarding such Grantor’s Accounts is true and correct in all material respects and the Accounts listed therein as “Eligible Accounts” satisfy the eligibility requirements set forth in the Credit Agreement.

3.9.    Inventory. With respect to any of such Grantor’s Inventory scheduled or listed on the most recent Collateral Report furnished to the Administrative Agent, the information set forth in such Collateral Report is true and correct in all material respects and the Inventory listed therein as “Eligible Inventory” satisfy the eligibility requirements set forth in the Credit Agreement.

3.10.    Intellectual Property. Exhibit D sets forth a correct and complete list as of the Second Restatement Date of all (i) Intellectual Property owned by any Grantor as of the Second Restatement Date which is federally registered with the United States Patent and Trademark Office and the United States Copyright Office and (ii) Licenses to which any Grantor is a party or otherwise bound (whether as licensor or licensee) and which is material to the business of the Grantors as currently conducted. This US Security Agreement is effective to create a valid and continuing Lien and, upon filing of appropriate financing statements in the offices listed on Exhibit H and this US Security Agreement with the United States Copyright Office and the United States Patent and Trademark Office, fully perfected security interests in favor of the Administrative Agent on such Grantor’s Patents, Trademarks and Copyrights, such perfected security interests are senior to all other Liens on such Patents, Trademarks and Copyrights (other than the Liens in favor of the Term Loan Agent pursuant to the Term Loan Documents to the extent provided in the ABL-Term Loan Intercreditor Agreement) and are enforceable as such as against any and all creditors of and purchasers from such Grantor; and all action necessary to protect and perfect the Administrative Agent’s Lien on such Grantor’s Patents, Trademarks or Copyrights shall have been duly taken.

3.11.    Filing Requirements. As of the date hereof and as of the last Update Date, none of the Collateral owned by such Grantor is of a type for which security interests or liens may be perfected by filing under any federal statute, except for Patents, Trademarks and Copyrights held by such Grantor and described in Exhibit D and other de minimis Collateral.

3.12.    [Reserved].

3.13.    Pledged Collateral.

(a)As of the date hereof and as of the last Update Date, Exhibit F and G set forth complete and accurate lists of all Pledged Collateral owned by such Grantor. Such Grantor is, as of the date hereof or as the last Update Date, as applicable, the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit F and G as being owned by it, free and clear of any Liens, except for (i) the security interest granted to the Administrative Agent for the benefit of itself, the Canadian Administrative Agent and the Lenders hereunder, (ii) the security interest granted to the Term Loan Agent for the benefit of the Term Loan Lenders pursuant to the Term Loan Security Documents, and (iii) Liens permitted by Section 6.02 of the Credit Agreement. Such Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting an Equity Interest (other than Equity Interests of any Excluded Subsidiary) has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and, apart from Pledged ULC Shares, non‑assessable, (ii) with respect to any certificates delivered to the Administrative Agent representing an Equity Interest (or until the Term Loan Obligation Payment Date, to the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral), either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible, (iii) subject to the terms of the ABL-Term Loan Intercreditor Agreement, all such Pledged Collateral held by a securities intermediary (other than Collateral consisting of Investment Property held in an Excluded Account) is covered by a control agreement among such Grantor, the securities intermediary and the Administrative Agent pursuant to which the Administrative Agent has Control and (iv) subject to the ABL-Term Loan Intercreditor Agreement, all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, to the knowledge of the Grantors, is a legal, valid and binding obligation of such issuer (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and, as of the date hereof, such issuer is not in default thereunder.

(b)In addition, (i) none of the Pledged Collateral owned by such Grantor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) no options, warrants, calls or commitments of any character whatsoever (A) exist relating to such Pledged Collateral or (B) obligate the issuer of any Equity Interest included in the Pledged Collateral to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this US Security Agreement or for the execution, delivery and performance of this US Security Agreement by such Grantor, or except in the case of the Pledged ULC Shares, for the exercise by the Administrative Agent of the voting or other rights provided for in this US Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this US Security Agreement, except (i) as may be required in connection with such disposition by laws affecting the offering and sale of securities generally, or (ii) until the Term Loan Obligation Payment Date, in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral.

(c)[intentionally omitted]

(d)Notwithstanding any provisions to the contrary contained in this US Security Agreement, the Credit Agreement, any other Loan Document or any other document or agreement among all or some of the parties hereto, with regard to any Collateral which is shares or membership interests in an unlimited company incorporated or otherwise formed under the laws of the Province of Nova Scotia (the “Pledged ULC Shares”), any Grantor who has granted a security interest in Pledged ULC Shares or any Grantor that is as of the date of this US Security Agreement the sole registered and beneficial owner of all Pledged ULC Shares will remain so until such time as such Pledged ULC Shares are fully and effectively transferred into the name of the Administrative Agent or any other Person on the books and records of such Nova Scotia unlimited company (“ULC”). Nothing in this US Security Agreement, the Credit Agreement, any other Loan Document or any other document or agreement delivered among all or some of the parties hereto is intended to or shall constitute the Administrative Agent or any Person other than such Grantor to be a member or shareholder of any ULC for the purposes of the Companies Act (Nova Scotia) until such time as written notice is given to such Grantor and all further steps are taken so as to register the Administrative Agent or other Person as holder of the Pledged ULC Shares. The granting of the pledge and security interest pursuant to this US Security Agreement does not make the Administrative Agent a successor to such Grantor as a member or shareholder of any ULC, and neither the Administrative Agent nor any of its respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this US Security Agreement or exercising any right granted herein unless and until such time, if any, when the Administrative Agent or any successor or assign expressly becomes a registered member or shareholder of any ULC. Such Grantor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of the Collateral relating to any such Pledged ULC Shares (except insofar as such Grantor has granted a security interest in such dividend on or other distribution) that is not otherwise permitted under this US Security Agreement or the Credit Agreement and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the ULC issuing such Pledged ULC Shares to the same extent as such Grantor would if such Pledged ULC Shares were not pledged to the Administrative Agent or to any other Person pursuant hereto. To the extent any provision hereof would have the effect of constituting the Administrative Agent to be a member or shareholder of any ULC prior to such time that written notice is delivered to such Grantor, such provision shall be severed herefrom and ineffective with respect to the relevant Pledged ULC Shares without otherwise invalidating or rendering unenforceable this US Security Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than Pledged ULC Shares. Notwithstanding anything herein to the contrary (except to the extent, if any, that the Administrative Agent or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither the Administrative Agent nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by the Administrative Agent or other Persons of rights to sell or otherwise dispose of Pledged ULC Shares or other remedies following the occurrence and during the continuance of an Event of Default, such Grantor shall not cause or permit, or enable any ULC in which it holds Pledged ULC Shares to cause or permit, the Administrative Agent to: (i) be registered as member or shareholder of such ULC; (ii) have any notation entered in its favor in the share register of such ULC; (iii) be held out as member or shareholder of such ULC; (iv) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Administrative Agent or other Person holding a security interest in the Pledged ULC Shares; or (v) act as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.

ARTICLE IV
COVENANTS

From the date of this US Security Agreement, and thereafter until this US Security Agreement is terminated in accordance with Section 9.16 or such Grantor is released from its obligations hereunder in accordance with Section 9.16, each Grantor agrees that, each Grantor agrees that:

4.1.    General.

(a)Collateral Records. Such Grantor will maintain complete and accurate in all material respects books and records with respect to the Collateral owned by it, and furnish to the Administrative Agent, such reports relating to such Collateral as the Administrative Agent shall from time to time request in its Permitted Discretion.

(b)Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Administrative Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to the ABL-Term Loan Intercreditor Agreement. Any financing statement filed by the Administrative Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate such Grantor’s Collateral (1) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction or (2) by any other description which reasonably approximates the description contained in this US Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor also agrees to furnish any such information described in the foregoing sentence to the Administrative Agent promptly upon the reasonable request thereof. Such Grantor also ratifies its authorization for the Administrative Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c)Further Assurances. Such Grantor will, if so requested by the Administrative Agent, furnish to the Administrative Agent, as often as the Administrative Agent reasonably requests and subject to the limitations set forth in the Credit Agreement, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Administrative Agent may reasonably request, all in such detail as the Administrative Agent may reasonably specify. Such Grantor also agrees to take any and all actions necessary in its commercially reasonable business judgment exercised in good faith to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(d)Disposition of Collateral. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions not prohibited pursuant to Section 6.05 of the Credit Agreement.

(e)Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this US Security Agreement and (ii) other Liens permitted by Section 6.02 of the Credit Agreement.

(f)Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements as permitted by Section 4.1(e). Other than in connection with the Liens in favor of the Term Loan Agent pursuant to the Term Loan Documents and in accordance with the ABL-Term Loan Intercreditor Agreement, such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming the Administrative Agent as secured party without the prior written consent of the Administrative Agent, subject to such Grantor's rights under Section 9-509(d)(2) of the UCC.

(g)[intentionally omitted].

(h)Compliance with Terms. Such Grantor will perform and comply in all material respects with all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral.

4.2.    Receivables.

(a)Certain Agreements on Receivables. Subject to the provisions of the Credit Agreement, such Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence and during the continuance of an Event of Default, such Grantor may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.

(b)Collection of Receivables. Except as otherwise provided in this US Security Agreement or the Credit Agreement, such Grantor will use commercially reasonable efforts to collect and enforce in accordance with its present policies, at such Grantor's sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by it.

(c)Delivery of Invoices. Such Grantor will deliver to the Administrative Agent promptly upon its reasonable request duplicate invoices with respect to each Account included in the Collateral owned by it bearing such language of assignment as the Administrative Agent shall specify.

(d)[intentionally omitted].

(e)Electronic Chattel Paper. Such Grantor shall take all steps reasonably necessary to grant the Administrative Agent Control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act, in each case, subject to the terms of the ABL-Term Loan Intercreditor Agreement.

4.3.    Inventory and Equipment.

(a)Maintenance of Goods. Such Grantor will do all things necessary to maintain, preserve, protect and keep its Inventory and the Equipment necessary to the business in good repair and working and saleable condition, except for (i) damaged or defective goods arising in the ordinary course of such Grantor’s business, (ii) ordinary wear and tear in respect of the Equipment and (iii) Equipment which such Grantor determines in good faith is not material to its business.

(b)    [intentionally omitted].
(c)    Inventory Count; Perpetual Inventory System. Such Grantor will conduct a verification, including without limitation, a physical count if required under GAAP, of its Inventory at least once per fiscal year in a manner consistent with past practices, and after and during the continuation of an Event of Default, at such other times as the Administrative Agent requests. Such Grantor, at its own expense, shall deliver to the Administrative Agent the results of each physical verification, which such Grantor has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory. Such Grantor will maintain a perpetual inventory reporting system at all times.
4.4.    Delivery of Instruments, Securities, Chattel Paper and Documents. Subject to the terms of the ABL-Term Loan Intercreditor Agreement, such Grantor will (a) deliver to the Administrative Agent promptly upon execution of this US Security Agreement the originals of all Chattel Paper, Securities and Instruments constituting Collateral owned by it (if any then exist) and with a value in excess of $250,000, (b) hold in trust for the Administrative Agent upon receipt and promptly, but in no event more than ten (10) Business Days following receipt (or such later date as agreed to by the Administrative Agent), thereafter deliver to the Administrative Agent any such Chattel Paper, Securities and Instruments constituting Collateral, (c) upon the Administrative Agent's request, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and promptly, but in no event more than ten (10) Business Days following receipt (or such later date as agreed to by the Administrative Agent), deliver to the Administrative Agent) any Document evidencing or constituting Collateral and (d) promptly upon the Administrative Agent's request, deliver to the Administrative Agent a duly executed amendment to this US Security Agreement, in the form of Exhibit I hereto (the “Amendment”), pursuant to which such Grantor will pledge such additional Collateral. Such Grantor hereby authorizes the Administrative Agent to attach each Amendment to this US Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

4.5.    Uncertificated Pledged Collateral. Subject to the terms of the ABL-Term Loan Intercreditor Agreement, such Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this US Security Agreement. With respect to any Pledged Collateral owned by it, such Grantor will take any necessary actions requested by the Administrative Agent to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Administrative Agent to have and retain Control over such Pledged Collateral (or until the Term Loan Obligation Payment Date, to cause the Term Loan Agent to have and retain Control over such Pledged Collateral, in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral). Without limiting the foregoing, such Grantor will, with respect to any such Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a Control Agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, giving the Administrative Agent Control (or until the Term Loan Obligation Payment Date, to enter into a Control Agreement with the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral). To the extent that any issuer of uncertificated securities that constitute Pledged Collateral shall issue certificates for such Pledged Collateral, such Grantor will promptly notify the Administrative Agent and comply with the provisions of Section 4.4 with respect to such Pledged Collateral.

4.6.    Pledged Collateral.

(a)[intentionally omitted].

(b)Issuance of Additional Securities. Except as permitted under the Credit Agreement, such Grantor will not permit or suffer the issuer of an Equity Interest constituting Pledged Collateral owned by it to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to such Grantor.

(c)Registration of Pledged Collateral. Subject to the terms of the ABL-Term Loan Intercreditor Agreement and to Section 3.13(d) with respect to the Pledged ULC Shares, such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Administrative Agent or its nominee at any time after the occurrence and during the continuation of an Event of Default at the option of the Required Secured Parties (or until the Term Loan Obligation Payment Date, to be registered in the name of the Term Loan Agent or its nominee at such time, in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral).

(d)Exercise of Rights in Pledged Collateral.

(i)    Without in any way limiting the foregoing and subject to clause (ii) below and subject to the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this US Security Agreement, the Credit Agreement or any other Loan Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Administrative Agent in respect of such Pledged Collateral.

(ii)Such Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, subject to Section 3.13(d) with respect to the Pledged ULC Shares and subject to the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii)Subject to the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral, such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Credit Agreement other than any of the following distributions and payments (collectively referred to as the “Excluded Payments”): (A) dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other non-cash property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral, in each case, to the extent constituting Collateral; and (B) dividends and other distributions paid or payable in cash in respect of such Pledged Collateral not prohibited to be paid pursuant to the Credit Agreement; provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this US Security Agreement; and

(iv)All Excluded Payments (subject to Section 3.13(d) with respect to the Pledged ULC Shares) whenever paid or made, shall be delivered to the Administrative Agent (or until the Term Loan Obligation Payment Date, to the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Excluded Payments constituting Term Loan Priority Collateral) to hold as Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Administrative Agent (and, until the Term Loan Obligations Payment Date, the Term Loan Agent), be segregated from the other property or funds of such Grantor, and be forthwith delivered to the Administrative Agent (or until the Term Loan Obligation Payment Date, to the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Excluded Payments constituting Term Loan Priority Collateral) as Pledged Collateral in the same form as so received (with any necessary endorsement).

4.7.    Intellectual Property.

(a)Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL-Term Loan Intercreditor Agreement, such Grantor will use its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or benefit of the Administrative Agent of any License held by such Grantor and to enforce the security interests granted hereunder.

(b)Such Grantor shall notify the Administrative Agent promptly if it knows or has reason to know that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) that is material to the conduct of the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, becomes abandoned or dedicated, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any Patent, Trademark or Copyright material to the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, its right to register the same, or to keep and maintain the same.

(c)If any Grantor, either itself or through any agent, employee, licensee or designee, acquires ownership of any Patent, Trademark or Copyright registration or application, in each case, material to the Grantors’ business, taken as whole, or files any application for any Patent, Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, in each case, material to the Grantors’ business, taken as a whole, such Grantor shall notify the Administrative Agent with written notice of such acquisition, registration or application concurrently with the delivery of the financial statements with respect to the end of the fiscal quarter in which such Grantor acquires such ownership interest (or such later date as agreed to by the Administrative Agent in its Permitted Discretion), and, upon request of the Administrative Agent, such Grantor shall execute and deliver any and all security agreements to be filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest on such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(d)Such Grantor shall take all actions necessary to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of its Patents, Trademarks and Copyrights (now or hereafter existing) that are material to the conduct of the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings or if such Grantor determines in its commercial reasonable business judgment exercised in good faith that the maintenance or pursuit of any such Patent, Trademark, or Copyright is no longer necessary to the conduct of such Grantor’s business.

(e)In the event that any Grantor knows or has reason to believe that any Collateral consisting of a Patent, Trademark or Copyright that is material to the conduct of the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, has been or is being infringed, misappropriated, diluted or otherwise violated by a third person, such Grantor shall, if consistent with good business judgment, promptly sue for infringement, misappropriation, dilution or other violation and to recover any and all damages for such infringement, misappropriation, dilution or other violation, and take such other actions as are appropriate under the circumstances to protect such Collateral.

4.8    Commercial Tort Claims. Such Grantor shall promptly notify the Administrative Agent of any Commercial Tort Claim acquired by it having a value in excess of $1,000,000 and, unless the Administrative Agent otherwise consents, such Grantor shall enter into an amendment to this US Security Agreement, in the form of Exhibit I hereto, granting to Administrative Agent a security interest in such Commercial Tort Claim.

4.9.    Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit with a stated value in excess of $5,000,000, such Grantor shall promptly notify the Administrative Agent thereof and, subject to the terms of the ABL-Term Loan Intercreditor Agreement, use commercially reasonable efforts to cause the issuer and/or confirmation bank to (i) consent to the assignment of any Letter-of-Credit Rights to the Administrative Agent and (ii) during a Cash Dominion Period, agree to direct all payments thereunder to a Deposit Account subject to a Control Agreement for application to the Secured Obligations, in accordance with Section 2.18 of the Credit Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

4.10.    [intentionally omitted].

4.11.    No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this US Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

4.12.    Insurance.

(a)    In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, such Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Loan Party within a “Special Flood Hazard Area”). The amount of flood insurance required by this Section shall be in an amount as to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(b)    All insurance policies required hereunder and under Section 5.09 of the Credit Agreement shall name the Administrative Agent (for the benefit of itself, the Canadian Administrative Agent and the Lenders) as an additional insured or as lender loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent.

(c)    All premiums on any such insurance shall be paid when due by such Grantor, and copies of the policies delivered to the Administrative Agent. If such Grantor fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Borrowers’ expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from any Grantor's failure to maintain such insurance or pay any premiums therefor.

4.13.    Collateral Access Agreements. Such Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Inventory having a fair market value in excess of $1,000,000 is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. After the Second Restatement Date, if any Grantor leases any additional real property or warehouse space (other than a Distribution Center), such Grantor shall use commercially reasonably efforts to obtain a Collateral Access Agreement with respect to such location (unless the Inventory located at such location has an aggregate value of less than $1,000,000), and with respect to any additional leased real property or warehouse space (other than a Distribution Center), if the Administrative Agent has not received a Collateral Access Agreement within ninety (90) days after the date such location was leased, Eligible Inventory at any such location shall be subject to the establishment of Reserves acceptable to the Administrative Agent to the extent provided in the Credit Agreement.

4.14.    [intentionally omitted].

4.15.    Change of Name or Location. Except as provided in the Credit Agreement, such Grantor shall not (a) change its name as it appears in official filings in the state or jurisdiction of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, or the location of its records concerning the ABL Priority Collateral as set forth in this US Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state or jurisdiction of incorporation or other organization, or (e) change its state or jurisdiction of incorporation or organization, in each case, unless the Administrative Agent shall have received at least ten (10) days (or such shorter period of time as agreed to by the Administrative Agent) prior written notice of such change.

ARTICLE V
EVENTS OF DEFAULT AND REMEDIES

5.1.    [Intentionally Omitted].

5.2.	Remedies.

(a)Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or at the direction of the Required Secured Parties shall, exercise any or all of the following rights and remedies, subject to the terms of the ABL-Term Loan Intercreditor Agreement:

(i)subject to Section 3.13(d) with respect to Pledged ULC Shares, those rights and remedies provided in this US Security Agreement, the Credit Agreement, or any other Loan Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Lenders prior to an Event of Default;

(ii)those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank's right of setoff or bankers' lien) when a debtor is in default under a security agreement;

(iii)without notice (except where written notice may be required pursuant to Section 3.13(d) in the case of Pledged ULC Shares, or as specifically provided in Section 9.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor's premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(iv)concurrently with written notice to the applicable Grantor, or written notice in accordance with Section 3.13(d) in the case of Pledged ULC Shares, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

(b)In addition to (and without limitation of) all of the rights of the Administrative Agent set forth herein, during a Cash Dominion Period, the Administrative Agent shall have all of the rights set forth in Section 7.2.

(c)The Administrative Agent, on behalf of itself, the Canadian Administrative Agent and the Lenders, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of itself, the Canadian Administrative Agent and the Lenders, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(e)Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, subject to the terms of the ABL-Term Loan Intercreditor Agreement, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, subject to the terms of the ABL-Term Loan Intercreditor Agreement, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of itself, the Canadian Administrative Agent and the Lenders), with respect to such appointment without prior notice or hearing as to such appointment.

(f)If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full (other than contingent obligations for which no claim has been asserted), there remain Swap Obligations outstanding, the Required Secured Parties may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Swap Obligations pursuant to the terms of the Swap Agreement.

(g)Notwithstanding the foregoing, neither the Administrative Agent, the Canadian Administrative Agent nor the Lenders shall be required to (i) make any demand upon, or pursue or exhaust any of its rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(h)Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.3.    Grantor's Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence of and during the continuance of an Event of Default, subject to the terms of the ABL-Term Loan Intercreditor Agreement, each Grantor will:

(a)assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Administrative Agent, whether at a Grantor's premises or elsewhere;

(b)permit the Administrative Agent, by the Administrative Agent's representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c)prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Administrative Agent may request, all in form and substance reasonably satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer of Pledged Collateral to furnish to the Administrative Agent, any information regarding the Pledged Collateral in such detail as the Administrative Agent may reasonably specify;

(d)take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral; and

(e)at its own expense, use commercially reasonable efforts to cause the independent certified public accountants then engaged by each Grantor to prepare and deliver to the Administrative Agent, the Canadian Administrative Agent and each Lender, at any time, and from time to time, promptly upon the Administrative Agent’s request, the following reports with respect to the applicable Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

5.4.    Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article V at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies and subject to the terms of the ABL-Term Loan Intercreditor Agreement, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of itself, the Canadian Administrative Agent and the Lenders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Administrative Agent may sell any of such Grantor's Inventory directly to any person, including without limitation persons who have previously purchased the Grantor's Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent's rights under this US Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1.    Account Verification. If Aggregate Availability falls below ten percent (10%) of the Aggregate Revolving Commitments, then the Administrative Agent may at any time, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

6.2.    Authorization for Administrative Agent to Take Certain Action.

(a)    Subject to Section 6.2(b) below and subject to the terms of the ABL-Term Loan Intercreditor Agreement, each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the Permitted Discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent's sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent's security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this US Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent's security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Section 7.3, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for (A) taxes, assessments, charges or fees which are permitted to be past due in accordance with the Credit Agreement, or (B) such Liens that are permitted under Section 6.02 of the Credit Agreement), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor's name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor's rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor's name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiv) to prepare, file and sign such Grantor's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things necessary to carry out this US Security Agreement; and such Grantor agrees to reimburse the Administrative Agent on demand for any payment made or any reasonable and documented out-of-pocket expense incurred by the Administrative Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this US Security Agreement or under the Credit Agreement.

(b)    All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of itself, the Canadian Administrative Agent and the Lenders, under this Section 6.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent agrees that, (i) except for the powers granted in Sections 6.2(a)(i)-(vi), the Administrative Agent shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not exercise any power or authority granted to it under Sections 6.2(a)(ii) or 6.2(a)(v) unless a Cash Dominion Period shall be in effect and (iii) the Administrative Agent shall not exercise any power of attorney granted to it under Section 6.2(a) in a manner that would violate the terms of the ABL-Term Loan Intercreditor Agreement.

6.3.    Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY‑IN‑FACT (AS SET FORTH IN AND SUBJECT TO THE PROVISIONS OF SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL EXCEPT FOR THE PLEDGED ULC SHARES, IN RESPECT OF WHICH SUCH RIGHTS DO NOT ARISE UNTIL AFTER THE GIVING OF NOTICE PROVIDED FOR IN SECTION 3.13(d), WITH FULL POWER OF SUBSTITUTION TO DO SO AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT. IN ADDITION TO THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

6.4.    Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT WITH RESPECT TO EACH GRANTOR IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS US SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 9.16 OR SUCH GRANTOR IS RELEASED FROM ITS OBLIGATIONS HEREUNDER IN ACCORDANCE WITH SECTION 9.16. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY LENDER, NOR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR OR THEIR AFFILIATES' RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT ARISING OUT OF ITS BAD FAITH, OWN BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII
COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

7.1.    Collection of Receivables. As of the date of this US Security Agreement, all Deposit Accounts, Securities Accounts and Lock Boxes established by the Grantors with any banking institution, securities broker, securities intermediary or other financial institution are listed in Part I of Exhibit B hereto. As of the date of this US Security Agreement, all Deposit Accounts, Securities Accounts and Lock Boxes established by WESCO Receivables with any banking institution, securities broker, securities intermediary or other financial institution are listed in Part II of Exhibit B hereto. Prior to the earlier of (i) termination of the Receivables Securitization or (ii) the occurrence and continuation of an Event of Default and delivery of a Receivables Termination Notice (as such term is defined in the Intercreditor Agreement) by the Administrative Agent to the Receivables Agent (as such term is defined in the Intercreditor Agreement), the Grantors shall continue to direct their Account Debtors to remit all cash, checks, electronic funds transfers and other similar payments relating to or constituting payments made in respect of Receivables directly to either a Deposit Account or a Lock Box set forth in either Part I or Part II of Exhibit B. After delivery of a Receivables Termination Notice by the Administrative Agent to the Receivables Agent in accordance with the provisions of the Intercreditor Agreement, the Grantors shall direct, and shall cause WESCO Receivables to direct, all Account Debtors to remit all cash, checks, electronic funds transfers and other similar payments relating to or constituting payments made in respect of Receivables directly to Deposit Accounts or Lock Boxes established and maintained in the name of any Grantor. If any Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Deposit Account or Lock Box established and maintained in the name of any Grantor after delivery of a Receivables Termination Notice by the Administrative Agent to the Receivables Agent in accordance with the provisions of the Intercreditor Agreement, the Administrative Agent shall be entitled to make such notification directly to such Account Debtor.

7.2.    Application of Funds During a Cash Dominion Period. At all times during a Cash Dominion Period, the Grantors shall comply and shall cause the US Cash Management Bank to comply with the provisions of Section 5.12(d) of the Credit Agreement. At all times during a Cash Dominion Period, the Administrative Agent shall have the right (i) to declare that full cash dominion is in effect, (ii) to give a notice of sole control or other instruction under any Control Agreement, (iii) to notify each banking institution, securities broker or securities intermediary (including the US Cash Management Bank) at which any Grantor maintains any Deposit Account or Securities Accounts (in each case, other than Excluded Accounts), that (A) the Administrative Agent has taken full dominion and control over all Deposit Accounts and Securities Accounts (in each case, other than Excluded Accounts) and all funds from time to time on deposit therein, (B) such banking institutions, securities brokers and securities intermediaries shall follow all instructions given by the Administrative Agent with respect to such Deposit Accounts and Securities Accounts, and (C) such banking institutions shall remit directly to the US Collection Account (or to such other account as the Administrative Agent may direct), on a daily basis (or on such other basis as the Administrative Agent shall direct) all funds from time to time deposited into such Deposit Accounts and Securities Accounts, and (iv) to automatically apply, on a daily basis, all funds remitted to the US Collection Account (or to such other account as the Administrative Agent shall so direct), from all such Deposit Accounts and Securities Accounts, and all other proceeds of the Collateral, to repay the Loans and other Obligations in accordance with Sections 2.11 and 2.18 of the Credit Agreement.

7.3.    Covenant Regarding New Deposit Accounts; Lock Boxes. Before opening or replacing any Deposit Account or Securities Account (other than an Excluded Account), or establishing a new Lock Box, each Grantor shall cause each bank or financial institution in which it seeks to open (i) a Deposit Account, Securities Account, or Lock Box (other than an Excluded Account) to enter into a Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Deposit Account, Securities Account, or Lock Box. In addition, at any time, if reasonably requested by the Administrative Agent, each Grantor agrees to establish and maintain in its name a new Lock Box with the Administrative Agent or any Lender, in order to effect the provisions of Section 7.1. In the case of any Deposit Account, Securities Account or Lock Box maintained with any Lender, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

7.4.    Application of Proceeds; Deficiency. In the case of any sale or other disposition of Collateral by the Administrative Agent in the exercise of its remedies provided herein or in any other Loan Document, the proceeds of such sale shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.18 of the Credit Agreement. In the event that the proceeds from any sale or other disposition of Collateral are insufficient to pay all Secured Obligations in full, the Grantors shall remain liable for any deficiency, including any attorneys’ fees and other expenses incurred by the Agents or any Lender to collect such deficiency.

ARTICLE VIII
LOAN GUARANTY

8.1.    Guaranty. Subject to Section 8.16 hereof and Section 12.01 of the Credit Agreement, each Guarantor hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lender Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Agreement Obligations of such Guarantor for purposes of determining any obligations of any Guarantor)). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Article VIII apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender Party that extended any portion of the Guaranteed Obligations.
8.2.    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require any Lender Party to sue any Borrower, any other Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
8.3.    No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, any Lender Party, or any other person, whether in connection herewith or in any unrelated transactions.
(b)    The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof (in each case, other than payment or performance).
(c)    Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Lender Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Lender Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
8.4.    Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Guarantor, other than the payment or performance. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
8.5.    Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Lender Parties and no Obligations are outstanding.
8.6.    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Article VIII with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender Parties are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender Parties.
8.7.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Article VIII, and agrees that no Lender Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
8.8.    Termination. The Lender Parties may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations.
8.9.    Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without withholding for any Taxes, except as required by applicable law subject to Section 2.17 of the Credit Agreement.
8.10.    Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lender Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lender Parties to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lender Parties hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
8.11.    Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article VIII, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the Second Restatement Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantor hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrowers after the Second Restatement Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Lender Parties and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
8.12.    Liability Cumulative. The liability of each Guarantor under this Article VIII is in addition to and shall be cumulative with all liabilities of each Guarantor to the Lender Parties under this US Security Agreement and the other Loan Documents to which such Guarantor is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
8.13.    Keepwell. Subject to Section 8.16 hereof and Section 12.01 of the Credit Agreement, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 8.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 8.13 constitute, and this Section 8.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
8.14.    Representations and Warranties. Each Guarantor represents and warrants (i) as of the date hereof that each of the representations and warranties set forth in Article III of the Credit Agreement is true and correct in all material respects as of the date hereof and (ii) as of the date of any Borrowing or the date of issuance, amendment, renewal or extension of any Letter of Credit, as applicable, that each of the representations and warranties set forth in Article III of the Credit Agreement is true and correct in all material respects; except, in each case, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
8.15.    Covenants. Until all the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable under the Credit Agreement shall have been paid in full and all Letters of Credit shall have expired or terminated (or have been cash collateralized in accordance with Section 2.06(k) of the Credit Agreement) and all LC Disbursements shall have been reimbursed, each Guarantor covenants and agrees, jointly and severally with all of the Guarantors but subject to Section 8.16 hereof and Section 12.01 of the Credit Agreement, that each such Guarantor will perform and observe all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that Holdings or any Borrower has agreed to cause such Guarantor to perform or observe (including, without limitation, the terms, covenants and agreements set forth in Articles V and VI of the Credit Agreement).
8.16.    Bifurcation. Notwithstanding any provision to the contrary set forth in this Agreement or any of the other Loan Documents, in no event shall any Canadian Loan Guarantor or Dutch Loan Guarantor be liable for any obligation of any U.S. Loan Party or CFC Subsidiary Holding Company.
ARTICLE IX
GENERAL PROVISIONS

8.
Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article X, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any Lender arising out of the repossession, retention or sale of the Collateral, except to the extent arising out of the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Lender as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this US Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this US Security Agreement or any Collateral.

9.1.    Limitation on Administrative Agent's and Lenders' Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each Lender shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 9.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent's exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 9.2. Without limitation upon the foregoing, nothing contained in this Section 9.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this US Security Agreement or by applicable law in the absence of this Section 9.2.

9.2.    Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may, subject to the terms of the ABL-Term Loan Intercreditor Agreement, at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its Permitted Discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

9.3.    Secured Party Performance of Debtor Obligations. Without having any obligation to do so, subject to the terms of the ABL-Term Loan Intercreditor Agreement, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this US Security Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 9.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

9.4.    Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.11, 4.12, 4.13, 4.15, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Lenders to seek and obtain specific performance of other obligations of the Grantors contained in this US Security Agreement, that, subject to the terms of the ABL-Term Loan Intercreditor Agreement, the covenants of the Grantors contained in the Sections referred to in this Section 9.5 shall be specifically enforceable against the Grantors.

9.5.    Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d) or as otherwise permitted under the Credit Agreement) shall be binding upon the Administrative Agent or the Lenders unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Secured Parties.

9.6.    No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent or any Lender to exercise any right or remedy granted under this US Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this US Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Lenders required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this US Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the termination of this US Security Agreement in accordance with Section 9.16.

9.7.    Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this US Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this US Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this US Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this US Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this US Security Agreement are declared to be severable.

9.8.    Reinstatement. This US Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated to the extent of the payment so rescinded, reduced, restored or returned and shall be reduced only by such amount paid and not so rescinded, reduced, restored or returned.

9.9.    Benefit of Agreement. The terms and provisions of this US Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Agents and the Lenders and their respective successors and assigns (including all persons who become bound as a debtor to this US Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this US Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of itself, the Canadian Administrative Agent and the Lenders, hereunder.

9.10.    Survival of Representations. All representations and warranties of the Grantors contained in this US Security Agreement shall survive the execution and delivery of this US Security Agreement.

9.11.    Taxes and Expenses. The Grantors shall be joint and severally obligated to reimburse the Administrative Agent and the Lenders for any amounts due by a Loan Party under Section 2.17 and Section 9.03 of the Credit Agreement.

9.12.    Headings. The title of and section headings in this US Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this US Security Agreement.

9.13.    Other Pledge Agreements. The parties acknowledge and agree that certain of the Equity Interests constituting Pledged Collateral under this US Security Agreement (the “Applicable Equity Interests”) may also be pledged to the Administrative Agent under a pledge agreement governed by the laws of Canada (or one or more provinces thereof) or the Netherlands (collectively, the “Foreign Pledge Agreements” and each individually, a “Foreign Pledge Agreement”). If, in connection with any exercise of remedies by the Administrative Agent under any Foreign Pledge Agreement, a court of competent jurisdiction in Canada or the Netherlands, as applicable, determines that the pledge of the Applicable Equity Interests is governed by such Foreign Pledge Agreement, then such Foreign Pledge Agreement (and not this US Security Agreement) shall control and shall supersede this US Security Agreement, in each case, solely with respect to the pledge of such Applicable Equity Interests.

9.14.    Credit Agreement; Intercreditor Agreement; ABL-Term Loan Intercreditor Agreement. Notwithstanding any other provision of this US Security Agreement, the rights of the parties hereunder are subject to the provisions of the Credit Agreement, including the provisions thereof pertaining to the rights and responsibilities of the Administrative Agent. In the event that any provision of this US Security Agreement is in conflict with the terms of the Credit Agreement, the Credit Agreement shall control. Furthermore, notwithstanding any other provision of this US Security Agreement, the rights of the parties hereunder are subject to the provisions of the Intercreditor Agreement, including the provisions thereof pertaining to the rights and responsibilities of the Administrative Agent with respect to Accounts. To the extent any provision of this US Security Agreement pertaining to Accounts is in conflict with the terms of the Intercreditor Agreement, the Intercreditor Agreement shall control. Notwithstanding anything herein to the contrary, the rights of the parties hereunder and the priority of the Lien and security interest granted to the Administrative Agent pursuant hereto or pursuant to any other Loan Document and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the ABL-Term Loan Intercreditor Agreement. To the extent any provision of this US Security Agreement (other than Article II hereof) is in conflict with the terms of the ABL-Term Loan Intercreditor Agreement, the ABL-Term Loan Intercreditor Agreement shall control. The delivery of any Collateral to the Collateral Agent (as defined in the Term Loan Agreement) under the Term Loan Agreement pursuant to the Term Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of the ABL-Term Loan Intercreditor Agreement.

9.15.    Termination.
(a)    This US Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than unasserted contingent obligations) have been paid in full (or with respect to any outstanding Letters of Credit, a cash deposit or a Supporting Letter of Credit has been delivered to the Administrative Agent as required by the Credit Agreement) and no commitments of the Administrative Agent or the Lenders which would give rise to any Secured Obligations are outstanding (notwithstanding the fact that there may be other Secured Obligations outstanding) (such date, the “Termination Date”).

(b)     If (i) any Grantor ceases to be a Borrower or a Guarantor in a transaction permitted by the Credit Agreement or becomes an Excluded Subsidiary or (ii) any property of a Grantor is sold or otherwise disposed of pursuant to a transaction permitted by the terms of the Credit Agreement or otherwise constitutes Excluded Collateral (each a “Release Transaction”), at the request of the Grantors, the Administrative Agent will (A) in connection with a Release Transaction under subclause (i) above, promptly release such Grantor from its obligations hereunder and (B) in connection with a Release Transaction under subclause (ii) above, promptly release such property from the security interest created hereunder, in each case, concurrently with the consummation of such Release Transaction. Upon such release or on or after the Termination Date, the Administrative Agent will, at the reasonable request of the Grantors and at the Grantor’s sole cost and expense, will promptly execute and deliver such releases to evidence the foregoing.

9.16.    Entire Agreement. This US Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.

9.17.    CHOICE OF LAW. THIS US SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.18.    CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON‑EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS US SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS US SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

9.19.    WAIVER OF JURY TRIAL. EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS US SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.20.    Indemnity. The Grantors hereby agree that the provisions of Section 9.03(b) of the Credit Agreement shall apply, mutatis mutandis, with respect to any and all losses, claims, damages, liabilities and related expenses incurred or asserted against any Indemnitee arising out of, in connection with, or as a result of this US Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent, the Lenders or the Grantors, and any claim for Patent, Trademark or Copyright infringement), in each case, subject to the limitations set forth in Section 9.03(b) of the Credit Agreement.

9.21.    Counterparts. This US Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this US Security Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this US Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this US Security Agreement.

9.22.    Perfection Certificate. The Perfection Certificate attached as Exhibit J hereto is hereby incorporated by reference.

ARTICLE X
NOTICES

10.1.    Sending Notices. Any notice required or permitted to be given under this US Security Agreement shall be sent in accordance with Section 9.01 of the Credit Agreement.

10.2.    Change in Address for Notices. Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE XI
THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Lenders hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this US Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantors and the Administrative Agent have executed this US Security Agreement as of the date first above written.

GRANTORS:

WESCO DISTRIBUTION, INC.
WESCO EQUITY CORPORATION
WESCO INTEGRATED SUPPLY, INC.
WESCO NEVADA, LTD.
COMMUNICATIONS SUPPLY CORPORATION
CALVERT WIRE & CABLE CORPORATION
LIBERTY WIRE & CABLE, INC.
CARLTON-BATES COMPANY
TVC COMMUNICATIONS, L.L.C.
CONNEY SAFETY PRODUCTS, LLC
HI-LINE UTILITY SUPPLY COMPANY, LLC
By     _________________________________
Name:
Title:
HILL COUNTRY ELECTRIC SUPPLY, L.P.,
By:    TVC International Holding, L.L.C.,
its General Partner
By     _________________________________
Name:
Title:
WESCO INTERNATIONAL, INC.
By
Name:
Title:
WESCO FINANCE CORPORATION
By
Name:
Title:
CDW HOLDCO, LLC

By
Name:
Title:
WDC HOLDING INC.
By
Name:
Title:
WESCO NIGERIA, INC.
By
Name:
Title:
CBC LP HOLDINGS, LLC
By
Name:
Title:
WDCH, LP
BY: CBC LP HOLDINGS, LLC,
its General Partner

By
Name:
Title:
CONNEY INVESTMENT HOLDINGS, LLC
By
Name:
Title:
WESCO ENTERPRISES, INC.
By
Name:
Title:
WDCH US LP
BY: WESCO Distribution II ULC,
its General Partner
By
Name:
Title:
TVC INTERNATIONAL HOLDING, L.L.C.
By
Name:
Title:
WESCO DISTRIBUTION CANADA CO.
By
Name:
Title:
TVC CANADA CORP.
By
Name:
Title:
WESCO DISTRIBUTION II ULC
By
Name:
Title:
WDINESCO II BV
By
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:

Name:
Title:

EXHIBIT I
(See Section 4.4 and 4.8 of US Security Agreement)

AMENDMENT

This Amendment, dated ________________, ___ is delivered pursuant to Section 4.4 of the US Security Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the US Security Agreement. The undersigned hereby certifies that the representations and warranties in Article III of the US Security Agreement, as amended by any updates to the schedules referred to therein, are and continue to be true and correct in all material respects. The undersigned further agrees that this Amendment may be attached to that certain Second Amended and Restated Pledge and Security Agreement, dated as of September __, 2015, between the undersigned, as the Grantors, and JPMorgan Chase Bank, N.A., as the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “US Security Agreement”) and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the Collateral referred to in said US Security Agreement and shall secure all Secured Obligations referred to in the US Security Agreement.

By:
Name:
Title:

SCHEDULE I TO AMENDMENT

STOCKS

Name of Grantor	Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares

BONDS

Name of Grantor	Issuer	Number	Face Amount	Coupon Rate	Maturity

GOVERNMENT SECURITIES

Name of Grantor	Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED)

Name of Grantor	Issuer	Description of Collateral	Percentage Ownership Interest

[Add description of custody accounts or arrangements with securities intermediary, if applicable]

COMMERCIAL TORT CLAIMS

Name of Grantor	Description of Claim	Parties	Case Number; Name of Court where Case was Filed

EXHBIIT F-1
FORM OF SECOND AMENDED AND RESTATED CANADIAN GUARANTEE

TO:	JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT for itself and certain financial institutions from time to time party to the Credit Agreement (as such term is hereinafter defined).

RECITALS:

A.
The Administrative Agent, certain other Lender Parties (as defined in the hereinafter defined Original Credit Agreement) and certain Loan Parties (as defined in the hereinafter defined Original Credit Agreement) entered into a credit agreement dated as of August 22, 2011 (the "Original Credit Agreement").

B.
In connection with the Original Credit Agreement, the Canadian Guarantors (as defined in the hereinafter defined Original Guarantees) entered into a Canadian guarantee in favour of the Administrative Agent, dated as of August 22, 2011 (each, an "Original Guarantee" and collectively, the "Original Guarantees").

C.
The Original Credit Agreement was amended and restated in its entirety pursuant to the amended and restated credit agreement dated as of December 12, 2012 by and among, among others, the Administrative Agent, the other Lender Parties (as defined in the hereinafter defined First ARCA), and the Loan Parties (as defined in the hereinafter defined First ARCA) (the “First ARCA”).

D.
In connection with the First ARCA, each of the Canadian Loan Guarantors (as defined in the hereinafter defined First Restated Guarantee) entered into an amended and restated Canadian guarantee (the "First Restated Guarantee") which amended and restated in its entirety its Original Guarantee pursuant to the terms thereof.

E.
The First Restated Credit Agreement is being amended and restated in its entirety pursuant to the second amended and restated credit agreement dated as of the date hereof by and among, among others, the Administrative Agent, the other Lender Parties (as defined in the hereinafter defined Credit Agreement), and the Borrowers (as defined in the hereinafter defined Credit Agreement). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (hereinafter defined).

F.
In connection with the Credit Agreement, each of the undersigned, as a guarantor of the Canadian Secured Obligations, is required to enter into this second amended and restated Canadian guarantee (the “Canadian Guarantee”) and has agreed to amend and restate in its entirety, its First Restated Guarantee pursuant to the terms hereof.

NOW ACCORDINGLY each of the undersigned, jointly and severally, hereby agree as follows:

1.
For valuable consideration, each of the signatories hereto (each, a "Canadian Loan Guarantor" and collectively, the "Canadian Loan Guarantors"), subject to Section 29 hereof and Section 12.01 of the Credit Agreement, hereby unconditionally guarantees and promises to pay, jointly and severally, to JPMORGAN CHASE BANK, N.A., as administrative agent (the "Administrative Agent") for itself and the Canadian Lender Parties, or order, on demand, any and all indebtedness of WESCO Distribution Canada LP WDCC Enterprises, Inc., EECOL Electric ULC, Hazmasters Inc. and Hazmasters Quebec Inc. (together with all other entities who are or may from time to time be party to the Credit Agreement as Canadian Borrowers, the "Canadian Borrowers") to the Administrative Agent and the Canadian Lender Parties including pursuant to a second amended and restated credit agreement dated as of September 24, 2015 by and among, amongst others, the Administrative Agent, the Canadian Borrowers, as the same may be amended, supplemented, revised, restated or replaced from time to time (the "Credit Agreement"). The word "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Canadian Borrowers, heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by the Administrative Agent and/or the Canadian Lender Parties by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether any Canadian Borrower may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

2.
The liability of each Canadian Loan Guarantor under this Canadian Guarantee shall be unlimited. Regardless of whether or not any proposed guarantor or any other person or persons has or have executed or shall execute this Canadian Guarantee or is or are or shall become in any other way responsible to the Administrative Agent and/or the Canadian Lender Parties for the indebtedness or any part thereof whether under this Canadian Guarantee or otherwise shall cease to be so liable, this shall be a continuing Canadian Guarantee relating to any indebtedness, including that arising under successive transactions which shall either continue the indebtedness or from time to time renew it after it has been satisfied and shall secure the ultimate repayment of all monies owing from the Canadian Borrowers to the Administrative Agent and the Canadian Lender Parties and shall be binding as a continuing security on each Canadian Loan Guarantor. Any payment by a Canadian Loan Guarantor shall not reduce the maximum obligation of such Canadian Loan Guarantor hereunder.

3.
The obligations hereunder are independent of the obligations of the Canadian Borrowers and a separate action or actions may be brought and prosecuted against any Canadian Loan Guarantor whether action is brought against the Canadian Borrowers or whether the Canadian Borrowers be joined in any such action or actions; and each Canadian Loan Guarantor waives the benefit of any statute of limitations affecting its liability.

4.	Each Canadian Loan Guarantor authorizes the Administrative Agent, without notice or demand and without affecting its liability hereunder, from time to time, to:

(a)
renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon;

(b)
receive and hold security for the payment of this Canadian Guarantee or the indebtedness guaranteed, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security;

(c)	apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine; and

(d)	release or substitute any guarantors.

5.	Each Canadian Loan Guarantor waives any right to require the Administrative Agent or any of the Canadian Lender Parties to:

(a)	proceed against any Canadian Borrower;

(b)	proceed against or exhaust any security held from any Canadian Borrower or any other person; or

(c)	pursue any other remedy in the Administrative Agent or the Canadian Lender Parties' power whatsoever.
Each Canadian Loan Guarantor waives any defense arising by reason of any disability or other defense of the Canadian Borrowers, or the cessation from any cause whatsoever of the liability of the Canadian Borrowers, or any claim that such Canadian Loan Guarantor’s obligations exceed or are more burdensome than those of the Canadian Borrowers, each Canadian Loan Guarantor waives any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), arising from the existence or performance of this Canadian Guarantee and each Canadian Loan Guarantor waives any right to enforce any remedy which the Administrative Agent and/or the Canadian Lender Parties now have or may hereafter have against the Canadian Borrowers, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent or the Canadian Lender Parties. The Administrative Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, or realize any deed of trust or other security securing the indebtedness, and, even though the foreclosure or other realization may destroy or diminish any Canadian Loan Guarantor’s rights against the Canadian Borrowers or may result in security being sold at an under value, such Canadian Loan Guarantor shall be liable to the Administrative Agent and the Canadian Lender Parties for any part of the indebtedness remaining unpaid after the foreclosure or other realization. Each Canadian Loan Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonour, and notices of acceptance of this Canadian Guarantee and of the existence, creation, or incurring of new or additional indebtedness.

6.
Each Canadian Loan Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from the Canadian Borrowers such information concerning the Canadian Borrowers' financial conditions or business operations as such Canadian Loan Guarantor may require, and that neither the Administrative Agent nor the Canadian Lender Parties have any duty at any time to disclose to such Canadian Loan Guarantor any information relating to the business operations or financial conditions of any Canadian Borrower.

7.
Any obligations of a Canadian Borrower to a Canadian Loan Guarantor, now or hereafter existing, including but not limited to any obligations to such Canadian Loan Guarantor as subrogee of the Administrative Agent or the Canadian Lender Parties or resulting from such Canadian Loan Guarantor’s performance under this Canadian Guarantee, are hereby assigned to the Administrative Agent and postponed and subordinated to the indebtedness. Any such obligations of the Canadian Borrowers to a Canadian Loan Guarantor received by such Canadian Loan Guarantor shall be received in trust for the Administrative Agent and the Canadian Lender Parties and the proceeds thereof shall forthwith be paid over to the Administrative Agent on account of the indebtedness of the Canadian Borrowers to the Administrative Agent and the Canadian Lender Parties, but without reducing or affecting in any manner the liability of such Canadian Loan Guarantor under the provisions of this Canadian Guarantee. This assignment and postponement is independent of and severable from this Canadian Guarantee and shall remain in full force and effect whether or not a Canadian Loan Guarantor is liable for any amount under this Canadian Guarantee.

8.
Where any Canadian Borrower becomes bankrupt or makes an assignment for the benefit of creditors or if any circumstances arise necessitating the Administrative Agent and/or the Canadian Lender Parties to file a claim against such Canadian Borrower and/or to value its securities, the Administrative Agent shall be entitled to place such valuation on its securities as the Administrative Agent may in its absolute discretion see fit and the filing of such claim and the valuing of securities shall not in any way prejudice or restrict the claim of the Administrative Agent and the Canadian Lender Parties against any Canadian Loan Guarantor and in no way discharges such Canadian Loan Guarantor from its liability hereunder to the Administrative Agent and the Canadian Lender Parties, either in whole or in part and until all indebtedness of the Canadian Borrowers to the Administrative Agent and the Canadian Lender Parties has been fully paid, the Administrative Agent shall have the right to include in its claim the amount of all sums paid by such Canadian Loan Guarantor to the Administrative Agent under this Canadian Guarantee and to prove and rank for and receive dividends in respect of such claim, any and all rights to prove and rank for such sums paid for by such Canadian Loan Guarantor and receive the full amount of all dividends in respect thereto are hereby assigned and transferred to the Administrative Agent by such Canadian Loan Guarantor.

9.
Any account settled or stated by or between the Administrative Agent and/or the Canadian Lender Parties and any Canadian Borrower, or, if any such account has not been so settled or stated immediately before demand for payment under this Canadian Guarantee, any account stated by the Administrative Agent, shall be accepted by each Canadian Loan Guarantor as conclusive evidence of the amount which at the date of the account so settled or stated is due by such Canadian Borrower to the Administrative Agent or remains unpaid by such Canadian Borrower to the Administrative Agent and/or the Canadian Lender Parties.

10.
Each Canadian Loan Guarantor shall make payment to the Administrative Agent of the amount of its liability to the Administrative Agent forthwith after demand therefor is made in writing and such demand shall be deemed to have been effectually made when an envelope containing such demand addressed to such Canadian Loan Guarantor at its address last known to the Administrative Agent, is deposited, postage prepaid, in the mail. All payments hereunder shall be made to the Administrative Agent at the office of the Administrative Agent as provided in the Credit Agreement.

11.
Any and all payments by any Canadian Loan Guarantor to the Administrative Agent and/or the Canadian Lender Parties under this Canadian Guarantee or the Credit Agreement shall be made free and clear of, and without deduction or withholding for any taxes, levies, imposts, deductions, charges or withholdings of whatever kind or nature (the "Taxes") unless such Canadian Loan Guarantor is required to withhold or deduct taxes in which case paragraphs 12 and 13 shall apply.

12.
Each Canadian Loan Guarantor agrees to indemnify and hold harmless the Administrative Agent and/or the Canadian Lender Parties for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this paragraph) paid by the Administrative Agent and/or the Canadian Lender Parties with respect to payments made by such Canadian Loan Guarantor to the Administrative Agent and/or the Canadian Lender Parties under this Canadian Guarantee, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto (but excluding for greater certainty, net income taxes payable by the Administrative Agent and/or Canadian Lender Parties directly). Payment under this indemnification shall be made within thirty (30) days after the date the Administrative Agent makes written demand therefor. The Administrative Agent agrees, within a reasonable time after receiving a written request from such Canadian Loan Guarantor, to provide such Canadian Loan Guarantor with such certificates as are reasonably required, and take such other actions as are reasonably necessary (so long as such actions do not have a negative effect on the Administrative Agent and/or the Canadian Lender Parties), to claim such exemptions as the Administrative Agent and/or the Canadian Lender Parties may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld hereunder.

13.
If any Canadian Loan Guarantor shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to the Administrative Agent and/or the Canadian Lender Parties, then:

(a)
the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this paragraph) the Administrative Agent and/or the Canadian Lender Parties receive an amount equal to the sum it would have received had no such deductions or withholdings been made;

(b)	such Canadian Loan Guarantor shall make such deductions and withholdings;

(c)	such Canadian Loan Guarantor shall timely pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(d)
such Canadian Loan Guarantor shall also pay to the Administrative Agent and/or the Canadian Lender Parties, at the time interest is paid, all additional amounts (without duplication) which the Administrative Agent specifies as necessary to preserve the after-tax yield the Administrative Agent and/or the Canadian Lender Parties would have received if such Taxes had not been imposed.

14.
Within thirty (30) days after the date of any payment by any Canadian Loan Guarantor of Taxes, such Canadian Loan Guarantor shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

15.
If any provision of this Canadian Guarantee is determined in any proceeding in a court of competent jurisdiction to be void or to be wholly or partly unenforceable, that provision shall for the purposes of such proceeding, be severed from this Canadian Guarantee at the Administrative Agent's option and shall be treated as not forming a part hereof and all the remaining provisions of this Canadian Guarantee shall remain in full force and be unaffected thereby.

16.
This Canadian Guarantee shall not be subject to or affected by any promise or condition affecting or limiting the liability of any Canadian Loan Guarantor except as expressly set forth herein and no statement, representation, agreement or promise on the part of the Administrative Agent or any officer, employee or agent thereof, unless contained herein, forms any part of this contract or has induced the making thereof or shall be deemed in any way to affect the liability of any Canadian Loan Guarantor hereunder.

17.
There are no representations, collateral agreements or conditions with respect to this Canadian Guarantee and agreement affecting the liability of any Canadian Loan Guarantor hereunder other than contained herein.

18.
This Canadian Guarantee and agreement shall extend to and enure to the benefit of the Administrative Agent and the Canadian Lender Parties and its and their successors and assigns, and shall extend to and be binding upon each Canadian Loan Guarantor and its successors and permitted assigns.

19.
It is not necessary for the Administrative Agent or the Canadian Lender Parties to inquire into the powers of the Canadian Borrowers or any Canadian Loan Guarantor or of the officers, directors, partners, or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

20.
The Administrative Agent may, without notice to a Canadian Loan Guarantor and without affecting such Canadian Loan Guarantor’s obligations hereunder, assign the indebtedness and this Canadian Guarantee, in whole or in part. Each Canadian Loan Guarantor agrees that the Administrative Agent and the Canadian Lender Parties may disclose to any assignee or purchaser, or any prospective assignee or purchaser, of all or part of the indebtedness any and all information in the Administrative Agent or a Canadian Lender Party's possession concerning such Canadian Loan Guarantor, this Canadian Guarantee, and any security for this Canadian Guarantee.

21.
If for the purpose of obtaining judgment in any court or for the purpose of determining, pursuant to the obligations of any Canadian Loan Guarantor, the amounts owing hereunder it is necessary to convert an amount due hereunder in the currency in which it is due (the "Original Currency") into another currency (the "Second Currency"), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase, in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given or any other payment is due hereunder. Each Canadian Loan Guarantor agrees that its obligation in respect of any Original Currency due from it to the Administrative Agent hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged or owing to be due hereunder in the Second Currency the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Canadian Loan Guarantor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term "rate of exchange" in this paragraph 21 means the spot rate at which the Administrative Agent, in accordance with normal practices is able, on the relevant date, to purchase the Original Currency with the Second Currency and includes any premium and costs of exchange payable in connection with such purchase.

22.
If a Canadian Loan Guarantor is a partnership, this Canadian Guarantee shall extend to the person, persons and corporations for the time being and from time to time carrying on the business now being carried on by such Canadian Loan Guarantor notwithstanding any change or changes in the name or membership of the partnership or the incorporation of a company for the purpose of acquiring the business of the partnership and where a Canadian Loan Guarantor is a corporation, this Canadian Guarantee shall extend to any amalgamated or new company formed to take over the business of such Canadian Loan Guarantor and any reorganization thereof, whether the new company is the same or different in its objects, character and constitution.

23.
Each Canadian Loan Guarantor agrees to pay all reasonable legal fees, including allocated costs of the Administrative Agent's in-house counsel, and all other costs and expenses which may be incurred by the Administrative Agent or the Canadian Lender Parties in the enforcement of this Canadian Guarantee.

24.	All words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require.

25.	This Canadian Guarantee shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

26.	Each Canadian Loan Guarantor acknowledges receipt of an executed copy of this Canadian Guarantee.

27.
This Canadian Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Canadian Guarantee by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Canadian Guarantee by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Canadian Guarantee.

28.
The liability of each Canadian Loan Guarantor shall be absolute and conditional and shall not be discharged, diminished or in any way affected by any circumstance which might otherwise constitute in whole or in part (i) a defence available to such Canadian Loan Guarantor, any other Canadian Loan Guarantor or any Canadian Borrower or (ii) the discharge of any other Canadian Loan Guarantor, any Canadian Borrower or any other Person in respect of the obligations hereunder.

29.
Notwithstanding any provision to the contrary set forth in this Canadian Guarantee or any of the other Loan Documents, in no event shall any Canadian Loan Guarantor or Dutch Loan Guarantor be liable for any obligation of any U.S. Loan Party or CFC Subsidiary Holding Company.

30.
The First Restated Guarantee, as amended and restated by this Canadian Guarantee shall remain in full force and effect as amended and restated hereby and is hereby ratified and confirmed by each of the undersigned.

31.	Each Canadian Loan Guarantor acknowledges communication of the terms of the Credit Agreement and of all the provisions therein contained and consents to and approves of its contents.
The parties acknowledge that they have required that this Canadian Guarantee and all related documents be prepared in English.

Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.
[remainder of page intentionally left blank]

Executed as of this ____ day of ____________,2015.

WESCO DISTRIBUTION CANADA LP by its general partner WESCO DISTRIBUTION CANADA GP INC.
By:
Name:	Brian Begg
Title:	Treasurer and Assistant Secretary

WDCC ENTERPRISES INC.
By:
Name:	Brian Begg
Title:	Treasurer and Assistant Secretary

WESCO DISTRIBUTION CANADA GP INC.
By:
Name:	Brian Begg
Title:	Treasurer and Assistant Secretary

WESCO CANADA I, LP by its general partner WESCO HOLDINGS, LLC
By:
Name:	Brian Begg
Title:	Treasurer

WESCO CANADA II, LP by its general partner WESCO DISTRIBUTION II ULC
By:
Name:	Brian Begg
Title:	Assistant Secretary

EECOL ELECTRIC ULC
By:
Name:	Brian Begg
Title:	Treasurer

HAZMASTERS INC.
By:
Name:	Brian Begg
Title:	Treasurer and Assistant Secretary

HAZMASTERS QUEBEC INC.
By:
Name:	Brian Begg
Title:	Treasurer and Assistant Secretary

WDINESCO C.V. by its general partner WESCO DISTRIBUTION II ULC
By:
Name:	Brian Begg
Title:	Assistant Secretary

WDINESCO III B.V.
By:
Name:	Brian Begg
Title:	Managing Director A
and by its Managing Director B TMF NETHERLANDS B.V.

By:
Name:
Title:

By:
Name:
Title:

WESCO HOLDINGS, LLC
By:
Name:	Brian Begg
Title:	Treasurer

WECOL HOLDINGS ULC
By:
Name:	Brian Begg
Title:	Treasurer

EECOL PROPERTIES CORP.
By:
Name: Brian Begg
Title: Treasurer

WDINESCO II C.V. by its general partner WESCO DISTRIBUTION II ULC
By:
Name:	Brian Begg
Title:	Assistant Secretary

WDINESCO III C.V. by its general partner WESCO DISTRIBUTION II ULC
By:
Name:	Brian Begg
Title:	Assistant Secretary

EXHBIIT F-2
FORM OF SECOND AMENDED AND RESTATED CANADIAN CROSS-BORDER GUARANTEE

TO:	JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT for itself and certain financial institutions from time to time party to the Credit Agreement (as such term is hereinafter defined).
RECITALS:

A.
The Administrative Agent, certain other Lender Parties (as defined in the hereinafter defined Original Credit Agreement) and certain Loan Parties (as defined in the hereinafter defined Original Credit Agreement) entered into a credit agreement dated as of August 22, 2011 (the "Original Credit Agreement").

B.
In connection with the Original Credit Agreement, the Canadian Cross-Border Loan Guarantors (as defined in the hereinafter defined Original Canadian Cross-Border Guarantees) entered into a Canadian cross-border guarantee in favour of the Administrative Agent, dated as of August 22, 2011 (each, an "Original Canadian Cross-Border Guarantee" and collectively, the "Original Canadian Cross-Border Guarantees").

C.
The Original Credit Agreement was amended and restated in its entirety pursuant to the amended and restated credit agreement dated as of December 12, 2012 by and among, among others, the Administrative Agent, the other Lender Parties (as defined in the hereinafter defined First ARCA), and the Loan Parties (as defined in the hereinafter defined First ARCA) (the “First ARCA”).

D.
In connection with the First ARCA, each of the Canadian Cross-Border Loan Guarantors (as defined in the hereinafter defined First Restated Canadian Cross-Border Guarantee), entered into an amended and restated Canadian cross-border guarantee (the "First Restated Canadian Cross-Border Guarantee") which amended and restated in its entirety its Original Canadian Cross-Border Guarantee pursuant to the terms thereof.

E.
The First Restated Credit Agreement is being amended and restated in its entirety pursuant to the second amended and restated credit agreement dated as of the date hereof by and among, among others, the Administrative Agent, the other Lender Parties (as defined in the hereinafter defined Credit Agreement), and the Borrowers (as defined in the hereinafter defined Credit Agreement). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (hereinafter defined).

F.
In connection with the Credit Agreement, each of the undersigned, as a guarantor of the Secured Obligations, is required to enter into this second amended and restated Canadian cross-border guarantee (the “Canadian Cross-Border Guarantee”) and has agreed to amend and restate in its entirety, its First Restated Canadian Cross-Border Guarantee pursuant to the terms hereof.

NOW ACCORDINGLY each of the undersigned, jointly and severally, hereby agree as follows:

1.
For valuable consideration, each of the signatories hereto (each, a "Canadian Cross-Border Loan Guarantor" and collectively, the "Canadian Cross-Border Loan Guarantors") hereby unconditionally guarantees and promises to pay, jointly and severally, to JPMORGAN CHASE BANK, N.A., as administrative agent (the "Administrative Agent") for itself and the Lender Parties, or order, on demand, any and all indebtedness of WESCO Distribution Canada LP, WDCC Enterprises, Inc., EECOL Electric ULC, Hazmasters Inc. and Hazmasters Quebec Inc. (collectively, the "Canadian Borrowers"), and WESCO Distribution, Inc., WESCO Equity Corporation, WESCO Integrated Supply, Inc., WESCO Nevada, Ltd., Communications Supply Corporation, Calvert Wire & Cable Corporation, Liberty Wire & Cable, Inc., TVC Communications, L.L.C., Carlton-Bates Company, Conney Safety Products, LLC, Hi-Line Utility Supply Company, LLC and Hill Country Electric Supply, L.P. (collectively, the “US Borrowers”, and collectively with the Canadian Borrowers and all other borrowers who are or may from time to time be party to the Credit Agreement, the “Borrowers”) to the Administrative Agent and the Lender Parties including pursuant to the second amended and restated credit agreement dated as of September 24, 2015 by and among, amongst others, the Administrative Agent, the Lender Parties and the Borrowers, as the same may be amended, supplemented, revised, restated or replaced from time to time (the "Credit Agreement"). The word "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrowers, heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by the Administrative Agent and/or the Lender Parties by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether any Borrower may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

2.
The liability of each Canadian Cross-Border Loan Guarantor under this Canadian Cross-Border Guarantee shall be unlimited. Regardless of whether or not any proposed guarantor or any other person or persons has or have executed or shall execute this Canadian Cross-Border Guarantee or is or are or shall become in any other way responsible to the Administrative Agent and/or the Lender Parties for the indebtedness or any part thereof whether under this Canadian Cross-Border Guarantee or otherwise shall cease to be so liable, this shall be a continuing Canadian Cross-Border Guarantee relating to any indebtedness, including that arising under successive transactions which shall either continue the indebtedness or from time to time renew it after it has been satisfied and shall secure the ultimate repayment of all monies owing from the Borrowers to the Administrative Agent and the Lender Parties and shall be binding as a continuing security on each Canadian Cross-Border Loan Guarantor. Any payment by a Canadian Cross-Border Loan Guarantor shall not reduce the maximum obligation of such Canadian Cross-Border Loan Guarantor hereunder.

3.
The obligations hereunder are independent of the obligations of the Borrowers and a separate action or actions may be brought and prosecuted against any Canadian Cross-Border Loan Guarantor whether action is brought against the Borrowers or whether the Borrowers be joined in any such action or actions; and each Canadian Cross-Border Loan Guarantor waives the benefit of any statute of limitations affecting its liability.

4.	Each Canadian Cross-Border Loan Guarantor authorizes the Administrative Agent, without notice or demand and without affecting its liability hereunder, from time to time, to:

(e)
renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon;

(f)
receive and hold security for the payment of this Canadian Cross-Border Guarantee or the indebtedness guaranteed, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security;

(g)	apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine; and

(h)	release or substitute any guarantors.

5.	Each Canadian Cross-Border Loan Guarantor waives any right to require the Administrative Agent or any of the Lender Parties to:

(d)	proceed against any Borrower;

(e)	proceed against or exhaust any security held from any Borrower or any other person; or

(f)	pursue any other remedy in the Administrative Agent or the Lender Parties' power whatsoever.
Each Canadian Cross-Border Loan Guarantor waives any defense arising by reason of any disability or other defense of the Borrowers, or the cessation from any cause whatsoever of the liability of the Borrowers, or any claim that such Canadian Cross-Border Loan Guarantor’s obligations exceed or are more burdensome than those of the Borrowers, each Canadian Cross-Border Loan Guarantor waives any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory or otherwise), arising from the existence or performance of this Canadian Cross-Border Guarantee and each Canadian Cross-Border Loan Guarantor waives any right to enforce any remedy which the Administrative Agent and/or the Lender Parties now have or may hereafter have against the Borrowers, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent or the Lender Parties. The Administrative Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, or realize any deed of trust or other security securing the indebtedness, and, even though the foreclosure or other realization may destroy or diminish any Canadian Cross-Border Loan Guarantor’s rights against the Borrowers or may result in security being sold at an under value, such Canadian Cross-Border Loan Guarantor shall be liable to the Administrative Agent and the Lender Parties for any part of the indebtedness remaining unpaid after the foreclosure or other realization. Each Canadian Cross-Border Loan Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonour, and notices of acceptance of this Canadian Cross-Border Guarantee and of the existence, creation, or incurring of new or additional indebtedness.

6.
Each Canadian Cross-Border Loan Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from the Borrowers such information concerning the Borrowers' financial conditions or business operations as such Canadian Cross-Border Loan Guarantor may require, and that neither the Administrative Agent nor the Lender Parties have any duty at any time to disclose to such Canadian Cross-Border Loan Guarantor any information relating to the business operations or financial conditions of any Borrower.

7.
Any obligations of a Borrower to a Canadian Cross-Border Loan Guarantor, now or hereafter existing, including but not limited to any obligations to such Canadian Cross-Border Loan Guarantor as subrogee of the Administrative Agent or the Lender Parties or resulting from such Canadian Cross-Border Loan Guarantor’s performance under this Canadian Cross-Border Guarantee, are hereby assigned to the Administrative Agent and postponed and subordinated to the indebtedness. Any such obligations of the Borrowers to a Canadian Cross-Border Loan Guarantor received by such Canadian Cross-Border Loan Guarantor shall be received in trust for the Administrative Agent and the Lender Parties and the proceeds thereof shall forthwith be paid over to the Administrative Agent on account of the indebtedness of the Borrowers to the Administrative Agent and the Lender Parties, but without reducing or affecting in any manner the liability of such Canadian Cross-Border Loan Guarantor under the provisions of this Canadian Cross-Border Guarantee. This assignment and postponement is independent of and severable from this Canadian Cross-Border Guarantee and shall remain in full force and effect whether or not a Canadian Cross-Border Loan Guarantor is liable for any amount under this Canadian Cross-Border Guarantee.

8.
Where any Borrower becomes bankrupt or makes an assignment for the benefit of creditors or if any circumstances arise necessitating the Administrative Agent and/or the Lender Parties to file a claim against such Borrower and/or to value its securities, the Administrative Agent shall be entitled to place such valuation on its securities as the Administrative Agent may in its absolute discretion see fit and the filing of such claim and the valuing of securities shall not in any way prejudice or restrict the claim of the Administrative Agent and the Lender Parties against any Canadian Cross-Border Loan Guarantor and in no way discharges such Canadian Cross-Border Loan Guarantor from its liability hereunder to the Administrative Agent and the Lender Parties, either in whole or in part and until all indebtedness of the Borrowers to the Administrative Agent and the Lender Parties has been fully paid, the Administrative Agent shall have the right to include in its claim the amount of all sums paid by such Canadian Cross-Border Loan Guarantor to the Administrative Agent under this Canadian Cross-Border Guarantee and to prove and rank for and receive dividends in respect of such claim, any and all rights to prove and rank for such sums paid for by such Canadian Cross-Border Loan Guarantor and receive the full amount of all dividends in respect thereto are hereby assigned and transferred to the Administrative Agent by such Canadian Cross-Border Loan Guarantor.

9.
Any account settled or stated by or between the Administrative Agent and/or the Lender Parties and any Borrower, or, if any such account has not been so settled or stated immediately before demand for payment under this Canadian Cross-Border Guarantee, any account stated by the Administrative Agent, shall be accepted by each Canadian Cross-Border Loan Guarantor as conclusive evidence of the amount which at the date of the account so settled or stated is due by such Borrower to the Administrative Agent or remains unpaid by such Borrower to the Administrative Agent and/or the Lender Parties.

10.
Each Canadian Cross-Border Loan Guarantor shall make payment to the Administrative Agent of the amount of its liability to the Administrative Agent forthwith after demand therefor is made in writing and such demand shall be deemed to have been effectually made when an envelope containing such demand addressed to such Canadian Cross-Border Loan Guarantor at its address last known to the Administrative Agent, is deposited, postage prepaid, in the mail. All payments hereunder shall be made to the Administrative Agent at the office of the Administrative Agent as provided in the Credit Agreement.

11.
Any and all payments by any Canadian Cross-Border Loan Guarantor to the Administrative Agent and/or the Lender Parties under this Canadian Cross-Border Guarantee or the Credit Agreement shall be made free and clear of, and without deduction or withholding for any taxes, levies, imposts, deductions, charges or withholdings of whatever kind or nature (the "Taxes") unless such Canadian Cross-Border Loan Guarantor is required to withhold or deduct taxes in which case paragraphs 12 and 13 shall apply.

12.
Each Canadian Cross-Border Loan Guarantor agrees to indemnify and hold harmless the Administrative Agent and/or the Lender Parties for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this paragraph) paid by the Administrative Agent and/or the Lender Parties with respect to payments made by such Canadian Cross-Border Loan Guarantor to the Administrative Agent and/or the Lender Parties under this Canadian Cross-Border Guarantee, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto (but excluding for greater certainty, net income taxes payable by the Administrative Agent and/or Lender Parties directly). Payment under this indemnification shall be made within thirty (30) days after the date the Administrative Agent makes written demand therefor. The Administrative Agent agrees, within a reasonable time after receiving a written request from such Canadian Cross-Border Loan Guarantor, to provide such Canadian Cross-Border Loan Guarantor with such certificates as are reasonably required, and take such other actions as are reasonably necessary (so long as such actions do not have a negative effect on the Administrative Agent and/or the Lender Parties), to claim such exemptions as the Administrative Agent and/or the Lender Parties may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld hereunder.

13.
If any Canadian Cross-Border Loan Guarantor shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to the Administrative Agent and/or the Lender Parties, then:

(e)
the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this paragraph) the Administrative Agent and/or the Lender Parties receive an amount equal to the sum it would have received had no such deductions or withholdings been made;

(f)	such Canadian Cross-Border Loan Guarantor shall make such deductions and withholdings;

(g)	such Canadian Cross-Border Loan Guarantor shall timely pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(h)
such Canadian Cross-Border Loan Guarantor shall also pay to the Administrative Agent and/or the Lender Parties, at the time interest is paid, all additional amounts (without duplication) which the Administrative Agent specifies as necessary to preserve the after-tax yield the Administrative Agent and/or the Lender Parties would have received if such Taxes had not been imposed.

14.
Within thirty (30) days after the date of any payment by any Canadian Cross-Border Loan Guarantor of Taxes, such Canadian Cross-Border Loan Guarantor shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

15.
If any provision of this Canadian Cross-Border Guarantee is determined in any proceeding in a court of competent jurisdiction to be void or to be wholly or partly unenforceable, that provision shall for the purposes of such proceeding, be severed from this Canadian Cross-Border Guarantee at the Administrative Agent's option and shall be treated as not forming a part hereof and all the remaining provisions of this Canadian Cross-Border Guarantee shall remain in full force and be unaffected thereby.

16.
This Canadian Cross-Border Guarantee shall not be subject to or affected by any promise or condition affecting or limiting the liability of any Canadian Cross-Border Loan Guarantor except as expressly set forth herein and no statement, representation, agreement or promise on the part of the Administrative Agent or any officer, employee or agent thereof, unless contained herein, forms any part of this contract or has induced the making thereof or shall be deemed in any way to affect the liability of any Canadian Cross-Border Loan Guarantor hereunder.

17.
There are no representations, collateral agreements or conditions with respect to this Canadian Cross-Border Guarantee and agreement affecting the liability of any Canadian Cross-Border Loan Guarantor hereunder other than contained herein.

18.
This Canadian Cross-Border Guarantee and agreement shall extend to and enure to the benefit of the Administrative Agent and the Lender Parties and its and their successors and assigns, and shall extend to and be binding upon each Canadian Cross-Border Loan Guarantor and its successors and permitted assigns.

19.
It is not necessary for the Administrative Agent or the Lender Parties to inquire into the powers of the Borrowers or any Canadian Cross-Border Loan Guarantor or of the officers, directors, partners, or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

20.
The Administrative Agent may, without notice to a Canadian Cross-Border Loan Guarantor and without affecting such Canadian Cross-Border Loan Guarantor’s obligations hereunder, assign the indebtedness and this Canadian Cross-Border Guarantee, in whole or in part. Each Canadian Cross-Border Loan Guarantor agrees that the Administrative Agent and the Lender Parties may disclose to any assignee or purchaser, or any prospective assignee or purchaser, of all or part of the indebtedness any and all information in the Administrative Agent or a Lender Party's possession concerning such Canadian Cross-Border Loan Guarantor, this Canadian Cross-Border Guarantee, and any security for this Canadian Cross-Border Guarantee.

21.
If for the purpose of obtaining judgment in any court or for the purpose of determining, pursuant to the obligations of any Canadian Cross-Border Loan Guarantor, the amounts owing hereunder it is necessary to convert an amount due hereunder in the currency in which it is due (the "Original Currency") into another currency (the "Second Currency"), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase, in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given or any other payment is due hereunder. Each Canadian Cross-Border Loan Guarantor agrees that its obligation in respect of any Original Currency due from it to the Administrative Agent hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged or owing to be due hereunder in the Second Currency the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Canadian Cross-Border Loan Guarantor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term "rate of exchange" in this paragraph 21 means the spot rate at which the Administrative Agent, in accordance with normal practices is able, on the relevant date, to purchase the Original Currency with the Second Currency and includes any premium and costs of exchange payable in connection with such purchase.

22.
If a Canadian Cross-Border Loan Guarantor is a partnership, this Canadian Cross-Border Guarantee shall extend to the person, persons and corporations for the time being and from time to time carrying on the business now being carried on by such Canadian Cross-Border Loan Guarantor notwithstanding any change or changes in the name or membership of the partnership or the incorporation of a company for the purpose of acquiring the business of the partnership and where a Canadian Cross-Border Loan Guarantor is a corporation, this Canadian Cross-Border Guarantee shall extend to any amalgamated or new company formed to take over the business of such Canadian Cross-Border Loan Guarantor and any reorganization thereof, whether the new company is the same or different in its objects, character and constitution.

23.
Each Canadian Cross-Border Loan Guarantor agrees to pay all reasonable legal fees, including allocated costs of the Administrative Agent's in-house counsel, and all other costs and expenses which may be incurred by the Administrative Agent or the Lender Parties in the enforcement of this Canadian Cross-Border Guarantee.

24.	All words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require.

25.	This Canadian Cross-Border Guarantee shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

26.	Each Canadian Cross-Border Loan Guarantor acknowledges receipt of an executed copy of this Canadian Cross-Border Guarantee.

27.
This Canadian Cross-Border Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Canadian Cross-Border Guarantee by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Canadian Cross-Border Guarantee by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Canadian Cross-Border Guarantee.

28.
The liability of each Canadian Cross-Border Loan Guarantor shall be absolute and conditional and shall not be discharged, diminished or in any way affected by any circumstance which might otherwise constitute in whole or in part (i) a defence available to such Canadian Cross-Border Loan Guarantor, any other Canadian Cross-Border Loan Guarantor or any Borrower or (ii) the discharge of any other Canadian Cross-Border Loan Guarantor, any Borrower or any other Person in respect of the obligations hereunder.

29.
The First Restated Canadian Cross-Border Guarantee, as amended and restated by this Canadian Cross-Border Guarantee shall remain in full force and effect as amended and restated hereby and is hereby ratified and confirmed by each of the undersigned.

30.	Each Canadian Cross-Border Loan Guarantor acknowledges communication of the terms of the Credit Agreement and of all the provisions therein contained and consents to and approves of its contents.
The parties acknowledge that they have required that this Canadian Cross-Border Guarantee and all related documents be prepared in English.

Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.
[remainder of page intentionally left blank]

Executed as of this ____ day of ______________, 2015.

WESCO DISTRIBUTION CANADA CO.
By:
Name:
Title:

TVC CANADA CORP.
By:
Name:
Title:

WESCO DISTRIBUTION II ULC
By:
Name:
Title:

EXHIBIT G-1

FORM OF SECOND AMENDED AND RESTATED CANADIAN PLEDGE AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED CANADIAN PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Canadian Security Agreement”) is entered into as of September 24, 2015 by and between WESCO Distribution Canada LP, an Ontario limited partnership, WDCC Enterprises Inc., an Alberta corporation, EECOL Electric ULC, an Alberta unlimited liability company, Hazmasters Inc., an Ontario corporation, and Hazmasters Quebec Inc., a corporation formed under the federal laws of Canada (together, the “Canadian Borrowers”), the other parties named on the signature pages hereto (together with the Limited Partnership, the “Grantors”, and each a “Grantor”), and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) for the Canadian Lender Parties (as defined in the hereinafter defined Credit Agreement).

PRELIMINARY STATEMENT

WHEREAS, certain of the Grantors (the “Original Grantors”) are parties to that certain credit agreement dated August 22, 2011, as amended (the “Original Credit Agreement”), among the Loan Parties (as defined in the Original Credit Agreement) party thereto, the Lenders (as defined in the Original Credit Agreement) party thereto (the “Original Lenders”), the Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch (the “Canadian Administrative Agent”, and together with the Administrative Agent, the “Agents”), pursuant to which the Original Lenders agreed to make certain loans and provide certain other credit accommodations to the Borrowers (as defined in the Original Credit Agreement) thereunder from time to time;

AND WHEREAS, in connection with the Original Credit Agreement, the Original Grantors and the Administrative Agent entered into that certain Canadian pledge and security agreement, as amended (the “Original Canadian Security Agreement”), pursuant to which the Original Grantors granted to the Administrative Agent security interests in the Collateral (as defined in the Original Canadian Security Agreement) to secure the obligations of the Original Grantors under the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement);

AND WHEREAS, certain of the Grantors (the “First ARCA Grantors”) are parties to that certain amended and restated credit agreement dated December 12, 2012 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “First ARCA”), among the Loan Parties (as defined in the First ARCA) party thereto, the Lender Parties (as defined in the First ARCA) party thereto (the “First ARCA Lenders”) and the Agents, pursuant to which the First ARCA Lenders agreed to make certain loans and provide certain other credit accommodations to the Borrowers (as defined in the First ARCA) thereunder from time to time, which First ARCA amends and restates the Original Credit Agreement in its entirety;

AND WHEREAS, in connection with the First ARCA, the First ARCA Grantors and the Administrative Agent entered into that certain amended and restated Canadian pledge and security agreement, (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “First ARCA Canadian Security Agreement”), pursuant to which the First ARCA Grantors granted to the Administrative Agent security interests in the Collateral (as defined in the First ARCA Canadian Security Agreement) to secure the Secured Obligations (as defined in the First ARCA Canadian Security Agreement) of the First ARCA Grantors under the First ARCA and the other Loan Documents (as defined in the First ARCA) which First ARCA Canadian Security Agreement amended and restated the Original Canadian Security Agreement in its entirety;

AND WHEREAS, concurrently herewith, the Agents, the Loan Parties (as defined in the hereinafter defined Credit Agreement) and the Lenders (as defined in the hereinafter defined Credit Agreement) are entering into that certain second amended and restated credit agreement dated as of the date hereof (as it may be further amended, restated, supplemented or otherwise modified from time to time, the Credit Agreement”), which Credit Agreement amends and restates the First ARCA in its entirety;

AND WHEREAS, each Grantor is entering into this Canadian Security Agreement in order to induce the Canadian Lender Parties (as defined in the Credit Agreement) to enter into and extend credit to the Canadian Borrowers under the Credit Agreement and to secure the Canadian Secured Obligations it has incurred as a Canadian Borrower or that it has agreed to guarantee pursuant to a second amended and restated Canadian guarantee dated as of the date hereof by the Canadian Loan Guarantors (as defined in the Credit Agreement) in favour of the Administrative Agent.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors and the Administrative Agent, on behalf of the Canadian Lender Parties, hereby agree that the First ARCA Canadian Security Agreement be, and hereby is, amended and restated in its entirety by this Canadian Security Agreement, and the parties hereto hereby further agree as follows:

ARTICLE I
DEFINITIONS

1.1.    Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2.    Terms Defined in PPSA. Terms defined in the PPSA which are not otherwise defined in this Canadian Security Agreement or the Credit Agreement are used herein as defined in the PPSA or the STA.

1.3.    Definitions of Certain Terms Used Herein. As used in this Canadian Security Agreement, in addition to the terms defined in the first paragraph hereof and Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in the PPSA.

“Article” means a numbered article of this Canadian Security Agreement, unless another document is specifically referenced.

“Assigned Contracts” means, with respect to any Grantor, collectively, all of such Grantor’s rights and remedies under, and all moneys and claims for money due or to become due to such Grantor under those contracts and other agreements relating to the purchase and sale of Inventory and all Accounts related thereto and any and all other material contracts between such Grantor and any party other than the Agents or any Lender and any and all amendments, supplements, extensions, and renewals thereof, including all rights and claims of such Grantor now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Canadian Lenders” shall have the meaning ascribed to it in the Credit Agreement and include their successors and assigns.

“Chattel Paper” shall have the meaning set forth in the PPSA.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Report” means any certificate (including any Borrowing Base Certificate), report or other document delivered by any Grantor to the Administrative Agent with respect to the Collateral pursuant to any Loan Document.

“Control” shall have the meaning set forth in the STA or the PPSA, as applicable.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Loan Party, a banking institution, securities broker, securities intermediary or other financial institution holding such Loan Party's funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a Deposit Account or Securities Account maintained by any Loan Party with such banking institution, securities broker or securities intermediary.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deposit Accounts” means all bank accounts having a depository function and domiciled in Canada.

“Distribution Center” means a location leased by a Grantor where such Grantor operates a distribution facility of inventory.

“Documents” means “documents of title” as defined in the PPSA.

“Equipment” shall have the meaning set forth in the PPSA.

“Excluded Collateral” have the meaning set forth in Article II hereof.

“Excluded Equity Interests” means (a) the Equity Interests of any Grantor in the Real Estate Subsidiaries or in any other special purpose entity that is formed or acquired after the Second Restatement Date which has no assets other than real property, (b) Equity Interests in entities where such Grantor holds 50% or less of the outstanding Equity Interests of such entity, to the extent a pledge of such Equity Interests is prohibited by the organizational documents or agreements with the other equity holders of such entity after the exercise of commercially reasonable efforts to remove or avoid such prohibition, (c) more than 65% of the issued and outstanding Equity Interests of any CFC Subsidiary or CFC Subsidiary Holding Company entitled to vote (within the meaning of United States Treasury Regulations Section 1.956-2(c)(2)) and (d) Equity Interests of any Excluded Subsidiary described in clause (b) and clause (c) of the definition thereof.

“Exhibit” refers to a specific exhibit to this Canadian Security Agreement, unless another document is specifically referenced.

“General Intangibles” means “intangibles” as defined in the PPSA.

“Goods” shall have the meaning set forth in the PPSA.

“Instruments” shall have the meaning set forth in the PPSA.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Trademarks, industrial designs, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Inventory” shall have the meaning set forth in the PPSA.

“Investment Property” shall have the meaning set forth in the PPSA.

“Letter-of-Credit Rights” shall have the meaning set forth in Section 4.8.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors included within the definition of Collateral herein, whether or not physically delivered to the Administrative Agent pursuant to this Canadian Security Agreement, excluding, for the avoidance of doubt, any Excluded Collateral.

“Pledged ULC Shares” shall have the meaning set forth in Section 3.13(d).

“PPSA” means the Personal Property Security Act (Ontario), or to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time, and includes the Civil Code of Quebec, where applicable.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Required Secured Parties” means (a) prior to an acceleration of the Obligations under the Credit Agreement, the Required Lenders, (b) after an acceleration of the Obligations under the Credit Agreement but prior to the date upon which the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full (other than contingent obligations for which no claim has been asserted), Lenders holding in the aggregate at least a majority of the total of the Aggregate Credit Exposure, and (c) after the Credit Agreement has terminated by its terms and all of the Obligations thereunder have been paid in full (whether or not the Obligations under the Credit Agreement were ever accelerated) (other than contingent obligations for which no claim has been asserted), Lenders holding in the aggregate at least a majority of the aggregate net early termination payments and all other amounts then due and unpaid from any Grantor to the Lenders under Swap Agreement, as determined by the Administrative Agent in its reasonable discretion.

“Second Restatement Date” means the date of the Credit Agreement.

“Section” means a numbered section of this Canadian Security Agreement, unless another document is specifically referenced.

“Security” shall have the meaning set forth in the PPSA.

“STA” means the Securities Transfer Act, 2006 (Ontario), or to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Equity Interest., excluding for the avoidance of doubt, any Excluded Collateral.

“Term Loan Obligation Payment Date” shall have the meaning set forth in the ABL-Term Loan Intercreditor Agreement.

“Term Loan Priority Collateral” shall have the meaning set forth in the ABL-Term Loan Intercreditor Agreement.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“Update Date” means the date on which any Grantor provides notice to the Administrative Agent of any updates to the representations and warranties contained in Article III hereof, as permitted by Article IV hereof, which shall occur within 30 days from June 30th of each year.

“ULC” shall have the meaning set forth in Section 3.13(d).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
GRANT OF SECURITY INTEREST

To secure the prompt and complete payment and performance of the Canadian Secured Obligations, each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of itself, the Canadian Administrative Agent, the Canadian Lenders and each other holder of Canadian Secured Obligations (as set forth in the definition thereof), a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favour of such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)	all Accounts;
(ii)all Chattel Paper;
(iii)all Copyrights, Patents and Trademarks;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles;

(viii)	all Goods;

(ix)	all Instruments;

(x)	all Inventory;

(xi)	all Investment Property;

(xii)	all cash or cash equivalents;

(xiii)	all letters of credit and Letter-of-Credit Rights;

(xiv)	all Deposit Accounts and Securities Accounts;

(xv)	all Assigned Contracts; and

(xvi)
all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, the following (collectively, the “Excluded Collateral”): (A) Excluded Equity Interests, (B) any property of any Loan Party or any other Restricted Subsidiary with respect to which the Administrative Agent reasonably determines that the costs or burdens of obtaining such security interests are excessive in relation to the benefits to the Canadian Lenders afforded thereby, or (C) any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor therein or (y) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license, provided that the foregoing security interest shall attach to any and all (I) monies due or to become due in respect of such asset or property right or (II) proceeds from the sale, transfer, assignment, license, lease or other disposition of such asset or property right. For greater certainty, each Grantor’s grant of a security interest in Canadian Trademarks under this Canadian Security Agreement shall be limited to a grant by such Grantor of a security interest in all of such Grantor’s right, title and interest in such Canadian Trademarks, but does not constitute an absolute assignment of title of such Canadian Trademarks to the Administrative Agent until such time as the security hereunder becomes enforceable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the Canadian Lenders that:

3.1.    Title, Perfection and Priority. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. When financing statements naming such Grantor as debtor, and the Administrative Agent as secured party, and providing a description of the Collateral (which may, for the avoidance of doubt, describe the Collateral as “all assets of the debtor” or on similar terms) with respect to which such Grantor has purported to grant a security interest hereunder have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit G, the Administrative Agent will have a fully perfected security interest in that Collateral of the Grantor in which a security interest may be perfected by filing a financing statement under the PPSA, which security interest shall be senior in priority to all other Liens on such Collateral other than (a) Liens permitted under Section 4.1(e) which are expressly permitted to have priority over the security interest of the Administrative Agent under the Credit Agreement and (b) Liens on Term Loan Priority Collateral in favour of the Term Loan Agent to the extent provided in the ABL-Term Loan Intercreditor Agreement.

3.2.    Type and Jurisdiction of Organization, Organizational and Identification Numbers. As of the date hereof and as of the last Update Date, the type of entity of such Grantor, its province or other jurisdiction of organization and the organizational number issued to it by its province or other jurisdiction of organization are set forth on Exhibit A.

3.3.    Principal Location. As of the date hereof and as of the last Update Date, such Grantor's mailing address, the location of its principal place of business or its chief executive office and the location of its records concerning the Collateral are disclosed in Exhibit A.

3.4.    Collateral Locations. As of the date hereof and as of the last Update Date, all of the locations where one or more Grantor’s Collateral is stored or located (other than locations holding Collateral with an aggregate value (per location) of less than $500,000) are listed on Exhibit A except for (i) Inventory in transit, (ii) Inventory located at the locations described in clauses (k) and (q) of the definition of Eligible Inventory or (iii) any additional locations which were not listed on Exhibit A as of the most recent Update Date, but shall be listed on Exhibit A as of the next Update Date. Except as otherwise disclosed on Exhibit A, all of said locations are owned by such Grantor except for locations (i) which are leased by the Grantor as lessee and designated in Part VII(b) of Exhibit A or (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part VII(c) of Exhibit A.

3.5.    Deposit Accounts and Securities Accounts. As of the date hereof and as of the last Update Date, all of such Grantor’s Deposit Accounts and Securities Accounts are listed on Exhibit B. Any Deposit Account or Securities Account that is designated as an Excluded Account as of such date is noted by an asterisk “*” on such exhibit.

3.6.    Exact Names. As of the date hereof and as of the last Update Date, such Grantor’s name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization is listed in Part 1 of Exhibit A with respect to such Grantor. Except as listed on Part 2 of Exhibit A with respect to such Grantor as of the date hereof, such Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger, consolidation or amalgamation, or been a party to any acquisition except as listed on Exhibit A.

3.7.    Letter-of-Credit Rights and Chattel Paper. As of the date hereof and as of the last Update Date, Exhibit C lists all Letter-of-Credit Rights in which the underlying letter of credit is in an amount exceeding $5,000,000 and Chattel Paper of such Grantor. Subject to the ABL-Term Loan Intercreditor Agreement, all action by such Grantor necessary or desirable to protect and perfect the Administrative Agent's Lien on each item listed on Exhibit C (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken. The Administrative Agent will have a fully perfected security interest in the Collateral listed on Exhibit C, which security interest shall be senior in priority to all other Liens on such Collateral other than (a) Liens permitted under Section 4.1(e) which are expressly permitted to have priority over the security interest of the Administrative Agent under the Credit Agreement and (b) Liens on Term Loan Priority Collateral in favour of the Term Loan Agent to the extent provided in the ABL-Term Loan Intercreditor Agreement.

3.8.    Accounts and Chattel Paper.

(a)The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time. As of the time when each Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

(b)With respect to any of such Grantor’s Accounts scheduled or listed on the most recent Collateral Report furnished to the Administrative Agent, the information set forth in such Collateral Report regarding such Grantor’s Accounts is true and correct in all material respects and the Accounts listed therein as “Eligible Accounts” satisfy the eligibility requirements set forth in the Credit Agreement.

3.9.    Inventory. With respect to any of such Grantor’s Inventory scheduled or listed on the most recent Collateral Report furnished to the Administrative Agent, the information set forth in such Collateral Report is true and correct in all material respects and the Inventory listed therein as “Eligible Inventory” satisfy the eligibility requirements set forth in the Credit Agreement.

3.10.    Intellectual Property. Exhibit D sets forth a correct and complete list as of the Second Restatement Date of all (i) Intellectual Property owned by any Grantor as of the Second Restatement Date which is federally registered with the Canadian Intellectual Property Office and (ii) Licenses to which any Grantor is a party or otherwise bound (whether as licensor or licensee) and which is material to the business of the Grantors as currently conducted. This Canadian Security Agreement is effective to create a valid and continuing Lien and, upon filing of appropriate financing statements in the offices listed on Exhibit G of this Canadian Security Agreement with the Canadian Intellectual Property Office and the United States Patent and Trademark Office, fully perfected security interests in favour of the Administrative Agent on such Grantor’s Patents, Trademarks and Copyrights, such perfected security interests are senior to all other Liens on such Patents, Trademarks and Copyrights (other than the Liens in favour of the Term Loan Agent pursuant to the Term Loan Documents to the extent provided in the ABL-Term Loan Intercreditor Agreement) and are enforceable as such as against any and all creditors of and purchasers from such Grantor; and all action necessary to protect and perfect the Administrative Agent’s Lien on such Grantor’s Patents, Trademarks or Copyrights shall have been duly taken.

3.11.    [Reserved]

3.12.    [Reserved]

3.13.    Pledged Collateral.

(a)As of the date hereof and as of the last Update Date, Exhibits E and F set forth complete and accurate lists of all Pledged Collateral owned by such Grantor. Such Grantor is , as of the date hereof or as of the last Update Date, as applicable, the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibits E and F as being owned by it, free and clear of any Liens, except for (i) the security interest granted to the Administrative Agent for the benefit of itself, the Canadian Administrative Agent and the Canadian Lenders hereunder, (ii) the security interest granted to the Term Loan Agent for the benefit of the Term Loan Lenders pursuant to the Term Loan Security Documents, and (iii) Liens permitted by Section 6.02 of the Credit Agreement. Such Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting an Equity Interest (other than Equity Interests of any Excluded Subsidiary) has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and, apart from Pledged ULC Shares, non‑assessable, (ii) with respect to any certificates delivered to the Administrative Agent representing an Equity Interest (or until the Term Loan Obligation Payment Date, to the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral), either such certificates are Securities as defined in the PPSA as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible, (iii) subject to the terms of the ABL-Term Loan Intercreditor Agreement, all such Pledged Collateral held by a securities intermediary (other than Collateral consisting of Investment Property held in an Excluded Account) is covered by a control agreement among such Grantor, the securities intermediary and the Administrative Agent pursuant to which the Administrative Agent has Control and (iv) subject to the terms of the ABL-Term Loan Intercreditor Agreement, all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, to the knowledge of the Grantors, is a legal, valid and binding obligation of such issuer (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and, as of the date hereof, such issuer is not in default thereunder.

(b)In addition, (i) none of the Pledged Collateral owned by such Grantor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) no options, warrants, calls or commitments of any character whatsoever (A) exist relating to such Pledged Collateral or (B) obligate the issuer of any Equity Interest included in the Pledged Collateral to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Canadian Security Agreement or for the execution, delivery and performance of this Canadian Security Agreement by such Grantor, or, except in the case of the Pledged ULC Shares, for the exercise by the Administrative Agent of the voting or other rights provided for in this Canadian Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Canadian Security Agreement, except (i) as may be required in connection with such disposition by laws affecting the offering and sale of securities generally, or (ii) until the Term Loan Obligation Payment Date, in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral.

(c)[intentionally omitted].

(d)Notwithstanding any provisions to the contrary contained in this Canadian Security Agreement, the Credit Agreement, any other Loan Document or any other document or agreement among all or some of the parties hereto, with regard to any Collateral which is shares or membership interests in an unlimited company incorporated or otherwise formed under the laws of the Province of Nova Scotia (the “Pledged ULC Shares”), any Grantor who has granted a security interest in Pledged ULC Shares or any Grantor that is as of the date of this Canadian Security Agreement the sole registered and beneficial owner of all Pledged ULC Shares will remain so until such time as such Pledged ULC Shares are fully and effectively transferred into the name of the Administrative Agent or any other Person on the books and records of such Nova Scotia unlimited company (“ULC”). Nothing in this Canadian Security Agreement, the Credit Agreement, any other Loan Document or any other document or agreement delivered among all or some of the parties hereto is intended to or shall constitute the Administrative Agent or any Person other than such Grantor to be a member or shareholder of any ULC for the purposes of the Companies Act (Nova Scotia) until such time as written notice is given to such Grantor and all further steps are taken so as to register the Administrative Agent or other Person as holder of the Pledged ULC Shares. The granting of the pledge and security interest pursuant to this Canadian Security Agreement does not make the Administrative Agent a successor to such Grantor as a member or shareholder of any ULC, and neither the Administrative Agent nor any of its respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this Canadian Security Agreement or exercising any right granted herein unless and until such time, if any, when the Administrative Agent or any successor or assign expressly becomes a registered member or shareholder of any ULC. Such Grantor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of the Collateral relating to any such Pledged ULC Shares (except insofar as such Grantor has granted a security interest in such dividend on or other distribution) that is not otherwise permitted under this Canadian Security Agreement or the Credit Agreement and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the ULC issuing such Pledged ULC Shares to the same extent as such Grantor would if such Pledged ULC Shares were not pledged to the Administrative Agent or to any other Person pursuant hereto. To the extent any provision hereof would have the effect of constituting the Administrative Agent to be a member or shareholder of any ULC prior to such time that written notice is delivered to such Grantor, such provision shall be severed herefrom and ineffective with respect to the relevant Pledged ULC Shares without otherwise invalidating or rendering unenforceable this Canadian Security Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than Pledged ULC Shares. Notwithstanding anything herein to the contrary (except to the extent, if any, that the Administrative Agent or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither the Administrative Agent nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by the Administrative Agent or other Persons of rights to sell or otherwise dispose of Pledged ULC Shares or other remedies following the occurrence and during the continuance of an Event of Default, such Grantor shall not cause or permit, or enable any ULC in which it holds Pledged ULC Shares to cause or permit, the Administrative Agent to: (i) be registered as member or shareholder of such ULC; (ii) have any notation entered in its favour in the share register of such ULC; (iii) be held out as member or shareholder of such ULC; (iv) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Administrative Agent or other Person holding a security interest in the Pledged ULC Shares; or (v) act as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.

ARTICLE IV
COVENANTS

From the date of this Canadian Security Agreement, and thereafter until this Canadian Security Agreement is terminated in accordance with Section 8.16 or such Grantor is released from its obligations hereunder in accordance with Section 8.16, each Grantor agrees that:

4.1.    General.

(a)Collateral Records. Such Grantor will maintain complete and accurate, in all material respects, books and records with respect to the Collateral owned by it, and furnish to the Administrative Agent, such reports relating to such Collateral as the Administrative Agent shall from time to time request in its Permitted Discretion.

(b)Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements, financing change statements, and other documents and take such other actions as may from time to time be reasonably requested by the Administrative Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to the ABL-Term Loan Intercreditor Agreement. Any financing statement or financing change statement filed by the Administrative Agent may be filed in any filing office in any PPSA jurisdiction and may (i) indicate such Grantor’s Collateral (1) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of the PPSA or such jurisdiction or (2) by any other description which reasonably approximates the description contained in this Canadian Security Agreement, and (ii) contain any other information required for the sufficiency or filing office acceptance of any financing statement or financing change statement, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor also agrees to furnish any such information described in the foregoing sentence to the Administrative Agent promptly upon the reasonable request thereof. Such Grantor also ratifies its authorization for the Administrative Agent to have filed in any PPSA jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c)Further Assurances. Such Grantor will, if so requested by the Administrative Agent, furnish to the Administrative Agent, as often as the Administrative Agent reasonably requests and subject to the limitations set forth in the Credit Agreement, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Administrative Agent may reasonably request, all in such detail as the Administrative Agent may reasonably specify. Such Grantor also agrees to take any and all actions necessary in its commercially reasonable business judgment exercised in good faith to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(d)Disposition of Collateral. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions not prohibited pursuant to Section 6.05 of the Credit Agreement.

(e)Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this Canadian Security Agreement, and (ii) other Liens permitted by Section 6.02 of the Credit Agreement.

(f)Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements as permitted by Section 4.1(e). Other than in connection with the Liens in favour of the Term Loan Agent pursuant to the Term Loan Documents and in accordance with the ABL-Term Loan Intercreditor Agreement, such Grantor acknowledges that it is not authorized to file any financing statement or financing change statement or discharge statement with respect to any financing statement naming the Administrative Agent as secured party without the prior written consent of the Administrative Agent, subject to such Grantor's rights under the PPSA.

(g)[intentionally omitted].

(h)Compliance with Terms. Such Grantor will perform and comply in all material respects with all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral.

4.2.    Receivables.

(a)Certain Agreements on Receivables. Subject to the provisions of the Credit Agreement, such Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence and during the continuance of an Event of Default, such Grantor may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.

(b)Collection of Receivables. Except as otherwise provided in this Canadian Security Agreement or the Credit Agreement, such Grantor will use commercially reasonable efforts to collect and enforce in accordance with its present policies, at such Grantor's sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by it.

(c)Delivery of Invoices. Such Grantor will deliver to the Administrative Agent promptly upon its reasonable request duplicate invoices with respect to each Account included in the Collateral owned by it bearing such language of assignment as the Administrative Agent shall specify.

(d)[intentionally omitted].

4.3.    Inventory and Equipment.

(a)Maintenance of Goods. Such Grantor will do all things necessary to maintain, preserve, protect and keep its Inventory and the Equipment necessary to the business in good repair and working and saleable condition, except for (i) damaged or defective goods arising in the ordinary course of such Grantor’s business, (ii) ordinary wear and tear in respect of the Equipment and (iii) Equipment which such Grantor determines in good faith is not material to its business.

(b)[intentionally omitted].

(c)    Inventory Count; Perpetual Inventory System. Such Grantor will conduct a verification, including without limitation, a physical count if required under GAAP, of its Inventory at least once per fiscal year in a manner consistent with past practices, and after and during the continuation of an Event of Default, at such other times as the Administrative Agent requests. Such Grantor, at its own expense, shall deliver to the Administrative Agent the results of each physical verification, which such Grantor has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory. Such Grantor will maintain a perpetual inventory reporting system at all times.

4.4.    Delivery of Instruments, Securities, Chattel Paper and Documents. Subject to the terms of the ABL-Term Loan Intercreditor Agreement, such Grantor will (a) deliver to the Administrative Agent promptly upon execution of this Canadian Security Agreement the originals of all Chattel Paper, Securities, and Instruments constituting Collateral owned by it (if any then exist) and with a value in excess of $250,000, (b) hold in trust for the Administrative Agent upon receipt and promptly, but in no event more than ten (10) Business Days following receipt (or such later date as agreed to by the Administrative Agent), thereafter deliver to the Administrative Agent any such Chattel Paper, Securities, and Instruments constituting Collateral, (c) upon the Administrative Agent's request, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and promptly, but in no event more than ten (10) Business Days following receipt (or such later date as agreed to by the Administrative Agent), deliver to the Administrative Agent) any Document evidencing or constituting Collateral and (d) promptly upon the Administrative Agent's request, deliver to the Administrative Agent a duly executed amendment to this Canadian Security Agreement, in the form of Exhibit H hereto (an “Amendment”), pursuant to which such Grantor will pledge such additional Collateral. Such Grantor hereby authorizes the Administrative Agent to attach each Amendment to this Canadian Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

4.5.    Uncertificated Pledged Collateral. Subject to the terms of the ABL-Term Loan Intercreditor Agreement, such Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Canadian Security Agreement. With respect to any Pledged Collateral owned by it, such Grantor will take any necessary actions requested by the Administrative Agent to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Administrative Agent to have and retain Control over such Pledged Collateral (or until the Term Loan Obligation Payment Date, to cause the Term Loan Agent to have and retain Control over such Pledged Collateral, in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral). Without limiting the foregoing, such Grantor will, with respect to any such Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a Control Agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, giving the Administrative Agent Control (or until the Term Loan Obligation Payment Date, to enter into a Control Agreement with the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral).To the extent that any issuer of uncertificated securities that constitute Pledged Collateral shall issue certificates for such Pledged Collateral, such Grantor will promptly notify the Administrative Agent and comply with the provisions of Section 4.4 with respect to such Pledged Collateral.

4.6.    Pledged Collateral.

(a)	[intentionally omitted].

(b)Issuance of Additional Securities. Except as permitted under the Credit Agreement, such Grantor will not permit or suffer the issuer of an Equity Interest constituting Pledged Collateral owned by it to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to such Grantor.

(c)Registration of Pledged Collateral. Subject to the terms of the ABL-Term Loan Intercreditor Agreement and to Section 3.13(d) with respect to the Pledged ULC Shares, such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Administrative Agent or its nominee at any time after the occurrence and during the continuation of an Event of Default at the option of the Required Secured Parties (or until the Term Loan Obligation Payment Date, to be registered in the name of the Term Loan Agent or its nominee at such time, in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral).

(d)Exercise of Rights in Pledged Collateral.

(i)Without in any way limiting the foregoing and subject to clause (ii) below and subject to the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Canadian Security Agreement, the Credit Agreement or any other Loan Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Administrative Agent in respect of such Pledged Collateral.

(ii)Such Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, subject to Section 3.13(d) with respect to the Pledged ULC Shares, and subject to the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii)Subject to the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral, such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Credit Agreement other than any of the following distributions and payments (collectively referred to as the “Excluded Payments”): (A) dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other non-cash property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral, in each case, to the extent constituting Collateral; and (B) dividends and other distributions paid or payable in cash in respect of such Pledged Collateral not prohibited to be paid pursuant to the Credit Agreement; provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Canadian Security Agreement; and

(iv)All Excluded Payments (subject to Section 3.13(d) with respect to the Pledged ULC Shares) whenever paid or made, shall be delivered to the Administrative Agent (or until the Term Loan Obligation Payment Date, to the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Excluded Payments constituting Term Loan Priority Collateral) to hold as Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Administrative Agent (and, until the Term Loan Obligations Payment Date, the Term Loan Agent), be segregated from the other property or funds of such Grantor, and be forthwith delivered to the Administrative Agent (or until the Term Loan Obligation Payment Date, to the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Excluded Payments constituting Term Loan Priority Collateral) as Pledged Collateral in the same form as so received (with any necessary endorsement).

4.7.	Intellectual Property.

(a)Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL-Term Loan Intercreditor Agreement, such Grantor will use its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or benefit of the Administrative Agent of any License held by such Grantor and to enforce the security interests granted hereunder.

(b)Such Grantor shall notify the Administrative Agent promptly if it knows or has reason to know that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) that is material to the conduct of the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, becomes abandoned or dedicated, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the Canadian Intellectual Property Office, United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any Patent, Trademark or Copyright material to the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, its right to register the same, or to keep and maintain the same.

(c)If any Grantor, either itself or through any agent, employee, licensee or designee, acquires ownership of any Patent, Trademark or Copyright registration or application, in each case, material to the Grantors' business, taken as a whole, or files any application for any Patent, Trademark or Copyright with the Canadian Intellectual Property Office, United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, in each case, material to the Grantors' business, taken as a whole, such Grantor shall notify the Administrative Agent with written notice of such acquisition, registration or application (concurrently with the delivery of the financial statements with respect to the end of the fiscal quarter in which such Grantor acquires such ownership interest or such later date as agreed to by the Administrative Agent in its Permitted Discretion), and, upon request of the Administrative Agent, such Grantor shall execute and deliver any and all security agreements to be filed with the Canadian Intellectual Property Office, United States Patent and Trademark Office, or United States Copyright Office, as applicable, as the Administrative Agent may reasonably request to evidence the Administrative Agent's security interest on such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(d)Such Grantor shall take all actions necessary to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of its Patents, Trademarks and Copyrights (now or hereafter existing) that are material to the conduct of the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings or if such Grantor determines in its commercial reasonable business judgment exercised in good faith that the maintenance or pursuit of any such Patent, Trademark or Copyright is no longer necessary to the conduct of such Grantor’s business.

(e)In the event that any Grantor knows or has reason to believe that any Collateral consisting of a Patent, Trademark or Copyright that is material to the conduct of the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, has been or is being infringed, misappropriated, diluted or otherwise violated by a third person, such Grantor shall, if consistent with good business judgment, promptly sue for infringement, misappropriation, dilution or other violation and to recover any and all damages for such infringement, misappropriation, dilution or other violation, and take such other actions as are appropriate under the circumstances to protect such Collateral.

4.8.    [intentionally omitted].

4.9.    Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit with a stated value in excess of $5,000,000, such Grantor shall promptly notify the Administrative Agent thereof and, subject to the terms of the ABL-Term Loan Intercreditor Agreement, use commercially reasonable efforts to cause the issuer and/or confirmation bank to (i) consent to the assignment of any rights of such Grantor under such letter of credit (the “Letter of Credit Rights”) to the Administrative Agent and (ii) during a Cash Dominion Period, agree to direct all payments thereunder to a Deposit Account subject to a Control Agreement for application to the Canadian Secured Obligations, in accordance with Section 2.18 of the Credit Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

4.10.    [intentionally omitted].

4.11.    No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Canadian Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

4.12.    Insurance.

(a)    All insurance policies required hereunder and under Section 5.09 of the Credit Agreement shall name the Administrative Agent (for the benefit of itself, the Canadian Administrative Agent and the Canadian Lenders) as an additional insured or as lender loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent.

(b)    All premiums on any such insurance shall be paid when due by such Grantor, and copies of the policies delivered to the Administrative Agent. If such Grantor fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Canadian Borrowers’ expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from any Grantor's failure to maintain such insurance or pay any premiums therefor.

4.13.    Collateral Access Agreements. Such Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Inventory having a fair market value in excess of $1,000,000 is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. After the Second Restatement Date, if any Grantor leases any additional real property or warehouse space (other than a Distribution Center), such Grantor shall use commercially reasonably efforts to obtain a Collateral Access Agreement with respect to such location (unless the Inventory located at such location has an aggregate value of less than $1,000,000), and with respect to any additional leased real property or warehouse space (other than a Distribution Center), if the Administrative Agent has not received a Collateral Access Agreement within ninety (90) days after the date such location was leased, Eligible Inventory at any such location shall be subject to the establishment of Reserves acceptable to the Administrative Agent to the extent provided in the Credit Agreement.

4.14.    [intentionally omitted].

4.15.    Change of Name or Location. Except as provided in the Credit Agreement, such Grantor shall not (a) change its name as it appears in official filings in the province of its incorporation, formation or other organization, (b) change its chief executive office, principal place of business, mailing address or the location of its records concerning the ABL Priority Collateral as set forth in this Canadian Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its province of incorporation, formation or other organization, or (e) change its jurisdiction of incorporation, formation or other organization, in each case, unless the Administrative Agent shall have received at least ten (10) days (or such shorter period of time as agreed to by the Administrative Agent) prior written notice of such change.

4.16.    [intentionally omitted].

ARTICLE V
EVENTS OF DEFAULT AND REMEDIES

5.1.    [intentionally omitted].

5.2.	Remedies.

(a)Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or at the direction of the Required Secured Parties shall, exercise any or all of the following rights and remedies, subject to the terms of the ABL-Term Loan Intercreditor Agreement:

(i)subject to Section 3.13(d) with respect to Pledged ULC Shares, those rights and remedies provided in this Canadian Security Agreement, the Credit Agreement, or any other Loan Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Canadian Lenders prior to an Event of Default;

(ii)those rights and remedies available to a secured party under the PPSA (whether or not the PPSA applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank's right of setoff or bankers' lien) when a debtor is in default under a security agreement;

(iii)without notice (except where written notice may be required pursuant to Section 3.13(d) in the case of Pledged ULC Shares, or as specifically provided in Section 9.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor's premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(iv)concurrently with written notice to the applicable Grantor, or written notice in accordance with Section 3.13(d) in the case of Pledged ULC Shares, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

(b)In addition to (and without limitation of) all of the rights of the Administrative Agent set forth herein, during a Cash Dominion Period, the Administrative Agent shall have all of the rights set forth in Section 7.2.

(c)The Administrative Agent, on behalf of itself, the Canadian Administrative Agent and the Canadian Lenders, may comply with any applicable provincial or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of itself, the Canadian Administrative Agent and the Canadian Lenders, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(e)Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, subject to the terms of the ABL-Term Loan Intercreditor Agreement, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, subject to the terms of the ABL-Term Loan Intercreditor Agreement, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of itself, the Canadian Administrative Agent and the Canadian Lenders), with respect to such appointment without prior notice or hearing as to such appointment.

(f)If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full (other than contingent obligations for which no claim has been asserted), there remain Swap Obligations outstanding, the Required Secured Parties may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Swap Obligations pursuant to the terms of the Swap Agreement.

(g)Notwithstanding the foregoing, neither the Administrative Agent, the Canadian Administrative Agent nor the Canadian Lenders shall be required to (i) make any demand upon, or pursue or exhaust any of its rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Canadian Secured Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Canadian Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(h)Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favourable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under applicable securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.3.    Grantor's Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence of and during the continuance of an Event of Default, subject to the terms of the ABL-Term Loan Intercreditor Agreement, each Grantor will:

(a)assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Administrative Agent, whether at a Grantor's premises or elsewhere;

(b)permit the Administrative Agent, by the Administrative Agent's representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c)prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Administrative Agent may request, all in form and substance reasonably satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer of Pledged Collateral to furnish to the Administrative Agent, any information regarding the Pledged Collateral in such detail as the Administrative Agent may reasonably specify;

(d)take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral; and

(e)at its own expense, use commercially reasonable efforts to cause the independent certified public accountants then engaged by each Grantor to prepare and deliver to the Administrative Agent, the Canadian Administrative Agent and each Canadian Lender, at any time, and from time to time, promptly upon the Administrative Agent’s request, the following reports with respect to the applicable Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

5.4.    Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article V at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies and subject to the terms of the ABL-Term Loan Intercreditor Agreement, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of itself, the Canadian Administrative Agent and the Canadian Lenders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Administrative Agent may sell any of such Grantor's Inventory directly to any person, including without limitation persons who have previously purchased the Grantor's Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent's rights under this Canadian Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1.    Account Verification. The Administrative Agent may at any time, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

6.2.    Authorization for Administrative Agent to Take Certain Action.

(a)    Subject to Section 6.2(b) below and subject to the terms of the ABL-Term Loan Intercreditor Agreement, each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the Permitted Discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent's sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent's security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Canadian Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent's security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Administrative Agent to the Canadian Secured Obligations as provided in Section 7.4, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for (A) taxes, assessments, charges or fees which are permitted to be past due in accordance with the Credit Agreement, or (B) such Liens that are permitted under Section 6.02 of the Credit Agreement), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor's name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor's rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor's name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiv) to prepare, file and sign such Grantor's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things necessary to carry out this Canadian Security Agreement; and such Grantor agrees to reimburse the Administrative Agent on demand for any payment made or any reasonable and documented out-of-pocket expense incurred by the Administrative Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Canadian Security Agreement or under the Credit Agreement.

(b)    All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of itself, the Canadian Administrative Agent and the Canadian Lenders, under this Section 6.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Canadian Lender to exercise any such powers. The Administrative Agent agrees that, (i) except for the powers granted in Sections 6.2(a)(i)-(vi), the Administrative Agent shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not exercise any power or authority granted to it under Sections 6.2(a)(ii) or 6.2(a)(v) unless a Cash Dominion Period shall be in effect and (iii) the Administrative Agent shall not exercise any power of attorney granted to it under Section 6.2(a) in a manner that would violate the terms of the ABL-Term Loan Intercreditor Agreement.

6.3.    Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY‑IN‑FACT (AS SET FORTH IN AND SUBJECT TO THE PROVISIONS OF SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL EXCEPT FOR THE PLEDGED ULC SHARES, IN RESPECT OF WHICH SUCH RIGHTS DO NOT ARISE UNTIL AFTER THE GIVING OF NOTICE PROVIDED FOR IN SECTION 3.13(d), WITH FULL POWER OF SUBSTITUTION TO DO SO AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT. IN ADDITION TO THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

6.4.    Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT WITH RESPECT TO EACH GRANTOR IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS CANADIAN SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.16 OR SUCH GRANTOR IS RELEASED FROM ITS OBLIGATIONS HEREUNDER IN ACCORDANCE WITH SECTION 8.16. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY CANADIAN LENDER, NOR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR OR THEIR AFFILIATES' RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT ARISING OUT OF ITS BAD FAITH, OWN BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII
COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

7.1.    Collection of Receivables. As of the date of this Canadian Security Agreement, all Deposit Accounts and Securities Accounts established by the Grantors with any banking institution, securities broker, securities intermediary or other financial institution are listed on Exhibit B hereto. Each Grantor has and will continue to direct its Account Debtors to remit cash, checks, electronic funds transfers and other similar payments relating to or constituting payments made in respect of Receivables directly to such accounts. If any Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Deposit Account listed on Exhibit B hereto after notice from the Administrative Agent, the Administrative Agent shall be entitled to make such notification directly to such Account Debtor.

7.2.    Application of Funds During a Cash Dominion Period. At all times during a Cash Dominion Period, the Grantors shall comply and shall cause the Canadian Cash Management Bank to comply with the provisions of Section 5.12(d) of the Credit Agreement. At all times during a Cash Dominion Period, the Administrative Agent shall have the right (i) to declare that full cash dominion is in effect, (ii) to give a notice of sole control or other instruction under any Control Agreement, (iii) to notify each banking institution, securities broker or securities intermediary (including the Canadian Cash Management Bank) at which any Grantor maintains any Deposit Account or Securities Accounts (in each case, other than Excluded Accounts), that (A) the Administrative Agent has taken full dominion and control over all Deposit Accounts and Securities Accounts (in each case, other than Excluded Accounts) and all funds from time to time on deposit therein, (B) such banking institutions, securities brokers and securities intermediaries shall follow all instructions given by the Administrative Agent with respect to such Deposit Accounts and Securities Accounts, and (C) such banking institutions shall remit directly to the Canadian Collection Account (or to such other account as the Administrative Agent may direct), on a daily basis (or on such other basis as the Administrative Agent shall direct) all funds from time to time deposited into such Deposit Accounts and Securities Accounts, and (iv) to automatically apply, on a daily basis, all funds remitted to the Canadian Collection Account (or to such other account as the Administrative Agent shall so direct), from all such Deposit Accounts and Securities Accounts, and all other proceeds of the Collateral, to repay the Loans and other Obligations in accordance with Sections 2.11 and 2.18 of the Credit Agreement.

7.3.    Covenant Regarding New Deposit Accounts. Before opening or replacing any Deposit Account or Securities Account (other than an Excluded Account), each Grantor shall cause each bank or financial institution in which it seeks to open (i) a Deposit Account or Securities Account (other than an Excluded Account) to enter into a Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Deposit Account or Securities Account. In the case of any Deposit Account or Securities Account maintained with any Lender, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

7.4.    Application of Proceeds; Deficiency. In the case of any sale or other disposition of Collateral by the Administrative Agent in the exercise of its remedies provided herein or in any other Loan Document, the proceeds of such sale shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.18 of the Credit Agreement. In the event that the proceeds from any sale or other disposition of Collateral are insufficient to pay all Canadian Secured Obligations in full, the Grantors shall remain liable for any deficiency, including any attorneys’ fees and other expenses incurred by the Agents or any Canadian Lender to collect such deficiency.

ARTICLE VIII
GENERAL PROVISIONS

8.1.    Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any Canadian Lender arising out of the repossession, retention or sale of the Collateral, except to the extent arising out of the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Canadian Lender as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Canadian Lender, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Canadian Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Canadian Security Agreement or any Collateral.

8.2.    Limitation on Administrative Agent's and Canadian Lenders’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each Canadian Lender shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such Canadian Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent's exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Canadian Security Agreement or by applicable law in the absence of this Section 8.2.

8.3.    Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may, subject to the terms of the ABL-Term Loan Intercreditor Agreement, at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its Permitted Discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4.    Secured Party Performance of Debtor Obligations. Without having any obligation to do so, subject to the terms of the ABL-Term Loan Intercreditor Agreement, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Canadian Security Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Canadian Secured Obligation payable on demand.

8.5.    Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4, 4.5, 4.6, 4.7, 4.9, 4.12, 4.13, 4.15, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Administrative Agent and the Canadian Lenders, that the Administrative Agent and Canadian Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Canadian Lenders to seek and obtain specific performance of other obligations of the Grantors contained in this Canadian Security Agreement, that, subject to the terms of the ABL-Term Loan Intercreditor Agreement, the covenants of the Grantors contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantors.

8.6.    Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d) or as otherwise permitted under the Credit Agreement) shall be binding upon the Administrative Agent or the Canadian Lenders unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Secured Parties.

8.7.    No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent or any Canadian Lender to exercise any right or remedy granted under this Canadian Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Canadian Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Lenders required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Canadian Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Canadian Lenders until the termination of this Canadian Security Agreement in accordance with Section 8.16.

8.8.    Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Canadian Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Canadian Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Canadian Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Canadian Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Canadian Security Agreement are declared to be severable.

8.9.    Reinstatement. This Canadian Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Canadian Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Canadian Secured Obligations all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Canadian Secured Obligations shall be reinstated to the extent of the payment so rescinded, reduced, restored or returned and shall be reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10.    Benefit of Agreement. The terms and provisions of this Canadian Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Agents and the Canadian Lenders and their respective successors and assigns (including all persons who become bound as a debtor to this Canadian Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Canadian Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Canadian Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of itself, the Canadian Administrative Agent and the Canadian Lenders, hereunder.

8.11.    Survival of Representations. All representations and warranties of the Grantors contained in this Canadian Security Agreement shall survive the execution and delivery of this Canadian Security Agreement.

8.12.    Taxes and Expenses. The Grantors shall be jointly and severally obligated to reimburse the Administrative Agent and the Lenders for any amounts due by a Loan Party under Section 2.17 and Section 9.03 of the Credit Agreement.

8.13.    Headings. The title of and section headings in this Canadian Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Canadian Security Agreement.

8.14.     Other Pledge Agreements. The parties acknowledge and agree that certain of the Equity Interests constituting Pledged Collateral under this Canadian Security Agreement (the “Applicable Equity Interests”) may also be pledged to the Administrative Agent under a pledge agreement governed by the laws of the State of New York or the Netherlands (collectively, the “Foreign Pledge Agreements” and each individually, a “Foreign Pledge Agreement”). If, in connection with any exercise of remedies by the Administrative Agent under any Foreign Pledge Agreement, a court of competent jurisdiction in the State of New York or the Netherlands, as applicable, determines that the pledge of the Applicable Equity Interests is governed by such Foreign Pledge Agreement, then such Foreign Pledge Agreement (and not this Canadian Security Agreement) shall control and shall supersede this Canadian Security Agreement, in each case, solely with respect to the pledge of such Applicable Equity Interests.

8.15.    Credit Agreement; ABL-Term Intercreditor Agreement. Notwithstanding any other provision of this Canadian Security Agreement, the rights of the parties hereunder are subject to the provisions of the Credit Agreement, including the provisions thereof pertaining to the rights and responsibilities of the Administrative Agent. In the event that any provision of this Canadian Security Agreement is in conflict with the terms of the Credit Agreement, the Credit Agreement shall control. Notwithstanding anything herein to the contrary, the rights of the parties hereunder and the priority of the Lien and security interest granted to the Administrative Agent pursuant hereto or pursuant to any other Loan Document and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the ABL-Term Loan Intercreditor Agreement. To the extent any provision of this Canadian Security Agreement (other than Article II hereof) is in conflict with the terms of the ABL-Term Loan Intercreditor Agreement, the ABL-Term Loan Intercreditor Agreement shall control. The delivery of any Collateral to the Collateral Agent (as defined in the Term Loan Agreement) under the Term Loan Agreement pursuant to the Term Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of the ABL-Term Loan Intercreditor Agreement.

8.16.    Termination.

(a)    This Canadian Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Canadian Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Canadian Secured Obligations (other than unasserted contingent obligations) have been paid in full (or with respect to any outstanding Letters of Credit, a cash deposit or a supporting Letter of Credit has been delivered to the Administrative Agent as required by the Credit Agreement) and no commitments of the Administrative Agent or the Canadian Lenders which would give rise to any Canadian Secured Obligations are outstanding (notwithstanding the fact that there may be other Canadian Secured Obligations outstanding) (such date, the “Termination Date”).
(b)    If (i) any Grantor ceases to be a Canadian Borrower or a Canadian Loan Guarantor in a transaction permitted by the Credit Agreement or becomes an Excluded Subsidiary or (ii) any property of a Grantor is sold or otherwise disposed of pursuant to a transaction permitted by the terms of the Credit Agreement or otherwise constitutes Excluded Collateral (each a “Release Transaction”), at the request of the Grantors, the Administrative Agent will (A) in connection with a Release Transaction under subclause (i) above, promptly release such Grantor from its obligations hereunder and (B) in connection with a Release Transaction under subclause (ii) above, promptly release such property from the security interest created hereunder, in each case, concurrently with the consummation of such Release Transaction. Upon such release or on or after the Termination Date, the Administrative Agent will, at the reasonable request of the Grantors and at the Grantor’s sole cost and expense, will promptly execute and deliver such releases to evidence the foregoing.
8.17.    Entire Agreement. This Canadian Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.

8.18.    CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE PROVINCE OF ONTARIO.

8.19.    CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON‑EXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ONTARIO OR OF THE FEDERAL COURTS OF CANADA THEREIN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CANADIAN SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY CANADIAN LENDER TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY CANADIAN LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY CANADIAN LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS CANADIAN SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE PROVINCE OF ONTARIO.

8.20.    WAIVER OF JURY TRIAL. EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS CANADIAN SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

8.21.    Indemnity. The Grantors hereby agree that the provisions of Section 9.03(b) of the Credit Agreement shall apply, mutatis mutandis, with respect to any and all losses, claims, damages, liabilities and related expenses incurred or asserted against any Indemnitee arising out of, in connection with, or as a result of this Canadian Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent, the Canadian Lenders or the Grantors, and any claim for Patent, Trademark or Copyright infringement), in each case, subject to the limitations set forth in Section 9.03(b) of the Credit Agreement.

8.22.    Counterparts. This Canadian Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Canadian Security Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Canadian Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Canadian Security Agreement.

ARTICLE IX
NOTICES

9.1.    Sending Notices. Any notice required or permitted to be given under this Canadian Security Agreement shall be sent in accordance with Section 9.01 of the Credit Agreement.

9.2.    Change in Address for Notices. Each of the Grantors, the Administrative Agent and the Canadian Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X
THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Canadian Lenders hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Canadian Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Canadian Lenders to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Grantors and the Administrative Agent have executed this Canadian Pledge and Security Agreement as of the date first above written.

GRANTORS:

WESCO DISTRIBUTION CANADA LP by its general partner WESCO DISTRIBUTION CANADA GP INC.
By:
Name:	Brian Begg
Title:	Treasurer and Assistant Secretary

WDCC ENTERPRISES INC.
By:
Name:	Brian Begg
Title:	Treasurer and Assistant Secretary

WESCO DISTRIBUTION CANADA GP INC.
By:
Name:	Brian Begg
Title:	Treasurer and Assistant Secretary

WESCO CANADA I, LP by its general partner WESCO HOLDINGS, LLC
By:
Name:	Brian Begg
Title:	Treasurer

WESCO CANADA II, LP by its general partner WESCO DISTRIBUTION II ULC
By:
Name:	Brian Begg
Title:	Assistant Secretary

EECOL ELECTRIC ULC
By:
Name:	Brian Begg
Title:	Treasurer

HAZMASTERS INC.
By:
Name:	Brian Begg
Title:	Treasurer and Assistant Secretary

HAZMASTERS QUEBEC INC.
By:
Name:	Brian Begg
Title:	Treasurer and Assistant Secretary

WDINESCO C.V. by its general partner WESCO DISTRIBUTION II ULC
By:
Name:	Brian Begg
Title:	Assistant Secretary

WDINESCO III B.V.
By:
Name:	Brian Begg
Title:	Managing Director A
and by its Managing Director B TMF NETHERLANDS B.V.

By:
Name:
Title:

By:
Name:
Title:

WESCO HOLDINGS, LLC
By:
Name:	Brian Begg
Title:	Treasurer

WECOL HOLDINGS ULC
By:
Name:	Brian Begg
Title:	Treasurer

EECOL PROPERTIES CORP.
By:
Name: Brian Begg
Title: Treasurer

WDINESCO II C.V. by its general partner WESCO DISTRIBUTION II ULC
By:
Name:	Brian Begg
Title:	Assistant Secretary

WDINESCO III C.V. by its general partner WESCO DISTRIBUTION II ULC
By:
Name:	Brian Begg
Title:	Assistant Secretary

JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:
Name:
Title:

EXHIBIT I
(See Section 4.4 and 4.8 of Canadian Security Agreement)

AMENDMENT

This Amendment, dated ________________, ___ is delivered pursuant to Section 4.4 of the Canadian Security Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Canadian Security Agreement. The undersigned hereby certifies that the representations and warranties in Article III of the Canadian Security Agreement, as amended by any updates to the schedules referred to therein, are and continue to be true and correct in all material respects. The undersigned further agrees that this Amendment may be attached to that certain Second Amended and Restated Canadian Pledge and Security Agreement, dated as of September __, 2015, between the undersigned, as the Grantors, and JPMorgan Chase Bank, N.A., as the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Canadian Security Agreement”) and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the Collateral referred to in said US Security Agreement and shall secure all Secured Obligations referred to in the Canadian Security Agreement.

By:
Name:
Title:

SCHEDULE I TO AMENDMENT

STOCKS

Name of Grantor	Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares

BONDS

Name of Grantor	Issuer	Number	Face Amount	Coupon Rate	Maturity

GOVERNMENT SECURITIES

Name of Grantor	Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED)

Name of Grantor	Issuer	Description of Collateral	Percentage Ownership Interest

[Add description of custody accounts or arrangements with securities intermediary, if applicable]

EXHIBIT G-2
FORM OF SECOND AMENDED AND RESTATED CANADIAN CROSS- BORDER
PLEDGE AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED CANADIAN CROSS-BORDER PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Canadian Cross-Border Security Agreement”) is entered into as of September 24, 2015 by and between WESCO Distribution Canada Co., an unlimited company amalgamated under the laws of the Province of Nova Scotia, TVC Canada Corp., an unlimited company incorporated under the laws of the Province of Nova Scotia and WESCO Distribution II ULC, an unlimited company incorporated under the laws of the Province of Nova Scotia (collectively, the “Grantors”, and each a “Grantor”), and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) for the Lender Parties (as defined in the hereinafter defined Credit Agreement).

PRELIMINARY STATEMENT

WHEREAS, certain of the Grantors (the “Original Grantors”) are parties to that certain credit agreement dated August 22, 2011, as amended (the “Original Credit Agreement”), among the Loan Parties (as defined in the Original Credit Agreement) party thereto, the Lenders (as defined in the Original Credit Agreement) party thereto (the “Original Lenders”), the Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch (the “Canadian Administrative Agent”, and together with the Administrative Agent, the “Agents”), pursuant to which the Original Lenders agreed to make certain loans and provide certain other credit accommodations to the Borrowers (as defined in the Original Credit Agreement) thereunder from time to time;

AND WHEREAS, in connection with the Original Credit Agreement, the Original Grantors and the Administrative Agent entered into that certain Canadian cross-border pledge and security agreement, as amended (the “Original Canadian Cross-Border Security Agreement”), pursuant to which the Original Grantors granted to the Administrative Agent security interests in the Collateral (as defined in the Original Canadian Cross-Border Security Agreement) to secure the obligations of the Original Grantors under the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement);

AND WHEREAS, certain of the Grantors (the “First ARCA Grantors”) are parties to that certain amended and restated credit agreement dated December 12, 2012 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “First ARCA”), among the Loan Parties (as defined in the First ARCA) party thereto, the Lender Parties (as defined in the First ARCA) party thereto (the “First ARCA Lenders”) and the Agents, pursuant to which the First ARCA Lenders agreed to make certain loans and provide certain other credit accommodations to the Borrowers (as defined in the First ARCA) thereunder from time to time, which First ARCA amends and restates the Original Credit Agreement in its entirety;

AND WHEREAS, in connection with the First ARCA, the First ARCA Grantors and the Administrative Agent entered into that certain amended and restated Canadian cross-border pledge and security agreement (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “First ARCA Canadian Cross-Border Security Agreement”), pursuant to which the First ARCA Grantors granted to the Administrative Agent security interests in the Collateral (as defined in the First ARCA Canadian Cross-Border Security Agreement) to secure the Secured Obligations (as defined in the First ARCA Canadian Cross-Border Security Agreement) of the First ARCA Grantors under the First ARCA and the other Loan Documents (as defined in the First ARCA) which First ARCA Canadian Cross-Border Security Agreement amended and restated the Original Canadian Cross-Border Security Agreement in its entirety;

AND WHEREAS, concurrently herewith, the Agents, the Loan Parties (as defined in the hereinafter defined Credit Agreement) and the Lenders (as defined in the hereinafter defined Credit Agreement) are entering into that certain second amended and restated credit agreement dated as of the date hereof (as it may be further amended, restated, supplemented or otherwise modified from time to time, the Credit Agreement”), which Credit Agreement amends and restates the First ARCA in its entirety;

AND WHEREAS, each Grantor is entering into this Canadian Cross-Border Security Agreement in order to induce the Lender Parties (as defined in the Credit Agreement) to enter into and extend credit to the Borrowers (as defined in the Credit Agreement) under the Credit Agreement and to secure the Secured Obligations it has agreed to guarantee pursuant to a second amended and restated Canadian cross-border guarantee dated as of the date hereof by the Grantors, as Canadian Cross-Border Loan Guarantors (as defined in the Credit Agreement), in favour of the Administrative Agent.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors and the Administrative Agent, on behalf of the Lender Parties, hereby agree that the First ARCA Canadian Cross-Border Security Agreement be, and hereby is, amended and restated in its entirety by this Canadian Cross-Border Security Agreement, and the parties hereto hereby further agree as follows:

ARTICLE I
DEFINITIONS

1.1.    Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2.    Terms Defined in PPSA. Terms defined in the PPSA which are not otherwise defined in this Canadian Cross-Border Security Agreement or the Credit Agreement are used herein as defined in the PPSA or the STA.

1.3.    Definitions of Certain Terms Used Herein. As used in this Canadian Cross-Border Security Agreement, in addition to the terms defined in the first paragraph hereof and the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in the PPSA.

“Article” means a numbered article of this Canadian Cross-Border Security Agreement, unless another document is specifically referenced.

“Assigned Contracts” means, with respect to any Grantor, collectively, all of such Grantor’s rights and remedies under, and all moneys and claims for money due or to become due to such Grantor under those contracts and other agreements relating to the purchase and sale of Inventory and all Accounts related thereto and any and all other material contracts between such Grantor and any party other than the Agents or any Lender and any and all amendments, supplements, extensions, and renewals thereof, including all rights and claims of such Grantor now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Chattel Paper” shall have the meaning set forth in the PPSA.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Report” means any certificate (including any Borrowing Base Certificate), report or other document delivered by any Grantor to the Administrative Agent with respect to the Collateral pursuant to any Loan Document.

“Control” shall have the meaning set forth in the STA or the PPSA, as applicable.

“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Loan Party, a banking institution, securities broker, securities intermediary or other financial institution holding such Loan Party's funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a Deposit Account or Securities Account maintained by any Loan Party with such banking institution, securities broker or securities intermediary.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deposit Accounts” means all bank accounts having a depository function and domiciled in Canada.

“Distribution Center” means a location leased by a Grantor where such Grantor operates a distribution facility of inventory.

“Documents” means “documents of title” as defined in the PPSA.

“Equipment” shall have the meaning set forth in the PPSA.

“Excluded Collateral” have the meaning set forth in Article II hereof.

“Excluded Equity Interests” means (a) the Equity Interests of any Grantor in the Real Estate Subsidiaries or in any other special purpose entity that is formed or acquired after the Second Restatement Date which has no assets other than real property, (b) Equity Interests in entities where such Grantor holds 50% or less of the outstanding Equity Interests of such entity, to the extent a pledge of such Equity Interests is prohibited by the organizational documents or agreements with the other equity holders of such entity after the exercise of commercially reasonable efforts to remove or avoid such prohibition, (c) more than 65% of the issued and outstanding Equity Interests of any CFC Subsidiary or CFC Subsidiary Holding Company entitled to vote (within the meaning of United States Treasury Regulations Section 1.956-2(c)(2)) and (d) Equity Interests of any Excluded Subsidiary described in clause (b) and clause (c) of the definition thereof.

“Exhibit” refers to a specific exhibit to this Canadian Cross-Border Security Agreement, unless another document is specifically referenced.

“General Intangibles” means “intangibles” as defined in the PPSA.

“Goods” shall have the meaning set forth in the PPSA.

“Instruments” shall have the meaning set forth in the PPSA.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Trademarks, industrial designs, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Inventory” shall have the meaning set forth in the PPSA.

“Investment Property” shall have the meaning set forth in the PPSA.

“Letter-of-Credit Rights” shall have the meaning set forth in Section 4.8.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors included within the definition of Collateral herein, whether or not physically delivered to the Administrative Agent pursuant to this Canadian Cross-Border Security Agreement, excluding, for the avoidance of doubt, any Excluded Collateral.

“Pledged ULC Shares” shall have the meaning set forth in Section 3.13(d).

“PPSA” means the Personal Property Security Act (Ontario), or to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time, and includes the Civil Code of Quebec, where applicable.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Required Secured Parties” means (a) prior to an acceleration of the Obligations under the Credit Agreement, the Required Lenders, (b) after an acceleration of the Obligations under the Credit Agreement but prior to the date upon which the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full (other than contingent obligations for which no claim has been asserted), Lenders holding in the aggregate at least a majority of the total of the Aggregate Credit Exposure, and (c) after the Credit Agreement has terminated by its terms and all of the Obligations thereunder have been paid in full (whether or not the Obligations under the Credit Agreement were ever accelerated) (other than contingent obligations for which no claim has been asserted), Lenders holding in the aggregate at least a majority of the aggregate net early termination payments and all other amounts then due and unpaid from any Grantor to the Lenders under Swap Agreement, as determined by the Administrative Agent in its reasonable discretion.

“Second Restatement Date” means the date of the Credit Agreement.

“Section” means a numbered section of this Canadian Cross-Border Security Agreement, unless another document is specifically referenced.

“Security” shall have the meaning set forth in the PPSA.

“STA” means the Securities Transfer Act, 2006 (Ontario), or to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Equity Interest, excluding for the avoidance of doubt, any Excluded Collateral.

“Term Loan Obligation Payment Date” shall have the meaning set forth in the ABL-Term Loan Intercreditor Agreement.

“Term Loan Priority Collateral” shall have the meaning set forth in the ABL-Term Loan Intercreditor Agreement.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“Update Date” means the date on which any Grantor provides notice to the Administrative Agent of any updates to the representations and warranties contained in Article III hereof, as permitted by Article IV hereof, which shall occur within 30 days from June 30th of each year.

“ULC” shall have the meaning set forth in Section 3.13(d).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
GRANT OF SECURITY INTEREST

To secure the prompt and complete payment and performance of the Secured Obligations, each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of itself, the Canadian Administrative Agent, the Lenders and each other holder of Secured Obligations (as set forth in the definition thereof), a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favour of such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)all Accounts;
(ii)all Chattel Paper;
(iii)all Copyrights, Patents and Trademarks;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles;

(viii)	all Goods;

(ix)	all Instruments;

(x)	all Inventory;

(xi)	all Investment Property;

(xii)	all cash or cash equivalents;

(xiii)	all letters of credit and Letter-of-Credit Rights;

(xiv)	all Deposit Accounts and Securities Accounts;

(xv)	all Assigned Contracts; and

(xvi)
all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, the following (collectively, the “Excluded Collateral”): (A) Excluded Equity Interests, (B) any property of any Loan Party or any other Restricted Subsidiary with respect to which the Administrative Agent reasonably determines that the costs or burdens of obtaining such security interests are excessive in relation to the benefits to the Lenders afforded thereby, or (C) any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor therein or (y) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license, provided that the foregoing security interest shall attach to any and all (I) monies due or to become due in respect of such asset or property right or (II) proceeds from the sale, transfer, assignment, license, lease or other disposition of such asset or property right. For greater certainty, each Grantor’s grant of a security interest in Canadian Trademarks under this Canadian Cross-Border Security Agreement shall be limited to a grant by such Grantor of a security interest in all of such Grantor’s right, title and interest in such Canadian Trademarks, but does not constitute an absolute assignment of title of such Canadian Trademarks to the Administrative Agent until such time as the security hereunder becomes enforceable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the Lenders that:

3.1.    Title, Perfection and Priority. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. When financing statements naming such Grantor as debtor and the Administrative Agent as secured party and providing a description of the Collateral (which may, for the avoidance of doubt, describe the Collateral as “all assets of the debtor” or on similar terms) with respect to which such Grantor has purported to grant a security interest hereunder have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit G, the Administrative Agent will have a fully perfected security interest in that Collateral of the Grantor in which a security interest may be perfected by filing a financing statement under the PPSA, which security interest shall be senior in priority to all other Liens on such Collateral other than (a) Liens permitted under Section 4.1(e) which are expressly permitted to have priority over the security interest of the Administrative Agent under the Credit Agreement and (b) Liens on Term Loan Priority Collateral in favour of the Term Loan Agent to the extent provided in the ABL-Term Loan Intercreditor Agreement.

3.2.    Type and Jurisdiction of Organization, Organizational and Identification Numbers. As of the date hereof and as of the last Update Date, the type of entity of such Grantor, its province or other jurisdiction of organization and the organizational number issued to it by its province or other jurisdiction of organization are set forth on Exhibit A.

3.3.    Principal Location. As of the date hereof and as of the last Update Date, such Grantor's mailing address, the location of its principal place of business or its chief executive office and the location of its records concerning the Collateral are disclosed in Exhibit A.

3.4.    Collateral Locations. As of the date hereof and as of the last Update Date, all of the locations where one or more Grantor’s Collateral is stored or located (other than locations holding Collateral with an aggregate value (per location) of less than $500,000) are listed on Exhibit A except for (i) Inventory in transit (ii) Inventory located at the locations described in clauses (k) and (q) of the definition of Eligible Inventory, or (iii) any additional locations which were not listed on Exhibit A as of the most recent Update Date, but shall be listed on Exhibit A as of the next Update Date. Except as otherwise disclosed on Exhibit A, all of said locations are owned by such Grantor except for locations (i) which are leased by the Grantor as lessee and designated in Part VII(b) of Exhibit A or (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part VII(c) of Exhibit A.

3.5.    Deposit Accounts and Securities Accounts. As of the date hereof and as of the last Update Date, all of such Grantor’s Deposit Accounts and Securities Accounts are listed on Exhibit B. Any Deposit Account or Securities Account that is designated as an Excluded Account as of such date is noted by an asterisk “*” on such exhibit.

3.6.    Exact Names. As of the date hereof and as of the last Update Date, such Grantor’s name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization is listed in Part 1 of Exhibit A with respect to such Grantor. Except as listed on Part 2 of Exhibit A with respect to such Grantor as of the date hereof, such Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger, consolidation or amalgamation, or been a party to any acquisition except as listed on Exhibit A.

3.7.    Letter-of-Credit Rights and Chattel Paper. As of the date hereof and as of the last Update Date, Exhibit C lists all Letter-of-Credit Rights in which the underlying letter of credit is in an amount exceeding $5,000,000 and Chattel Paper of such Grantor. Subject to the ABL-Term Loan Intercreditor Agreement, all action by such Grantor necessary or desirable to protect and perfect the Administrative Agent's Lien on each item listed on Exhibit C (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken. The Administrative Agent will have a fully perfected security interest in the Collateral listed on Exhibit C, which security interest shall be senior in priority to all other Liens on such Collateral other than (a) Liens permitted under Section 4.1(e) which are expressly permitted to have priority over the security interest of the Administrative Agent under the Credit Agreement and (b) Liens on Term Loan Priority Collateral in favour of the Term Loan Agent to the extent provided in the ABL-Term Loan Intercreditor Agreement.

3.8.    Accounts and Chattel Paper.

(a)The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time. As of the time when each Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

(b)With respect to any of such Grantor’s Accounts scheduled or listed on the most recent Collateral Report furnished to the Administrative Agent, the information set forth in such Collateral Report regarding such Grantor’s Accounts is true and correct in all material respects and the Accounts listed therein as “Eligible Accounts” satisfy the eligibility requirements set forth in the Credit Agreement.

3.9.    Inventory. With respect to any of such Grantor’s Inventory scheduled or listed on the most recent Collateral Report furnished to the Administrative Agent, the information set forth in such Collateral Report is true and correct in all material respects and the Inventory listed therein as “Eligible Inventory” satisfy the eligibility requirements set forth in the Credit Agreement.

3.10.    Intellectual Property. Exhibit D sets forth a correct and complete list as of the Second Restatement Date of all (i) Intellectual Property owned by any Grantor as of the Second Restatement Date which is federally registered with the Canadian Intellectual Property Office and (ii) Licenses to which any Grantor is a party or otherwise bound (whether as licensor or licensee) and which is material to the business of the Grantors as currently conducted. This Canadian Cross-Border Security Agreement is effective to create a valid and continuing Lien and, upon filing of appropriate financing statements in the offices listed on Exhibit G of this Canadian Cross-Border Security Agreement with the Canadian Intellectual Property Office and the United States Patent and Trademark Office, fully perfected security interests in favour of the Administrative Agent on such Grantor’s Patents, Trademarks and Copyrights, such perfected security interests are senior to all other Liens on such Patents, Trademarks and Copyrights (other than the Liens in favour of the Term Loan Agent pursuant to the Term Loan Documents to the extent provided in the ABL-Term Loan Intercreditor Agreement) and are enforceable as such as against any and all creditors of and purchasers from such Grantor; and all action necessary to protect and perfect the Administrative Agent’s Lien on such Grantor’s Patents, Trademarks or Copyrights shall have been duly taken.

3.11.    [Reserved]

3.12.    [Reserved]

3.13.    Pledged Collateral.

(a)As of the date hereof and as of the last Update Date, Exhibits E and F set forth complete and accurate lists of all Pledged Collateral owned by such Grantor. Such Grantor is, as of the date hereof or as of the last Update Date, as applicable, the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibits E and F as being owned by it, free and clear of any Liens, except for (i) the security interest granted to the Administrative Agent for the benefit of itself, the Canadian Administrative Agent and the Lenders hereunder, (ii) the security interest granted to the Term Loan Agent for the benefit of the Term Loan Lenders pursuant to the Term Loan Security Documents, and (iii) Liens permitted by Section 6.02 of the Credit Agreement. Such Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting an Equity Interest (other than Equity Interests of any Excluded Subsidiary) has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and, apart from Pledged ULC Shares, non‑assessable, (ii) with respect to any certificates delivered to the Administrative Agent representing an Equity Interest (or until the Term Loan Obligation Payment Date, to the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral), either such certificates are Securities as defined in the PPSA as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible, (iii) subject to the terms of the ABL-Term Loan Intercreditor Agreement, all such Pledged Collateral held by a securities intermediary (other than Collateral consisting of Investment Property held in an Excluded Account) is covered by a control agreement among such Grantor, the securities intermediary and the Administrative Agent pursuant to which the Administrative Agent has Control and (iv) subject to the terms of the ABL-Term Loan Intercreditor Agreement, all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, to the knowledge of the Grantors, is a legal, valid and binding obligation of such issuer (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and, as of the date hereof, such issuer is not in default thereunder.

(b)In addition, (i) none of the Pledged Collateral owned by such Grantor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) no options, warrants, calls or commitments of any character whatsoever (A) exist relating to such Pledged Collateral or (B) obligate the issuer of any Equity Interest included in the Pledged Collateral to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Canadian Cross-Border Security Agreement or for the execution, delivery and performance of this Canadian Cross-Border Security Agreement by such Grantor, or, except in the case of the Pledged ULC Shares, for the exercise by the Administrative Agent of the voting or other rights provided for in this Canadian Cross-Border Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Canadian Cross-Border Security Agreement, except (i) as may be required in connection with such disposition by laws affecting the offering and sale of securities generally, or (ii) until the Term Loan Obligation Payment Date, in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral.

(c)[intentionally omitted].

(d)Notwithstanding any provisions to the contrary contained in this Canadian Cross-Border Security Agreement, the Credit Agreement, any other Loan Document or any other document or agreement among all or some of the parties hereto, with regard to any Collateral which is shares or membership interests in an unlimited company incorporated or otherwise formed under the laws of the Province of Nova Scotia (the “Pledged ULC Shares”), any Grantor who has granted a security interest in Pledged ULC Shares or any Grantor that is as of the date of this Canadian Cross-Border Security Agreement the sole registered and beneficial owner of all Pledged ULC Shares will remain so until such time as such Pledged ULC Shares are fully and effectively transferred into the name of the Administrative Agent or any other Person on the books and records of such Nova Scotia unlimited company (“ULC”). Nothing in this Canadian Cross-Border Security Agreement, the Credit Agreement, any other Loan Document or any other document or agreement delivered among all or some of the parties hereto is intended to or shall constitute the Administrative Agent or any Person other than such Grantor to be a member or shareholder of any ULC for the purposes of the Companies Act (Nova Scotia) until such time as written notice is given to such Grantor and all further steps are taken so as to register the Administrative Agent or other Person as holder of the Pledged ULC Shares. The granting of the pledge and security interest pursuant to this Canadian Cross-Border Security Agreement does not make the Administrative Agent a successor to such Grantor as a member or shareholder of any ULC, and neither the Administrative Agent nor any of its respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this Canadian Cross-Border Security Agreement or exercising any right granted herein unless and until such time, if any, when the Administrative Agent or any successor or assign expressly becomes a registered member or shareholder of any ULC. Such Grantor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of the Collateral relating to any such Pledged ULC Shares (except insofar as such Grantor has granted a security interest in such dividend on or other distribution) that is not otherwise permitted under this Canadian Cross-Border Security Agreement or the Credit Agreement and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the ULC issuing such Pledged ULC Shares to the same extent as such Grantor would if such Pledged ULC Shares were not pledged to the Administrative Agent or to any other Person pursuant hereto. To the extent any provision hereof would have the effect of constituting the Administrative Agent to be a member or shareholder of any ULC prior to such time that written notice is delivered to such Grantor, such provision shall be severed herefrom and ineffective with respect to the relevant Pledged ULC Shares without otherwise invalidating or rendering unenforceable this Canadian Cross-Border Security Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than Pledged ULC Shares. Notwithstanding anything herein to the contrary (except to the extent, if any, that the Administrative Agent or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither the Administrative Agent nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by the Administrative Agent or other Persons of rights to sell or otherwise dispose of Pledged ULC Shares or other remedies following the occurrence and during the continuance of an Event of Default, such Grantor shall not cause or permit, or enable any ULC in which it holds Pledged ULC Shares to cause or permit, the Administrative Agent to: (i) be registered as member or shareholder of such ULC; (ii) have any notation entered in its favour in the share register of such ULC; (iii) be held out as member or shareholder of such ULC; (iv) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Administrative Agent or other Person holding a security interest in the Pledged ULC Shares; or (v) act as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.

ARTICLE IV
COVENANTS

From the date of this Canadian Cross-Border Security Agreement, and thereafter until this Canadian Cross-Border Security Agreement is terminated in accordance with Section 8.16 or such Grantor is released from its obligations hereunder in accordance with Section 8.16, each Grantor agrees that:

4.1.    General.

(a)Collateral Records. Such Grantor will maintain complete and accurate, in all material respects books and records with respect to the Collateral owned by it, and furnish to the Administrative Agent, such reports relating to such Collateral as the Administrative Agent shall from time to time request in its Permitted Discretion.

(b)Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements, financing change statements, and other documents and take such other actions as may from time to time be reasonably requested by the Administrative Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor, subject to the ABL-Term Loan Intercreditor Agreement. Any financing statement or financing change statement filed by the Administrative Agent may be filed in any filing office in any PPSA jurisdiction and may (i) indicate such Grantor’s Collateral (1) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of the PPSA or such jurisdiction or (2) by any other description which reasonably approximates the description contained in this Canadian Cross-Border Security Agreement, and (ii) contain any other information required for the sufficiency or filing office acceptance of any financing statement or financing change statement, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor also agrees to furnish any such information described in the foregoing sentence to the Administrative Agent promptly upon the reasonable request thereof. Such Grantor also ratifies its authorization for the Administrative Agent to have filed in any PPSA jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c)Further Assurances. Such Grantor will, if so requested by the Administrative Agent, furnish to the Administrative Agent, as often as the Administrative Agent reasonably requests and subject to the limitations set forth in the Credit Agreement, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Administrative Agent may reasonably request, all in such detail as the Administrative Agent may reasonably specify. Such Grantor also agrees to take any and all actions necessary in its commercially reasonable business judgment, exercised in good faith, to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(d)Disposition of Collateral. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions not prohibited pursuant to Section 6.05 of the Credit Agreement.

(e)Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this Canadian Cross-Border Security Agreement, and (ii) other Liens permitted by Section 6.02 of the Credit Agreement.

(f)Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements as permitted by Section 4.1(e). Other than in connection with the Liens in favour of the Term Loan Agent pursuant to the Term Loan Documents and in accordance with the ABL-Term Loan Intercreditor Agreement, such Grantor acknowledges that it is not authorized to file any financing statement or financing change statement or discharge statement with respect to any financing statement naming the Administrative Agent as secured party without the prior written consent of the Administrative Agent, subject to such Grantor's rights under the PPSA.

(g)[intentionally omitted].

(h)Compliance with Terms. Such Grantor will perform and comply in all material respects with all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral.

4.2.    Receivables.

(a)Certain Agreements on Receivables. Subject to the provisions of the Credit Agreement, such Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence and during the continuance of an Event of Default, such Grantor may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.

(b)Collection of Receivables. Except as otherwise provided in this Canadian Cross-Border Security Agreement or the Credit Agreement, such Grantor will use commercially reasonable efforts to collect and enforce in accordance with its present policies, at such Grantor's sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by it.

(c)Delivery of Invoices. Such Grantor will deliver to the Administrative Agent promptly upon its reasonable request duplicate invoices with respect to each Account included in the Collateral owned by it bearing such language of assignment as the Administrative Agent shall specify.

(d)[intentionally omitted].

4.3.    Inventory and Equipment.

(a)Maintenance of Goods. Such Grantor will do all things necessary to maintain, preserve, protect and keep its Inventory and the Equipment necessary to the business in good repair and working and saleable condition, except for (i) damaged or defective goods arising in the ordinary course of such Grantor’s business, (ii) ordinary wear and tear in respect of the Equipment and (iii) Equipment which such Grantor determines in good faith is not material to its business.

(b)[intentionally omitted].

(c)    Inventory Count; Perpetual Inventory System. Such Grantor will conduct a verification, including without limitation, a physical count if required under GAAP, of its Inventory at least once per fiscal year in a manner consistent with past practices, and after and during the continuation of an Event of Default, at such other times as the Administrative Agent requests. Such Grantor, at its own expense, shall deliver to the Administrative Agent the results of each physical verification, which such Grantor has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory. Such Grantor will maintain a perpetual inventory reporting system at all times.

4.4.    Delivery of Instruments, Securities, Chattel Paper and Documents. Subject to the terms of the ABL-Term Loan Intercreditor Agreement, such Grantor will (a) deliver to the Administrative Agent promptly upon execution of this Canadian Cross-Border Security Agreement the originals of all Chattel Paper, Securities, and Instruments constituting Collateral owned by it (if any then exist) and with a value in excess of $250,000, (b) hold in trust for the Administrative Agent upon receipt and promptly, but in no event more than ten (10) Business Days following receipt (or such later date as agreed to by the Administrative Agent), thereafter deliver to the Administrative Agent any such Chattel Paper, Securities, and Instruments constituting Collateral, (c) upon the Administrative Agent's request, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and promptly, but in no event more than ten (10) Business Days following receipt (or such later date as agreed to by the Administrative Agent), deliver to the Administrative Agent) any Document evidencing or constituting Collateral and (d) promptly upon the Administrative Agent's request, deliver to the Administrative Agent a duly executed amendment to this Canadian Cross- Border Security Agreement, in the form of Exhibit H hereto (an “Amendment”), pursuant to which such Grantor will pledge such additional Collateral. Such Grantor hereby authorizes the Administrative Agent to attach each Amendment to this Canadian Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

4.5.    Uncertificated Pledged Collateral. Subject to the terms of the ABL-Term Loan Intercreditor Agreement, such Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Canadian Cross-Border Security Agreement. With respect to any Pledged Collateral owned by it, such Grantor will take any necessary actions requested by the Administrative Agent to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Administrative Agent to have and retain Control over such Pledged Collateral (or until the Term Loan Obligation Payment Date, to cause the Term Loan Agent to have and retain Control over such Pledged Collateral, in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral). Without limiting the foregoing, such Grantor will, with respect to any such Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a Control Agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, giving the Administrative Agent Control (or until the Term Loan Obligation Payment Date, to enter into a Control Agreement with the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral).To the extent that any issuer of uncertificated securities that constitute Pledged Collateral shall issue certificates for such Pledged Collateral, such Grantor will promptly notify the Administrative Agent and comply with the provisions of Section 4.4 with respect to such Pledged Collateral.

4.6.    Pledged Collateral.

(a)	[intentionally omitted].

(b)Issuance of Additional Securities. Except as permitted under the Credit Agreement, such Grantor will not permit or suffer the issuer of an Equity Interest constituting Pledged Collateral owned by it to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to such Grantor.

(c)Registration of Pledged Collateral. Subject to the terms of the ABL-Term Loan Intercreditor Agreement and to Section 3.13(d) with respect to the Pledged ULC Shares, such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Administrative Agent or its nominee at any time after the occurrence and during the continuation of an Event of Default at the option of the Required Secured Parties (or until the Term Loan Obligation Payment Date, to be registered in the name of the Term Loan Agent or its nominee at such time, in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Pledged Collateral constituting Term Loan Priority Collateral).

(d)Exercise of Rights in Pledged Collateral.

(i)Without in any way limiting the foregoing and subject to clause (ii) below and subject to the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Canadian Cross-Border Security Agreement, the Credit Agreement or any other Loan Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Administrative Agent in respect of such Pledged Collateral.

(ii)Such Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, subject to Section 3.13(d) with respect to the Pledged ULC Shares, and subject to the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii)Subject to the ABL-Term Loan Intercreditor Agreement in the case of any such Pledged Collateral constituting Term Loan Priority Collateral, such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Credit Agreement other than any of the following distributions and payments (collectively referred to as the “Excluded Payments”): (A) dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other non-cash property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral, in each case, to the extent constituting Collateral; and (B) dividends and other distributions paid or payable in cash in respect of such Pledged Collateral not prohibited to be paid pursuant to the Credit Agreement; provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Canadian Cross-Border Security Agreement; and

(iv)All Excluded Payments (subject to Section 3.13(d) with respect to the Pledged ULC Shares) whenever paid or made, shall be delivered to the Administrative Agent (or until the Term Loan Obligation Payment Date, to the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Excluded Payments constituting Term Loan Priority Collateral) to hold as Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Administrative Agent (and, until the Term Loan Obligations Payment Date, the Term Loan Agent), be segregated from the other property or funds of such Grantor, and be forthwith delivered to the Administrative Agent (or until the Term Loan Obligation Payment Date, to the Term Loan Agent in accordance with the terms of the ABL-Term Loan Intercreditor Agreement in the case of any Excluded Payments constituting Term Loan Priority Collateral) as Pledged Collateral in the same form as so received (with any necessary endorsement).

4.7.	Intellectual Property.

(a)Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the ABL-Term Loan Intercreditor Agreement, such Grantor will use its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or benefit of the Administrative Agent of any License held by such Grantor and to enforce the security interests granted hereunder.

(b)Such Grantor shall notify the Administrative Agent promptly if it knows or has reason to know that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) that is material to the conduct of the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, becomes abandoned or dedicated, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the Canadian Intellectual Property Office, United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any Patent, Trademark or Copyright material to the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, its right to register the same, or to keep and maintain the same.

(c)If any Grantor, either itself or through any agent, employee, licensee or designee, acquires ownership of any Patent, Trademark or Copyright registration or application, in each case, material to the Grantors’ business, taken as a whole, or files any application for any Patent, Trademark or Copyright with the Canadian Intellectual Property Office, United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, in each case, material to the Grantors’ business, taken as a whole, such Grantor shall notify the Administrative Agent with written notice of such acquisition, registration or application (concurrently with the delivery of the financial statements with respect to the end of the fiscal quarter in which such Grantor acquires such ownership interest or such later date as agreed to by the Administrative Agent in its Permitted Discretion), and, upon request of the Administrative Agent, such Grantor shall execute and deliver any and all security agreements to be filed with the Canadian Intellectual Property Office, United States Patent and Trademark Office or United States Copyright Office, as applicable, as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest on such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(d)Such Grantor shall take all actions necessary to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of its Patents, Trademarks and Copyrights (now or hereafter existing) that are material to the conduct of the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings or if such Grantor determines in its commercial reasonable business judgment exercised in good faith that the maintenance or pursuit of any such Patent, Trademark or Copyright is no longer necessary to the conduct of such Grantor’s business.

(e)In the event that any Grantor knows or has reason to believe that any Collateral consisting of a Patent, Trademark or Copyright that is material to the conduct of the business of Holdings, the Borrowers and their Subsidiaries, taken as a whole, has been or is being infringed, misappropriated, diluted or otherwise violated by a third person, such Grantor, if consistent with good business judgment, promptly sue for infringement, misappropriation, dilution or other violation and to recover any and all damages for such infringement, misappropriation, dilution or other violation, and take such other actions as are appropriate under the circumstances to protect such Collateral.

4.8.    [intentionally omitted].

4.9.    Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit with a stated value in excess of $5,000,000, such Grantor shall promptly notify the Administrative Agent thereof and, subject to the terms of the ABL-Term Loan Intercreditor Agreement, use commercially reasonable efforts to cause the issuer and/or confirmation bank to (i) consent to the assignment of any rights of such Grantor under such letter of credit (the “Letter of Credit Rights”) to the Administrative Agent and (ii) during a Cash Dominion Period, agree to direct all payments thereunder to a Deposit Account subject to a Control Agreement for application to the Secured Obligations, in accordance with Section 2.18 of the Credit Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

4.10.    [intentionally omitted].

4.11.    No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Canadian Cross-Border Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

4.12.        Insurance.

(a)    All insurance policies required hereunder and under Section 5.09 of the Credit Agreement shall name the Administrative Agent (for the benefit of itself, the Canadian Administrative Agent and the Lenders) as an additional insured or as lender loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent.

(b)    All premiums on any such insurance shall be paid when due by such Grantor, and copies of the policies delivered to the Administrative Agent. If such Grantor fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Canadian Borrowers’ expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from any Grantor's failure to maintain such insurance or pay any premiums therefor.

4.13.    Collateral Access Agreements. Such Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Inventory having a fair market value in excess of $1,000,000 is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. After the Second Restatement Date, if any Grantor leases any additional real property or warehouse space (other than a Distribution Center), such Grantor shall use commercially reasonably efforts to obtain a Collateral Access Agreement with respect to such location (unless the Inventory located at such location has an aggregate value of less than $1,000,000), and with respect to any additional leased real property or warehouse space (other than a Distribution Center), if the Administrative Agent has not received a Collateral Access Agreement within ninety (90) days after the date such location was leased, Eligible Inventory at any such location shall be subject to the establishment of Reserves acceptable to the Administrative Agent to the extent provided in the Credit Agreement.

4.14.    [intentionally omitted].

4.15.    Change of Name or Location. Except as provided in the Credit Agreement, such Grantor shall not (a) change its name as it appears in official filings in the province of its incorporation, formation or other organization, (b) change its chief executive office, principal place of business, mailing address or the location of its records concerning the ABL Priority Collateral as set forth in this Canadian Cross-Border Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its province of incorporation, formation or other organization, or (e) change its jurisdiction of incorporation, formation or other organization, in each case, unless the Administrative Agent shall have received at least ten (10) days (or such shorter period of time as agreed to by the Administrative Agent) prior written notice of such change.

4.16.    [intentionally omitted].

ARTICLE V
EVENTS OF DEFAULT AND REMEDIES

5.1.	[intentionally omitted].

5.2.	Remedies.

(a)Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or at the direction of the Required Secured Parties shall, exercise any or all of the following rights and remedies, subject to the terms of the ABL-Term Loan Intercreditor Agreement:

(i)subject to Section 3.13(d) with respect to Pledged ULC Shares, those rights and remedies provided in this Canadian Cross-Border Security Agreement, the Credit Agreement, or any other Loan Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Lenders prior to an Event of Default;

(ii)those rights and remedies available to a secured party under the PPSA (whether or not the PPSA applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank's right of setoff or bankers' lien) when a debtor is in default under a security agreement;

(iii)without notice (except where written notice may be required pursuant to Section 3.13(d) in the case of Pledged ULC Shares, or as specifically provided in Section 9.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor's premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(iv)concurrently with written notice to the applicable Grantor, or written notice in accordance with Section 3.13(d) in the case of Pledged ULC Shares, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

(b)In addition to (and without limitation of) all of the rights of the Administrative Agent set forth herein, during a Cash Dominion Period, the Administrative Agent shall have all of the rights set forth in Section 7.2.

(c)The Administrative Agent, on behalf of itself, the Canadian Administrative Agent and the Lenders, may comply with any applicable provincial or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of itself, the Canadian Administrative Agent and the Lenders, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(e)Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, subject to the terms of the ABL-Term Loan Intercreditor Agreement, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, subject to the terms of the ABL-Term Loan Intercreditor Agreement, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of itself, the Canadian Administrative Agent and the Lenders), with respect to such appointment without prior notice or hearing as to such appointment.

(f)If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full (other than contingent obligations for which no claim has been asserted), there remain Swap Obligations outstanding, the Required Secured Parties may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Swap Obligations pursuant to the terms of the Swap Agreement.

(g)Notwithstanding the foregoing, neither the Administrative Agent, the Canadian Administrative Agent nor the Lenders shall be required to (i) make any demand upon, or pursue or exhaust any of its rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(h)Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favourable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under applicable securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.3. Grantor's Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence of and during the continuance of an Event of Default, subject to the terms of the ABL-Term Loan Intercreditor Agreement, each Grantor will:

(a)assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Administrative Agent, whether at a Grantor's premises or elsewhere;

(b)permit the Administrative Agent, by the Administrative Agent's representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c)prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Administrative Agent may request, all in form and substance reasonably satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer of Pledged Collateral to furnish to the Administrative Agent, any information regarding the Pledged Collateral in such detail as the Administrative Agent may reasonably specify;

(d)take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral; and

(e)at its own expense, use commercially reasonable efforts to cause the independent certified public accountants then engaged by each Grantor to prepare and deliver to the Administrative Agent, the Canadian Administrative Agent and each Lender, at any time, and from time to time, promptly upon the Administrative Agent’s request, the following reports with respect to the applicable Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

5.4. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article V at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies and subject to the terms of the ABL-Term Loan Intercreditor Agreement, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of itself, the Canadian Administrative Agent and the Lenders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Administrative Agent may sell any of such Grantor's Inventory directly to any person, including without limitation persons who have previously purchased the Grantor's Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent's rights under this Canadian Cross-Border Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1.    Account Verification. The Administrative Agent may at any time, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

6.2.    Authorization for Administrative Agent to Take Certain Action.

(a)    Subject to Section 6.2(b) below and subject to the terms of the ABL-Term Loan Intercreditor Agreement, each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the Permitted Discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent's sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent's security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Canadian Cross-Border Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent's security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in Section 7.4, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for (A) taxes, assessments, charges or fees which are permitted to be past due in accordance with the Credit Agreement, or (B) such Liens that are permitted under Section 6.02 of the Credit Agreement), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor's name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor's rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor's name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiv) to prepare, file and sign such Grantor's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things necessary to carry out this Canadian Cross-Border Security Agreement; and such Grantor agrees to reimburse the Administrative Agent on demand for any payment made or any reasonable and documented out-of-pocket expense incurred by the Administrative Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Canadian Cross-Border Security Agreement or under the Credit Agreement.

(b)    All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of itself, the Canadian Administrative Agent and the Lenders, under this Section 6.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent agrees that, (i) except for the powers granted in Sections 6.2(a)(i)-(vi), the Administrative Agent shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not exercise any power or authority granted to it under Sections 6.2(a)(ii) or 6.2(a)(v) unless a Cash Dominion Period shall be in effect and (iii) the Administrative Agent shall not exercise any power of attorney granted to it under Section 6.2(a) in a manner that would violate the terms of the ABL-Term Loan Intercreditor Agreement.

6.3.    Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY‑IN‑FACT (AS SET FORTH IN AND SUBJECT TO THE PROVISIONS OF SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL EXCEPT FOR THE PLEDGED ULC SHARES, IN RESPECT OF WHICH SUCH RIGHTS DO NOT ARISE UNTIL AFTER THE GIVING OF NOTICE PROVIDED FOR IN SECTION 3.13(d), WITH FULL POWER OF SUBSTITUTION TO DO SO AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT. IN ADDITION TO THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

6.4.    Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT WITH RESPECT TO EACH GRANTOR IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS CANADIAN CROSS-BORDER SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.16 OR SUCH GRANTOR IS RELEASED FROM ITS OBLIGATIONS HEREUNDER IN ACCORDANCE WITH SECTION 8.16. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY LENDER, NOR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR OR THEIR AFFILIATES' RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT ARISING OUT OF ITS BAD FAITH, OWN BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII
COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

7.1.    Collection of Receivables. As of the date of this Canadian Cross-Border Security Agreement, all Deposit Accounts and Securities Accounts established by the Grantors with any banking institution, securities broker, securities intermediary or other financial institution are listed on Exhibit B hereto. Each Grantor has and will continue to direct its Account Debtors to remit cash, checks, electronic funds transfers and other similar payments relating to or constituting payments made in respect of Receivables directly to such accounts. If any Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Deposit Account listed on Exhibit B hereto after notice from the Administrative Agent, the Administrative Agent shall be entitled to make such notification directly to such Account Debtor.

7.2.    Application of Funds During a Cash Dominion Period. At all times during a Cash Dominion Period, the Grantors shall comply and shall cause the Canadian Cash Management Bank to comply with the provisions of Section 5.12(d) of the Credit Agreement. At all times during a Cash Dominion Period, the Administrative Agent shall have the right (i) to declare that full cash dominion is in effect, (ii) to give a notice of sole control or other instruction under any Control Agreement, (iii) to notify each banking institution, securities broker or securities intermediary (including the Canadian Cash Management Bank) at which any Grantor maintains any Deposit Account or Securities Accounts (in each case, other than Excluded Accounts), that (A) the Administrative Agent has taken full dominion and control over all Deposit Accounts and Securities Accounts (in each case, other than Excluded Accounts) and all funds from time to time on deposit therein, (B) such banking institutions, securities brokers and securities intermediaries shall follow all instructions given by the Administrative Agent with respect to such Deposit Accounts and Securities Accounts, and (C) such banking institutions shall remit directly to the Canadian Collection Account (or to such other account as the Administrative Agent may direct), on a daily basis (or on such other basis as the Administrative Agent shall direct) all funds from time to time deposited into such Deposit Accounts and Securities Accounts, and (iv) to automatically apply, on a daily basis, all funds remitted to the Canadian Collection Account (or to such other account as the Administrative Agent shall so direct), from all such Deposit Accounts and Securities Accounts, and all other proceeds of the Collateral, to repay the Loans and other Obligations in accordance with Sections 2.11 and 2.18 of the Credit Agreement.

7.3.    Covenant Regarding New Deposit Accounts. Before opening or replacing any Deposit Account or Securities Account (other than an Excluded Account), each Grantor shall cause each bank or financial institution in which it seeks to open (i) a Deposit Account or Securities Account (other than an Excluded Account) to enter into a Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Deposit Account or Securities Account. In the case of any Deposit Account or Securities Account maintained with any Lender, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

7.4.    Application of Proceeds; Deficiency. In the case of any sale or other disposition of Collateral by the Administrative Agent in the exercise of its remedies provided herein or in any other Loan Document, the proceeds of such sale shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.18 of the Credit Agreement. In the event that the proceeds from any sale or other disposition of Collateral are insufficient to pay all Secured Obligations in full, the Grantors shall remain liable for any deficiency, including any attorneys’ fees and other expenses incurred by the Agents or any Lender to collect such deficiency.

ARTICLE VIII
GENERAL PROVISIONS

8.1.    Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article IX, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any Lender arising out of the repossession, retention or sale of the Collateral, except to the extent arising out of the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Lender as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Canadian Cross-Border Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Canadian Cross-Border Security Agreement or any Collateral.

8.2.    Limitation on Administrative Agent's and Lenders’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each Lender shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent's exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Canadian Cross-Border Security Agreement or by applicable law in the absence of this Section 8.2.

8.3.    Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may, subject to the terms of the ABL-Term Loan Intercreditor Agreement, at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its Permitted Discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4.    Secured Party Performance of Debtor Obligations. Without having any obligation to do so, subject to the terms of the ABL-Term Loan Intercreditor Agreement, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Canadian Cross-Border Security Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Canadian Secured Obligation payable on demand.

8.5.    Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4, 4.5, 4.6, 4.7, 4.9, 4.12, 4.13, 4.15, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Lenders to seek and obtain specific performance of other obligations of the Grantors contained in this Canadian Cross-Border Security Agreement, that, subject to the terms of the ABL-Term Loan Intercreditor Agreement, the covenants of the Grantors contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantors.

8.6.    Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d) or as otherwise permitted under the Credit Agreement) shall be binding upon the Administrative Agent or the Lenders unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Secured Parties.

8.7.    No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent or any Lender to exercise any right or remedy granted under this Canadian Cross-Border Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Canadian Cross-Border Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Lenders required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Canadian Cross-Border Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the termination of this Canadian Cross-Border Security Agreement in accordance with Section 8.16.

8.8.    Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Canadian Cross-Border Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Canadian Cross-Border Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Canadian Cross-Border Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Canadian Cross-Border Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Canadian Cross-Border Security Agreement are declared to be severable.

8.9.    Reinstatement. This Canadian Cross-Border Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated to the extent of the payment so rescinded, reduced, restored or returned and shall be reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10.    Benefit of Agreement. The terms and provisions of this Canadian Cross-Border Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Agents and the Lenders and their respective successors and assigns (including all persons who become bound as a debtor to this Canadian Cross-Border Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Canadian Cross-Border Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of itself, the Canadian Administrative Agent and the Lenders, hereunder.

8.11.    Survival of Representations. All representations and warranties of the Grantors contained in this Canadian Cross-Border Security Agreement shall survive the execution and delivery of this Canadian Cross-Border Security Agreement.

8.12.    Taxes and Expenses. The Grantors shall be jointly and severally obligated to reimburse the Administrative Agent and the Lenders for any amounts due by a Loan Party under Section 2.17 and Section 9.03 of the Credit Agreement.

8.13.    Headings. The title of and section headings in this Canadian Cross-Border Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Canadian Cross-Border Security Agreement.

8.14.     Other Pledge Agreements. The parties acknowledge and agree that certain of the Equity Interests constituting Pledged Collateral under this Canadian Cross-Border Security Agreement (the “Applicable Equity Interests”) may also be pledged to the Administrative Agent under a pledge agreement governed by the laws of the State of New York or the Netherlands (collectively, the “Foreign Pledge Agreements” and each individually, a “Foreign Pledge Agreement”). If, in connection with any exercise of remedies by the Administrative Agent under any Foreign Pledge Agreement, a court of competent jurisdiction in the State of New York or the Netherlands, as applicable, determines that the pledge of the Applicable Equity Interests is governed by such Foreign Pledge Agreement, then such Foreign Pledge Agreement (and not this Canadian Cross-Border Security Agreement) shall control and shall supersede this Canadian Cross-Border Security Agreement, in each case, solely with respect to the pledge of such Applicable Equity Interests.

8.15.    Credit Agreement; ABL-Term Intercreditor Agreement. Notwithstanding any other provision of this Canadian Cross-Border Security Agreement, the rights of the parties hereunder are subject to the provisions of the Credit Agreement, including the provisions thereof pertaining to the rights and responsibilities of the Administrative Agent. In the event that any provision of this Canadian Cross-Border Security Agreement is in conflict with the terms of the Credit Agreement, the Credit Agreement shall control. Notwithstanding anything herein to the contrary, the rights of the parties hereunder and the priority of the Lien and security interest granted to the Administrative Agent pursuant hereto or pursuant to any other Loan Document and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the ABL-Term Loan Intercreditor Agreement. To the extent any provision of this Canadian Cross-Border Security Agreement (other than Article II hereof) is in conflict with the terms of the ABL-Term Loan Intercreditor Agreement, the ABL-Term Loan Intercreditor Agreement shall control. The delivery of any Collateral to the Collateral Agent (as defined in the Term Loan Agreement) under the Term Loan Agreement pursuant to the Term Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of the ABL-Term Loan Intercreditor Agreement.

8.16.    Termination.

(a)This Canadian Cross-Border Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than unasserted contingent obligations) have been paid in full (or with respect to any outstanding Letters of Credit, a cash deposit or a supporting Letter of Credit has been delivered to the Administrative Agent as required by the Credit Agreement) and no commitments of the Administrative Agent or the Lenders which would give rise to any Secured Obligations are outstanding (notwithstanding the fact that there may be other Secured Obligations outstanding) (such date, the “Termination Date”).
(b)If (i) any Grantor ceases to be a Canadian Borrower, Canadian Loan Guarantor or a Dutch Loan Guarantor in a transaction permitted by the Credit Agreement or becomes an Excluded Subsidiary or (ii) any property of a Grantor is sold or otherwise disposed of pursuant to a transaction permitted by the terms of the Credit Agreement or otherwise constitutes Excluded Collateral (each a “Release Transaction”), at the request of the Grantors, the Administrative Agent will (A) in connection with a Release Transaction under subclause (i) above, promptly release such Grantor from its obligations hereunder and (B) in connection with a Release Transaction under subclause (ii) above, promptly release such property from the security interest created hereunder, in each case, concurrently with the consummation of such Release Transaction. Upon such release or on or after the Termination Date, the Administrative Agent will, at the reasonable request of the Grantors and at the Grantor’s sole cost and expense, will promptly execute and deliver such releases to evidence the foregoing.

8.17.    Entire Agreement. This Canadian Cross-Border Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.

8.18.    CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE PROVINCE OF ONTARIO.

8.19.    CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON‑EXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ONTARIO OR OF THE FEDERAL COURTS OF CANADA THEREIN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CANADIAN CROSS-BORDER SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS CANADIAN CROSS-BORDER SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE PROVINCE OF ONTARIO.

8.20.    WAIVER OF JURY TRIAL. EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS CANADIAN CROSS-BORDER SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

8.21.    Indemnity. The Grantors hereby agree that the provisions of Section 9.03(b) of the Credit Agreement shall apply, mutatis mutandis, with respect to any and all losses, claims, damages, liabilities and related expenses incurred or asserted against any Indemnitee arising out of, in connection with, or as a result of this Canadian Cross-Border Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent, the Lenders or the Grantors, and any claim for Patent, Trademark or Copyright infringement), in each case, subject to the limitations set forth in Section 9.03(b) of the Credit Agreement.

8.22.    Counterparts. This Canadian Cross-Border Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Canadian Cross-Border Security Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Canadian Cross-Border Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Canadian Cross-Border Security Agreement.

ARTICLE IX
NOTICES

9.1.    Sending Notices. Any notice required or permitted to be given under this Canadian Cross-Border Security Agreement shall be sent in accordance with Section 9.01 of the Credit Agreement.

9.2.    Change in Address for Notices. Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X
THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Lenders hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Canadian Cross-Border Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantors and the Administrative Agent have executed this Canadian Cross-Border Pledge and Security Agreement as of the date first above written.

GRANTORS:

WESCO DISTRIBUTION CANADA CO.
By:
Name:	Brian Begg
Title:	Assistant Secretary

TVC CANADA CORP.
By:
Name:	Brian Begg
Title:	Assistant Secretary

WESCO DISTRIBUTION II ULC
By:
Name:	Brian Begg
Title:	Assistant Secretary

JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:
Name:
Title:

EXHIBIT I
(See Section 4.4 and 4.8 of Canadian Cross-Border Security Agreement)

AMENDMENT

This Amendment, dated ________________, ___ is delivered pursuant to Section 4.4 of the Canadian Cross-Border Security Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Canadian Cross-Border Security Agreement. The undersigned hereby certifies that the representations and warranties in Article III of the Canadian Cross-Border Security Agreement, as amended by any updates to the schedules referred to therein, are and continue to be true and correct in all material respects. The undersigned further agrees that this Amendment may be attached to that certain Second Amended and Restated Canadian Cross-Border Pledge and Security Agreement, dated as of September __, 2015, between the undersigned, as the Grantors, and JPMorgan Chase Bank, N.A., as the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Canadian Cross-Border Security Agreement”) and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the Collateral referred to in said US Security Agreement and shall secure all Secured Obligations referred to in the Canadian Cross-Border Security Agreement.

By:
Name:
Title:

SCHEDULE I TO AMENDMENT

STOCKS

Name of Grantor	Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares

BONDS

Name of Grantor	Issuer	Number	Face Amount	Coupon Rate	Maturity

GOVERNMENT SECURITIES

Name of Grantor	Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED)

Name of Grantor	Issuer	Description of Collateral	Percentage Ownership Interest

[Add description of custody accounts or arrangements with securities intermediary, if applicable]

EXHIBIT H
[FORM OF] [AMENDED AND RESTATED] REVOLVING CREDIT NOTE
___________________
$            , 20__
FOR VALUE RECEIVED, the undersigned WESCO Distribution, Inc., a Delaware corporation, WESCO Equity Corporation, a Delaware corporation, WESCO Integrated Supply, Inc. (f/k/a Bruckner Supply Company, Inc.), a Delaware corporation, WESCO Nevada, Ltd., a Nevada corporation, Communications Supply Corporation, a Connecticut corporation, Calvert Wire & Cable Corporation, a Delaware Corporation, Liberty Wire & Cable, Inc., a Delaware Corporation, Carlton-Bates Company, an Arkansas corporation, TVC Communications, L.L.C., a Delaware limited liability company, Conney Safety Products, LLC, a Delaware limited liability company, Hi-Line Utility Supply Company, LLC, an Illinois limited liability company, and Hill Country Electric Supply, L.P., a Texas limited partnership (collectively, the “Borrowers”), hereby jointly and severally, subject to Section 12.01 of the Credit Agreement, promise to pay to ___________________________________ and its registered assigns (the “Lender”), at the office of JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), at 1300 East Ninth Street, Floor 13, Cleveland, OH 44114, at the expiration of the Availability Period, as defined in that certain Second Amended and Restated Credit Agreement dated as of September ____, 2015, among the Borrowers, the Canadian Borrowers party thereto, the other Loan Parties party thereto, the Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and the Lenders from time to time party thereto (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”) or earlier as provided for in the Credit Agreement, the lesser of the principal sum of
____________________________AND ____/100 DOLLARS ($_____________)
or the aggregate unpaid principal amount of all U.S. Revolving Loans to the Borrowers from the Lender pursuant to the terms of the Credit Agreement, in lawful currency of the United States of America in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and, in each case, and payable on such dates as determined pursuant to the terms of the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.
[This Amended and Restated Revolving Note amends, restates, supercedes and replaces in its entirety that certain [Amended and Restated] Revolving Note dated [__________] (the “Existing Revolving Note”) in the original maximum principal amount of [$__________] issued to the Lender by the Borrower’s party thereto (collectively, the “Existing Borrowers”) provided that nothing herein shall be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the obligations and liabilities of the Existing Borrowers evidenced by the Existing Revolving Note.]
Subject to Section 12.01 of the Credit Agreement, the Borrowers jointly and severally promise to pay interest, on demand, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.
The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
This [Amended and Restated] Revolving Credit Note is one of the promissory notes referred to in the Credit Agreement (and is secured by the Collateral referred to therein), which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.
Subject to Section 9.04(b)(iv) of the Credit Agreement, the Administrative Agent shall maintain a register for the recordation of the names and addresses of any assignee or transferee, including the principal amounts of (and stated interest on) this [Amended and Restated] Revolving Credit Note owing to such assignee or transferee pursuant to the terms hereof from time to time, and, in order for such assignment or other transfer to become effective, shall amend such register to reflect any assignment or other transfer otherwise properly affected.
THIS [AMENDED AND RESTATED] REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, BUT IN ANY EVENT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
(Remainder of page intentionally left blank)
IN WITNESS WHEREOF, each of the undersigned has executed this [Amended and Restated] Revolving Credit Note under seal as of the date first set forth above.
WESCO DISTRIBUTION, INC.,
WESCO EQUITY CORPORATION,
WESCO INTEGRATED SUPPLY, INC.,
WESCO NEVADA, LTD.,
COMMUNICATIONS SUPPLY CORPORATION,
CALVERT WIRE & CABLE CORPORATION,
LIBERTY WIRE & CABLE, INC.,
CARLTON-BATES COMPANY,
TVC COMMUNICATIONS, L.L.C.,
CONNEY SAFETY PRODUCTS, LLC,
HI-LINE UTILITY SUPPLY COMPANY, LLC

By
Name: Brian Begg
Title: Treasurer
HILL COUNTRY ELECTRIC SUPPLY, L.P.

By: TVC International Holding, L.L.C.,

its General Partner

By:
Name: Brian Begg
Title: Treasurer

[FORM OF] [AMENDED AND RESTATED] REVOLVING CREDIT NOTE
___________________
$            , 20__
FOR VALUE RECEIVED, the undersigned WESCO Distribution Canada LP, an Ontario limited partnership, WDCC Enterprises Inc., an Alberta corporation, Hazmasters Inc., an Ontario corporation, Hazmasters Quebec, Inc., and EECOL Electric ULC (collectively, the “Canadian Borrowers”), hereby jointly and severally, subject to Section 12.01 of the Credit Agreement, promise to pay to ___________________________________ and its registered assigns (the “Lender”), at the office of JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent (the “Canadian Administrative Agent”), at Royal Bank Plaza, South Tower, 1800 -200 Bay Street, Toronto, Ontario M5J 2J2, at the expiration of the Availability Period, as defined in that certain Second Amended and Restated Credit Agreement dated as of September ____, 2015, among the U.S. Borrowers party thereto, the Canadian Borrowers, the other Loan Parties party thereto, the Canadian Administrative Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders from time to time party thereto (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”) or earlier as provided for in the Credit Agreement, the lesser of the principal sum of
____________________________AND ____/100 DOLLARS ($_____________)
or the aggregate unpaid principal amount of all Canadian Revolving Loans to the Canadian Borrowers from the Lender pursuant to the terms of the Credit Agreement, in lawful currency of Canada in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and, in each case, and payable on such dates as determined pursuant to the terms of the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.
[This Amended and Restated Revolving Note amends, restates, supercedes and replaces in its entirety that certain [Amended and Restated] Revolving Note dated [__________] (the “Existing Revolving Note”) in the original maximum principal amount of [$__________] issued to the Lender by the Canadian Borrower’s party thereto (collectively, the “Existing Canadian Borrowers”) provided that nothing herein shall be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the obligations and liabilities of the Existing Canadian Borrowers evidenced by the Existing Revolving Note.]
Subject to Section 12.01 of the Credit Agreement, the Canadian Borrowers jointly and severally promise to pay interest, on demand, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.
The Canadian Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
Subject to Section 9.04(b)(iv) of the Credit Agreement, the Administrative Agent shall maintain a register for the recordation of the names and addresses of any assignee or transferee, including the principal amounts of (and stated interest on) this [Amended and Restated] Revolving Credit Note owing to such assignee or transferee pursuant to the terms hereof from time to time, and, in order for such assignment or other transfer to become effective, shall amend such register to reflect any assignment or other transfer otherwise properly affected.
This [Amended and Restated] Revolving Credit Note is one of the promissory notes referred to in the Credit Agreement (and is secured by the Collateral referred to therein), which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.
THIS [AMENDED AND RESTATED] REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, BUT IN ANY EVENT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
(Remainder of page intentionally left blank)
IN WITNESS WHEREOF, each of the undersigned has executed this [Amended and Restated] Revolving Credit Note under seal as of the date first set forth above.
WESCO DISTRIBUTION CANADA LP
BY: WESCO DISTRIBUTION CANADA GP
INC., its General Partner
By
Name: Brian Begg
Title: Treasurer and Assistant Secretary
WDCC ENTERPRISES INC.
HAZMASTERS INC.
HAZMASTERS QUEBEC INC.

By
Name: Brain Begg
Title: Treasurer and Assistant Secretary
EECOL ELECTRIC ULC

By
Name: Brain Begg
Title: Treasurer

AM 53729725.14